AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1996
                                                      REGISTRATION NO. 333-12257
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM S-3/A
                                 AMENDMENT NO. 1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------


                         SINCLAIR BROADCAST GROUP, INC.

             (Exact name of registrant as specified in its charter)

            Maryland                             4833                        52-1494660
(State or other jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)       Classification Code Number)      Identification Number)

                             -----------------------
                              2000 WEST 41ST STREET
                            BALTIMORE, MARYLAND 21211
                                 (410) 467-5005

    (Address,     including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 DAVID D. SMITH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SINCLAIR BROADCAST GROUP, INC.
                              2000 WEST 41ST STREET
                            BALTIMORE, MARYLAND 21211
                                 (410) 467-5005

    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             -----------------------
                                 With a copy to:

  George P. Stamas, Esq.           Steven A. Thomas, Esq.             Valerie Ford Jacob, Esq.
Wilmer, Cutler & Pickering        Thomas & Libowitz, P.A.     Fried, Frank, Harris, Shriver & Jacobson
    2445 M Street, N.W.       100 Light Street -- Suite 1100             One New York Plaza
   Washington, D.C. 20037           Baltimore, MD 21202                  New York, NY 10004
      (202) 663-6000                   (410) 752-2468                      (212) 859-8000

                             -----------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration
                                   Statement.

                             -----------------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

TITLE OF EACH CLASS                   PROPOSED MAXIMUM  PROPOSED MAXIMUM
OF SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING     AMOUNT OF
     REGISTERED        REGISTERED (A)     PER UNIT            PRICE       REGISTRATION FEE
--------------------   -------------- ---------------- ------------------ ----------------
Class A Common Stock..   5,750,000       $37.25 (b)       $214,187,500       $73,858 (c)
Class A Common Stock..   1,437,500       $39.66 (d)       $ 57,055,859       $17,275

--------------------------------------------------------------------------------


(a) Includes 937,500 shares the U.S. Underwriters have the option to purchase to cover over-allotments, if any.

(b) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 based on the average of the high and low prices paid for a share of the Registrant's Class A Common Stock, $.01 par value, as reported by the Nasdaq National Market on September 11, 1996.

(c)  Previously paid.

(d) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933 based on the average of the high and low prices paid for a share of the Registrant's Class A Common Stock, $.01 par value, as reported by the Nasdaq National Market on October 11, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus; one to be used in connection with a United States offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent international offering (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages. The form of U.S. Prospectus is included herein and is followed by the front and back cover pages to be used in the International Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED OCTOBER 18, 1996


PROSPECTUS

                                6,250,000 SHARES

                                       SBG
                            SINCLAIR BROADCAST GROUP
                                 ==============
                              CLASS A COMMON STOCK
                            PAR VALUE $.01 PER SHARE
                            ------------------------


   Of the shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") offered hereby, 5,000,000 shares are being sold by Sinclair Broadcast Group, Inc. (the "Company") and 1,250,000 shares are being sold by certain stockholders of the Company ("Selling Stockholders"). See "Selling Stockholders" and "Underwriting." The Company will not receive any part of the proceeds from the sale of shares by the Selling Stockholders. Of the 6,250,000 shares of Class A Common Stock offered hereby, 5,000,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined) and 1,250,000 shares are being offered in a concurrent international offering (the "International Offering" and, together with the U.S. Offering, the "Offering") outside of the United States and Canada by the Managers (as defined). The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

   The Class A Common Stock is traded on the Nasdaq National Market System under the symbol "SBGI." On October 11, 1996, the last reported sale price of the Class A Common Stock as reported by Nasdaq was $39 1/2 per share. See "Price Range of Common Stock."

   The Company's outstanding capital stock consists of the Class A Common Stock, shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and shares of Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). The rights of the Class A Common Stock and the Class B Common Stock (collectively, the "Common Stock") are identical, except that each share of Class A Common Stock entitles the holder thereof to one vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class B Common Stock entitles the holder thereof to one vote on "going private" and certain other transactions and to ten votes on other matters. Immediately after the Offering, the Controlling Stockholders (as defined) will have the power to vote 100% of the outstanding shares of Class B Common Stock representing, together with the Class A Common Stock held by the Controlling Stockholders, approximately 94.3% of the aggregate voting power of the Company's capital stock, assuming no exercise of the Underwriters' overallotment option. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon sale or other transfer to a party other than certain affiliates of the Controlling Stockholders. Each share of Series B Preferred Stock has a liquidation preference of $100, is convertible into 3.64 shares of Class A Common Stock (subject to adjustment), and has 3.64 votes on all matters on which shares of Common Stock have a vote. See "Description of Capital Stock."
                            ------------------------
   See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Class A Common Stock offered hereby.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


================================================================================
                     Price to       Underwriting Discounts         Proceeds to
                    the Public        and Commissions (1)         the Company(2)
--------------------------------------------------------------------------------
Per Share .....         $                     $                         $
--------------------------------------------------------------------------------
Total(3) ......         $                     $                         $
================================================================================


(1) The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses of the Offering payable by the Company estimated at $1,000,000.


(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to an aggregate of 937,500 additional shares of Class A Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $, $ and $, respectively. See "Underwriting."

                            ------------------------

The shares of Class A Common Stock are being offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Class A Common Stock will be available for delivery on or about ________, 1996, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                            ------------------------
SMITH BARNEY INC.
          ALEX. BROWN & SONS
             Incorporated
                         Donaldson, Lufkin & Jenrette
                             Securities Corporation
                                            Prudential Securities Incorporated
       , 1996                                               Salomon Brothers Inc

[MAP SHOWING LOCATION OF TELEVISION AND RADIO STATIONS OWNED AND OPERATED BY THE COMPANY, OR TO WHICH THE COMPANY PROVIDES PROGRAMMING SERVICES PURSUANT TO LOCAL MARKETING AGREEMENTS]




















   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


   The following summary should be read in conjunction with the more detailed information, financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context requires otherwise, this Prospectus assumes no exercise of the U.S. Underwriters' over-allotment option. Unless the context otherwise indicates, as used herein, the "Company" or "Sinclair" means Sinclair Broadcast Group, Inc. and its direct and indirect wholly owned subsidiaries (collectively, the "Subsidiaries"). Capitalized terms used in this Prospectus have the meaning set forth in the Glossary of Defined Terms, which appears at the end of this Prospectus.

                                   THE COMPANY

   The Company is a diversified broadcasting company that owns or provides programming services to more television stations than any other commercial broadcasting group in the United States. The Company currently owns or provides programming services to 28 television stations and has an option to acquire one additional television station. The Company believes it is also one of the top 20 radio groups in the United States, when measured by the total number of radio stations owned, programmed or with which the Company has Joint Sales Agreements
(JSAs). The Company owns or provides programming services to 21 radio stations, has pending acquisitions of two radio stations (one of which it currently programs pursuant to a local marketing agreement (LMA)), has JSAs with three radio stations and has options to acquire an additional seven radio stations.

   The 28 television stations the Company owns or programs pursuant to LMAs are located in 20 geographically diverse markets, with 23 of the stations in the top 51 television DMAs in the United States. The Company's television station group is diverse in network affiliation with 10 stations affiliated with Fox, 11 with UPN, two with ABC and one with CBS. Four stations operate as Independents.

   The Company's radio station group is also geographically diverse with a variety of programming formats including country, urban, news/talk/sports, progressive rock and adult contemporary. Of the 25 stations owned, programmed or with which the Company has a JSA, 12 broadcast on the AM band and 13 on the FM band. The Company owns or programs from two to seven stations in all but one of the radio markets it serves.


   The Company has undergone rapid and significant growth over the course of the last five years. Beginning with the acquisition of WPGH in Pittsburgh in 1991, the Company has increased the number of television stations it owns, or provides programming services to, from three to 28. From 1991 to 1995, net broadcast revenues and operating cash flow increased from $39.7 million to $187.9 million, and from $15.5 million to $105.8 million, respectively. Pro forma for the acquisitions described below, 1995 net broadcasting revenue and operating cash flow would have been $406.4 million and $190.6 million, respectively.


                               RECENT ACQUISITIONS

   On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") was signed into law. The 1996 Act represents the most sweeping overhaul of the country's telecommunications laws since the Communications Act of 1934. The Company believes that the enactment of the 1996 Act, which relaxes the broadcast ownership rules, presents a unique opportunity to build a larger and more diversified broadcasting company. Accordingly, the Company has acted to capitalize on the opportunities provided by the 1996 Act. Since the 1996 Act became effective, the Company has acquired, obtained options to acquire, or obtained the right to program 16 television and 33 radio stations for an aggregate consideration of approximately $1.2 billion. These acquisitions (the "Recent Acquisitions") are described below, and are included in the pro forma consolidated financial data appearing elsewhere in this Prospectus.

     - River City Acquisition. On April 10, 1996, the Company agreed to acquire certain assets of River City Broadcasting, L.P. ("River City"), a major television and radio broadcasting company headquartered in St. Louis, Missouri (the "River City Acquisition"). On May 31, 1996, the Company acquired the Non-License Assets of nine television stations (one of which was owned by another party and programmed by River City pursuant to an LMA) and 21 radio stations. Concurrently, the Company acquired (i) an option to purchase the License Assets of eight of the television stations and all 21 radio stations owned by River City for an exercise price of $20 million,
          (ii) River City's rights under an LMA with respect to one television and one radio station (which radio station the Company has since agreed to acquire), (iii) River City's rights under JSAs with respect to three radio stations, and (iv) River City's rights to acquire eight additional radio stations (one of which the Company has subsequently exercised). The Company also entered into an LMA with River City to program the eight television stations and 21 radio stations pending acquisition of the License Assets. The Company paid an aggregate of $838.7 million in cash and issued 1,150,000 shares of Series B Convertible Preferred Stock and 1,382,435 stock options to acquire the Non-License Assets, the options for the License Assets and the rights described above. The Company also obtained an option to purchase from River City the assets of WSYX-TV in Columbus, Ohio, for an exercise price of approximately $235 million. See "Business -- Acquisition Strategy."


     - Superior Acquisition. On May 8, 1996, the Company acquired WDKY-TV (Lexington, Kentucky) and KOCB-TV (Oklahoma City, Oklahoma), by acquiring the stock of Superior Communications Inc. (the "Superior Acquisition") for approximately $63.0 million.


     - Flint Acquisition. On February 27, 1996, the Company acquired the assets of WSMH-TV (Flint, Michigan) (the "Flint Acquisition") for approximately $35.4 million by exercising options acquired in May 1995.


     - Cincinnati/Kansas City Acquisitions. On July 1, 1996, the Company acquired the assets of KSMO-TV (Kansas City, Missouri) ("KSMO") and on August 1, 1996, it acquired the assets of WSTR-TV (Cincinnati, Ohio) ("WSTR" and together, the "Cincinnati/Kansas City Acquisitions") for approximately $34.2 million.

     - Peoria/Bloomington Acquisition. On July 1, 1996, the Company acquired the assets of WYZZ-TV (Peoria/Bloomington, Illinois) (the "Peoria/Bloomington Acquisition" or "WYZZ") for approximately $21.2 million.


     The Company continues to evaluate potential radio and television acquisitions focusing primarily on stations located in the 20th to the 75th largest DMAs or MSAs. In assessing potential acquisitions, the Company examines opportunities to improve revenue share, audience share and/or cost control.

                               OPERATING STRATEGY

     The Company's operating strategy is to (i) attract audience share through the acquisition and broadcasting of popular programming, children's television programming, counter-programming, local news programming in selected DMAs, and popular sporting events in selected DMAs; (ii) increase its share of market revenues through innovative sales and marketing efforts; (iii) aggressively control programming and other operating costs; (iv) attract and retain high quality management; (v) involve its stations extensively in their communities; and (vi) establish additional television LMAs and increase the size of its radio clusters.

     The Company's LMA arrangements in markets where it already owns a television station are a major factor in enabling the Company to increase its revenues and improve operating margins. These LMAs have also helped the Company to manage its programming inventory effectively and increase the Company's broadcast revenues in those markets. In addition, the Company believes that its LMA arrangements have assisted certain television and radio stations whose operations may have been marginally profitable to continue to air popular programming and contribute to programming diversity in their respective television DMAs and radio MSAs.

                               RECENT DEVELOPMENTS

   On August 21, 1996, the Company entered into an agreement (the "Fox Agreement") with Fox which, among other things, provides that affiliation agreements between Fox and eight stations owned or provided programming services by the Company would be amended to have new five-year terms commencing on the date of the Fox Agreement. Fox has the option to extend the affiliation agreements for an additional five-year term and generally must extend all of the affiliation agreements if it extends any. The Fox Agreement also provides that the Company will have the right to purchase, for fair market value, any station Fox acquires in a market currently served by a Company-owned Fox affiliate
(other than the Norfolk and Raleigh-Durham markets) if Fox determines to terminate the affiliation agreement with the Company's station in that market and operate the station acquired by Fox as a Fox affiliate. The agreement confirmed that the Fox affiliation agreement for WTTO (Birmingham, Alabama) would terminate on September 1, 1996, and that affiliation agreements for WTVZ (Norfolk, Virginia) and WLFL (Raleigh, North Carolina) will terminate on August 31, 1998. See "Business -- Television Broadcasting."

                                CORPORATE HISTORY

   The Company is the successor to businesses founded by the late Julian S. Smith, the father of the Company's current majority stockholders. These predecessor businesses began broadcasting on their first television station in 1971 when construction of WBFF-TV in Baltimore was completed. Subsequently, the predecessor businesses were expanded through the construction of stations in additional markets and, in 1986, were acquired by the Company. The Company was formed by certain stockholders, including the Company's current majority stockholders, David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith (collectively, the "Controlling Stockholders"), and their parents.

   The Company is a Maryland corporation that was formed in 1986. The Company's principal offices are located at 2000 West 41st Street, Baltimore, Maryland 21211, and its telephone number is (410) 467-5005.

                       TELEVISION BROADCASTING PROPERTIES

   The following table sets forth certain information regarding the television stations owned and operated or provided programming services by the Company:

                                    MARKET
              MARKET                RANK(A)  STATIONS  STATUS(B)  CHANNEL   AFFILIATION
---------------------------------  -------- ---------- --------- --------- -------------
Pittsburgh, Pennsylvania.........   19      WPGH       O&O       53        FOX
                                            WPTT       LMA       22        UPN

St. Louis, Missouri..............   20      KDNL       LMA (d)   30        ABC
Sacramento, California...........   21      KOVR       LMA (d)   13        CBS
                                            WBFF       O&O       45        FOX
Baltimore, Maryland..............   23      WNUV       LMA       54        UPN
                                            WTTV       LMA (d)   4         UPN
Indianapolis, Indiana............   25      WTTK(c)    LMA (d)   29        UPN
Cincinnati, Ohio.................   29      WSTR       O&O       64        UPN
                                    30      WLFL       O&O       22        FOX
Raleigh-Durham, North Carolina ..           WRDC       LMA       28        UPN
                                    31      WCGV       O&O       24        UPN
Milwaukee, Wisconsin.............           WVTV       LMA       18        IND(g)
Kansas City, Missouri............   32      KSMO       O&O       62        UPN
Columbus, Ohio...................   34      WTTE       O&O       28        FOX
Asheville, North Carolina and
Greenville/Spartanburg/Anderson,
South Carolina...................   35      WLOS       LMA (d)   13        ABC
                                            WFBC       LMA (e)   40        IND(g)
                                            KABB       LMA (d)   29        FOX
San Antonio, Texas...............   37      KRRT       LMA (f)   35        UPN
Norfolk, Virginia................   40      WTVZ       O&O       33        FOX
Oklahoma City, Oklahoma..........   43      KOCB       O&O       34        UPN
                                            WTTO       O&O       21        IND(g)
Birmingham, Alabama..............   51      WABM       LMA       68        UPN
Flint/Saginaw/Bay City,
Michigan.........................   60      WSMH       O&O       66        FOX
Lexington, Kentucky..............   68      WDKY       O&O       56        FOX
Des Moines, Iowa.................   72      KDSM       LMA (d)   17        FOX
Peoria/Bloomington, Illinois ....  109      WYZZ       O&O       43        FOX
Tuscaloosa, Alabama..............  187      WDBB       LMA       17        IND(g)

----------------

(a) Rankings are based on the relative size of a station's DMA among the 211 generally recognized DMAs in the United States as estimated by Nielsen.

(b) "O&O" refers to stations owned and operated by the Company and "LMA" refers to stations to which the Company provides programming services pursuant to an LMA.

(c)  WTTK currently simulcasts all of the programming aired on WTTV.

(d) Non-License Assets acquired from River City and option exercised to acquire License Assets. Will become owned and operated upon FCC approval of transfer of License Assets and closing of acquisition of License Assets.

(e) Non-License Assets acquired from River City. License Assets to be acquired by Glencairn, subject to the Company's LMA, upon FCC approval of transfer of License Assets.

(f) River City provided programming to this station pursuant to an LMA. The Company acquired River City's rights under the LMA from River City and the Non-License Assets from the owner of this station. The License Assets are to be acquired by Glencairn, subject to the Company's LMA, upon FCC approval of transfer of License Assets.

(g) "IND" or "Independent" refers to a station that is not affiliated with any of ABC, CBS, NBC, Fox, UPN or Warner Brothers.

                                  THE OFFERING

Class A Common Stock offered:



    Company.........................   5,000,000 shares
    Selling Stockholders(a).........   1,250,000 shares
       Total(b).....................   6,250,000 shares



Common Stock to be outstanding
    after the Offering..............   12,882,400   shares  of  Class  A  Common
                                       Stock(a)
                                       27,367,581   shares  of  Class  B  Common
                                       Stock
                                       40,249,981   total   shares   of   Common
                                       Stock(a)

Use of proceeds.....................   The net  proceeds to the Company from the
                                       Offering  will be used for  repayment  of
                                       indebtedness  under  the  Company's  bank
                                       credit  facility.  The  Company  will not
                                       receive any of the net proceeds  from the
                                       sale  of  Class  A  Common  Stock  by the
                                       Selling   Stockholders.   See   "Use   of
                                       Proceeds."


Voting rights.......................   The holders of the Class A Common  Stock,
                                       the Class B Common Stock and the Series B
                                       Preferred Stock vote together as a single
                                       class   (except   as  may  be   otherwise
                                       required by Maryland  law) on all matters
                                       submitted to a vote of stockholders, with
                                       each  share  of  Class  A  Common   Stock
                                       entitled to one vote, each share of Class
                                       B Common  Stock  entitled  to one vote on
                                       "going   private"   and   certain   other
                                       transactions  and to ten  votes  on other
                                       matters   and  each  share  of  Series  B
                                       Preferred  Stock  entitled  to 3.64 votes
                                       (subject  to  adjustment).  Each share of
                                       Class    B    Common    Stock    converts
                                       automatically  into one  share of Class A
                                       Common  Stock  upon  the  sale  or  other
                                       transfer  of such share of Class B Common
                                       Stock to a person or entity  other than a
                                       Permitted Transferee (as defined herein).
                                       Each  share of Series B  Preferred  Stock
                                       may  be  converted  at any  time,  at the
                                       option of the holder, into 3.64 shares of
                                       Class  A   Common   Stock   (subject   to
                                       adjustment).  Each class of Common  Stock
                                       otherwise  has  identical  rights.  After
                                       giving    effect    to    the    Offering
                                       contemplated hereby,  approximately 94.3%
                                       of the total  voting power of the capital
                                       stock of the Company will be owned by the
                                       Controlling   Stockholders.   See   "Risk
                                       Factors  --  Voting  Rights;  Control  by
                                       Controlling    Stockholders;    Potential
                                       Anti-Takeover  Effect of Disproportionate
                                       Voting Rights."


Nasdaq National Market System
   symbol...........................   SBGI

Dividend policy.....................   The  Company  generally  has  not  paid a
                                       dividend on its Common Stock and does not
                                       expect  to  pay  cash  dividends  on  its
                                       Common Stock in the  foreseeable  future.
                                       The   Company's   ability   to  pay  cash
                                       dividends in the future is subject to limitations and prohibitions contained in certain debt instruments to which the Company is a party.


------------

(a)  Includes   approximately   500,000   shares  to  be  sold  by  River   City
     Broadcasting, L.P. ("River City"). The number of shares to be sold by River City may be less.

(b) Excludes up to 937,500 shares of Class A Common Stock that may be sold by the Company upon exercise of the over-allotment option granted to the U.S. Underwriters. See "Underwriting." Also excludes 3,681,818 shares of Class A Common Stock that may be issued upon conversion of shares of Series B Preferred Stock outstanding after the Offering and up to 2,641,673 shares of Class A Common Stock reserved for issuance pursuant to the Company's Incentive Stock Option Plan, the Company's Designated Participants Stock Option Plan and the Company's Long Term Incentive Plan.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                         SINCLAIR BROADCAST GROUP, INC.
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

   The summary historical consolidated financial data for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the Company's audited consolidated financial statements (the "Consolidated Financial Statements"). The Consolidated Financial Statements for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 are included elsewhere herein. The Consolidated Financial Statements for, and as of, the six months ended June 30, 1995 and 1996 are unaudited, but in the opinion of management, such financial statements have been prepared on the same basis as the Consolidated Financial Statements included elsewhere herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. Results for the six months ended June 30, 1996 are not necessarily indicative of the results for a full year. The summary pro forma consolidated financial data of the Company reflect the Recent Acquisitions and the application of the proceeds of the Offering as set forth in "Use of Proceeds" as though they occurred at the beginning of the periods presented for statement of operations data and as of the date of the balance sheet for balance sheet data and are derived from the pro forma consolidated financial statements of the Company included elsewhere in this Prospectus. See "Pro Forma Consolidated Financial Information."

   The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.


                                                            YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------------------
                                        1991(A)         1992          1993           1994(A)        1995(A)
                                       ---------     ---------     ---------       ---------       ---------
STATEMENT OF OPERATIONS DATA:
 Net broadcast revenues(c) .........   $  39,698     $  61,081     $  69,532       $ 118,611       $ 187,934
 Barter revenues ...................       5,660         8,805         6,892          10,743          18,200
                                       ---------     ---------     ---------       ---------       ---------
  Total revenues ...................      45,358        69,886        76,424         129,354         206,134
 Operating expenses, excluding
  depreciation and amortization,
  deferred compensation and special
  bonuses paid to executive
  officers .........................      25,187        32,993        32,197          50,467          80,446
 Depreciation and amortization(d) ..      18,078        30,943        22,584          55,665          80,410
 Deferred compensation .............        --            --            --              --              --
 Special bonuses paid to executive
  officers .........................        --            --          10,000           3,638            --
                                       ---------     ---------     ---------       ---------       ---------
 Broadcast operating income ........       2,093         5,950        11,643          19,584          45,278
 Interest expense ..................       8,895        12,997        12,852          25,418          39,253
 Interest and other income .........         562         1,207         2,131           2,447           4,163
                                       ---------     ---------     ---------       ---------       ---------
 Income (loss) before (provision)
  benefit for income taxes and
  extraordinary item ...............      (6,240)       (5,840)          922          (3,387)         10,188
                                       ---------     ---------     ---------       ---------       ---------
 Net income (loss) .................   $  (4,660)    $  (4,651)    $  (7,945)      $  (2,740)      $      76
                                       =========     =========     =========       =========       =========
 Income (loss) applicable to common
  stock ............................   $  (4,660)    $  (4,651)    $  (7,945)      $  (2,740)      $      76
                                       =========     =========     =========       =========       =========
 Earnings (loss) per common share:
  Net income (loss) before
   extraordinary item ..............   $   (0.16)    $   (0.16)    $   (0.27)      $   (0.09)      $    0.15
  Extraordinary item ...............        --            --            --              --             (0.15)
  Net income (loss) per common
   share ...........................   $   (0.16)    $   (0.16)    $   (0.27)      $   (0.09)      $    --
                                       =========     =========     =========       =========       =========
  Weighted average shares out-
   standing (in thousands) .........      29,000        29,000        29,000          29,000          32,198
                                       =========     =========     =========       =========       =========
OTHER DATA:
 Broadcast cash flow(e) ............   $  17,260     $  28,019     $  37,596       $  67,597       $ 111,124
 Broadcast cash flow margin(f) .....        43.5%         45.9%         54.1%           57.0%           59.1%
 Operating cash flow(g) ............   $  15,483     $  26,466     $  35,504       $  64,625       $ 105,750
 Operating cash flow margin(f) .....        39.0%         43.3%         51.1%           54.5%           56.3%

 After tax cash flow(h) ............   $   8,730     $  15,259     $  18,773       $  33,124       $  60,371
 After tax cash flow per share(i) ..   $    0.30     $    0.53     $    0.65       $    1.14       $    1.87
 Program contract payments .........   $   4,688     $  10,427     $   8,723       $  14,262       $  19,938
 Capital expenditures ..............       1,730           426           528           2,352           1,702
 Corporate overhead expense ........       1,777         1,553         2,092           2,972           5,374

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                       ---------       ---------------------------------------
                                       PRO FORMA                                     PRO FORMA
                                         1995(B)        1995(A)        1996(A)        1996(B)
                                       ---------       ---------      ---------      ---------
                                      (UNAUDITED)                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 NET BROADCAST REVENUES(C) .........   $ 406,411       $  88,724      $ 117,339      $ 214,877
 BARTER REVENUES ...................      24,351           8,150          9,571         13,607
                                       ---------       ---------      ---------      ---------
  Total revenues ...................     430,762          96,874        126,910        228,484
 Operating expenses, excluding
  depreciation and amortization,
  deferred compensation and special
  bonuses paid to executive
  officers .........................     195,831          38,731         52,826        112,251
 Depreciation and amortization(d) ..     169,954          38,801         45,493         77,617
 Deferred compensation .............         934            --              506            700
 Special bonuses paid to executive
  officers .........................        --              --             --             --
                                       ---------       ---------      ---------      ---------
 Broadcast operating income ........      64,043          19,342         28,085         37,916
 Interest expense ..................     106,500          19,655         27,646         52,290
 Interest and other income .........       3,374           1,282          3,172          1,619
                                       ---------       ---------      ---------      ---------
 Income (loss) before (provision)
  benefit for income taxes and
  extraordinary item ...............     (39,083)            969          3,611        (12,755)
                                       ---------       ---------      ---------      ---------
 Net income (loss) .................   $ (29,664)      $     507      $   1,511      $  (8,309)
                                       =========       =========      =========      =========
 Income (loss) applicable to common
  stock ............................   $ (29,664)      $     507      $   1,511      $  (8,309)
                                       =========       =========      =========      =========
 Earnings (loss) per common share:
  Net income (loss) before
   extraordinary item ..............   $   (0.60)      $    0.02      $    0.04      $   (0.19)
  Extraordinary item ...............       (0.12)           --             --             --
  Net income (loss) per common
   share ...........................   $   (0.72)      $    0.02      $    0.04      $   (0.19)
                                       =========       =========      =========      =========
  Weighted average shares out-
   standing (in thousands) .........      41,380          29,575         34,750         43,932
                                       =========       =========      =========      =========
OTHER DATA:
 Broadcast cash flow(e) ............   $ 201,290       $  50,471      $  65,079      $  96,351
 Broadcast cash flow margin(f) .....        49.5%           56.9%          55.5%          44.8%
 Operating cash flow(g) ............   $ 190,634       $  48,285      $  62,013      $  90,480
 Operating cash flow margin(f) .....        46.9%           54.4%          52.8%          42.1%
 After tax cash flow(h) ............   $ 106,520       $  26,908      $  35,927      $  46,596
 After tax cash flow per share(i) ..   $    2.57       $    0.91      $    1.03      $    1.06
 Program contract payments .........   $  44,297       $   9,858      $  12,071      $  25,753
 Capital expenditures ..............      13,810           1,359          2,114          3,474
 Corporate overhead expense ........      10,656           2,186          3,066          5,871

                          (Continued on following page)

                                                    AS OF DECEMBER 31,                        AS OF JUNE 30, 1996
                                      ---------------------------------------------------- ------------------------
                                       1991(A)     1992      1993      1994(A)    1995(A)   ACTUAL(A)  PRO FORMA(B)
                                      --------- --------- ---------- ---------- ---------- ----------- ------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents..........  $  1,380  $  1,823  $ 18,036   $  2,446   $112,450   $    4,196  $    4,488
 Total assets.......................   149,227   140,366   242,917    399,328    605,272    1,626,978   1,675,254
 Total debt(j)......................   112,303   110,659   224,646    346,270    418,171    1,246,456   1,096,850
 Total stockholders' equity
  (deficit).........................    (3,052)   (3,127)  (11,024)   (13,723)    96,374      247,386     435,492

      NOTES TO SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


(a) The Company acquired the License and Non-License Assets of WPGH in Pittsburgh and sold the License Assets of WPTT in Pittsburgh in August 1991. The Company also made other acquisitions in 1994, 1995 and 1996 as described in the footnotes to the Consolidated Financial Statements included elsewhere herein. The Statement of Operations and other data presented for periods preceding the dates of acquisitions do not include amounts for these acquisitions and therefore are not comparable to subsequent periods. Additionally, the years in which the specific acquisitions occurred may not be comparable to subsequent periods.

(b) The pro forma information in this table reflects the pro forma effect of the completion of the Offering and Recent Acquisitions. See "Pro Forma Consolidated Financial Information" included elsewhere herein.

(c) Net broadcast revenues are defined as broadcast revenues net of agency commissions.

(d) Depreciation and amortization includes amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets and other assets including amortization of deferred financing costs.

(e) "Broadcast cash flow" is defined as broadcast operating income plus corporate overhead expense, special bonuses paid to executive officers, non-cash deferred compensation, depreciation and amortization, including both tangible and intangible assets and program rights, less cash payments for program contract rights. Cash program payments represent cash payments made for current program payables and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered non-recurring expenses. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(f) "Broadcast cash flow margin" is defined as broadcast cash flow divided by net broadcast revenues. "Operating cash flow margin" is defined as operating cash flow divided by net broadcast revenues.

(g) "Operating cash flow" is defined as broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Operating cash flows does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(h) "After tax cash flow" is defined as net income (loss) before extraordinary items plus depreciation and amortization (including film amortization), less program contract payments, plus non-cash deferred compensation expense, plus special bonuses paid to executive officers, and plus deferred tax provision or minus deferred tax benefit. After tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(i) "After tax cash flow per share" is defined as after tax cash flow divided by weighted average shares outstanding.

(j) "Total debt" is defined as long-term debt, net of unamortized discount, and capital lease obligations, including current portion thereof. In 1991 and 1992 total debt included warrants outstanding which were redeemable outside the control of the Company. The warrants were purchased by the Company for $10.4 million in 1993. Total debt as of December 31, 1993 included $100.0 million in principal amount of the 1993 Notes, the proceeds of which were held in escrow to provide a source of financing for acquisitions that were subsequently consummated in 1994 utilizing borrowings under the Bank Credit Agreement. This amount of the 1993 Notes was redeemed in the first quarter of 1994.

                                  RISK FACTORS

   In addition to the other information contained in this Prospectus, prospective investors should review carefully the following risks concerning the Company and the broadcast industry before purchasing shares of Class A Common Stock in the Company.

SUBSTANTIAL LEVERAGE AND PREFERRED STOCK OUTSTANDING


   The Company has, and after giving effect to the Offering will continue to have, consolidated indebtedness that is substantial in relation to its total stockholders' equity. As of June 30, 1996, and after giving pro forma effect to the Offering the Company would have had outstanding long-term indebtedness (including current installments) of approximately $1.1 billion. See "Pro Forma Consolidated Financial Information." In addition, the portion of the Company's Revolving Credit Facility that is being repaid from the proceeds of the Offering can be reborrowed, subject to certain conditions and limitations included in the Bank Credit Agreement. The Company also has issued and outstanding 1,150,000 shares of Series B Preferred Stock with an aggregate liquidation preference of $115.0 million (1,012,500 shares with an aggregate liquidation preference of $101.2 million after the Offering). The Company also has significant program contracts payable and commitments for future programming. Moreover, subject to the restrictions contained in its debt instruments, the Company may incur additional debt in the future.

   The Company's current and future debt service obligations could have adverse consequences to holders of the Common Stock, including the following: (i) the Company's ability to obtain financing for future working capital needs or additional acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness and preferred stock dividends, thereby reducing funds available for operations; (iii) the Company may be vulnerable to changes in interest rates payable under its credit facility; and (iv) the Company may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in its ability to withstand competitive pressures. If the Company is unable to service or refinance its indebtedness, it may be required to sell one or more of its stations to reduce debt service obligations.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

   The indenture relating to the Company's 10% Senior Subordinated Notes due 2003 (the "1993 Notes") and the indenture (together, the "Indentures") relating to the Company's 10% Senior Subordinated Notes due 2005 (the "1995 Notes" and, with the 1993 Notes, the "Notes") restrict, among other things, the Company's and its Subsidiaries' ability to (i) incur additional indebtedness, (ii) pay dividends, make certain other restricted payments or consummate certain asset sales, (iii) enter into certain transactions with affiliates, (iv) incur indebtedness that is subordinate in priority and in right of payment to any senior debt and senior in right of payment to the Notes, (v) merge or consolidate with any other person, or (vi) sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the agreement governing the Company's bank credit facility with The Chase Manhattan Bank, N.A., as Agent, (the "Bank Credit Agreement") contains certain other and more restrictive covenants, including a limitation on the aggregate size of future acquisitions undertaken without lender consent, a requirement that certain conditions be satisfied prior to consummation of future acquisitions, and a limitation on the amount of capital expenditures permitted by the Company in future years without lender consent. The Bank Credit Agreement also will, under certain circumstances, prohibit the Company from prepaying certain portions of its indebtedness. The Bank Credit Agreement also requires the Company to maintain specific financial ratios and to satisfy certain financial condition tests. The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The breach of any of these covenants could result in a default under the Bank Credit Agreement and/or the Indentures. In the event of a default under the Bank Credit Agreement or the Indentures, the lenders and the noteholders could seek to declare all amounts outstanding under the Bank Credit Agreement and the Notes, together with accrued and unpaid interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders under the Bank Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the Bank Credit Agreement or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company. Substantially all of the assets of the Company and its Subsidiaries are pledged as security under the Bank Credit Agreement. The Subsidiaries also guarantee the indebtedness under the Bank Credit Agreement and the Indentures.

   In addition to a pledge of substantially all of the assets of the Company and its Subsidiaries, the Company's obligations under the Bank Credit Agreement are secured by a pledge of the assets of certain non-Company entities (the "Stockholder Affiliates") owned and controlled by the Controlling Stockholders, including Cunningham Communications, Inc. ("CCI"), Gerstell Development Corporation ("Gerstell"), Gerstell Development Limited Partnership ("Gerstell LP") and Keyser Investment Group, Inc. ("KIG"). If the Company were to seek to replace the Bank Credit Agreement, there can be no assurance that the assets of these Stockholder Affiliates would be available to provide additional security under a new credit agreement, or that a new credit agreement could be arranged on terms as favorable as the terms of the Bank Credit Agreement without a pledge of such Stockholder Affiliate assets.

CONFLICTS OF INTEREST

   In addition to their respective interests in the Company, the Controlling Stockholders have interests in various non-Company entities which are involved in businesses related to the business of the Company, including, among others, the operation of a television station in St. Petersburg, Florida since 1991 and a television station in Bloomington, Indiana since 1990. In addition, the Company leases certain real property and tower space from and engages in other transactions with the Stockholder Affiliates, which are controlled by the Controlling Stockholders. Although the Controlling Stockholders have agreed to divest interests in the Bloomington station that are attributable to them under applicable FCC regulations, the Controlling Stockholders and the Stockholder Affiliates may continue to engage in these already existing businesses. However, under Maryland law, generally a corporate insider is precluded from acting on a business opportunity in his or her individual capacity if that opportunity is one which the corporation is financially able to undertake, is in the line of the corporation's business and of practical advantage to the corporation, and is one in which the corporation has an interest or reasonable expectancy. Accordingly, the Controlling Stockholders generally are required to engage in new business opportunities of the Company only through the Company unless a majority of the Company's disinterested directors decide under the standards discussed above, that it is not in the best interests of the Company to pursue such opportunities. Non-Company activities of the Controlling Stockholders such as those described above could, however, present conflicts of interest with the Company in the allocation of management time and resources of the Controlling Stockholders, a substantial majority of which is currently devoted to the business of the Company.


   In addition, there have been and will be transactions between the Company and Glencairn Ltd. (with its subsidiaries, "Glencairn"), a corporation in which relatives of the Controlling Stockholders beneficially own a majority of the equity interests. Glencairn is the owner-operator and licensee of WRDC in Raleigh/Durham, WVTV in Milwaukee, WNUV in Baltimore and WABM in Birmingham. The Company currently provides programming services to each of these stations pursuant to an LMA. Glencairn also has exercised an option to acquire the License Assets of WFBC in Greenville/Spartanburg, South Carolina and has exercised an option to acquire the License Assets of KRRT in San Antonio, Texas from a third party. The Company intends to enter into LMAs with Glencairn after its acquisition of these stations. The Non-License Assets of WFBC and KRRT were acquired by the Company in the River City Acquisition, and the Company currently provides programming services to each station pursuant to an LMA. The Company has also agreed to sell the License Assets relating to WTTE in Columbus, Ohio to Glencairn and to enter into an LMA with Glencairn pursuant to which the Company will provide programming services for this station after the acquisition of the License Assets by Glencairn. See "Business -- Acquisition Strategy."

   Two persons who are expected to become directors of the Company, Barry Baker (who is also expected to become an executive officer of the Company) and Roy F. Coppedge, III, have direct and indirect interests in River City, from which the Company purchased certain assets in the River City

Acquisition. In addition, in connection with the River City Acquisition, the Company has entered into various ongoing agreements with River City, including options to acquire assets that were not acquired at the time of the initial closing, and LMAs relating to stations for which River City continues to own License Assets. See "Business--Broadcasting Acquisition Strategy." Messrs. Baker and Coppedge were not officers or directors of the Company at the time these agreements were entered into, but, upon their expected election to the Board of Directors of the Company and upon Mr. Baker's expected appointment as an executive officer of the Company, they may have conflicts of interest with respect to issues that arise under the continuing agreements.

   Both the Bank Credit Agreement and the Indentures provide that transactions between the Company and its affiliates must be no less favorable to the Company than would be available in comparable transactions in arms-length dealings with an unrelated third party. Moreover, the Indentures provide that any such transactions involving aggregate payments in excess of $1.0 million must be approved by a majority of the members of the Board of Directors of the Company and the Company's independent directors (or, in the event there is only one independent director, by such director), and, in the case of any such transactions involving aggregate payments in excess of $5.0 million, the Company is required to obtain an opinion as to the fairness of the transaction to the Company from a financial point of view issued by an investment banking or appraisal firm of national standing.

VOTING RIGHTS; CONTROL BY CONTROLLING STOCKHOLDERS;
POTENTIAL ANTI-TAKEOVER EFFECT OF DISPROPORTIONATE VOTING RIGHTS


   The Company's Common Stock has been divided into two classes, each with different voting rights. The Class A Common Stock entitles a holder to one vote per share on all matters submitted to a vote of the stockholders, whereas the Class B Common Stock, 100% of which is beneficially owned by the Controlling Stockholders, entitles a holder to ten votes per share, except for "going private" and certain other transactions for which the holder is entitled to one vote per share. The Class A Common Stock, the Class B Common Stock and the Series B Preferred Stock vote together as a single class (except as otherwise may be required by Maryland law) on all matters submitted to a vote of stockholders, with each share of Series B Preferred Stock entitled to 3.64 votes on all such matters. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock and holders of Series B Preferred Stock may at any time convert each share of Series B Preferred Stock into 3.64 shares of Class A Common Stock.

   The Controlling Stockholders owned in the aggregate 72.3% of the outstanding capital stock (including the Series B Preferred Stock) of the Company prior to the Offering. Following the closing of the Offering, the Controlling Stockholders will own 62.4% of all the Company's outstanding Common Stock and will control approximately 94.3% of all voting rights associated with the Company's capital stock. As a result, any three of the Controlling Stockholders will be able to elect a majority of the members of the Board of Directors and, thus, will have the ability to maintain control over the operations and business of the Company.

   The Controlling Stockholders have entered into a stockholders' agreement (the "Stockholders' Agreement") pursuant to which they have agreed, for a period ending in 2005, to vote for each other as candidates for election to the Board of Directors. In addition, in connection with the River City Acquisition, the Controlling Stockholders and Barry Baker and Boston Ventures IV Limited Partnership and Boston Ventures IVA Limited Partnership (collectively, "Boston Ventures") have entered into a voting agreement (the "Voting Agreement") pursuant to which the Controlling Stockholders have agreed to vote in favor of certain specified matters including, but not limited to, the appointment of Mr. Baker and Mr. Coppedge (or another designee of Boston Ventures) to the Company's Board of Directors at such time as they are allowed to become directors pursuant to FCC rules. Mr. Baker and Boston Ventures, in turn, have agreed to vote in favor of the reappointment of each of the Controlling Stockholders to the Company's Board of Directors. The Voting Agreement will remain in effect with respect to Mr. Baker for as long as he is a director of the Company and will remain in effect with respect to Mr. Coppedge (or another designee of Boston Ventures) until the first to occur of (a) the later of (i) May 31, 2001 and (ii) the expiration of the initial five-year term of Mr. Baker's employment agreement and (b) such time as Boston Ventures no longer owns directly or indirectly through its interest in River City at least 721,115 shares of Class A Common Stock (including shares that may be obtained on conversion of Series B Preferred Stock). See "Management -- Employment Agreements."

   The disproportionate voting rights of the Class B Common Stock relative to the Class A Common Stock and the Stockholders' Agreement and Voting Agreement may make the Company a less attractive target for a takeover than it otherwise might be or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of the Company, including transactions in which holders of the Class A Common Stock might otherwise receive a premium for their shares over then-current market prices. See "Description of Capital Stock."

DEPENDENCE UPON KEY PERSONNEL

   The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers, regional directors and general managers. The loss of the services of any of the present officers, especially its President and Chief Executive Officer, David D. Smith, or Barry Baker, who is expected to become President and Chief Executive Officer of Sinclair Communications, Inc. (a wholly owned subsidiary of the Company that holds all of the broadcast operations of the Company, "SCI") and Executive Vice President and a director of the Company as soon as permissible under FCC rules, may have a material adverse effect on the operations of the Company. Mr. Baker cannot be appointed as an executive officer or director of the Company until such time as (i) either the Controlling Stockholders dispose of their attributable interests (as defined by applicable FCC rules) in a television station in the Indianapolis DMA or Mr. Baker no longer has an attributable interest in WTTV or WTTK in Indianapolis; and (ii) either the Company disposes of its attributable interest in WTTE or Mr. Baker no longer has an attributable interest in WSYX in Columbus. There can be no assurance as to when or whether these events will occur. In addition, if Mr. Baker's employment agreement is terminated under certain specified circumstances, Mr. Baker will have the right to purchase from the Company at fair market value either (i) the Company's broadcast operations in the St. Louis or the Asheville/Greenville/Spartanburg market or (ii) all of the Company's radio operations, which may also have a material adverse effect on the operations of the Company. Each of the Controlling Stockholders has entered into an employment agreement with the Company, each of which terminates June 12, 1998, unless renewed for an additional one year period according to its terms, and Barry Baker has entered into an employment agreement that terminates in 2001. See "Management -- Employment Agreements." Although the Company intends to purchase key-man life insurance for Mr. Baker, the Company does not currently maintain key personnel life insurance on any of its executive officers.

RECENT RAPID GROWTH; ABILITY TO MANAGE GROWTH; FUTURE ACCESS TO CAPITAL

   Since the beginning of 1992, the Company has experienced rapid and substantial growth primarily through acquisitions and the development of LMA arrangements. In 1996, the Company completed the River City Acquisition and other acquisitions, which increased the number of television stations owned or provided programming services by the Company from 13 to 28 and increased the number of radio stations owned or provided programming or sales services from none to 25 radio stations. There can be no assurance that the Company will be able to continue to locate and complete acquisitions on the scale of the River City Acquisition or in general. Accordingly, there is no assurance that the Company will be able to maintain its rate of growth or that the Company will continue to be able to integrate and successfully manage such expanded operations. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities which could have a material adverse effect on the Company's operating results, particularly during the period immediately following such acquisitions. Additional debt or capital may be required in order to complete future acquisitions, and there can be no assurance the Company will be able to obtain such financing or raise the required capital.

DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF LOCAL, REGIONAL AND NATIONAL ECONOMIC CONDITIONS

   The Company's operating results are primarily dependent on advertising revenues which, in turn, depend on national and local economic conditions, the relative popularity of the Company's program-ming, the demographic characteristics of the Company's markets, the activities of competitors and other factors which are outside the Company's control. Both the television and radio industries are cyclical in nature, and the Company's revenues could be adversely affected by a future local, regional or national recessionary environment.

RELIANCE ON TELEVISION PROGRAMMING

   The Company's most significant operating cost is television programming. There can be no assurance that the Company will not be exposed in the future to increased programming costs which may adversely affect the Company's operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.

CERTAIN NETWORK AFFILIATION AGREEMENTS


   All but four of the television stations owned or provided programming services by the Company are affiliated with a network. Under the affiliation agreements, the networks possess, under certain circumstances, the right to terminate the agreement on prior written notice ranging between 15 and 45 days, depending on the agreement. Ten of the stations currently owned or programmed by the Company are affiliated with Fox and 41.0% of the Company's revenue in 1995 on a pro forma basis was from Fox affiliated stations. WCGV, a station owned by the Company in Milwaukee, Wisconsin, WTTO, a station owned by the Company in Birmingham, Alabama, and WDBB, a station to which the Company provides programming services in Tuscaloosa, Alabama, each of which was previously affiliated with Fox, had their affiliation agreements with Fox terminated by Fox in December 1994, September 1996 and September 1996, respectively. In addition, the Company has been notified by Fox of Fox's intention to terminate WLFL's affiliation with Fox in the Raleigh-Durham market and WTVZ's affiliation with Fox in the Norfolk market, effective August 31, 1998. The Company has recently entered into an agreement with Fox limiting Fox's rights to terminate affiliation agreements in other markets, but there can be no assurance that the Fox affiliation agreements will remain in place or that Fox will continue to provide programming to affiliates on the same basis that currently exists. See "Business -- Television Broadcasting." The non-renewal or termination of affiliations with Fox or any other network could have a material adverse effect on the Company's operations.

   Each of the affiliation agreements relating to television stations involved in the River City Acquisition is terminable by the network upon transfer of the stations. These stations are continuing to operate as network affiliates, but there can be no assurance that the affiliation agreements will be continued, or that they will be continued on terms favorable to the Company. If any affiliation agreements are terminated, the affected station could lose market share, may have difficulty obtaining alternative programming at an acceptable cost, and may otherwise be adversely affected. In addition, KDNL (St. Louis) has been operated as an ABC affiliate pursuant to terms negotiated with ABC, but no affiliation agreement has been signed and ABC has not been paying affiliation fees (which are being accrued by the Company as accounts receivable). WLOS (Asheville) is being operated as an ABC affiliate pursuant to an affiliation agreement previously assumed by River City, but the terms of a new affiliation agreement calling for higher affiliation fees have been negotiated. The new affiliation agreement for WLOS has not been signed, and ABC has not paid the increased affiliation fees, which the Company has accrued as a receivable. The Company will continue to monitor the status of these affiliations, the affiliation fees and their collectability, and determine if any portion of these amounts should be reserved or written off.

   Eleven stations owned or programmed by the Company are affiliated with UPN, a network that began broadcasting in January 1995. There can be no assurance as to the future success of UPN programming or as to the continued operation of the UPN network.

COMPETITION

   The television and radio industries are highly competitive. Some of the stations and other businesses with which the Company's stations compete are subsidiaries of large, national or regional companies that may have greater resources than the Company. Technological innovation and the resulting proliferation of programming alternatives, such as cable television, wireless cable, in home satellite-to-home distribution services, pay-per-view and home video and entertainment systems have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting ("DAB"). DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences.

   The Company's stations face strong competition for market share and advertising revenues in their respective markets from other local free over-the-air radio and television broadcast stations, cable television and over-the-air wireless cable television as well as newspapers, periodicals and other entertainment media. Some competitors are part of larger companies with greater resources than the Company. In addition, the FCC has adopted rules which permit telephone companies to provide video services to homes on a common-carrier basis without owning or controlling the product being distributed, and proposed legislation could relax or repeal the telephone-cable cross-ownership prohibition for all systems. See "Business -- Competition."

   In January 1995, Warner Brothers, Inc. ("Warner Brothers") initiated the WB Network. The amount of programming supplied by Warner Brothers to its affiliates in 1996 is seven hours per week. Warner Brothers has also announced its intention to expand this programming over time to seven nights per week. Some of the Warner Brothers' affiliates are located and will be located in the same markets as the Company's stations. The Company cannot at this time predict the impact of the development of the Warner Brothers' network on the Company's business.

   In February 1996, the 1996 Act was adopted by the Congress of the United States and signed into law by President Clinton. The 1996 Act contains a number of sweeping reforms that will have an impact on broadcasters, including the Company. While creating substantial opportunities for the Company, the increased regulatory flexibility imposed by the 1996 Act and the removal of previous station ownership limitations can be expected to increase sharply the competition for and prices of stations. The 1996 Act also frees telephone companies, cable companies and others from some of the restrictions which have previously precluded them from involvement in the provision of video services. The 1996 Act may also have other effects on the competition the Company faces, either in individual markets or in making acquisitions.

IMPACT OF NEW TECHNOLOGIES

   The FCC has taken a number of steps to implement advanced (including high-definition) television service ("ATV") in the United States. In particular, the FCC has pending rulemaking proceedings which consider the adoption of a digital television ("DTV") broadcast technical standard, and address the manner in which broadcast licensees may use digital spectra, including the possible use of the DTV frequencies for a wide variety of services such as high definition television, multiple standard definition television programming, audio, data and other types of communications. On August 14, 1996 the FCC proposed technical criteria for the allotment of DTV frequencies and provided a draft Table of Allotments. In this rulemaking, the FCC is attempting to provide DTV coverage areas that are comparable to existing coverage areas.

   Implementation of digital television will improve the technical quality of television signals receivable by viewers. Under certain circumstances, however, conversion to digital operation may reduce a station's geographical coverage area or result in some increased interference. Implementation of digital television will also impose substantial additional costs on television stations because of the need to replace equipment and because some stations will need to operate at higher utility costs. While the Company believes the FCC will authorize DTV in the United States, the Company cannot predict when such authorization might be given or the effect such authorization might have on the Company's business.

   Further advances in technology may also increase competition for household audiences and advertisers. The video compression techniques now under development for use with current cable television channels or direct broadcast satellites which do not carry local television signals (some of which com-menced operation in 1994) are expected to reduce the bandwidth which is required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations. See "Business -- Competition."

GOVERNMENTAL REGULATIONS; NECESSITY OF MAINTAINING FCC LICENSES

   The broadcasting industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. In particular, the Company's business will be dependent upon its continuing to hold broadcast licenses from the FCC. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses or the licenses owned by the owner-operators of the stations with which the Company has LMAs will be renewed at their expiration dates. A number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing financial interests in syndication and cable operators must-carry obligations. The Company cannot predict the effect that these regulatory changes may ultimately have on the Company's operations. Additional information regarding governmental regulation is set forth under "Business--Federal Regulation of Television and Radio Broadcasting."

MULTIPLE OWNERSHIP RULES AND EFFECT ON LMAs: CHALLENGES TO LMAs

   On a national level, FCC rules and regulations generally prevent an entity or individual from having an attributable interest in television stations that reach in excess of 35% of all U.S. television households (for purposes of this calculation, UHF stations are credited with only 50% of the television households in their markets). The Company currently reaches approximately 9% of U.S. television households using the FCC's method of calculation. On a local level, the "duopoly" rules prohibit attributable interests in two or more television stations with overlapping service areas. There are no national limits on ownership of radio stations, but on a local level no entity or individual can have an attributable interest in more than five to eight stations (depending on the total number of stations in the market), with no more than three to five stations (depending on the total allowed) broadcasting in the same band (AM versus FM). There are limitations on the extent to which programming can be simulcast through LMA arrangements, and LMA arrangements may be counted in determining the number of stations that a single entity may control. FCC rules also impose limitations on the ownership of a television and radio station in the same market, though such cross-ownership is permitted on a limited basis in larger markets. The Company has pending a waiver of the cross-ownership rules with respect to ownership of a television station and radio stations in the St. Louis market, and there can be no assurance that this waiver will be granted.

   The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other entity. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, certain regulated investment companies and bank trust departments) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee.

   The FCC has initiated rulemaking proceedings to consider proposals to modify its television ownership restrictions, including ones that may permit the ownership, in some circumstances, of two television stations with overlapping service areas. The FCC is also considering in these proceedings whether to adopt restrictions on television LMAs. The "duopoly" rules currently prevent the Company from acquiring the FCC licenses of stations with which it has LMAs in those markets where the Company owns a station. In addition, if the FCC were to decide that the provider of programming services under an LMA should be treated as the owner of the station and if it did not relax the duopoly rules, or if the FCC were to adopt restrictions on LMAs without grandfathering existing arrangements, the Company could be required to modify or terminate certain of its LMAs. In such an event, the Company could be required to pay termination penalties under certain of its LMAs. Further, if the FCC were to find that the owners/licensees of the stations with which the Company has LMAs failed to maintain control over their operations as required by FCC rules and policies, the licensee of the LMA station and/or the Company could be fined or could be set for hearing, the outcome of which could be a fine or, under certain circumstances, loss of the applicable FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules may have on its broadcasting operations.


   Petitions have been filed with the FCC to deny the application for assignment of the license for WFBC in Anderson, South Carolina from River City to Glencairn and the application for assignment of the license for WLOS in Asheville, North Carolina from River City to the Company. The Company currently provides programming to WFBC pursuant to its LMA with River City and intends to provide programming to WFBC pursuant to an LMA with Glencairn after acquisition of the License Assets of WFBC by Glencairn. The petitions claim that the acquisition of the license of WFBC by Glencairn would violate the FCC's cross-interest policy in light of the Company's LMA with and option to acquire the License Assets of WLOS in Asheville, North Carolina and in light of the equity interest in Glencairn held by relatives of the Controlling Stockholders. If these petitions were granted, it would affect the Company's competitive position in this market and could draw into question the regulatory treatment of the Company's LMAs with Glencairn in other markets. In addition, an informal objection has been made to the application to assign the license of KRRT in Kerrville, Texas to Glencairn and a petition has been filed to deny the application to assign the license of KABB in San Antonio to the Company. Although the specific nature of the informal objection against the KRRT application is unclear, the objection generally raises questions concerning the cross-interest policy as it relates to LMAs between Glencairn and Sinclair. The petition to deny the KABB application claims that the acquisition of the license of KABB by the Company and the acquisition of the license of KRRT by Glencairn would violate the FCC's cross-interest policy in light of the Company's LMA with KRRT and in light of the equity interest in Glencairn held by relatives of the Controlling Stockholders.

LMAs -- RIGHTS OF PREEMPTION AND TERMINATION

   All of the Company's LMAs allow, in accordance with FCC rules, regulations and policies, preemptions of the Company's programming by the owner-operator and FCC licensee of each station with which the Company has an LMA. In addition, each LMA provides that under certain limited circumstances the arrangement may be terminated by the FCC licensee. Accordingly, the Company cannot be assured that it will be able to air all of the programming expected to be aired on those stations with which it has an LMA or that the Company will receive the anticipated advertising revenue from the sale of advertising spots in such programming. Although the Company believes that the terms and conditions of each of its LMAs should enable the Company to air its programming and utilize the programming and other non-broadcast license assets acquired for use on the LMA stations, there can be no assurance that early terminations of the arrangements or unanticipated preemptions of all or a significant portion of the programming by the owner-operator and FCC licensee of such stations will not occur. An early termination of one of the Company's LMAs, or repeated and material preemptions of programming thereunder, could adversely affect the Company's operations. In addition, the Company's LMAs expire, unless extended or earlier terminated, at dates beginning on December 31, 1997. There can be no assurance that the Company will be able to negotiate extensions of its arrangements on terms satisfactory to the Company.

   In certain of its LMAs, the Company has agreed to indemnify the FCC licensee against certain claims (including trademark and copyright infringement, libel or slander and claims relating to certain FCC proceedings or investigations) that may arise against the FCC licensee as a result of the arrangement.

POTENTIAL EFFECT ON THE MARKET PRICE RESULTING FROM SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of the Offering, there will be 12,882,400 shares of Class A Common Stock and 27,367,581 shares of Class B Common Stock outstanding. In addition, options to acquire 1,981,935 shares of Class A Common Stock have been granted to certain officers or employees of the Company under the Company's various stock option plans. Of the options granted, 752,343 have vested as of the date of this


Offering. Shares of Class B Common Stock are convertible into Class A Common Stock on a share-for-share basis at any time at the option of the holder and must first be converted into Class A Common Stock upon transfer, except for transfers to certain permitted transferees. The 6,250,000 shares of Class A Common Stock offered in the Offering will be freely tradeable in the United
States without restriction or further registration unless purchased by affiliates of the Company. The shares of Class B Common Stock (and the shares of Class A Common Stock into which they are convertible), all of which are beneficially owned by the Controlling Stockholders, are held by persons who may be deemed to be affiliates of the Company and therefore subject to the volume limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Up to an additional 659,738 shares of Class A Common Stock are reserved for future issuance pursuant to the Company's Stock Option Plans and Long Term Incentive Plan. In addition, the Company issued 1,150,000 shares of Series B Preferred Stock to River City in connection with the River City Acquisition, which are convertible at any time, at the option of the holders, into an aggregate of 4,181,818 shares of Class A Common Stock (3,681,818 after the Offering) subject to certain adjustments. All such shares are registered under the Securities Act pursuant to a shelf registration statement and may be sold into the public market. The Company has also registered under the Securities Act 1,382,435 shares of Class A Common Stock issuable upon exercise of stock options held by Barry Baker, and intends to register an additional 1,259,238 shares issuable upon exercise of options issued or issuable pursuant to the Company's stock option plans. Sales of substantial amounts of shares of Class A Common Stock, or the perception that such sales could occur, may materially adversely affect the market price of the Class A Common Stock.


NET LOSSES


   The Company experienced net losses of $7.9 million, and $2.7 million during 1993 and 1994 respectively, net income of $76,000 in 1995 (a net loss of $39.3 million on a pro forma basis for 1995 reflecting the Recent Acquisitions) and net income of $1.5 million for the six months ended June 30, 1996 (a net loss of $12.8 million for the six months ended June 30, 1996 on a pro forma basis reflecting the Recent Acquisitions). The losses include significant interest expense as well as substantial non-cash expenses such as depreciation, amortization and deferred compensation. Notwithstanding the slight gain in 1995, the Company expects to continue to experience net losses, principally as a result of interest expense, amortization of programming and intangibles and depreciation.

DIVIDEND RESTRICTIONS

   The terms of the Company's Bank Credit Agreement, the Indentures and other indebtedness of the Company restrict the Company from paying dividends on its Common Stock. The Company does not expect to pay dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

FORWARD LOOKING STATEMENTS

   This Prospectus  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally. In addition, when used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, successful integration of acquired television and radio stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and the other risk factors set forth above and the matters set forth in the Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                               USE OF PROCEEDS


   The proceeds to the Company from the Offering as contemplated hereby (net of underwriting discounts and commissions and the estimated expenses of the Offering) at an assumed price of $39 1/2 per share (the closing price on October 11, 1996) are estimated to be approximately $188.1 million ($223.6 million, if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the net proceeds from the sale of Class A Common Stock by the Selling Stockholders.

   The net proceeds of the Offering will be used to reduce the amount outstanding under the Bank Credit Agreement, a portion of which may be reborrowed. The outstanding loans under the Bank Credit Agreement are comprised of three separate facilities, consisting of (i) a reducing revolving credit facility in the principal amount of $250.0 million (the "Revolving Credit Facility"), (ii) a term loan in the principal amount of $550.0 million (the "Tranche A Term Loan"); and (iii) a term loan in the principal amount of $200.0 million (the "Tranche B Term Loan" and, together with the Tranche A Term Loan, the "Term Loans"). As of September 30, 1996, the Revolving Credit Facility had an outstanding principal balance of $124.5 million, the Tranche A Term Loan had an outstanding balance of $550 million, and the Tranche B Term Loan had an outstanding balance of $200 million. The Revolving Credit Facility has a declining amount available with a final maturity date of November 30, 2003, the Tranche A Term Loan has a final maturity date of December 31, 2002, and the Tranche B Term Loan has a final maturity date of December 31, 2003. Pursuant to the terms of the Bank Credit Agreement, 80% of the net proceeds of the Offering must be used to repay, on a pro rata basis, the Tranche A Term Loan and the Tranche B Term Loan unless proceeds are applied to finance the consummation of an acquisition. The remaining proceeds of the Offering will be used to repay a portion of the Revolving Credit Facility. The amount of the Revolving Credit Facility that is repaid can be reborrowed, subject to certain conditions and limitations included in the Bank Credit Agreement.The indebtedness incurred under the Bank Credit Agreement that will be repaid with net proceeds of the Offering was used to fund a portion of the cost of the River City Acquisition. The interest rates on the Tranche A Term Loan, the Tranche B Term Loan and the Revolving Credit Facility that will be repaid are variable and averaged 8.05%, 8.30% and 8.00% respectively for the month ended September 30, 1996.
See "Description of Indebtedness."

                         PRICE RANGE OF COMMON STOCK

   The Class A Common Stock has been traded on the Nasdaq National Market under the symbol "SBGI" since June 13, 1995. The following table sets forth the high and low closing sale prices for the Class A Common Stock for the periods indicated. The information does not include certain transaction costs.

1995                                       High      Low
                                          -------  -------
   Second Quarter (from June 13)........  $29      $23 1/2
   Third Quarter .......................   31       27 3/8
   Fourth Quarter ......................   27 3/4   16 1/4

1996

   First Quarter .......................   26 1/2   16 7/8
   Second Quarter ......................   43 1/2   25 1/2
   Third Quarter .......................   46 1/2   36 1/8
                                          -------  -------
   Fourth Quarter (through October 11)..   40 3/4   39 1/2
                                          -------  -------


   On October 11, 1996, the last sale price of the Class A Common Stock as reported by Nasdaq was 39 1/2 per share. As of October 11, 1996, there were approximately 38 record holders of the Class A Common Stock.


                                 DIVIDEND POLICY

   The Company generally has not paid a cash dividend on its Common Stock and does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Bank Credit Agreement, the Indentures and agreements governing other indebtedness of the Company generally prohibit the Company from paying cash dividends on the Common Stock. Under the Indentures, the Company is not permitted to pay cash dividends on the Common Stock unless certain specified conditions are satisfied, including that (i) no event of default then exists under the Indentures or certain other specified agreements relating to indebtedness of the Company and (ii) the Company, after taking account of the dividend, is in compliance with certain net cash flow requirements contained in the Indentures.

                                CAPITALIZATION


   The following table sets forth, as of June 30, 1996, (a) the actual capitalization of the Company, which includes the Superior, Flint, River City Acquisitions and related borrowings under the Bank Credit Agreement to effect such acquisitions, (b) the pro forma capitalization of the Company as adjusted to reflect the Cincinnati/Kansas City and Peoria/Bloomington Acquisitions in July 1996 and the related borrowings under the Bank Credit Agreement to effect such acquisitions, (c) the pro forma capitalization of the Company as adjusted to reflect the Offering (at an assumed offering price for the Class A Common Stock offered hereby of $39 1/2 , the closing price of October 11, 1996) and application of the estimated net proceeds therefrom as set forth in "Use of Proceeds" as if such transactions had occurred on June 30, 1996. The information set forth below should be read in conjunction with the Pro Forma Consolidated Financial Information of the Company and the historical Consolidated Financial Statements of the Company included elsewhere in this Prospectus.



                                                                                          JUNE 30, 1996
                                                                          ------------------------------------------------
                                                                                               POST          POST OFFERING
                                                                                              RECENT           AND RECENT
                                                                             ACTUAL        ACQUISITIONS       ACQUISITIONS
                                                                          -----------      ------------       ------------
                                                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents ..........................................      $     4,196       $     4,488       $     4,488
                                                                          ===========       ===========       ===========
Current portion of long-term debt ..................................      $    65,771       $    65,771       $    65,771
                                                                          ===========       ===========       ===========
Long-term debt:
 Term loans ........................................................      $   687,750       $   687,750       $   537,265
 Revolving Credit Facility .........................................           80,000           118,500            80,879
 Notes and capital leases payable to affiliates ....................           12,935            12,935            12,935
 Senior Subordinated Notes .........................................          400,000           400,000           400,000
                                                                          -----------       -----------       -----------
                                                                            1,180,685         1,219,185         1,031,079
                                                                          -----------       -----------       -----------
Stockholders' equity (deficit):
 Series B Preferred Stock, par value $.01 per share; 1,150,000
  shares issued and outstanding ....................................               12                12                12
 Class A Common Stock, par value $.01 per share; 6,328,000
  (12,578,000 subsequent to the Offering) shares issued and
  outstanding Actual and Post Recent Acquisitions; 11,328,000 shares
  issued and outstanding Post Offering and Recent Acquisitions .....               63                63               113
 Class B Common Stock, par value $.01 per share; 28,422,000
  (27,672,000 subsequent to the Offering) shares issued and
  outstanding ......................................................              285               285               285
 Additional paid-in capital ........................................          265,578           265,578           453,634
 Accumulated deficit ...............................................          (18,552)          (18,552)          (18,552)
                                                                          -----------       -----------       -----------
 Total stockholders' equity ........................................          247,386           247,386           435,492
                                                                          -----------       -----------       -----------
  Total capitalization .............................................      $ 1,428,071       $ 1,466,571       $ 1,466,571
                                                                          ===========       ===========       ===========

                        SELECTED CONSOLIDATED HISTORICAL
                       AND PRO FORMA FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


   The selected historical consolidated financial data for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been derived from the Company's audited Consolidated Financial Statements (the "Consolidated Financial Statements"). The Consolidated Financial Statements for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 are included elsewhere herein. The Consolidated Financial Statements for, and as of, the six months ended June 30, 1995 and 1996 are unaudited, but in the opinion of management, such financial statements have been prepared on the same basis as the Consolidated Financial Statements included elsewhere herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. Results for the six months ended June 30, 1996 are not necessarily indicative of the results for a full year. The selected pro forma consolidated financial data of the Company reflect the Recent Acquisitions and the application of the proceeds of the Offering as set forth in "Use of Proceeds" as though it occurred at the beginning of the periods presented for statement of operations data and as of the date of the balance sheet for balance sheet data and are derived from the pro forma consolidated financial statements of the Company included elsewhere in this Prospectus. See "Pro Forma Consolidated Financial Information."

   The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this Prospectus.



                                                           YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------------------
                                         1991(A)            1992             1993              1994(A)            1995(A)
                                        ---------        ---------        ---------          ---------          ---------
STATEMENT OF OPERATIONS DATA:
 Net broadcast revenues(c) .......      $  39,698        $  61,081        $  69,532          $ 118,611          $ 187,934
 Barter revenues .................          5,660            8,805            6,892             10,743             18,200
                                        ---------        ---------        ---------          ---------          ---------
  Total revenues .................         45,358           69,886           76,424            129,354            206,134
 Operating expenses, excluding
  depreciation and amortization,
  deferred compensation and
  special bonuses paid to
  executive officers .............         25,187           32,993           32,197             50,467             80,446
 Depreciation and amortization(d)          18,078           30,943           22,584             55,665             80,410
 Deferred compensation ...........           --               --               --                 --                 --
 Special bonuses paid to executive
  officers .......................           --               --             10,000              3,638               --
                                        ---------        ---------        ---------          ---------          ---------
 Broadcast operating income ......          2,093            5,950           11,643             19,584             45,278
 Interest expense ................          8,895           12,997           12,852             25,418             39,253
 Interest and other income .......            562            1,207            2,131              2,447              4,163
                                        ---------        ---------        ---------          ---------          ---------
 Income (loss) before (provision)
  benefit for income taxes and
  extraordinary item .............         (6,240)          (5,840)             922             (3,387)            10,188
                                        ---------        ---------        ---------          ---------          ---------
 Net income (loss) ...............      $  (4,660)       $  (4,651)       $  (7,945)         $  (2,740)         $      76
                                        =========        =========        =========          =========          =========
 Income (loss) applicable to
  common stock ...................      $  (4,660)       $  (4,651)       $  (7,945)         $  (2,740)         $      76
                                        =========        =========        =========          =========          =========
 Earnings (loss) per common share:
  Net income (loss) before
   extraordinary item ............      $   (0.16)       $   (0.16)       $   (0.27)         $   (0.09)         $    0.15
  Extraordinary item .............           --               --               --                 --                (0.15)
  Net income (loss) per common
   share .........................      $   (0.16)       $   (0.16)       $   (0.27)         $   (0.09)         $    --
                                        =========        =========        =========          =========          =========
  Weighted average shares out-
   standing (in thousands) .......         29,000           29,000           29,000             29,000             32,198
                                        =========        =========        =========          =========          =========
OTHER DATA:
 Broadcast cash flow(e) ..........      $  17,260        $  28,019        $  37,596          $  67,597          $ 111,124
 Broadcast cash flow margin(f) ...           43.5%            45.9%            54.1%              57.0%              59.1%
 Operating cash flow(g) ..........      $  15,483        $  26,466        $  35,504          $  64,625          $ 105,750
 Operating cash flow margin(f) ...           39.0%            43.3%            51.1%              54.5%              56.3%
 After tax cash flow(h) ..........      $   8,730        $  15,259        $  18,773          $  33,124          $  60,371
 After tax cash flow per share(i)       $    0.30        $    0.53        $    0.65          $    1.14          $    1.87
 Program contract payments .......      $   4,688        $  10,427        $   8,723          $  14,262          $  19,938
 Capital expenditures ............          1,730              426              528              2,352              1,702
 Corporate overhead expense ......          1,777            1,553            2,092              2,972              5,374



                                                                                     SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                        ---------        -----------------------------------------
                                                        PRO FORMA                                        PRO FORMA
                                                         1995(B)          1995(A)         1996(A)         1996(B)
                                                        ---------        ---------       ---------       ---------
                                                       (UNAUDITED)                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
NET BROADCAST REVENUES(C) ........................      $ 406,411        $  88,724       $ 117,339       $ 214,877
 BARTER REVENUES .................................         24,351            8,150           9,571          13,607
                                                        ---------        ---------       ---------       ---------
  Total revenues .................................        430,762           96,874         126,910         228,484
 Operating expenses, excluding
  depreciation and amortization,
  deferred compensation and
  special bonuses paid to
  executive officers .............................        195,831           38,731          52,826         112,251
 Depreciation and amortization(d) ................        169,954           38,801          45,493          77,617
 Deferred compensation ...........................            934             --               506             700
 Special bonuses paid to executive
  officers .......................................           --               --              --              --
                                                        ---------        ---------       ---------       ---------
 Broadcast operating income ......................         64,043           19,342          28,085          37,916
 Interest expense ................................        106,500           19,655          27,646          52,290
 Interest and other income .......................          3,374            1,282           3,172           1,619
                                                        ---------        ---------       ---------       ---------
 Income (loss) before (provision)
  benefit for income taxes and
  extraordinary item .............................        (39,083)             969           3,611         (12,755)
                                                        ---------        ---------       ---------       ---------
 Net income (loss) ...............................      $ (29,664)       $     507       $   1,511       $  (8,309)
                                                        =========        =========       =========       =========
 Income (loss) applicable to
  common stock ...................................      $ (29,664)       $     507       $   1,511       $  (8,309)
                                                        =========        =========       =========       =========
 Earnings (loss) per common share:
  Net income (loss) before
   extraordinary item ............................      $   (0.60)       $    0.02       $    0.04       $   (0.19)
  Extraordinary item .............................          (0.12)            --              --              --
  Net income (loss) per common
   share .........................................      $   (0.72)       $    0.02       $    0.04       $   (0.19)
                                                        =========        =========       =========       =========
  Weighted average shares out-
   standing (in thousands) .......................         41,380           29,575          34,750          43,932
                                                        =========        =========       =========       =========
OTHER DATA:
 Broadcast cash flow(e) ..........................      $ 201,290        $  50,471       $  65,079       $  96,351
 Broadcast cash flow margin(f) ...................           49.5%            56.9%           55.5%           44.8%
 Operating cash flow(g) ..........................      $ 190,634        $  48,285       $  62,013       $  90,480
 Operating cash flow margin(f) ...................           46.9%            54.4%           52.8%           42.1%
 After tax cash flow(h) ..........................      $ 106,250        $  26,908       $  35,927       $  46,596
 After tax cash flow per share(i)  ...............      $    2.57        $    0.91       $    1.03       $    1.06
 Program contract payments .......................      $  44,297        $   9,858       $  12,071       $  25,753
 Capital expenditures ............................         13,810            1,359           2,114           3,474
 Corporate overhead expense ......................         10,656            2,186           3,066           5,871

                          (Continued on following page)

                               AS OF DECEMBER 31,
                                      ----------------------------------------------------
                                       1991(A)     1992      1993      1994(A)    1995(A)
                                      --------- --------- ---------- ---------- ----------
BALANCE SHEET DATA:
 Cash and cash equivalents..........  $  1,380  $  1,823  $ 18,036   $  2,446   $112,450
 Total assets.......................   149,227   140,366   242,917    399,328    605,272
 Total debt(j)......................   112,303   110,659   224,646    346,270    418,171
 Total stockholders' equity
  (deficit).........................    (3,052)   (3,127)  (11,024)   (13,723)    96,374



                                         AS OF JUNE 30, 1996
                                      ------------------------
                                                      PRO
                                       ACTUAL(A)    FORMA(B)
                                      ----------- ------------
                                           (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents..........  $    4,196  $    4,488
 Total assets.......................   1,626,978   1,675,254
 Total debt(j)......................   1,246,456   1,096,850
 Total stockholders' equity
  (deficit).........................     247,386     435,492

 NOTES TO SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


(a) The Company acquired the License and Non-License Assets of WPGH in Pittsburgh and sold the License Assets of WPTT in Pittsburgh in August 1991. The Company also made other acquisitions in 1994, 1995 and 1996 as described in the footnotes to the Consolidated Financial Statements included elsewhere herein . The Statement of Operations and other data presented for periods preceding the dates of acquisitions do not include amounts for these acquisitions and therefore are not comparable to subsequent periods. Additionally, the years in which the specific acquisitions occurred may not be comparable to subsequent periods.

(b) The pro forma information in this table reflects the pro forma effect of the completion of the Offering and Recent Acquisitions. See "Pro Forma Consolidated Financial Information" included elsewhere herein.


(c) Net broadcast revenues are defined as broadcast revenues net of agency commissions.

(d) Depreciation and amortization includes amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets and other assets including amortization of deferred financing costs.


(e) "Broadcast cash flow" is defined as broadcast operating income plus corporate overhead expense, special bonuses paid to executive officers, non-cash deferred compensation, depreciation and amortization, including both tangible and intangible assets and program rights, less cash payments for program contract rights. Cash program payments represent cash payments made for current program payables and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered unusual and non-recurring. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(f) "Broadcast cash flow margin" is defined as broadcast cash flow divided by net broadcast revenues. "Operating cash flow margin" is defined as operating cash flow divided by net broadcast revenues.

(g) "Operating cash flow" is defined as broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Operating cash flows does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(h) "After tax cash flow" is defined as net income (loss) before extraordinary items plus depreciation and amortization (including film amortization), less program contract payments, plus non-cash deferred compensation-expense, plus special bonuses paid to executive officers, and plus deferred tax provision or minus deferred tax benefit. After-tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(i) "After tax cash flow per share" is defined as after tax cash flow divided by weighted average shares outstanding.

(j) "Total debt" is defined as long-term debt, net of unamortized discount, and capital lease obligations, including current portion thereof. In 1991 and 1992 total debt included warrants outstanding which were redeemable outside the control of the Company. The warrants were purchased by the Company for $10.4 million in 1993. Total debt as of December 31, 1993 included $100.0 million in principal amount of the 1993 Notes, the proceeds of which were held in escrow to provide a source of financing for acquisitions that were subsequently consummated in 1994 utilizing borrowings under the Bank Credit Agreement. This amount of the 1993 Notes was redeemed in the first quarter of 1994.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The following Pro Forma Consolidated Financial Information includes the unaudited pro forma consolidated statements of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 (the "Pro Forma Consolidated Statements of Operations") and the unaudited pro forma consolidated balance sheet as of June 30, 1996 (the "Pro Forma Consolidated Balance Sheet"). The unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 and the six months ended June 30, 1996 are adjusted to give effect to the Recent Acquisitions and the Offering as if each occurred at the beginning of those respective periods and assuming application of the proceeds of the Offering as set forth in "Use of Proceeds." The Pro Forma Consolidated Balance Sheet is adjusted to give effect to the Cincinnati/Kansas City Acquisition, the Peoria/Bloomington Acquisition and the Offering as if each occurred on June 30, 1996 and assuming application of the proceeds of the Offering as set forth in "Use of Proceeds". The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Consolidated Financial Data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto, the Company's unaudited consolidated financial statements for the six months ended June 30, 1996 and notes thereto, the financial statements and related notes of WSMH, the financial statements and related notes of Superior, the financial statements and related notes of KSMO and WSTR, the financial statements and related notes of River City, all of which are included elsewhere herein. The unaudited Pro Forma Consolidated Financial Information does not purport to represent what the Company's results of operations or what the Company's financial position would have been had any of the above events occurred on the dates specified or to project the Company's results of operations or financial position for or at any future period or date.

                         SINCLAIR BROADCAST GROUP, INC.
            PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                                                                            RECENT         POST
                                                            CONSOLIDATED                                 ACQUISITIONS     RECENT
                                                               ACTUAL       KSMO(A)    WSTR(A)  WYZZ(A)  ADJUSTMENTS   ACQUISITIONS
                                                            -----------   -----------  -------  -------  -----------   ------------
                         ASSETS
CURRENT ASSETS:
 Cash, including cash equivalents ........................  $     4,196   $       723  $ 1,693           $ (2,124)(b)  $     4,488
 Accounts receivable, net of allowance for doubtful
  accounts ...............................................       76,102         3,855    2,754                              82,711
 Current portion of program contract costs ...............       29,396         1,548    2,096  $   183                     33,223
 Deferred barter costs ...................................        3,964            65                                        4,029
 Prepaid expenses and other current assets ...............        3,697            83       32                               3,812
 Deferred tax asset ......................................        3,972                                                      3,972
                                                            -----------   -----------  -------  -------  --------      -----------
   Total current assets ..................................      121,327         6,274    6,575      183    (2,124)         132,235
PROPERTY AND EQUIPMENT, net ..............................      139,387         3,661    8,378    2,264                    153,690
PROGRAM CONTRACT COSTS, less current portion .............       33,267         1,745    2,364      206                     37,582
LOANS TO OFFICERS AND AFFILIATES, net ....................       11,642                                                     11,642
NON-COMPETE AND CONSULTING AGREEMENTS, net ...............       19,994                                                     19,994
DEFERRED TAX ASSET .......................................           52                                                         52
OTHER ASSETS .............................................       64,602                                   (14,775)(b)       49,827
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net .............    1,236,707         7,139    7,456   18,930                  1,270,232
                                                            -----------   -----------  -------  -------  --------      -----------
   Total Assets ..........................................  $ 1,626,978   $    18,819  $24,773  $21,583  $(16,899)     $ 1,675,254
                                                            ===========   ===========  =======  =======  ========      ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ........................................  $     4,237   $        98  $   785                         $     5,120
 Accrued liabilities .....................................       31,116           503      248                              31,867
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing ............       63,485                                                     63,485
  Capital leases payable .................................          310                                                        310
  Notes and capital leases payable to affiliates .........        1,976                                                      1,976
  Program contracts payable ..............................       35,203         1,629    2,135      183                     39,150
 Deferred barter revenues ................................        5,218                                                      5,218
                                                            -----------   -----------  -------  -------  --------      -----------
   Total current liabilities .............................      141,545         2,230    3,168      183                    147,126
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing ............    1,167,750                                  $ 38,500(b)     1,206,250
  Notes and capital leases payable to affiliates .........       12,935                                                     12,935
  Program contracts payable ..............................       51,010         1,664    2,325      206                     55,205
  Other long-term liabilites .............................        2,384                                                      2,384
                                                            -----------   -----------  -------  -------  --------      -----------
   Total liabilities .....................................    1,375,624         3,894    5,493      389    38,500        1,423,900
                                                            -----------   -----------  -------  -------  --------      -----------
MINORITY INTEREST IN CONSOLIDATED
 SUBSIDIARIES ............................................        3,968                                                      3,968
                                                            -----------   -----------  -------  -------  --------      -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Series B Preferred  stock,  $.01 par value,  1,150,000  shares  authorized and
   1,150,000 shares issued and
   outstanding ...........................................           12                                                         12
  Class A Common stock, $.01 par value, 100,000,000 shares
   authorized 6,328,000 (12,578,000 subsequent to the
   Offering) shares issued and outstanding ...............           63                                                         63
  Class B Common stock, $.01 par value, 35,000,000 shares
   authorized and 28,422,000 (27,672,000 subsequent to the
   Offering) shares issued and outstanding ...............          285                                                        285
  Additional paid-in capital .............................      241,156                                                    241,156
  Accumulated deficit ....................................      (18,552)                                                   (18,552)
  Additional paid-in capital - stock options .............       25,784                                                     25,784
  Deferred compensation ..................................       (1,362)                                                    (1,362)
                                                            -----------   -----------  -------  -------  --------      -----------
   Total stockholders' equity ............................      247,386                                                    247,386
                                                            -----------   -----------  -------  -------  --------      -----------
   Total Liabilities and Stockholders' Equity ............  $ 1,626,978   $     3,894  $ 5,493  $   389  $ 38,500      $ 1,675,254
                                                            ===========   ===========  =======  =======  ========      ===========

                         SINCLAIR BROADCAST GROUP, INC.
            PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                      POST
                                                                RECENT         OFFERING          POST
                                                             ACQUISITIONS    ADJUSTMENTS(C)    OFFERING
                                                             ------------    --------------    --------
                            ASSETS
CURRENT ASSETS:
 Cash, including cash equivalents ........................    $     4,488     $               $     4,488
 Accounts receivable, net of allowance for doubtful
  accounts ...............................................         82,711                          82,711
 Current portion of program contract costs ...............         33,223                          33,223
 Deferred barter costs ...................................          4,029                           4,029
 Prepaid expenses and other current assets ...............          3,812                           3,812
 Deferred tax asset ......................................          3,972                           3,972
                                                              -----------     -----------     -----------
   Total current assets ..................................        132,235                         132,235
PROPERTY AND EQUIPMENT, net ..............................        153,690                         153,690
PROGRAM CONTRACT COSTS, less current portion .............         37,582                          37,582
LOANS TO OFFICERS AND AFFILIATES, net ....................         11,642                          11,642
NON-COMPETE AND CONSULTING AGREEMENTS, net ...............         19,994                          19,994
DEFERRED TAX ASSET .......................................             52                              52
OTHER ASSETS .............................................         49,827                          49,827
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net .............      1,270,232                       1,270,232
                                                              -----------     -----------     -----------
   Total Assets ..........................................    $ 1,675,254     $               $ 1,675,254
                                                              ===========     ===========     ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable ........................................    $     5,120                     $     5,120
 Accrued liabilities .....................................         31,867                          31,867
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing ............         63,485                          63,485
  Capital leases payable .................................            310                             310
  Notes and capital leases payable to affiliates .........          1,976                           1,976
  Program contracts payable ..............................         39,150                          39,150
 Deferred barter revenues ................................          5,218                           5,218
                                                              -----------     -----------     -----------
   Total current liabilities .............................        147,126                         147,126
LONG-TERM LIABILITIES:
  Notes payable and commercial bank financing ............      1,206,250     $  (188,106)      1,018,144
  Notes and capital leases payable to affiliates .........         12,935                          12,935
  Program contracts payable ..............................         55,205                          55,205
  Other long-term liabilites .............................          2,384                           2,384
                                                              -----------     -----------     -----------
   Total liabilities .....................................      1,423,900        (188,106)      1,235,794
                                                              -----------     -----------     -----------
MINORITY INTEREST IN CONSOLIDATED
 SUBSIDIARIES ............................................          3,968                           3,968
                                                              -----------     -----------     -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Series B Preferred  stock,  $.01 par value,  1,150,000  shares  authorized and
   1,150,000 shares issued and
   outstanding ...........................................             12                              12
  Class A Common stock, $.01 par value, 100,000,000 shares
   authorized 6,328,000 (12,578,000 subsequent to the
   Offering) shares issued and outstanding ...............             63              50             113
  Class B Common stock, $.01 par value, 35,000,000 shares
   authorized and 28,422,000 (27,672,000 subsequent to the
   Offering) shares issued and outstanding ...............            285                             285
  Additional paid-in capital .............................        241,156         188,056         429,212
  Accumulated deficit ....................................        (18,552)                        (18,552)
  Additional paid-in capital - stock options .............         25,784                          25,784
  Deferred compensation ..................................         (1,362)                         (1,362)
                                                              -----------     -----------     -----------
   Total stockholders' equity ............................        247,386         188,106         435,492
                                                              -----------     -----------     -----------
   Total Liabilities and Stockholders' Equity ............    $ 1,675,254     $               $ 1,675,254
                                                              ===========     ===========     ===========

                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a) The KSMO, WSTR and WYZZ columns reflect the assets and liabilities acquired in connection with the purchase of KSMO, WSTR and WYZZ. Total acquired intangibles are calculated as follows:

     (1)  KSMO:

            Purchase Price                                                   $14,925
            Add:             Liabilities acquired -
                             Accounts payable .............................       98
                             Accrued liabilities ..........................      503
                             Current portion of program contracts payable .    1,629
                             Long-term portion of program contracts
                             payable ......................................    1,664
            Less:            Assets acquired -
                             Cash .........................................      723
                             Accounts receivable ..........................    3,855
                             Current portion of program costs .............    1,548
                             Deferred barter costs ........................       65
                             Prepaid expenses and other current assets ....       83
                             Property and equipment .......................    3,661
                             Program contract costs, less current portion .    1,745
                                                                             -------
                             Acquired intangibles                            $ 7,139
                                                                             =======

     (2)  WSTR:

            Purchase Price                                                   $19,280
            Add:              Liabilities acquired -
                              Accounts payable ............................      785
                              Accrued liabilities .........................      248
                              Current portion of program contracts payable     2,135
                              Long-term portion of program contracts
                              payable .....................................    2,325
            Less:             Assets acquired -
                              Cash ........................................    1,693
                              Accounts receivable .........................    2,754
                              Current portion of program costs ............    2,096
                              Prepaid expenses and other current assets ...       32
                              Property and equipment ......................    8,378
                              Program contract costs, less current portion.    2,364
                                                                             -------
                              Acquired intangibles                           $ 7,456
                                                                             =======

     (3)  WYZZ:

            Purchase Price                                                   $21,194
            Add:              Liabilities acquired -
                              Current portion of program contracts payable.      183
                              Long-term portion of program contracts
                              payable .....................................      206
            Less:             Assets acquired -
                              Current portion of program costs ............      183
                              Property and equipment ......................    2,264
                              Program contract costs, less current portion.      206
                                                                             -------
                              Acquired intangibles                           $18,930
                                                                             =======

(b)  To reflect the following in  connection  with the  acquisition  of KSMO and
     WSTR: (i) the incurrence of $18,306 of bank financing, (ii) the cash payment of $2,124 using available cash, (iii) the reclassification of the $9,000 paid to acquire the option to purchase KSMO and WSTR as acquired intangible broadcasting assets and (iv) the forgiveness of the $4,775 note receivable from WSTR. Additionally, to reflect the following in connection with the acquisition of WYZZ: (i) the incurrence of $20,194 of bank financing and (ii) the reclassification of the $1,000 paid and held in escrow for the purchase as acquired intangible broadcasting assets.


(c) To reflect the proceeds of the Offering, (at an assumed offering price of $39 1/2 per share, the closing price on October 11, 1996) net of $9,394 of underwriting discounts and commission and estimated expenses and the application of the proceeds therefrom as set forth in "Use of Proceeds."

                         SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                             FLINT        SUPERIOR
                                             CONSOLIDATED     TV,      COMMMUNICATIONS
                                                ACTUAL      INC.(A)    GROUP, INC.(B)    KSMO(C)
                                             ------------  ---------  ----------------  ---------
REVENUES:
 Station broadcast revenues, net of agency
  commissions .............................    $ 117,339     $   1,012    $   4,431     $   7,694
 Revenues realized from station barter
  arrangements ............................        9,571          --           --           2,321
                                               ---------     ---------    ---------     ---------
    Total revenues ........................      126,910         1,012        4,431        10,015
                                               ---------     ---------    ---------     ---------
OPERATING EXPENSES:
 Program and production ...................       20,699           101          539         1,550
 Selling, general and administrative ......       24,268           345        2,002         2,194
 Expenses realized from station barter
  arrangements ............................        7,859          --           --           2,276
 Amortization of program contract costs and
  net realizable value adjustments ........       17,557           125          736           601
 Deferred compensation ....................          506          --           --            --
 Depreciation and amortization of property
  and equipment ...........................        3,544             4          373           374
 Amortization of acquired intangible
  broadcasting assets, non-compete and
  consulting agreements and other assets ..       24,392          --          529            --
                                               ---------     ---------    ---------     ---------
    Total operating expenses ..............       98,825           575        4,179         6,995
                                               ---------     ---------    ---------     ---------
   Broadcast operating income (loss) ......       28,085           437          252         3,020
OTHER INCOME (EXPENSE):
 Interest expense .........................      (27,646)         --           (457)         (823)
 Interest income ..........................        2,521          --           --            --
 Other income (expense) ...................          651            19            4             7
                                               ---------     ---------    ---------     ---------
   Income (loss) before (provision) benefit
    for income taxes ......................        3,611           456         (201)        2,204
(PROVISION) BENEFIT FOR
 INCOME TAXES .............................       (2,100)         --           --            --
                                               ---------     ---------    ---------     ---------
NET INCOME (LOSS) .........................    $   1,511     $     456    $    (201)    $   2,204
                                               =========     =========    =========     =========

LOSS APPLICABLE TO COMMON
 STOCK ....................................    $   1,511
                                               =========
NET LOSS PER COMMON SHARE .................    $    0.04
                                               =========
WEIGHTED AVERAGE SHARES OUTSTANDING (in
 thousands) ...............................       34,750
                                               =========

                                                                RIVER CITY(E)                     RECENT          POST
                                                            ---------------------              ACQUISITIONS      RECENT
                                                WSTR(D)     RIVER CITY    WSYX       WYZZ(F)   ADJUSTMENTS    ACQUISITIONS
                                               ---------    ----------  ---------   ---------  ------------   ------------
REVENUES:
 Station broadcast revenues, net of agency
  commissions .............................    $   6,477     $  86,869  $ (10,783)  $   1,838         --       $ 214,877
 Revenues realized from station barter
  arrangements ............................        1,715          --         --          --           --          13,607
                                               ---------     ---------  ---------   ---------    ---------     ---------
    Total revenues ........................        8,192        86,869    (10,783)      1,838         --         228,484
                                               ---------     ---------  ---------   ---------    ---------     ---------
OPERATING EXPENSES:
 Program and production ...................          785        10,001       (736)        214         --          33,153
 Selling, general and administrative ......        1,876        39,786     (3,950)        702    $      25(g)     67,248
 Expenses realized from station barter
  arrangements ............................        1,715          --         --          --           --          11,850
 Amortization of program contract costs and
  net realizable value adjustments ........        1,011         9,721       (458)        123         --          29,416
 Deferred compensation ....................         --            --         --          --            194(h)        700
 Depreciation and amortization of property
  and equipment ...........................          284         6,294     (1,174)          6         (943)(i)     8,762
 Amortization of acquired intangible
  broadcasting assets, non-compete and
  consulting agreements and other assets ..           39        14,041     (3,599)          3        4,034(j)     39,439
                                               ---------     ---------  ---------   ---------    ---------     ---------
    Total operating expenses ..............        5,710        79,843     (9,917)      1,048        3,310       190,568
                                               ---------     ---------  ---------   ---------    ---------     ---------
   Broadcast operating income (loss) ......        2,482         7,026       (866)        790       (3,310)       37,916
OTHER INCOME (EXPENSE):
 Interest expense .........................       (1,127)      (12,352)      --          --        (17,409)(k)   (59,814)
 Interest income ..........................           15           195       --          --         (1,636)(l)     1,095
 Other income (expense) ...................         --            (149)        (8)       --           --             524

   Income (loss) before (provision) benefit
    for income taxes ......................        1,370        (5,280)      (874)        790      (22,355)      (20,279)
(PROVISION) BENEFIT FOR
 INCOME TAXES .............................         --            --         --          --          9,556(m)      7,456
                                               ---------     ---------  ---------   ---------    ---------     ---------
NET INCOME (LOSS) .........................    $   1,370     $  (5,280) $    (874)  $     790    $ (12,799)    $ (12,823)
                                               =========     =========  =========   =========    =========     =========
LOSS APPLICABLE TO COMMON STOCK ...........                                                                    $ (12,823)
                                                                                                               =========
NET LOSS PER COMMON SHARE .................                                                                    $   (0.33)
                                                                                                               =========
WEIGHTED AVERAGE SHARES OUTSTANDING (in
 thousands) ...............................                                                                       38,932(n)
                                                                                                               =========


                                                OFFERING       POST
                                               ADJUSTMENTS    OFFERING
                                               -----------    --------
REVENUES:
 Station broadcast revenues, net of agency
  commissions .............................         --       $ 214,877
 Revenues realized from station barter
  arrangements ............................         --          13,607
                                               ---------     ---------
    Total revenues ........................         --         228,484
                                               ---------     ---------
OPERATING EXPENSES:
 Program and production ...................         --          33,153
 Selling, general and administrative ......         --          67,248
 Expenses realized from station barter
  arrangements ............................         --          11,850
 Amortization of program contract costs and
  net realizable value adjustments ........         --          29,416
 Deferred compensation ....................
 Depreciation and amortization of property
  and equipment ...........................         --           8,762
 Amortization of acquired intangible
  broadcasting assets, non-compete and
  consulting agreements and other assets ..         --          39,439
                                               ---------     ---------
    Total operating expenses ..............         --         190,568
                                               ---------     ---------
   Broadcast operating income (loss) ......         --          37,916
OTHER INCOME (EXPENSE):
 Interest expense .........................    $   7,524(o)    (52,290)
 Interest income ..........................         --           1,095
 Other income (expense) ...................         --             524

   Income (loss) before (provision) benefit
    for income taxes ......................        7,524       (12,755)
(PROVISION) BENEFIT FOR
 INCOME TAXES .............................       (3,010)(m)     4,446
                                               ---------     ---------
NET INCOME (LOSS) .........................    $   4,514     $  (8,309)
                                               =========     =========
LOSS APPLICABLE TO COMMON STOCK ...........                  $  (8,309)
                                                             =========
NET LOSS PER COMMON SHARE .................                  $   (0.19)
                                                             =========
WEIGHTED AVERAGE SHARES OUTSTANDING (in
 thousands) ...............................        5,000(p)     43,932
                                               =========     =========

                         SINCLAIR BROADCAST GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                                               SUPERIOR
                                                                   FLINT     COMMUNICATIONS
                                                 CONSOLIDATED       TV,          GROUP,
                                                     ACTUAL       INC.(A)       INC.(B)       KSMO(C)
                                                   ---------     ---------     ---------     ---------
REVENUES:
 Station broadcast revenues, net of agency
  commissions .................................    $ 187,934     $   7,217     $  13,400     $  14,683
 Revenues realized from station barter
  arrangements ................................       18,200          --            --           2,801
                                                   ---------     ---------     ---------     ---------
   Total revenues .............................      206,134         7,217        13,400        17,484
                                                   ---------     ---------     ---------     ---------
OPERATING EXPENSES:
 Program and production .......................       22,563           511         1,461         3,347
 Selling, general and administrative ..........       41,763         2,114         4,188         4,374
 Expenses realized from station barter
  arrangements ................................       16,120          --            --           2,801
 Amortization of program contract costs and net
  realizable value adjustments ................       29,021           897         4,899         1,206
 Deferred compensation ........................         --            --            --            --
 Depreciation and amortization of property and
  equipment ...................................        5,400            20         1,660           632
 Amortization of acquired intangible
  broadcasting assets, non-compete and
  consulting agreements and other assets ......       45,989            12         1,066           210
                                                   ---------     ---------     ---------     ---------
   Total operating expenses ...................      160,856         3,554        13,274        12,570
                                                   ---------     ---------     ---------     ---------
   Broadcast operating income (loss) ..........       45,278         3,663           126         4,914
OTHER INCOME (EXPENSE):
 Interest expense .............................      (39,253)         --          (1,579)       (2,039)
 Interest income ..............................        3,942            81
 Other income (expense) .......................          221            40          (188)          630
                                                   ---------     ---------     ---------     ---------
   Income (loss) before (provision) benefit for
    income taxes and extraordinary item .......       10,188         3,784        (1,641)        3,505
(PROVISION) BENEFIT FOR INCOME TAXES ..........       (5,200)       (1,476)          461          --
                                                   ---------     ---------     ---------     ---------
   Net income (loss) before extraordinary item         4,988         2,308        (1,180)        3,505
EXTRAORDINARY ITEM:
 Loss on early extinguishment of debt, net of
  related income tax benefit of $3,357 ........       (4,912)         --            --            --
                                                   ---------     ---------     ---------     ---------
NET INCOME (LOSS) .............................    $      76     $   2,308     $  (1,180)    $   3,505
                                                   =========     =========     =========     =========

INCOME (LOSS) APPLICABLE TO COMMON STOCK ......    $      76
                                                   =========
EARNINGS (LOSS) PER COMMON SHARE:
   Net income (loss) before extraordinary item     $    0.15
   Extraordinary item .........................    $   (0.15)
                                                   ---------
Net income (loss) per common share ............    $    --
                                                   =========
WEIGHTED AVERAGE SHARES OUTSTANDING (in
 thousands) ...................................       32,198
                                                   =========

                                                                              RIVER CITY(E)
                                                               ----------------------------------------
                                                                  PARAMOUNT
                                                                  STATIONS
                                                                  GROUP OF
                                                     WSTR(D)   KERRVILLE, INC. RIVER CITY          WSYX        WYZZ(F)
                                                     -------   --------------- ----------          ----        -------
REVENUES:
   STATION BROADCAST REVENUES, NET OF AGENCY
     COMMISSIONS ..............................    $  12,179     $   7,567     $ 188,190        $ (28,767)    $   4,008

  Revenues realized from station barter
  arrangements ................................        3,350          --            --               --            --
                                                   ---------     ---------     ---------        ---------     ---------
   Total revenues .............................       15,529         7,567       188,190          (28,767)        4,008
                                                   ---------     ---------     ---------        ---------     ---------
OPERATING EXPENSES:
 Program and production .......................        1,002           833        62,041           (8,133)          477
 Selling, general and administrative ..........        4,023         1,958        30,456           (3,153)        1,359
 Expenses realized from station barter
  arrangements ................................        3,350           876          --               --            --
 Amortization of program contract costs and net
  realizable value adjustments ................        1,621           921        33,452           (2,624)          294
 Deferred compensation ........................         --            --            --               --            --
                                                   ---------     ---------     ---------        ---------     ---------
 Depreciation and amortization of property and
  equipment ...................................          585           194        11,524           (2,107)           21
 Amortization of acquired intangible
  broadcasting assets, non-compete and
  consulting agreements and other assets ......           77           253        27,649           (9,780)            5
                                                   ---------     ---------     ---------        ---------     ---------
   Total operating expenses ...................       10,658         5,035       165,122          (25,797)        2,156
                                                   ---------     ---------     ---------        ---------     ---------
   Broadcast operating income (loss) ..........        4,871         2,532        23,068           (2,970)        1,852
OTHER INCOME (EXPENSE):
 Interest expense .............................       (2,506)         --         (34,523)            --            --
 Interest income ..............................         --            --           1,715             --              54
 Other income (expense) .......................         --              63           (22)              57            16
                                                   ---------     ---------     ---------        ---------     ---------
   Income (loss) before (provision) benefit for
    income taxes and extraordinary item .......        2,365         2,595        (9,762)          (2,913)        1,922
(PROVISION) BENEFIT FOR INCOME TAXES ..........         --          (1,076)         --               --            (750)
                                                   ---------     ---------     ---------        ---------     ---------
   Net income (loss) before extraordinary item         2,365         1,519        (9,762)          (2,913)        1,172
EXTRAORDINARY ITEM:
 Loss on early extinguishment of debt, net of
  related income tax benefit of $3,357 ........         --            --            --               --            --
                                                   ---------     ---------     ---------        ---------     ---------
NET INCOME (LOSS) .............................    $   2,365     $   1,519     $  (9,762)       $  (2,913)    $   1,172
                                                   =========     =========     =========        =========     =========

INCOME (LOSS) APPLICABLE TO COMMON STOCK ......

EARNINGS (LOSS) PER COMMON SHARE:
   Net income (loss) before extraordinary item
   Extraordinary item .........................

Net income (loss) per common share ............

WEIGHTED AVERAGE SHARES OUTSTANDING (in
 thousands) ...................................





                                                      RECENT            POST
                                                   ACQUISITIONS        RECENT          OFFERING           POST
                                                    ADJUSTMENTS     ACQUISITIONS      ADJUSTMENTS       OFFERING
                                                    -----------     ------------      -----------       --------
REVENUES:
   STATION BROADCAST REVENUES, NET OF AGENCY
     COMMISSIONS ..............................           --          $ 406,411             --          $ 406,411

  Revenues realized from station barter
  arrangements ................................           --             24,351             --             24,351
                                                     ---------        ---------        ---------        ---------
   Total revenues .............................           --            430,762             --            430,762
                                                     ---------        ---------        ---------        ---------
OPERATING EXPENSES:
 Program and production .......................           --             84,102             --             84,102
 Selling, general and administrative ..........      $   1,500(g)        88,582             --             88,582
 Expenses realized from station barter
  arrangements ................................           --             23,147             --             23,147
 Amortization of program contract costs and net
  realizable value adjustments ................           --             69,687             --             69,687
 Deferred compensation ........................            934(h)           934             --                934
                                                     ---------        ---------        ---------        ---------
 Depreciation and amortization of property and
  equipment ...................................            (64)(i)       17,865             --             17,865
 Amortization of acquired intangible
  broadcasting assets, non-compete and
  consulting agreements and other assets ......         16,921(j)        82,402             --             82,402
                                                     ---------        ---------        ---------        ---------
   Total operating expenses ...................         19,291          366,719             --            366,719
                                                     ---------        ---------        ---------        ---------
   Broadcast operating income (loss) ..........        (19,291)          64,043             --             64,043
OTHER INCOME (EXPENSE):
 Interest expense .............................        (42,589)(k)     (122,489)       $  15,989 (o)     (106,500)
 Interest income ..............................         (3,235)(l)        2,557             --              2,557
 Other income (expense) .......................           --                817             --                817
                                                     ---------        ---------        ---------        ---------
   Income (loss) before (provision) benefit for
    income taxes and extraordinary item .......        (65,115)         (55,072)          15,989          (39,083)
(PROVISION) BENEFIT FOR INCOME TAXES ..........         28,768(m)        20,727           (6,396)(m)       14,331
                                                     ---------        ---------        ---------        ---------
   Net income (loss) before extraordinary item         (36,347)         (34,345)           9,593          (24,752)
EXTRAORDINARY ITEM:
 Loss on early extinguishment of debt, net of
  related income tax benefit of $3,357 ........           --             (4,912)            --             (4,912)
                                                     ---------        ---------        ---------        ---------
NET INCOME (LOSS) .............................      $ (36,347)       $ (39,257)       $   9,593        $ (29,664)
                                                     =========        =========        =========        =========

INCOME (LOSS) APPLICABLE TO COMMON STOCK ......                       $ (39,257)                        $ (29,664)
                                                                      =========                         =========
EARNINGS (LOSS) PER COMMON SHARE:
   Net income (loss) before extraordinary item                        $   (0.94)                        $   (0.60)
   Extraordinary item .........................                       $   (0.14)                        $   (0.12)
                                                                      ---------                         ---------
Net income (loss) per common share ............                       $   (1.08)                        $   (0.72)
                                                                      =========                         =========
WEIGHTED AVERAGE SHARES OUTSTANDING (in
 thousands) ...................................                          36,380(n)         5,000(p)        41,380
                                                                      =========        =========        =========

                         SINCLAIR BROADCAST GROUP, INC.
            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(a) The Flint T.V., Inc. column reflects the results of operations for WSMH for the year ended December 31, 1995 and for the period from January 1, 1996 to February 27, 1996, the date the Flint Acquisition was consummated.

(b) The Superior Communications Group, Inc. column reflects the results of operations for Superior for the year ended December 31, 1995 and for the period from January 1, 1996 to May 7, 1996, the date the Superior Acquisition was consummated.

(c) The KSMO column reflects the results of operations for the year ended December 31, 1995 and for the period from January 1, 1996 to June 30, 1996 as the transaction was consummated in July 1996.

(d) The WSTR column reflects the results of operations for the year ended December 31, 1995 and for the period from January 1, 1996 to June 30, 1996 as the transaction was consummated in August 1996.

(e) The River City column for the six months ended June 30, 1996 reflects the results of operations for River City (including KRRT, Inc.) for the period from January 1, 1996 to May 31, 1996, the date the River City Acquisition was consummated. The River City column for the year ended December 31, 1995 reflects the results of operations for River City (including KRRT, Inc.) for the year ended December 31, 1995, and the results of operations for Paramount Stations Group of Kerrville, Inc. (the predecessor business to KRRT, Inc.) for the seven months and three days ended August 3, 1995, the date of its acquisition by KRRT, Inc. In each case, the WSYX column removes the results of WSYX from the results of River City for the period.

(f) The WYZZ column reflects the results of operations for the year ended December 31, 1995 and for the period from January 1, 1996 to June 30, 1996 as the purchase transaction was consummated in July 1996.

(g) For 1995, corporate expenses have been adjusted to reflect the increased costs of operating River City during 1995 as a public company and the increased compensation expenses for senior executives of the Company as a result of the increased size of the Company due to the Recent Acquisitions.

     For 1996, corporate expenses have been adjusted to reflect the elimination of certain one time expenses (including bonuses paid to River City executives) in connection with the River City Acquisition and the addition of increased compensation expenses for senior executives of the Company as a result of the increased size of the Company due to the Recent Acquisitions.

(h) To record compensation expense related to options granted under the Long-Term Incentive Plan:

                                                          SIX MONTHS
                                                             ENDED      YEAR ENDED
                                                           JUNE 30,    DECEMBER 31,
                                                             1996          1995
                                                             ----          ----
Compensation expense related to the Long-Term
Incentive Plan on a pro forma basis ...................    $ 700           $934
Less: Compensation expense recorded by the Company
related to the Long-Term Incentive Plan................     (506)           --
                                                           -----           ----
                                                           $ 194           $934
                                                           =====           ====

(i) To record depreciation expense related to acquired tangible assets and eliminate depreciation expense recorded by WSMH, Superior, KSMO, WSTR, River City(e) and WYZZ. Tangible assets are to be depreciated over lives ranging from 5 to 29.5 years, calculated as follows:

                                                                                   SIX MONTHS ENDED
                                                                                     JUNE 30, 1996
                                                   -------------------------------------------------------------------------------
                                                    WSMH      SUPERIOR       KSMO        WSTR     RIVER CITY    WYZZ        TOTAL
                                                   -------    --------     -------     -------     -------     -------     -------
  Depreciation expense on acquired tangible
   assets .....................................    $    32     $   315     $   240     $   507     $ 3,965     $   159     $ 5,218
  Less: Depreciation expense recorded by WSMH,
   Superior, KSMO, WSTR, River City(e) and WYZZ         (4)       (373)       (374)       (284)     (5,120)         (6)     (6,161)
                                                   -------     -------     -------     -------     -------     -------     -------
  Pro forma adjustment ........................    $    28     $   (58)    $  (134)    $   223     $(1,155)    $   153     $  (943)
                                                   =======     =======     =======     =======     =======     =======     =======

                                                                                       YEAR ENDED
                                                                                   DECEMBER 31, 1995
                                                   -------------------------------------------------------------------------------
                                                     WSMH    SUPERIOR     KSMO         WSTR    RIVER CITY      WYZZ         TOTAL
                                                   --------  --------   --------     --------  ----------    --------     --------
  Depreciation expense on acquired tangible
   assets .....................................    $    192  $    945   $    480     $  1,014   $  9,516     $    318     $ 12,465
  Less: Depreciation expense recorded by WSMH,
   Superior, KSMO, WSTR, River City(e) and WYZZ         (20)   (1,660)      (632)        (585)    (9,611)         (21)     (12,529)
                                                   --------  --------   --------     --------   --------     --------     --------
  Pro forma adjustment ........................    $    172  $   (715)  $   (152)    $    429   $    (95)    $    297     $    (64)
                                                   ========  ========   ========     ========   ========     ========     ========

   (j) To record amortization expense related to acquired intangible assets and deferred financing costs and eliminate amortization expense recorded by WSMH, Superior, KSMO, WSTR, River City(e) and WYZZ. Intangible assets are to be amortized over lives ranging from 1 to 40 years, calculated as follows:

                                                                                     SIX MONTHS ENDED
                                                                                      JUNE 30, 1996
                                                      -----------------------------------------------------------------------------
                                                        WSMH     SUPERIOR     KSMO        WSTR      RIVER CITY    WYZZ      TOTAL
                                                      --------   --------   --------    --------    ----------  --------   --------
  Amortization expense on acquired intangible
   assets ........................................    $    167   $    827   $    180    $    285     $ 12,060   $     99   $ 13,618
  Deferred financing costs .......................        --          --        --           --         1,429        --       1,429
  Less: Amortization expense recorded by WSMH,
   Superior, KSMO, WSTR, River City(e) and WYZZ ..        --         (529)      --           (39)     (10,442)        (3)   (11,013)
                                                      --------   --------   --------    --------     --------   --------   --------
  Pro forma adjustment ...........................    $    167   $    298   $    180    $    246     $  3,047         96   $  4,034
                                                      ========   ========   ========    ========     ========   ========   ========

                                                                                        YEAR ENDED
                                                                                    DECEMBER 31, 1995
                                                      -----------------------------------------------------------------------------
                                                        WSMH    SUPERIOR     KSMO         WSTR      RIVER CITY    WYZZ       TOTAL
                                                      --------  --------   --------     --------    ----------  --------   --------
  Amortization expense on acquired intangible
   assets ........................................    $  1,002  $  2,481   $    360     $    570     $ 28,944   $    198   $ 33,555
  Deferred financing costs .......................         --        --        --            --         2,858        --       2,858
  Less: Amortization expense recorded by WSMH,
   Superior, KSMO, WSTR, River City(e) and WYZZ ..         (12)   (1,066)      (210)         (77)     (18,122)        (5)   (19,492)
                                                      --------  --------   --------     --------     --------   --------   --------
  Pro forma adjustment ...........................    $    990  $  1,415   $    150     $    493     $ 13,680   $    193   $ 16,921
                                                      ========  ========   ========     ========     ========   ========   ========

(k) To record interest expense for the six months ended June 30, 1996 on acquisition financing relating to Superior of $59,850 (under the Bank Credit Agreement at 8.0% for four months), KSMO and WSTR of $10,425 and $7,881, respectively (both under the Bank Credit Agreement at 8.0% for six months), River City (including KRRT) of $868,300 (under the Bank Credit Agreement at 8.0% for five months) and of $851 for hedging agreements related to the River City financing and WYZZ of $20,194 (under the Bank Credit Agreement at 8.0% for six months) and eliminate interest expense recorded. No interest expense has been recorded for WSMH as it has been assumed that the proceeds from the 1995 Notes were used to purchase WSMH.

                                                                              SIX MONTHS ENDED
                                                                               JUNE 30, 1996
                                                  ------------------------------------------------------------------------
                                                  SUPERIOR       KSMO         WSTR      RIVER CITY      WYZZ        TOTAL
                                                  --------     --------     --------    ----------    --------    --------
  Interest expense adjustment as noted above .    $  1,596     $    417     $    315     $ 29,032     $    808    $ 32,168
  Less: Interest expense recorded by,
   Superior, KSMO, WSTR, River City (e) and
   WYZZ ......................................        (457)        (823)      (1,127)     (12,352)        --       (14,759)
                                                  --------     --------     --------     --------     --------    --------
  Pro forma adjustment .......................    $  1,139     $   (406)    $   (812)    $ 16,680     $    808    $ 17,409
                                                  ========     ========     ========     ========     ========    ========


     To record interest expense for the year ended December 31, 1995 on acquisition financing relating to WSMH of $34,400 (under the Bank Credit Agreement at 8.5% for eight months and assuming that proceeds from the 1995 Notes were used to repay the additional acquisition financing relating to
     WSMH), Superior of $59,850 (under the Bank Credit Agreement at 8.5% for twelve months), KSMO and WSTR of $10,425 and $7,881, respectively (both under the Bank Credit Agreement at 8.5% for eight months and assuming that the proceeds from the 1995 Notes were used to repay additional acquisition financing relating to KSMO and WSTR), River City (including KRRT) of $868,300 (under the Bank Credit Agreement at 8.5% for twelve months) and of $851 for hedging agreements related to the River City financing and WYZZ of $20,194 (under the Bank Credit Agreement at 8.5% for eight months and assuming that the proceeds from the 1995 Notes were used to repay additional acquisition financing related to River City and WYZZ) and eliminate interest expense recorded.



                                                                                     YEAR ENDED
                                                                                  DECEMBER 31, 1995
                                              ------------------------------------------------------------------------------------
                                                WSMH      SUPERIOR       KSMO         WSTR      RIVER CITY      WYZZ        TOTAL
                                              --------    --------     --------     --------    ----------    --------    --------
Interest expense adjustment as noted above    $  1,949    $  5,087     $    591     $    447     $ 74,018     $  1,144    $ 83,236
Less: Interest expense recorded by WSMH,
Superior, KSMO, WSTR, River City(e) and
WYZZ .....................................        --        (1,579)      (2,039)      (2,506)     (34,523)        --       (40,647)
                                              --------    --------     --------     --------     --------     --------    --------
Pro forma adjustment .....................    $  1,949    $  3,508     $ (1,448)    $ (2,059)    $ 39,495     $  1,144    $ 42,589
                                              ========    ========     ========     ========     ========     ========    ========

(l) To eliminate interest income for the six months ended June 30, 1996 on public debt proceeds relating to WSMH, KSMO and WSTR and WYZZ of $34,400 (with a commercial bank at 5.7% for two months), $10,425 and $7,881 (both with a commercial bank at 5.7% for six months) and $20,194 (with a commercial bank at 5.7% for six months), respectively due to assumed utilization of excess cash for those acquisitions.

                                                                          SIX MONTHS ENDED
                                                                           JUNE 30, 1996
                                                -------------------------------------------------------------------
                                                  WSMH        KSMO       WSTR      RIVER CITY     WYZZ       TOTAL
                                                -------     -------     -------    ----------   -------     -------
Interest income adjustment as noted above ..    $  (327)    $  (297)    $  (226)    $    --     $  (576)    $(1,426)
Less: Interest income recorded by WSMH,
 KSMO, WSTR, River City(e) and WYZZ ........       --          --           (15)       (195)       --          (210)
                                                -------     -------     -------     -------     -------     -------
Pro forma adjustment .......................    $  (327)    $  (297)    $  (241)    $  (195)    $  (576)    $(1,636)
                                                =======     =======     =======     =======     =======     =======



   To eliminate interest income for the year ended December 31, 1995 on public debt proceeds relating to WSMH, KSMO, WSTR and WYZZ of $34,400, $10,425, $7,881 and $20,194 (all with a commercial bank at 5.7% for four months), respectively due to assumed utilization of excess cash for those acquisitions.


                                                                             YEAR ENDED
                                                                          DECEMBER 31, 1995
                                                -------------------------------------------------------------------
                                                 WSMH        KSMO         WSTR    RIVER CITY      WYZZ       TOTAL
                                                -------     -------     -------   ----------    -------     -------
Interest income adjustment as noted above ..    $  (654)    $  (198)    $  (149)    $  --       $  (384)    $(1,385)
Less: Interest income recorded by WSMH,
 KSMO, WSTR, River City(e) and WYZZ ........        (81)       --          --        (1,715)        (54)     (1,850)
                                                -------     -------     -------     -------     -------     -------
Pro forma adjustment .......................    $  (735)    $  (198)    $  (149)    $(1,715)    $  (438)    $(3,235)
                                                =======     =======     =======     =======     =======     =======

(m) To record tax (provision) benefit for recent acquisitions and for pro forma adjustments at the applicable statutory tax rates.


(n) Weighted average shares outstanding on a pro forma basis assumes that the 1,150,000 shares of Series B Preferred Stock were converted for 4,181,818 shares of $.01 par value Class A Common Stock as of the beginning of the period.

(o) To record interest expense reduction of $7,524 for 1996 and $15,989 from 1995 related to application of the Offering proceeds of $188,106 (at 8.0% for six months and 8.5% for twelve months for 1996 and 1995 respectively.)

(p) To record the additional shares outstanding upon completion of the Offering.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

   The operating revenues of the Company are derived from local and national advertisers and, to a much lesser extent, from Fox, ABC and CBS in the form of network compensation. The Company's primary operating expenses involved in owning or programming television and radio stations are syndicated program rights fees, commissions on revenues, employee salaries, news-gathering and promotion. Amortization and depreciation of costs associated with the acquisition of the stations and interest carrying charges are significant factors in determining the Company's overall profitability.

   Set forth below are the principal types of broadcast revenues received by the Company's stations for the periods indicated and the percentage contribution of each type to the Company's total gross broadcast revenues:


                             YEAR ENDED DECEMBER 31,
                              -------------------------------------------------------------------------
                                         1993                     1994                    1995
                              ----------------------   ----------------------   -----------------------
                             (DOLLARS IN THOUSANDS)
Broadcast Revenues
Local/regional
advertising ..............    $  39,925         48.6%  $  67,881         48.6%  $ 104,299         47.5%
National advertising .....       41,281         50.3      69,374         49.6     113,678         51.7
Network compensation .....          232          0.3         302          0.2         442          0.2
Political advertising ....          158          0.2       1,593          1.1         197          0.1
Production ...............          483          0.6         696          0.5       1,115          0.5
                              ---------        -----   ---------        -----   ---------        -----
Broadcast revenues .......       82,079        100.0%    139,846        100.0%    219,731        100.0%
Less: Agency commissions .      (12,547)                 (21,235)                 (31,797)
                              ---------                ---------                ---------
Net broadcast revenues ...       69,532                  118,611                  187,934
Barter revenues ..........        6,892                   10,743                   18,200
                              ---------                ---------                ---------
Total revenues ...........    $  76,424                $ 129,354                $ 206,134
                              =========                =========                =========


   Advertising revenues of the stations are generally highest in the fourth quarter of each year, due in part to increases in retail advertising in the period leading up to and including the holiday season. Advertising revenues are generally higher during election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

   The Company's primary types of programming and their approximate percentages of 1995 net broadcast revenues were Fox prime time (11.9%), children's programming (10.6%) and other syndicated programming (59.5%). Similarly, the Company's three largest categories of advertising and their approximate percentages of 1995 net broadcast revenues were automotive (16.9%), children's (10.6%) and fast food advertising (8.0%). No other advertising category accounted for more than 8% of the Company's net broadcast revenues in 1995. No individual advertiser accounted for more than 5% of any individual Company station's net broadcast revenues in 1995.

   In connection with the Recent Acquisitions, the Company significantly diversified its revenue base by adding a diverse group of television and radio stations. On a pro forma basis, the Company's Major Network affiliated television stations, Fox affiliated television stations, and radio group contributed 17.1%, 41.0% and 13.8%, respectively, of the Company's 1995 net revenue. Further, the Company incurred substantial indebtedness, as a result of which the Company's debt service requirements have increased over historical levels. In addition, the Company's non-cash charges for depreciation and amortization expense increased as a result of the fixed assets and goodwill acquired in the Recent Acquisitions.

   The following table sets forth certain operating data of the Company for the years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1995 and June 30, 1996.


                                                         YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED
                                                 ------------------------------------     ----------------------
                                                                                          JUNE 30,       JUNE 30,
                                                     1993         1994         1995         1995          1996
                                                     ----         ----         ----         ----          ----
                                                                      (DOLLARS IN THOUSANDS)
                                                                                               (UNAUDITED)
Operating Data:
 Net broadcast revenues .......................    $ 69,532     $118,611     $187,934     $ 88,724     $117,339
 Barter revenues ..............................       6,892       10,743       18,200        8,150        9,571
                                                   --------     --------     --------     --------     --------
 Total revenues ...............................      76,424      129,354      206,134       96,874      126,910
 Operating expenses, excluding depreciation and
  amortization, deferred compensation and
  special bonuses paid to executive officers ..      32,197       50,467       80,446       38,731       52,826
 Depreciation and amortization ................      22,584       55,665       80,410       38,801       45,493
 Deferred compensation ........................        --           --           --           --            506
 Special bonuses paid to executive officers ...      10,000        3,638         --           --           --
                                                   --------     --------     --------     --------     --------
 Broadcast operating income ...................    $ 11,643     $ 19,584     $ 45,278     $ 19,342     $ 28,085
Other Data:
 Broadcast cash flow(a) .......................    $ 37,596     $ 67,597     $111,124     $ 50,471     $ 65,079
 Broadcast cash flow margin ...................        54.1%        57.0%        59.1%        56.9%        55.5%
 Operating cash flow(b) .......................    $ 35,504     $ 64,625     $105,750     $ 48,285     $ 62,013
 Operating cash flow margin ...................        51.1%        54.5%        56.3%        54.4%        52.8%
 After tax cash flow(c) .......................    $ 18,773     $ 33,124     $ 60,371     $ 26,908     $ 35,927
 After tax cash flow per share (d) ............    $   0.65     $   1.14     $   1.87     $    .91     $   1.03
 Program contract payments ....................    $  8,723     $ 14,262     $ 19,938     $  9,858     $ 12,071
 Program contract payments as a percentage of
  net broadcast revenue .......................        12.5%        12.0%        10.6%        11.1%        10.3%
 Corporate expense ............................    $  2,092     $  2,972     $  5,374     $  2,186     $  3,066

--------------------

(a) "Broadcast cash flow" is defined as broadcast operating income plus corporate overhead expense, special bonuses paid to executive officers, non-cash deferred compensation, depreciation and amortization, including both tangible and intangible assets and program rights, less cash payments for program rights. Cash program payments represent cash payments made for current program rights payable and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered unusual and non-recurring. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measure of performance prepared in accordance with generally accepted accounting principles.

(b) "Operating cash flow" is defined as broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Operating cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(c) "After tax cash flow" is defined as net income (loss) before extraordinary items plus depreciation and amortization (including film amortization), less program contract payments, plus non-cash deferred compensation-expense, plus special bonuses paid to executive officers, and plus deferred tax provision or minus deferred tax benefit. After tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(d) "After tax cash flow per share" is defined as after tax cash flow divided by weighted average shares outstanding.

RESULTS OF OPERATIONS


   Six Months Ended June 30, 1995 and 1996. Total revenues increased from $96.9 million for the six months ended June 30, 1995 to $126.9 million for the six months ended June 30, 1996, or 31.0%. When excluding the effects of non-cash barter transactions, net broadcast revenues for the six months ended June 30, 1996 increased by 32.2% over the six months ended June 30, 1995. These increases in broadcast revenues were primarily the result of the acquisitions of WTVZ and WLFL, and the entering into LMA agreements with WABM and WDBB (the "1995 Acquisitions"), and the Recent Acquisitions, as well as television broadcast revenue growth in each of the Company's markets.

   Operating expenses excluding depreciation and amortization increased from $38.7 million for the six months ended June 30, 1995 to $52.8 million for the six months ended June 30, 1996, or 36.4%. This increase in expenses was largely attributable to operating costs associated with acquisitions, an increase in LMA fees resulting from LMA transactions, and an increase in corporate overhead expense and non-cash deferred compensation expense.


   Broadcast operating income increased from $19.3 million for the six months ended June 30, 1995 to $28.1 million for the six months ended June 30, 1996, or 45.6%. This increase is primarily attributable to the 1995 Acquisitions and the Recent Acquisitions.

   Interest expense increased from $19.7 million for the six months ended June 30, 1995 to $27.6 million for the six months ended June 30, 1996, or 40.1%. The interest expense increase related to indebtedness under the 1995 Notes and indebtedness under the Bank Credit Agreement incurred by the Company to finance the River City Acquisition.


   Interest and other income increased from $1.3 million for the six months ended June 30, 1995 to $3.2 million for the six months ended June 30, 1996 or 146.2%. This increase primarily resulted from the increase in cash balances that remained from the Company's offering of the 1995 Notes.

   Income tax provision increased from $462,000 for the six months ended June 30, 1995 to $2.1 million for the six months ended June 30, 1996. This increase primarily relates to the increase in pre-tax income between periods.

   The deferred tax asset decreased from $21.0 million at December 31, 1995 to $4.0 million as of June 30, 1996 and the effective tax rate increased from 51% for the twelve months ended December 31, 1995 to 58% for the six months ended June 30, 1996 primarily due to the Superior Acquisition.

   Net income increased from $507,000 or $0.02 per share for the six months ended June 30, 1995 to $1.5 million or $0.04 per share for the six months ended June 30, 1996.

   Broadcast cash flow increased from $50.5 million for the six months ended June 30, 1995 to $65.1 million for the six months ended June 30, 1996, or 28.9%.

   Operating cash flow increased from $48.3 million for the six months ended June 30, 1995 to $62.0 million for the six months ended June 30, 1996, or 28.4%.

   Years ended December 31, 1994 and 1995. Total revenues increased from $129.4 million for the year ended December 31, 1994 to $206.1 million for the year ended December 31, 1995, or 59.3%. This increase includes revenues from the 1995 Acquisitions. This increase also includes the first full year of revenues from the acquisition of WCGV and WTTO and the entering into LMA agreements with WNUV and WVTV, and FSFA (the "1994 Acquisitions"). When excluding the effect of non-cash barter transactions net broadcast revenues increased from $118.6 million for the year ended December 31, 1994 to $187.9 million for the year ended December 31, 1995, or 58.4%.

   These increases in net broadcast revenues were primarily a result of the 1994 and 1995 Acquisitions and LMA transactions consummated by the Company, as well as television broadcast revenue growth in each of the Company's markets. WPGH, the Pittsburgh Fox affiliate, achieved in excess of 14% net broadcast revenue growth for the year ended December 31, 1995 compared to the year ended December 31, 1994 primarily attributable to a new metered rating service that began in May 1995 which established significant improvement in WPGH's market rating. WBFF, the Fox affiliate in Baltimore and WCGV, the former Fox affiliate, now a UPN affiliate in Milwaukee, both achieved in excess of 10% net broadcast revenue growth as these stations began capitalizing on the advantages of having an LMA in these markets.

   Operating expenses excluding depreciation and amortization and special bonuses paid to executive officers increased from $50.5 million for the year ended December 31, 1994 to $80.4 million for the year ended December 31, 1995. These increases in expenses were primarily attributable to increases in operating expenses relating to the 1994 and 1995 Acquisitions, including the payment of LMA fees which increased 409% to approximately $5.6 million for the year ended December 31, 1995 as compared to $1.1 million for the year ended December 31, 1994. Corporate overhead expenses increased 80.8% for the year ended December 31, 1995 as compared to the year ended December 31, 1994. This is partially due to increased expenses associated with being a public company (e.g., directors and officers insurance, travel expenses and professional fees) and to executive bonus accruals for executive bonuses which were paid based on achieving in excess of 20% growth percentages in pro forma broadcast cash flow for the year 1995 compared to 1994.

   Broadcast operating income increased from $19.6 million for the year ended December 31, 1994 to $45.3 million for the year ended December 31, 1995, or 131.1%. The increase in broadcast operating income was primarily a result of the 1994 and 1995 Acquisitions and the increase in television broadcast revenues in each of the Company's markets, and was partially offset by increased amortization expenses related to the 1994 and 1995 Acquisitions.

   Interest expense increased from $25.4 million for the year ended December 31, 1994 to $39.3 million for the year ended December 31, 1995, or 54.7%. The major component of this increase in interest expense was increased borrowings under the Bank Credit Agreement to finance the 1994 and 1995 Acquisitions. During August of 1995, the Company issued the 1995 Notes and used a portion of the net proceeds to repay outstanding indebtedness under the Bank Credit Agreement and the remainder to increase the Company's cash balance by $91.4 million. The interest expense related to the 1995 Notes was approximately $10.0 million in 1995. This increase was partially offset by the application of the net proceeds of an offering of Class A Common Stock to reduce a portion of the indebtedness under the Bank Credit Agreement during June 1995. Interest expense was also reduced as a result of the application of net cash flow from operating activities to further decrease borrowings under the Bank Credit Agreement.


   Interest and other income increased from $2.4 million for the year ended December 31, 1994 to $4.2 million for the year ended December 31, 1995, or 75.0%. The increase in interest income resulted primarily from the increase in cash balances that remained from the proceeds of the 1995 Notes. Income (loss) before benefit (provision) for income taxes and extraordinary items increased from a loss of $3.4 million for the year ended December 31, 1994 to income of $10.2 million for the year ended December 31, 1995.

   Net income (loss) available to common shareholders improved from a loss of $2.7 million for the year ended December 31, 1994 to income of $76,000 for the year ended December 31, 1995. In August 1995, the Company consummated the sale of the 1995 Notes generating net proceeds to the Company of $293.2 million. The net proceeds from the 1995 Notes were utilized to repay outstanding indebtedness under the Bank Credit Agreement of $201.8 million with the remainder being retained for general corporate purposes including potential future acquisitions. In conjunction with the early retirement of the indebtedness under the Bank Credit Agreement, the Company recorded an extraordinary loss of $4.9 million net of a tax benefit of $3.4 million, related to the write off of deferred financing costs under the Bank Credit Agreement.

   Broadcast cash flow increased from $67.6 million for the year ended December 31, 1994 to $111.1 million for the year ended December 31, 1995, or 64.3%. This increase in broadcast cash flow was primarily due to the 1994 and 1995 Acquisitions, growth in market revenues and a reduction in program payments as a percentage of net broadcast revenues from 12.0% for the year ended December 31, 1994 to 10.6% for the year ended December 31, 1995.

   Operating cash flow increased from $64.6 million for the year ended December 31, 1994 to $105.8 million for the year ended December 31, 1995, or 63.8%.

   Years Ended December 31, 1993 and 1994. Total revenues increased from $76.4 million for the year ended December 31, 1993 to $129.4 million for the year ended December 31, 1994, or 69.4%. This increase includes revenues from the 1994 Acquisitions. When excluding the effect of revenues generated by the 1994 Acquisitions and non-cash revenues recognized from barter arrangements, total revenues increased 12.4% for the year ended December 31, 1994 from the year ended December 31, 1993. Net revenues for WPGH during this period increased despite the loss of Arbitron meter service in the Pittsburgh market at the end of 1993. The Company believes that Arbitron meter service was a more accurate system than the diary service which replaced meter service in the Pittsburgh market, and that the presence of meter service provides benefits to UHF stations, such as WPGH. In May 1995 the Nielsen system in Pittsburgh was upgraded to a meter system.

   Operating expenses excluding depreciation and amortization and special bonuses paid to executive officers increased from $32.2 million for the year ended December 31, 1993 to $50.5 million for the year ended December 31, 1994, or 56.8%. This increase was primarily due to the 1994 Acquisitions.

   Broadcast operating income increased from $11.6 million for the year ended December 31, 1993 to $19.6 million for the year ended December 31, 1994, or 69.0%. When excluding the effects of special bonuses paid to executive officers during 1993 and 1994, broadcast operating income increased $1.6 million, or 7.3%, for the year ended December 31, 1994 as compared to the year ended
December 31, 1993. Depreciation and amortization increased from $22.6 million for the year ended December 31, 1993 to $55.7 million for the year ended December 31, 1994, or 146.5%. This increase was due primarily to amortization and depreciation expenses related to the 1994 Acquisitions as well as an increase in net realizable value adjustments recorded during the year ended December 31, 1994 of $7.1 million compared to net realizable value adjustments recorded during the year ended December 31, 1993 of $1.6 million.

   Interest expense increased from $12.9 million for the year ended December 31, 1993 to $25.4 million for the year ended December 31, 1994, or 96.9%. This
increase  was  due  to  increased   interest   expenses   related  to  the  1994
Acquisitions, including interest expense related to holding $100.0 million of proceeds of the 1993 Notes in escrow during the first quarter of 1994. The Company subsequently redeemed $100.0 million of the 1993 Notes and financed a portion of the 1994 Acquisitions through borrowings under the Bank Credit Agreement. The Company maintains interest rate caps and floors on a portion of its indebtedness under the Bank Credit Agreement. In 1994, the effect of these interest rate caps and floors purchased, including the amortization of the premium cost of the agreements, was to increase interest expense by an additional $171,000.

   Interest and other income increased from $2.1 million for the year ended December 31, 1993 to $2.4 million for the year ended December 31, 1994, or 14.3%. An increase in interest income was realized in 1994 primarily due to investment of the proceeds of the 1993 Notes during the time such proceeds were held in escrow in the first quarter of 1994, and due to interest on greater cash balances in the second quarter of 1994. These increases in interest income in 1994 were offset partially by life insurance proceeds received during the year ended December 31, 1993 that were recorded as other income.

   Income (loss) before (provision) benefit for income taxes and extraordinary items decreased from income of $0.9 million for the year ended December 31, 1993 to a loss of $3.4 million for the year ended December 31, 1994.

   Net loss decreased from $7.9 million for the year ended December 31, 1993 to $2.7 million for the year ended December 31, 1994. When excluding the effects of special bonuses paid to executive officers in 1993 and 1994, net loss decreased $0.3 million for the year ended December 31, 1993 as compared to the year ended December 31, 1994, primarily due to the increase in depreciation and amortization expense described above.

   The net loss for the year ended December 31, 1993 includes extraordinary items related to a gain of $1.3 million on the purchase of warrants and a loss of $9.2 million, net of the related income tax benefit, on repayment of commercial bank debts and redemption of $100.0 million in principal amount of the 1993 Notes.

   Broadcast cash flow increased from $37.6 million for the year ended December 31, 1993 to $67.6 million for the year ended December 31, 1994, or 79.8%. The increase in broadcast cash flow was a direct result of the 1994 Acquisitions and the strong economic environment in broadcasting.

   Operating cash flow increased from $35.5 million for the year ended December 31, 1993 to $64.6 million for the year ended December 31, 1994, or 82.0%.

LIQUIDITY AND CAPITAL RESOURCES


   The capital structure of the Company consists of the Company's outstanding long-term debt and stockholders' equity. The stockholders' equity consists of common stock, preferred stock, additional paid in capital and accumulated deficit. The Company's decrease in cash from $112.5 million at December 31, 1995 to $4.2 million at June 30, 1996 primarily resulted from cash payments made relating to acquisitions and repayments of debt under the Bank Credit Agreement. The Company's primary source of liquidity is cash provided by operations and availability under the Bank Credit Agreement. As of September 30, 1996, approximately $125.5 million was available for draws under the Bank Credit Agreement. Although completion of the Offering and application of the proceeds as set forth in "Use of Proceeds" would not increase the amount available for draws under the Bank Credit Agreement (except to the extent amounts repaid under the Revolving Credit Facility can be reborrowed) on a pro forma basis as of June 30, 1996, the Company would have had the capacity to incur approximately $300 million of additional indebtedness without violating restrictive covenants in the Bank Credit Agreement and the Indentures.

   The Company has previously announced that it intended to offer up to $200 million aggregate liquidation preference of preferred stock pursuant to a separate prospectus or in a private placement and concurrent with the Offering. Although the Company does not now intend to complete the sale of preferred stock concurrent with the closing of the Offering, it continues to intend to make such an offering depending on market conditions, but there can be no assurance as to the timing of such an offering or whether such an offering will in fact be consummated.

   Net cash flow from operating activities decreased from $13.9 million for the six months ended June 30, 1995 to $5.6 million for the six months ended June 30, 1996. The Company made income tax payments of $7.5 million during the six months ended June 30, 1995 compared to $5.6 million for the six months ended June 30, 1996 due to anticipated tax benefits generated by the Recent Acquisitions. The Company made interest payments on outstanding indebtedness of $19.5 million during the six months ended June 30, 1995 compared to $29.5 million for the six months ended June 30, 1996 due to the additional interest expense relating to the 1995 Notes and additional borrowings under the Bank Credit Facility to finance the purchase of River City and KRRT. Program rights payments increased from $9.9 million for the six months ended June 30, 1995 to $12.1 million for the six months ended June 30, 1996, primarily as a result of the 1995 Acquisitions, which occurred during the six months ended June 30, 1995 and therefore resulted in less than a full six months of film payments in 1995. The Company also made a $20.0 million payment of debt acquisition costs relating to the financing required to consummate the River City Acquisition.

   Net cash flow used in investing activities was $109.5 million for the six months ended June 30, 1995 compared to $942.1 million for the six months ended June 30, 1996. During February 1996, the Company completed the Flint Acquisition for $35.4 million at which time the balance due to the seller of $34.4 million was paid from the Company's existing cash balance. In January 1996, the Company made a cash payment of $1.0 million relating to the acquisition of the license and non-license assets of WYZZ in Peoria, Illinois which was consummated in July 1996 for a total purchase price of $21.1 million. In May 1996, the Company completed the Superior Acquisition and made cash payments totaling $63.0 million relating to the transaction. Also in May 1996, the Company completed the River City Acquisition and made related cash payments totaling $838.7 million.

   Net cash flow from financing activities was $96.6 million for the six months ended June 30, 1995 compared to $828.3 million for the six months ended June 30, 1996. In May 1996, the Company utilized available indebtedness of $60.0 million for the Superior Acquisition and simultaneously repaid indebtedness of $25.0 million. Also in May 1996, the Company utilized available indebtedness of $835.0 million for the River City Acquisition and simultaneously repaid indebtedness of $36.0 million.

   The Company has the rights to air numerous syndicated programs. As of June 30, 1996, the Company had commitments totaling $150.2 million to acquire future program rights, some of which extend into the year 2004.

   Under the Bank Credit Agreement, the Company was required to enter into interest rate hedging agreements to protect up to 75% of the outstanding balances under the term loans thereunder for three years from the original date of the Bank Credit Agreement. The interest rate protection agreements were required to protect the covered amounts, to a maximum rate of 9.5%, including any spread paid to the lending banks. The Company obtained the required interest rate protection at a cost of $1.1 million. The Company exchanged interest rate caps on approximately $160.0 million in indebtedness during the three months ended June 30, 1995 for certain interest rate swaps which fixed interest on such indebtedness at rates between 5.85% and 7.00%. The Company has modified these swaps to meet the requirements under the Bank Credit Agreement. The Company is amortizing these costs over the lives of the agreements and has not recognized any gain on them.


   The Company has the option to purchase all of the assets of River City relating to WSYX-TV in Columbus, Ohio for $130 million plus the amount of debt secured by such assets outstanding at the time of purchase (not to exceed $105 million). See "Business -- Acquisition Strategy." The Company believes that, following completion of the Offering, the Company will have the capacity to incur additional indebtedness to exercise the option (if it decides to do so) without violating restrictive covenants in the Bank Credit Agreement or the Indentures. See "Description of Indebtedness."

   The Company anticipates that funds from operations, existing cash balances and availability of the Revolving Credit Facility under the Bank Credit Agreement will be sufficient to meet its working capital, capital expenditures and debt service requirements for the foreseeable future. However, to the extent such funds are not sufficient, the Company may need to incur additional indebtedness, refinance existing indebtedness or raise funds from the sale of additional equity. The Bank Credit Agreement and the Indentures would restrict the incurrence of additional indebtedness and the use of proceeds of an equity issuance.

INCOME TAXES


   A $1.8 million tax provision and a $2.1 million tax provision was recognized for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively. The provision at December 31, 1995 was comprised of a $5.2 million tax provision relating to the Company's income before provision for income taxes and an extraordinary item offset by a $3.4 million income tax benefit relating to the extraordinary loss on early extinguishments of debt. The tax provision and tax benefit reflects a 51% and 58% effective rate at December 31, 1996 and at June 30, 1996, respectively which is higher than the statutory rate which is primarily due to the non-deductibility of goodwill relating to the repurchase of Common Stock in 1990. After giving effect to these changes the Company had net deferred tax assets of $21.0 million and $4.0 million at December 31, 1995 and at June 30, 1996, respectively. The realization of the net deferred tax asset is contingent upon the Company's ability to generate sufficient future taxable income to realize the future tax benefits associated with the net deferred tax asset. The Company believes that the net deferred asset will be realized through future operating results. This belief is based upon 1995 taxable income and the projection of future years' results. Given that the taxable income for the year ended December 31, 1995 was approximately $10.2 million before the non-recurring charge for loss on early extinguishment of debt, the Company anticipates that the impact of the recently acquired operations will contribute to the generation of sufficient taxable income to ensure the realization of the net deferred asset.

   A $600,000 tax benefit was recognized for the year ended December 31, 1994, which was 19.1% of the Company's loss before provision for income taxes. This benefit was lower than the benefit calculated at statutory rates primarily due to the non-deductible goodwill amortization. After effecting for these changes the Company had net deferred tax assets of $12.5 million as of December 31, 1994.

CERTAIN ACCOUNTING MATTERS

   The Financial Accounting Standards Board has issued SFAS No. 121 "Accounting for the Impairment of Long Lived Assets," and SFAS No. 123, "Accounting for stock based compensation." The adoption of these standards is not expected to have a material effect on the Company's results of operations or financial condition.

                                INDUSTRY OVERVIEW

TELEVISION BROADCASTING

   A substantial number of commercial television stations in the United States are affiliated with ABC, CBS or NBC (the "Major Networks"). Each Major Network provides the majority of its affiliates' programming each day without charge in exchange for a substantial majority of the available advertising time in the programs supplied. Each Major Network sells this advertising time and retains the revenue. The affiliate receives compensation from the Major Network and retains the revenue from time sold during breaks in and between network programs and in programming the affiliate produces or purchases from non-network sources.

   In contrast to stations affiliated with Major Networks, an independent station supplies over-the-air programming through the acquisition of rights to broadcast programs through syndication. This syndicated programming is generally acquired by the independent stations for cash and occasionally barter. Independent stations which acquire a program through syndication are usually given exclusive rights to show the program in the station's market for either a period of years or a number of episodes agreed upon between the independent station and the syndicator of the programming. Types of syndicated programs aired on the independent stations include feature films, popular series previously shown on network television and series produced for direct distribution to television stations.

   Fox has established an affiliation of independent stations, commonly known as the "fourth network," which operates on a basis similar to the Major Networks. However, the 15 hours per week of programming supplied by Fox to its affiliates are significantly less than that of the Major Networks and as a result, Fox affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than Major Network affiliates. As of August 1, 1996, Fox had 165 affiliated stations broadcasting to 94.6% of U.S. television households.

   During 1994, UPN established an affiliation of independent stations which began broadcasting in January 1995 and operates on a basis similar to Fox. However, UPN currently supplies only 10 hours of programming per week to its affiliates, which is significantly less than that of Fox and, as a result, UPN affiliates retain a significantly higher portion of the available inventory of broadcast time for their own use than affiliates of Fox or the Major Networks. As of August 1, 1996, UPN had 84 affiliated stations broadcasting to 73.0% of U.S. television households.

   In 1994 Warner Brothers announced its intention to establish a separate affiliation of independent television stations similar to UPN, and began broadcasting in January 1995. The amount of programming supplied by Warner Brothers to its affiliates in 1996 is 7 hours per week, but Warner Brothers also has indicated an intention to expand the programming over time to seven nights per week. As of August 1, 1996, Warner Brothers had 98 affiliated stations broadcasting to 84% of U.S. television households.

   Television stations derive their revenues primarily from the sale of national, regional and local advertising. All network-affiliated stations, including those affiliated with Fox and others, are required to carry spot advertising sold by their networks. This reduces the amount of advertising available for sale directly by the network-affiliated stations. Network affiliates generally are compensated for the broadcast of network advertising. The compensation paid is negotiated, station-by-station, based on a fixed formula, subject to certain adjustments. Stations directly sell all of the remaining advertising to be inserted in network programming and all of the advertising in non-network programming, retaining all of the revenues received from these sales of advertising, less any commissions paid. Through barter and cash-plus-barter arrangements, however, a national syndicated program distributor typically retains a portion of the available advertising time for programming it supplies, in exchange for no or reduced fees to the station for such programming.

   Advertisers wishing to reach a national audience usually purchase time directly from the Major Networks, the Fox network, UPN, or Warner Brothers, or advertise nationwide on an ad hoc basis. National advertisers who wish to reach a particular region or local audience buy advertising time directly from local stations through national advertising sales representative firms. Additionally, local businesses purchase advertising time directly from the stations' local sales staff. Advertising rates are based upon factors which include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, demographic characteristics of the DMA served by the station, the availability of alternative advertising media in the DMA, aggressive and knowledgeable sales forces and the development of projects, features and marketing programs that tie advertiser messages to programming. Because broadcast television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, will adversely affect the broadcast business. Conversely, increases in advertising budgets and may contribute to an increase in the revenue and operating cash flow of a particular broadcast television station.

   Information regarding competition in the television broadcast industry is set forth under "Business -- Competition."

RADIO BROADCASTING

   The primary source of revenues for radio stations is generated from the sale of advertising time to local and national spot advertisers and national network advertisers. During the past decade, local advertising revenue as a percentage of total radio advertising revenue in a given market has ranged from approximately 79% to 82%. The growth in total radio advertising revenue tends to be fairly stable and has generally grown at a rate faster than the Gross Domestic Product ("GDP"). Total domestic radio advertising revenue reached an all-time record of $11.3 billion in 1995, as reported by the Radio Advertising Bureau (the "RAB"), the highest level in the industry's history.

   According to the RAB's Radio Marketing Guide and Fact Book for Advertisers, 1994-1995, radio reaches approximately 96% of all Americans over the age of 12 every week. More than one-half of all radio listening is done outside the home, in contrast to other advertising media. The average adult listener spends approximately three hours and 20 minutes per day listening to radio. Most radio listening occurs during the morning, particularly between the time a listener wakes up and the time the listener reaches work. This "morning drive time" period reaches more than 85% of people over the age of 12 and, as a result, radio advertising sold during this period achieves premium advertising rates. Radio listeners have gradually shifted over the years from AM to FM stations. FM reception, as compared to AM, is generally clearer and provides greater total range and higher fidelity. In comparison to AM, FM's listener share is now in excess of 75%, despite the fact that the number of AM and FM commercial stations in the United States is approximately equal.

   Radio is considered an efficient, cost-effective means of reaching specifically identified demographic groups. Stations are typically classified by their on-air format, such as country, adult contemporary, oldies and news/talk. A station's format and style of presentation enable it to target certain demographics. By capturing a specific share of a market's radio listening audience, with particular concentration in a targeted demographic, a station is able to market its broadcasting time to advertisers seeking to reach a specific audience. Advertisers and stations utilize data published by audience measuring services, such as Arbitron, to estimate how many people within particular geographical markets and demographics listen to specific stations.

   The number of advertisements that can be broadcast without jeopardizing listening levels (and the resulting ratings) is limited in part by the format of a particular station and the local competitive environment. Although the number of advertisements broadcast during a given time period may vary, the total number of advertisements broadcast on a particular station generally does not vary significantly from year to year.

   A station's local sales staff generates the majority of its local and regional advertising sales through direct solicitations of local advertising agencies and businesses. To generate national advertising sales, a station usually will engage a firm that specializes in soliciting radio advertising sales on a national level. National sales representatives obtain advertising principally from advertising agencies located outside the station's market and receive commissions based on the revenue from the advertising obtained.

   Information regarding competition in the radio broadcast industry is set forth under "Business -- Competition."

                                    BUSINESS

   The Company is a diversified broadcasting company that owns or provides programming services to more television stations than any other commercial broadcasting group in the United States. The Company currently owns or provides programming services to 28 television stations and has an option to acquire one additional television station. The Company believes it is also one of the top 20 radio groups in the United States, when measured by the total number of radio stations owned, programmed or with which the Company has Joint Sales Agreements
(JSAs). The Company owns or provides programming services to 21 radio stations, has pending acquisitions of two radio stations (one of which it currently programs pursuant to a local marketing agreement (LMA)), has JSAs with three radio stations and has options to acquire an additional seven radio stations.

   The 28 television stations the Company owns or programs pursuant to LMAs are located in 20 geographically diverse markets, with 23 of the stations in the top 51 television DMAs in the United States. The Company's television station group is diverse in network affiliation with 10 stations affiliated with Fox, 11 with UPN, two with ABC and one with CBS. Four stations operate as Independents.

   The Company's radio station group is also geographically diverse with a variety of programming formats including country, urban, news/talk/sports, album/progressive rock and adult contemporary. Of the 25 stations owned, programmed or with which the Company has a JSA, 12 broadcast on the AM band and 13 on the FM band. The Company owns or programs from two to seven stations in all but one of the radio markets it serves.

   The Company has undergone rapid and significant growth over the course of the last five years. Beginning with the acquisition of WPGH in Pittsburgh in 1991, the Company has increased the number of television stations it owns or programs from three to 28. From 1991 to 1995, net broadcast revenues and operating cash flow increased from $39.7 million to $187.9 million, and from $15.5 million to $105.8 million, respectively. Pro forma for the acquisitions described below, 1995 net broadcasting revenue and operating cash flow would have been $406.4 million and $190.6 million, respectively.

TELEVISION BROADCASTING

   The following table sets forth certain information regarding the television stations owned and operated or provided programming services by the Company and the markets in which they operate:

                                                                                     NUMBER OF
                                                                                    COMMERCIAL               EXPIRATION
                          MARKET                                                    STATIONS IN   STATION      DATE OF
         MARKET           RANK(A)  STATIONS    STATUS(B)   CHANNEL   AFFILIATION   THE MARKET(C)  RANK(D)    FCC LICENSE
-----------------------  -------- ---------- ------------ --------- ------------- -------------- --------- --------------
Pittsburgh,               19      WPGH       O&O             53        FOX              6              4         8/1/99
Pennsylvania...........           WPTT       LMA             22        UPN                             5         8/1/99
St. Louis, Missouri ...   20      KDNL       LMA (e)         30        ABC              7              5         2/1/98
Sacramento,
California.............   21      KOVR       LMA (e)         13        CBS              8              3         2/1/99
Baltimore, Maryland ...   23      WBFF       O&O             45        FOX                             4         10/1/96 (j)
                                  WNUV       LMA             54        UPN              5              5         10/1/01 (j)
Indianapolis, Indiana .   25      WTTV       LMA (e)          4        UPN                             4         8/1/97
                                  WTTK       LMA (e)(f)      29        UPN              8              4 (f)     8/1/97
Cincinnati, Ohio.......   29      WSTR       O&O             64        UPN              5              5         10/1/97
Raleigh-Durham,
North Carolina            30      WLFL       O&O             22        FOX              7              3         12/1/96 (j)
                                  WRDC       LMA             28        UPN                             5         12/1/96 (j)
Milwaukee, Wisconsin ..   31      WCGV       O&O             24        UPN                             4         12/1/97
                                  WVTV       LMA             18        IND(i)           6              5         12/1/97
Kansas City, Missouri .   32      KSMO       O&O             62        UPN              7              5         2/1/98
Columbus, Ohio.........   34      WTTE       O&O             28        FOX              5              4         10/1/97
Asheville, North
Carolina and
Greenville/
Spartanburg/Anderson,
South
Carolina                  35      WFBC       LMA (g)         40        IND(i)           6              5         12/1/96 (j)
                                  WLOS       LMA (e)         13        ABC              6              3         12/1/96 (j)
San Antonio, Texas ....   37      KABB       LMA (e)         29        FOX                             4         8/1/98
                                  KRRT       LMA (h)         35        UPN              7              6         8/1/98
Norfolk, Virginia......   40      WTVZ       O&O             33        FOX              6              4         10/1/96 (j)
Oklahoma City,
Oklahoma...............   43      KOCB       O&O             34        UPN              7              5         6/1/98
Birmingham, Alabama ...   51      WTTO       O&O             21        IND(i)                          4         4/1/97
                                  WABM       LMA             68        UPN              5              5         4/1/97
Flint/Saginaw/Bay City,
Michigan...............   60      WSMH       O&O             66        FOX              5              4         10/1/97
Lexington, Kentucky ...   68      WDKY       O&O             56        FOX              5              4         8/1/97
Des Moines, Iowa.......   72      KDSM       LMA (e)         17        FOX              4              4         2/1/98
Peoria/Bloomington,
Illinois...............  109      WYZZ       O&O             43        FOX              4              4         12/1/97
Tuscaloosa, Alabama ...  187      WDBB       LMA             17        IND(i)           2              2         4/1/97

(a) Rankings are based on the relative size of a station's DMA among the 211 generally recognized DMAs in the United States as estimated by Nielsen.

(b) "O&O" refers to stations owned and operated by the Company and "LMA" refers to stations to which the Company provides programming services pursuant to an LMA.

(c) Represents the number of television stations designed by Nielsen as "local" to the DMA, excluding public television stations and stations which do not meet the minimum Nielsen reporting standards (weekly cumulative audience of at least 2.5%) for the Sunday- Saturday, 6:00 a.m. to 2:00 am. time period.

                                         (Footnotes continued on following page)

(d) The rank of each station in its market is based upon the May 1996 Nielsen estimates of the percentage of persons tuned to each station in the market from 6:00 a.m. to 2:00 a.m., Sunday-Saturday.

(e) Non-License Assets acquired from River City and option exercised to acquire License Assets. Will become owned and operated upon FCC approval of transfer of License Assets and closing of acquisition of License Assets.

(f) WTTK currently simulcasts all of the programming aired on WTTV and the station rank applies to the combined viewership of these stations.

(g) Non-License Assets acquired from River City. License Assets to be acquired by Glencairn upon FCC approval of transfer of License Assets.

(h) River City provided programming to this station pursuant to an LMA. The Company acquired River City's rights under the LMA from River City and the Non-License Assets from the owners of this station. The License Assets are to be transferred to Glencairn upon FCC approval of transfer of assets.

(i) "IND" or "Independent" refers to a station that is not affiliated with any of ABC, CBS, NBC, Fox, UPN or Warner Brothers.

(j)  License renewal pending.

OPERATING STRATEGY

   The Company's television operating strategy includes the following key elements.

ATTRACTING VIEWERSHIP
---------------------

   Popular Programming. The Company believes that an important factor in attracting viewership to its stations is their network affiliations with Fox, UPN, ABC and CBS. These affiliations enable the Company to attract viewers by virtue of the quality first-run original programming provided by these networks and the networks' promotion of such programming. The Company also seeks to obtain, at attractive prices, popular syndicated programming that is complementary to the station's network affiliation. Examples of popular syndicated programming obtained by the Company for broadcast on its Fox and UPN affiliates are "Mad About You," "Frasier," "The Simpsons," "Home Improvement" and "Seinfeld." In addition to network programming, the Company's ABC and CBS affiliates broadcast news magazine, talk show, and game show programming such as "Hard Copy," "Entertainment Tonight," "Regis and Kathie Lee," "Wheel of Fortune" and "Jeopardy."

   Children's Programming. The Company seeks to be a leader in children's programming in each of its respective DMAs. The Company's nationally-recognized "Kids Club" was the forerunner and model for the Fox network-wide marketing efforts promoting children's programming. Sinclair carries the Fox Children's Network ("FCN") and UPN's childrens programming, both of which include significant amounts of animated programming throughout the week. In those markets where the Company owns or programs ABC or CBS affiliates, the Company broadcasts those networks' animated programming during weekends. In addition to this animated programming, the Company broadcasts other forms of children's programming, which may be produced by the Company or by an affiliated network.

   Counter-Programming. The Company's programming strategy on its Fox, UPN and Independent stations also includes "counter-programming," which consists of broadcasting programs that are alternatives to the types of programs being shown concurrently on competing stations. This strategy is designed to attract additional audience share in demographic groups not served by concurrent programming on competing stations. The Company believes that implementation of this strategy enables its stations to achieve competitive rankings in households in the 18-49 and 25-54 demographics and to offer greater diversity of programming in each of its DMAs.

   Local News. The Company believes that the production and broadcasting of local news can be an important link to the community and an aid to the station's efforts to expand its viewership. In addition, local news programming can provide access to advertising sources targeted specifically to local news. The Company carefully assesses the anticipated benefits and costs of producing local news prior to introduction at a Company station because a significant investment in capital equipment is required and substantial operating expenses are incurred in introducing, developing and producing local news programming. The Company currently provides local news programming at WBFF in Baltimore, WLFL in Raleigh/Durham, KDNL in St. Louis, KABB in San Antonio, KOVR in Sacramento and WLOS in Asheville. The Company also broadcasts news programs on WDKY in Lexington, which are produced in part by the Company and in part through the purchase of production services from an independent third party and on WTTV in Indianapolis, which are produced by a third party in exchange for a limited number of advertising spots. The Company is negotiating an agreement with River City pursuant to which River City will provide to the Company news production services with respect to the production of news programming and on air talent on WTTE in Columbus, Ohio. Pursuant to this agreement, River City will provide certain services to the Company in return for a fee that will be negotiated. The Company is planning to introduce news programming in Pittsburgh, its largest market, in January 1997. The possible introduction of local news at the other Company stations is reviewed periodically. The Company's policy is to institute local news programming at a specific station only if the expected benefits of local news programming at the station are believed to exceed the associated costs after an appropriate start-up period.

   Popular Sporting Events. The Company attempts to capture a portion of advertising dollars designated to sports programming in selected DMAs. The Company's independent and UPN affiliated stations generally face fewer restrictions on broadcasting live local sporting events than do their competitors that are affiliates of the major networks and Fox since affiliates of the major networks are subject to prohibitions against preemptions of network programming. The Company has been able to acquire the local television broadcast rights for certain sporting events, such as NBA basketball, Major League Baseball, NFL football, NHL hockey, ACC basketball, Big Ten football and basketball, and SEC football. The Company seeks to expand its sports broadcasting in DMAs as profitable opportunities arise. In addition, the Company's stations that are affiliated with Fox broadcast certain Major League Baseball games, NFL football games and NHL hockey games.

INNOVATIVE LOCAL SALES AND MARKETING
------------------------------------

   The Company believes that it is able to attract new advertisers to its stations and increase its share of existing customers' advertising budgets by creating a sense of partnership with those advertisers. The Company develops such relationships by training its sales forces to offer new marketing ideas and campaigns to advertisers. These campaigns often involve the sponsorship by advertisers of local promotional events that capitalize on the station's local identity and programming franchises. For example, several of the Company's stations stage local Kids Fairs which allow station advertisers to reinforce their on-air advertising with their target audience. Through its strong local sales and marketing focus, the Company seeks to capture an increasing share of its revenues from local sources, which are generally more stable than national advertising.

CONTROL OF OPERATING AND PROGRAMMING COSTS
------------------------------------------

   By employing a disciplined approach to managing programming acquisition and other costs, the Company has been able to achieve operating margins that the Company believes are among the highest in the television broadcast industry. The Company has sought in the past and will continue to seek to acquire quality programming for prices at or below prices paid in the past. As an owner or provider of programming services to 28 stations in 20 DMAs reaching approximately 15% of U.S. television households, the Company believes that it is able to negotiate favorable terms for the acquisition of programming. Moreover, the Company emphasizes control of each of its stations' programming and operating costs through program-specific profit analysis, detailed budgeting, tight control over staffing levels and expense analysis.

ATTRACT AND RETAIN HIGH QUALITY MANAGEMENT
------------------------------------------

   The Company believes that much of its success is due to its ability to attract and retain highly skilled and motivated managers, both at the corporate and local station levels. A portion of the compensation provided to general managers, sales managers and other station managers is based on their achieving certain operating results. The Company also provides its corporate and station managers with deferred compensation plans offering options to acquire Class A Common Stock.

COMMUNITY INVOLVEMENT
---------------------

   Each of the Company's stations actively participates in various community activities and offers many community services. The Company's activities include broadcasting programming of local interest and sponsorship of community and charitable events. The Company also encourages its station employees to become active members of their communities and to promote involvement in community and charitable affairs. The Company believes that active community involvement by its stations provides its stations with increased exposure in their respective DMAs and ultimately increases viewership and advertising support.

ESTABLISH LMAS
--------------

   The Company believes that it can attain significant growth in operating cash flow through the utilization of LMAs. By expanding its presence in a market in which it owns a station, the Company can improve its competitive position with respect to a demographic sector. In addition, by providing programming services to an additional station in a market, the Company is able to realize significant economies of scale in marketing, programming, overhead and capital expenditures. The Company provides programming services pursuant to an LMA to an additional station in seven of its twenty television markets.

PROGRAMMING AND AFFILIATIONS


   The Company continually reviews its existing programming inventory and seeks to purchase the most profitable and cost-effective syndicated programs available for each time period. In developing its selection of syndicated programming, the Company balances the cost of available syndicated programs with their potential to increase advertising revenue and the risk of their reduced popularity during the term of the program contract. The Company seeks to purchase primarily those programs with contractual periods that permit programming flexibility and which complement a station's overall programming strategy and counter-programming strategy. Programs that can perform successfully in more than one time period are more attractive due to the long lead time and multi-year commitments inherent in program purchasing.

   Twenty-four of the 28 television stations owned or provided programming services by the Company operate as affiliates of Fox (ten stations), UPN (eleven stations), ABC (two stations) and CBS (one station). The networks produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. In addition, networks other than Fox and UPN pay each affiliated station a fee for each network-sponsored program broadcast by the stations.

   On August 21, 1996, the Company entered into an agreement with Fox (the "Fox Agreement") which, among other things, provides that the affiliation agreements between Fox and eight stations owned or provided programming services by the Company (except as noted below) would be amended to have new five-year terms commencing on the date of the Fox Agreement. Fox has the option to extend the affiliation agreements for an additional five-year term and must extend all of the affiliation agreements if it extends any (except that Fox may selectively renew affiliation agreements if any station has breached its affiliation agreement). The Fox Agreement also provides that the Company will have the right to purchase, for fair market value, any station Fox acquires in a market currently served by a Company owned Fox affiliate (other than the Norfolk and Raleigh-Durham markets) if Fox determines to terminate the affiliation agreement with the Company's station in that market and operate the station acquired by Fox as a Fox affiliate. The agreement confirmed that the affiliation agreement for WTTO (Birmingham, Alabama) would terminate on September 1, 1996, and that affiliation agreements for WTVZ (Norfolk, Virginia) and WLFL (Raleigh, North Carolina) will terminate August 31, 1998. The agreement also includes provisions limiting the ability of the Company to preempt Fox programming except where it has existing programming conflicts or where the Company preempts to serve a public purpose.

   The Company's affiliation agreement with ABC for WLOS in Asheville has a term which expires in September 1998 but which automatically renews for two-year periods unless either party elects to terminate on six months notice, and its affiliation agreement with CBS in Sacramento has a 10-year term expiring in 2005. Each of the Company's UPN affiliation agreements is for three years, and expires in January 1998.

   Each of the affiliation agreements relating to stations involved in the River City Acquisition (other than River City's Fox affiliates) is terminable by the network upon transfer of the License Assets of the station. In addition, KDNL (St. Louis) is being operated as an ABC affiliate pursuant to terms negotiated with ABC, but no affiliation agreement has been signed and ABC is not paying affiliation fees, and

WLOS (Asheville) is being operated pursuant to terms negotiated with ABC to replace an existing agreement, but the new agreement has not been signed and ABC is paying the lower affiliation fees called for under the old agreement. See "Risk Factors -- Certain Affiliation Agreements."

RADIO BROADCASTING


   The Company acquired all of its interests in radio stations from River City in the River City Acquisition. The following table sets forth certain information regarding the radio stations (i) programmed by the Company, (ii) with which the Company has joint sales agreements, (iii) or which the Company has an option to acquire. Except as indicated, the Company owns the Non-License Assets and License Assets of the following stations.

                         RANKING OF                                            STATION RANK    EXPIRATION
      GEOGRAPHIC          STATION'S           STATION              PRIMARY      IN PRIMARY      DATE OF
        MARKET            MARKET BY         PROGRAMMING          DEMOGRAPHIC    DEMOGRAPHIC       FCC
       SERVED(A)         REVENUE(B)            FORMAT             TARGET(C)      TARGET(D)      LICENSE
----------------------  ------------ ------------------------- -------------- -------------- -------------
Los Angeles                   2
 KBLA-AM (e)                           Korean                    NA                N/A            12/1/97
St  Louis                    17
 KPNT-FM (f)                           Alternative Rock          Adults 18-34        3             2/1/97(g)
 WVRV-FM (f)                           Modern Adult              Adults 25-54       12            12/1/96(g)
                                       Contemporary
New Orleans                  38
 WLMG-FM                               Adult Contemporary        Women 25-54         7             6/1/03
 KMEZ-FM                               Urban Oldies              Women 25-54         4             6/1/03
 WWL-AM                                News/Talk/ Sports         Adults 35-64        3             6/1/03
 WSMB-AM                               Talk/Sports               Adults 35-64       17             6/1/03
Buffalo                      40
 WMJQ-FM                               Adult Contemporary        Women 25-54         2             6/1/98
 WKSE-FM                               Contemporary Hit Radio    Women 18-49         2             6/1/98
 WBEN-AM                               News/Talk/ Sports         Adults 35-64        4             6/1/98
 WWKB-AM                               Country                   Adults 35-64       17             6/1/98
 WGR-AM(h)                             Sports                    Adults 25-54        9             6/1/98
 WWWS-AM(h)                            Urban Oldies              Women 25-54        12             6/1/98
Memphis                      43
 WRVR-FM                               Soft Adult Contemporary   Women 25-54         1             8/1/03
 WJCE-AM                               Urban Oldies              Women 25-54        11             8/1/03
 WOGY-FM                               Country                   Adults 25-54        9             8/1/03
Nashville                    44
 WLAC-FM                               Adult Contemporary        Women 25-54         5             8/1/03
 WJCE-FM                               Adult Urban Contemporary  Women 25-54         9             8/1/03
 WLAC-AM                               News/Talk/ Sports         Adults 35-64        9             8/1/03
Greenville/Spartanburg       59
 WFBC-FM (i)                           Contemporary Hit Radio    Women 18-49         5            12/1/02
 WORD-AM (i)                           News/Talk                 Adults 35-64        8            12/1/02
 WFBC-AM (i)                           News/Talk                 Adults 35-64       12            12/1/02
 WSPA-AM(i)                            Full Service/Talk         Adults 35-64       18            12/1/02
 WSPA-FM(i)                            Soft Adult Contemporary   Women 25-54         4            12/1/02
 WOLI-FM(i)(j)                         Oldies                    Adults 25-54       11            12/1/02
 WOLT-FM(i)(k)                         Oldies                    Adults 25-54       13            12/1/02
Wilkes-Barre/Scranton        61
 WKRZ-FM                               Contemporary Hit Radio    Adults 18-49        1             8/1/98
 WGGY-FM                               Country                   Adults 25-54        4             8/1/98
 WILK-AM (l)                           News/Talk/ Sports         Adults 35-64        6             8/1/98
 WGBI-AM(l)                            News/Talk/ Sports         Adults 35-64       41             8/1/98
 WWSH-FM(h)                            Soft Hits                 Women 25-54        12             8/1/98
 WILP-AM(m)                            News/Talk/ Sports         Adults 35-64       27             8/1/98
 WWFH-FM(n)                            Soft Hits                 Women 25-54        17             8/1/98


                          (Footnotes on following page)

(a)  Actual city of license may differ from the geographic market served.

(b) Ranking of the principal radio market served by the station among all U.S. radio markets by 1995 aggregate gross radio broadcast revenue according to 1996 Broadcasting & Cable Yearbook.

(c) Due to variations that may exist within programming formats, the primary demographic target of stations with the same programming format may be different.

(d) All information concerning ratings and audience listening information is derived from the Spring 1996 Arbitron Metro Area Ratings Survey (the "Spring 1996 Arbitron"). Arbitron is the generally accepted industry source for statistical information concerning audience ratings. Due to the nature of listener surveys, other radio ratings services may report different rankings; however, the Company does not believe that any radio ratings service other than Arbitron is accorded significant weight in the radio broadcast industry. "Station Rank in Primary Demographic Target" is the ranking of the station among all radio stations in its market that are ranked in its target demographic group and is based on the station's average persons share in the primary demographic target in the applicable Metro Survey Area. Source: Average Quarter Hour Estimates, Monday through Sunday, 6:00 a.m. to midnight, Spring 1996 Arbitron.

(e) Programming is provided to this station by a third party pursuant to an LMA.

(f) The Company owns the Non-License Assets of this station and programs this station pursuant to an LMA with River City.

(g)  Indicates license renewal pending.

(h)  The Company sells advertising time on these stations pursuant to a JSA.

(i) The Company has an option to acquire Keymarket of South Carolina, Inc., which owns and operates WFBC-FM, WORD-AM and WFBC-FM, has an option to acquire and provides programming services pursuant to an LMA to WSPA-AM and WSPA-FM, and provides sales services pursuant to a JSA and has an option to acquire WOLI-FM and WOLT-FM.

(j)  WOLI-FM was formerly WXWX-FM.

(k)  WOLT-FM was formerly WXWZ-FM.

(l)  WILK-AM and WGBI-AM simulcast their programming.

(m) WILP-AM was formerly WXPX-AM. This station is owned by a third party but the Company provides programming to the station pursuant to an LMA. The Company has an option to acquire this station, which it has exercised.

(n) WWFH-FM was formerly WQEQ-FM. WWFH-FM rebroadcasts the programming of WWSH-FM. The Company has an option to acquire WWFH-FM, which it has exercised.

Radio Operating Strategy

   The Company's radio strategy is to operate a cluster of radio stations in each of a variety of geographic markets throughout the country. In each geographic market, the Company employs broadly diversified programming formats to appeal to a variety of demographic groups within the market. The Company seeks to strengthen the identity of each of its stations through its programming and promotional efforts, and emphasizes that identity to a far greater degree than the identity of any local radio personality.

   The Company believes that its strategy of appealing to diverse demographic groups in a variety of geographic markets allows it to reach a larger share of the overall advertising market while realizing economies of scale and avoiding dependence on one demographic or geographic market. The Company realizes economies of scale by combining sales and marketing forces, back office operations and general management in each geographic market. At the same time, the geographic diversity of its portfolio of radio stations helps lessen the potential impact of economic downturns in specific markets and the diversity of demographic markets served helps lessen the impact of changes in listening preferences. In addition, the geographic and demographic diversity allows the Company to avoid dependence on any one or any small group of advertisers.

   The Company's group of radio stations includes the top billing station group in two markets and one of the top three billing station groups in each of its markets other than Los Angeles, St. Louis and Nashville. Through ownership or LMAs, the group also includes duopolies in six of its seven markets and, upon exercise of options to acquire stations in the Greenville/Spartanburg market, the Company will have duopolies in seven of its eight markets.

   Depending on the programming format of a particular station, there are a predetermined number of advertisements broadcast each hour. The Company determines the optimum number of advertisements available for sale during each hour without jeopardizing listening levels (and the resulting ratings). Although there may be shifts from time to time in the number of advertisements available for sale during a particular time of day, the total number of advertisements available for sale on a particular station normally does not vary significantly. Any change in net radio broadcasting revenue, with the exception of those instances where stations are acquired or sold, is generally the result of pricing adjustments made to ensure that the station effectively uses advertising time available for sale, an increase in the number of commercials sold or a combination of these two factors.

   Large, well-trained local sales forces are maintained by the Company in each of its radio markets. The Company's principal goal in its sales efforts is to develop long-standing customer relationships through frequent direct contacts, which the Company believes provides it with a competitive advantage. Additionally, in some radio markets, duopolies permit the Company to offer creative advertising packages to local, regional and national advertisers. Each radio station programmed by the Company also engages a national independent sales representative to assist it in obtaining national advertising revenues. These representatives obtain advertising through national advertising agencies and receive a commission from the radio station based on its gross revenue from the advertising obtained.

BROADCASTING ACQUISITION STRATEGY

   On February 8, 1996, the 1996 Act was signed into law. The 1996 Act represents the most sweeping overhaul of the country's telecommunications laws since the Communications Act of 1934. The 1996 Act relaxes the broadcast ownership rules and simplifies the process for renewal of broadcast station licenses.

   The Company believes that the enactment of the 1996 Act presents a unique opportunity to build a larger and more diversified broadcasting company. Additionally, the Company expects that the opportunity to act as one of the consolidators of the industry will enable the Company to gain additional influence with program suppliers, television networks, other vendors, and alternative delivery media. The Company also believes that the additions to its management team as a result of the River City Acquisition will give it additional resources to take advantage of these developments.

   In implementing its strategy, the Company seeks to identify and pursue favorable station or group acquisition opportunities primarily in the 20th to 75th largest DMAs and MSAs. In assessing potential acquisitions, the Company examines opportunities to improve revenue share, audience share and/or cost control. Additional factors considered by the Company in a potential acquisition include geographic location, demographic characteristics and competitive dynamics of the market.

   In furtherance of its acquisition strategy, the Company routinely reviews, and conducts investigations of, potential television and radio station acquisitions. When the Company believes a favorable opportunity exists, the Company seeks to enter into discussions with the owners of such stations regarding the possibility of an acquisition by the Company. At any given time, the Company may be in discussions with one or more such station owners.

   Since the 1996 Act became effective, the Company has acquired, obtained options to acquire or has acquired the right to program or provide sales services to 16 television and 33 radio stations for an aggregate consideration of approximately $1.2 billion. The material terms of these acquisitions are described below.


   River City Acquisition. On May 31, 1996, pursuant to the Amended and Restated Asset Purchase Agreement, the Company acquired all of the Non-License Assets of River City other than the assets relating to WSYX-TV in Columbus, Ohio. Simultaneously, the Company entered into a 10-year LMA with River City with respect to all of River City's License Assets (with the exception of the License Assets relating to WSYX) and was granted: (i) a 10-year option (the "License Assets Option") to acquire River City's License Assets (with the exception of the License Assets relating to WSYX); and (ii) a three-year option to acquire the assets relating to WSYX-TV (both the License and Non-License Assets, collectively the "Columbus Option"). The exercise price for the License Assets Option is $20 million and the Company is required to pay an extension fee with respect to the License Assets Option as follows: (1) 8% of $20 million for the first year following the closing of the River City Acquisition; (2) 15% of $20 million for the second year following such closing; and (3) 25% of $20 million for each following year. The Non-License Assets acquired from River City relate to eight television stations and 21 radio stations owned and operated by River City. In addition, the Company acquired from another party the Non-License Assets relating to one additional television station (KRRT) to which River City provided programming pursuant to an LMA. The Company assigned its option to acquire the License Assets of one television station (WFBC) to Glencairn, and Glencairn also acquired the option to acquire the License Assets of KRRT. The Company also acquired River City's rights under LMAs with respect to KRRT and four radio stations to which River City provided programming or sales services . The Company has exercised the License Assets Option and acquisition of the License Assets is now subject to FCC approval of transfer of the License Assets. There can be no assurance that this approval will be obtained. Applications for transfer of the License Assets were filed in July and August, 1996, except application for transfer of the License Assets relating to WTTV and WTTK. The applications with respect to radio licenses have been granted, and the transfer of the License Assets has been consummated with respect to all but the two radio stations in the St. Louis market, where a special waiver, required because of the Company's pending acquisition of a television station (KDNL) in the market, is pending. See "Risk Factors--Multiple Ownership Rules and Effect on LMAs."

   The Company paid an aggregate of approximately $1.0 billion for the Non-License Assets and the License Assets Option consisting of $838.7 million in cash and 1,150,000 shares of Series A Exchangeable Preferred Stock of the Company and 1,382,435 stock options. See "Management -- Employment Agreements." The Series A Exchangeable Preferred Stock has been exchanged for 1,150,000 shares of Series B Preferred Stock of the Company, which have an aggregate liquidation value of $115 million, and are convertible at any time, at the option of the holders, into an aggregate of 4,181,818 shares of Class A Common Stock of the Company (which had a market value on May 31, 1996 of approximately $125.1 million). The exercise price for the Columbus Option is approximately $130 million plus the amount of indebtedness secured by the WSYX assets on the date of exercise (not to exceed the amount outstanding on the date of closing of $105 million) and the Company is required to pay an extension fee with respect to the Columbus Option as follows: (1) 8% of $130 million for the first year following the closing of the River City Acquisition; (2) 15% of $130 million for the second year following the closing; and (3) 25% of $130 million for each following year. The extension fee accrues beginning on the date of closing, and is payable (beginning December 31, 1996) at the end of each calendar quarter until such time as the option is exercised or River City sells WSYX to a third party. Pursuant to the LMAs with River City and the owner of KRRT, the Company is required to provide at least 166 hours per week of programming to each television and radio station and, subject to certain exceptions, River City and the owner of KRRT are required to broadcast all programming provided by the Company. The Company is required to pay River City and the owner of KRRT monthly fees under the LMAs in an amount sufficient to cover specified expenses of operating the stations, which are currently approximately $298,141 per month for all River City television and radio stations the Company programs (including KRRT). The Company has the right to sell advertising time on the stations during the hours programmed by the Company.

   The Company and River City filed notification under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") with respect to the Company's acquisition of all River City assets prior to closing the acquisition. After the United States Justice Department ("DOJ") indicated that it would request additional information regarding the antitrust implications of the acquisition of WSYX by the Company in light of the Company's ownership of WTTE, the Company and River City agreed to submit separate notifications with respect to the WSYX assets and the other River City assets. The DOJ then granted early termination of the waiting period with respect to the transfer of the River City assets other than WSYX, permitting the acquisition of those assets to proceed. The Company and River City agreed to notify the DOJ 30 days before entering into an LMA or similar agreement with respect to WSYX and agreed not to enter into such an agreement until 20 days after substantially complying with any request for information from DOJ regarding the transaction. The Company is in the process of preparing a submission to the DOJ regarding the competitive effects of entering into an LMA arrangement in Columbus. The Company has agreed to sell the License Assets of WTTE to Glencairn and to enter into an LMA with Glencairn to provide programming services to WTTE, but the Company does not believe that this transaction will be completed unless the Company acquires WSYX.

   In the River City Acquisition, the Company also acquired an option held by River City to purchase either (i) all of the assets of Keymarket of South Carolina, Inc. ("KSC") for the forgiveness of debt held by the Company in an aggregate principal amount of approximately $7.4 million as of August 22, 1996, plus payment of approximately $1,000,000 less certain adjustments or (ii) all of the stock of KSC for $1,000,000 less certain adjustments. KSC owns and operates three radio stations in the Greenville/Spartanburg, South Carolina MSA (WFBC-FM, WFBC-AM and WORD-AM). The options to acquire the assets and stock of KSC expire on December 31, 1997. KSC also holds an option to acquire from Spartan Radiocasting, Inc. certain assets relating to two additional stations (WSPA-AM and WSPA-FM) in the Greenville/Spartanburg MSA and which KSC currently operates pursuant to an LMA. KSC's option to acquire these assets is exercisable for $5.15 million and expires in January 2000, subject to extension to the extent the applicable LMA is extended beyond that date. KSC also has an option to acquire assets of Palm Broadcasting Company, L.P., which owns two additional stations in the Greenville/Spartanburg MSA (WOLI-FM and WOLT-FM) in an amount equal to the outstanding debt of Palm Broadcasting Company, L.P. to the Company, which was approximately $3.0 million as of June 30, 1996. This option expires in April, 2001. KSC has a JSA with Palm Broadcasting Company, L.P., but does not provide programming for WOLI or WOLT.

   Superior   Acquisition.   On  May  8,  1996,  the  Company  acquired  WDKY-TV
(Lexington, Kentucky) and KOCB-TV (Oklahoma City, Oklahoma) by acquiring the stock of Superior Communications, Inc. for approximately $63.0 million.


   Flint Acquisition. On February 27, 1996 the Company acquired the assets of WSMH-TV (Flint, Michigan) for approximately $35.4 million by exercising options acquired in May 1995.


   Cincinnati/Kansas City Acquisitions. On July 1, 1996, the Company acquired the assets of KSMO-TV (Kansas City, Missouri) and on August 1, 1996, it acquired the assets of WSTR-TV (Cincinnati, Ohio) for approximately $34.2 million.

   Peoria/Bloomington  Acquisition.  On July 1, 1996,  the Company  acquired the
assets  of  WYZZ-TV  (Peoria/Bloomington,   Illinois)  for  approximately  $21.2
million.

LOCAL MARKETING AGREEMENTS

   The Company generally enters into LMAs and similar arrangements with stations located in markets in which the Company already owns and operates a station, and in connection with acquisitions, pending regulatory approval of transfer of License Assets. Under the terms of the LMAs the Company makes specified periodic payments to the owner-operator in exchange for the grant to the Company of the right to program and sell advertising on a specified portion of the station's inventory of broadcast time. Nevertheless, as the holder of the FCC license, the owner-operator retains full control and responsibility for the operation of the station, including control over all programming broadcast on the station.


   The Company currently has LMA arrangements with stations in five markets in which it owns a television station: Pittsburgh, Pennsylvania (WPTT), Baltimore, Maryland (WNUV), Raleigh/Durham, North Carolina (WRDC), Milwaukee, Wisconsin
(WVTV) and Birmingham, Alabama (WABM). The Company also has LMA arrangements in two markets (San Antonio and Asheville/Greenville/Spartanburg) in which the Company will own a station upon completion of the acquisition of License Assets from River City. In addition, the Company has an LMA arrangement with a station in the Tuscaloosa, Alabama market (WDBB), which is adjacent to Birmingham. In each of these markets, other than Pittsburgh and Tuscaloosa, the LMA arrangement is (or will be after transfer of License Assets from River City) with Glencairn and the Company owns the Non-License Assets (as defined below) of the stations. See "Risk Factors -- Multiple Ownership Rules and Effect on LMAs." The Company also provides programming pursuant to an LMA to one radio station in an MSA where it has interests in other radio stations. The Company owns the Non-License Assets of one radio station (KBLA-AM in Los Angeles) which an independent third party programs pursuant to an LMA.

   The Company believes that it is able to increase its revenues and improve its margins by providing programming services to stations in selected DMAs and MSAs where the Company already owns a station. In certain instances, single station operators and stations operated by smaller ownership groups do not have the management expertise or the operating efficiencies available to the Company as a multi-station broadcaster. The Company seeks to identify such stations in selected markets and to provide such stations with programming services pursuant to LMAs. In addition to providing the Company with additional revenue opportunities, the Company believes that these LMA arrangements have assisted certain stations whose operations may have been marginally profitable to continue to air popular programming and contribute to diversity of programming in their respective DMAs and MSAs.

   In cases where the Company enters into LMA arrangements in connection with a station whose acquisition by the Company is pending FCC approval, the Company
(i) obtains an option to acquire the station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment (the "License Assets") and (ii) acquires the remaining assets (the "Non-License Assets") at the time it enters into the option. Following acquisition of the Non-License Assets, the License Assets continue to be owned by the owner-operator and holder of the FCC license, which enters into an LMA with the Company. After FCC approval for transfer of the License Assets is obtained, the Company exercises its option to acquire the License Assets and become the owner-operator of the station, and the LMA arrangement is terminated.


   In connection with the River City Acquisition, the Company entered into an LMA in the form of time brokerage agreements ("TBAs") with River City and the owner of KRRT with respect to each of the nine television and 21 radio stations with respect to which the Company acquired Non-License Assets. The TBAs are for a ten-year term, which corresponds with the term of the option the Company holds to acquire the related River City License Assets. Pursuant to the TBA, the Company pays River City and the owner of KRRT fees in return for which the Company acquires all of the inventory of broadcast time of the stations and the right to sell 100% of each station's inventory of advertising time. The Company has filed or will file applications with respect to the transfer of the License Assets of seven of the nine television stations and the 21 radio stations with respect to which the Company acquired Non-License Assets in the River City Acquisition. Such applications have been granted and the transfer of the License Assets has been consummated with respect to 19 of the 21 radio stations. The approval of the transfer of the two remaining radio licenses is subject to waiver of FCC cross-ownership rules. Upon grant of FCC approval of the transfer of License Assets with respect to these stations, the Company intends to acquire the License Assets, and thereafter the LMAs will terminate and the Company will operate the stations. With respect to the remaining two television stations, Glencairn has applied for transfer of the License Assets of these stations, and the Company intends to enter into LMAs with Glencairn with respect to these stations upon FCC approval of the transfer of the License Assets to Glencairn. Petitions to deny or informal objections have been filed against these applications by third parties. See "Risk Factors -- Multiple Ownership Rules and Effect on LMAs."

   In addition to its LMAs, the Company sells advertising for (but does not provide programming to) three radio stations pursuant to JSAs in MSAs in which it has interests in other radio stations. Under the Company's JSAs, the Company has obtained the right, for a fee paid to the owner and operator of the station, to sell substantially all of the commercial advertising on the station.

FEDERAL REGULATION OF TELEVISION AND RADIO BROADCASTING

   The ownership, operation and sale of television and radio stations are subject to the jurisdiction of the FCC, which acts under authority granted by the Communications Act. Among other things, the FCC assigns frequency bands for broadcasting; determines the particular frequencies, locations and operating power of stations; issues, renews, revokes and modifies station licenses; regulates equipment used by stations; adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations; and has the power to impose penalties for violations of its rules or the Communications Act.

   The following is a brief summary of certain provisions of the Communications Act, the recently-enacted Telecommunications Act of 1996 (the "1996 Act") and of specific FCC regulations and policies. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

   License Grant and Renewal. Television stations operate pursuant to broadcasting licenses that are granted by the FCC for maximum terms of five years, and radio stations operate pursuant to broadcasting licenses that are granted by the FCC for maximum terms of seven years. The 1996 Act authorizes the FCC to grant all broadcast licenses (both television and radio) for maximum terms of eight years, and the FCC has pending a rulemaking proceeding to implement this statutory change.

   Television and radio station licenses are subject to renewal upon application to the FCC. During certain periods when renewal applications are pending, competing applicants may file for the radio or television frequency being used by the renewal applicant. During the same periods, petitions to deny license renewal applications may be filed by interested parties, including members of the public. Prior to the 1996 Act, the FCC was generally required to hold hearings on renewal applications if a competing application against a renewal application was filed, if the FCC was unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raised a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie consistent with the public interest, convenience and necessity.

   The 1996 Act does not prohibit either the filing of petitions to deny license renewals or the filing of competing applications. Under the 1996 Act, the FCC is still required to hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience or necessity, or if a petition to deny raises a "substantial and material question of fact" as to whether the grant of the renewal application would be prima facie inconsistent with the public interest, convenience and necessity. Pursuant to the 1996 Act, however, the FCC is prohibited from considering competing applications for a renewal applicant's frequency, and is required to grant the renewal application, if the FCC finds (i) that the station has served the public interest, convenience and necessity; (ii) that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and (iii) there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

   All of the stations that the Company (i) owns and operates; (ii) intends to acquire pursuant to the River City Acquisition and other acquisitions; (iii) currently provides programming services to pursuant to an LMA or (iv) currently sells advertising on pursuant to a JSA, are presently operating under regular licenses with terms of five years (for television stations) and seven years (for radio stations), which expire as to each station on the dates set forth under "Television Broadcasting" and "Radio Broadcasting," above. Although renewal of license is granted in the vast majority of cases even when petitions to deny are filed, there can be no assurance that the licenses of such stations will be renewed.

OWNERSHIP MATTERS

General
-------

   The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. In determining whether to permit the assignment or transfer, or the grant or renewal of, a broadcast license, the FCC considers a number of factors pertaining to the licensee, including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and compliance with the Communications Act's limitations on Alien ownership.

   To obtain the FCC's prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. If the application involves the assignment of the license or a "substantial change" in ownership or control (i.e., the transfer of more than 50% of the voting stock), the application must be placed on public notice for a period of approximately 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If an assignment application does not involve new parties, or if a transfer application does not involve a "substantial change" in ownership or control, it is a "pro forma" application. The "pro forma" application is nevertheless subject to having informal objections filed against it. If the FCC grants an assignment or transfer application, interested parties have approximately 30 days from public notice of the grant to seek reconsideration of that grant. Generally, parties that do not file initial petitions to deny or informal objections against the application face a high hurdle in seeking reconsideration of the grant. The FCC normally has approximately an additional 10 days to set aside such grant on its own motion. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

   The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding, or through subsidiaries controlling, broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, investment companies and bank trust departments that are passive investors) are generally attributable, except that, in general, no minority voting stock interest will be attributable if there is a single holder of more than 50% of the outstanding voting power of the corporation. The FCC has a pending rulemaking proceeding that, among other things, seeks comment on whether the FCC should modify its attribution rules by, among other things, (i) raising the attribution stock benchmark from 5% to 10%; (ii) raising the attribution stock benchmark for passive investors from 10% to 20%; (iii) restricting the availability of the single majority shareholder exemption; and (iv) attributing certain interests such as non-voting stock, debt and certain holdings by limited liability corporations in certain circumstances.

   The Controlling Stockholders hold attributable interests in two entities owning media properties, namely: Channel 63, Inc., licensee of WIIB-TV, a UHF television station in Bloomington, Indiana, and Bay Television, Inc., licensee of WTTA-TV, a UHF television station in St. Petersburg, Florida. All of the issued and outstanding shares of Channel 63, Inc. are owned by the Controlling Stockholders. All the issued and outstanding shares of Bay Television, Inc. are owned by the Controlling Stockholders (75%) and Robert L. Simmons (25%), a former stockholder of the Company. The Controlling Stock-holders have agreed to divest their attributable interests in Channel 63, Inc. and the Company believes that, after doing so, such holdings will not materially restrict its ability to acquire or program additional broadcast stations.

   Under its "cross-interest" policy, the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the ownership rules do not specifically prohibit the relationship. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures, and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests, but requires that the FCC consider whether, in a particular market, the "meaningful" relationships between competitors could have a significant adverse effect upon economic competition and program diversity. Heretofore, the FCC has not applied its cross-interest policy to LMAs and JSAs between broadcast stations. In its ongoing rulemaking proceeding concerning the attribution rules, the FCC has sought comment on, among other things, (i) whether the cross-interest policy should be applied only in smaller markets, and (ii) whether non-equity financial relationships such as debt, when combined with multiple business interrelationships such as LMAs and JSAs, raise concerns under the cross-interest policy.

   The Communications Act prohibits the issuance of broadcast licenses to, or the holding of a broadcast license by, any corporation of which more than 20% of the capital stock is owned of record or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country (collectively, "Aliens"). The Communications Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is owned of record or voted by Aliens. The Company has been advised that the FCC staff has interpreted this provision to require a finding that such grant or holding would be in the public interest before a broadcast license may be granted to or held by any such corporation and that the FCC staff has made such a finding only in limited circumstances. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including partnerships. As a result of these provisions, the licenses granted to subsidiaries of the Company by the FCC could be rescinded if, among other restrictions imposed by the FCC, more than 25% of the Company's stock were owned or voted by Aliens. The Company and the Subsidiaries are domestic corporations, and the Controlling Stockholders are all United States citizens. The Amended and Restated Articles of Incorporation of the Company (the "Amended Certificate") contains limitations on Alien ownership and control that are substantially similar to those contained in the Communications Act. Pursuant to the Amended Certificate, the Company has the right to repurchase Alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the Alien ownership restrictions. See "Description of Capital Stock -- Foreign Ownership."

TELEVISION
----------

   National Ownership Rule. Prior to the 1996 Act, FCC rules generally prohibited an individual or entity from having an attributable interest in more than 12 television stations nationwide, or in television stations reaching more than 25% of the national television viewing audience. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of television stations an individual or entity may own nationwide, subject to the restriction that no individual or entity may have an attributable interest in television stations reaching more than 35% of the national television viewing audience. Historically, VHF stations have shared a larger portion of the market than UHF stations. Therefore, only half of the households in the market area of any UHF station are included when calculating whether an entity or individual owns television stations reaching more than 35% of the national television viewing audience. All but three of the stations owned and operated by the Company, or to which the Company provides programming services, are UHF.

   Duopoly Rule. On a local level, the television "duopoly" rule generally prohibits a single individual or entity from having an attributable interest in two or more television stations with overlapping Grade B service areas. While the 1996 Act has not eliminated the TV duopoly rule, it does direct the FCC to initiate a rulemaking proceeding to determine whether to retain, modify, or eliminate the rule. The FCC has pending a rulemaking proceeding in which it has sought comment on various proposals to modify the TV duopoly rule, including (i) decreasing the prohibited signal overlap for purposes of the rule from Grade B to Grade A; and (ii) permitting common ownership of two television stations in certain local markets.

   Local Marketing Agreements. Over the past few years, a number of television stations, including certain of the Company's stations, have entered into what have commonly been referred to as LMAs. While these agreements may take varying forms, pursuant to a typical LMA, separately owned and licensed television stations agree to enter into cooperative arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. Under these types of arrangements, separately-owned stations could agree to function cooperatively in terms of programming, advertising sales, etc., subject to the requirement that the licensee of each station shall maintain independent control over the programming and operations of its own station. One typical type of LMA is a programming agreement between two separately-owned television stations serving a common service area, whereby the licensee of one station programs substantial portions of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the latter licensee, and sells advertising time during such program segments. Such arrangements are an extension of the concept of "time brokerage" agreements, under which a licensee of a station sells blocks of time on its station to an entity or entities which program the blocks of time and which sell their own commercial advertising announcements during the time periods in question. Over the past few years, the staff of the FCC's Mass Media Bureau has held that LMAs are not contrary to the Communications Act, provided that the licensee of the station which is being substantially programmed by another entity maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies.

   At present, FCC rules permit television station LMAs, and the licensee of a television station brokering time on another television station is not considered to have an attributable interest in the brokered station. However, in connection with its ongoing rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt rules providing that the licensee of a television station which brokers more than 15% of the time on another television station serving the same market would be deemed to have an attributable interest in the brokered station for purposes of the national and local multiple ownership rules.

   The 1996 Act provides that nothing therein "shall be construed to prohibit the origination, continuation, or renewal of any television local marketing agreement that is in compliance with the regulations of the [FCC]." The legislative history of the 1996 Act reflects that this provision was intended to grandfather television LMAs that were in existence upon enactment of the 1996 Act, and to allow television LMAs consistent with the FCC's rules subsequent to enactment of the 1996 Act. The Company's LMAs with television stations WPTT in Pittsburgh, Pennsylvania, WNUV in Baltimore, Maryland, WVTV in Milwaukee, Wisconsin, WRDC in Raleigh/Durham, North Carolina, WABM in Birmingham, Alabama, and WDBB in Tuscaloosa, Alabama, were in existence on the date of enactment of the 1996 Act. The Company's LMAs with television stations KDNL in St. Louis, Missouri, KOVR in Sacramento, California, WTTV and WTTK in Indianapolis, Indiana, WLOS in Asheville, North Carolina, WFBC in Greenville-Spartanburg, South Carolina, KABB in San Antonio, Texas, and KDSM in Des Moines, Iowa, were entered into subsequent to the date of enactment of the 1996 Act. The Company's LMA with television station KRRT in Kerrville, Texas was in existence on the date of enactment of the 1996 Act, but was assumed by the Company subsequent to that date.

   The TV duopoly rule currently prevents the Company from acquiring the licenses of television stations with which it has LMAs in those markets where the Company owns a television station. As a result, if the FCC were to decide that the provider of programming services under a television LMA should be treated as having an attributable interest in the brokered station, and if it did not relax its television duopoly rule, the Company could be required to modify or terminate those of its LMAs that were not in existence on the date of enactment of the 1996 Act. In such an event, the Company could be required to pay termination penalties under certain of such LMAs. Further, if the FCC were to find, in connection with any of the Company's LMAs, that the owners/licensees of the stations with which the Company has LMAs failed to maintain control over their operations as required by FCC rules and policies, the licensee of the LMA station and/or the Company could be fined or set for hearing, the outcome of which could be a monetary forfeiture or, under certain circumstances, loss of the applicable FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules may have on its broadcasting operations.

   On June 1, 1995, the Chief of the FCC's Mass Media Bureau released a Public Notice concerning the processing of television assignment and transfer applications proposing LMAs. Due to the pendency of the ongoing rulemaking proceeding concerning attribution of ownership, the Mass Media Bureau has placed certain restrictions on the types of television assignment and transfer applications involving LMAs that it will approve during the pendency of the rulemaking. Specifically, the Mass Media Bureau has stated that it will not approve arrangements where a time broker seeks to finance a station acquisition and hold an option to purchase the station in the future. None of the Company's LMAs or TBAs fall within the ambit of this Public Notice.

RADIO
-----

   National Ownership Rule. Prior to the 1996 Act, the FCC's rules limited an individual or entity from holding attributable interests in more than 20 AM and 20 FM radio stations nationwide. Pursuant to the 1996 Act, the FCC has modified its rules to eliminate any limitation on the number of radio stations a single individual or entity may own nationwide.

   Local Ownership Rule. Prior to the 1996 Act, the FCC's rules generally permitted an individual or entity to hold attributable interests in no more than four radio stations in a local market (no more than two of which could be in the same service (AM or FM)), and then only if the aggregate audience share of the commonly owned stations did not exceed 25%. In markets with fewer than 15 commercial radio stations, an individual or entity could hold an attributable interest in no more than three radio stations in the market (no more than two of which could be in the same service), and then only if the number of the commonly owned stations did not exceed 50% of the total number of commercial radio stations in the market.

   Pursuant to the 1996 Act, the limits on the number of radio stations one entity may own locally have been increased as follows: (i) in a market with 45 or more commercial radio stations, an entity may own up to eight commercial radio stations, not more than five of which are in the same service (AM or FM);
(ii) in a market with between 30 and 44 (inclusive) commercial radio stations, an entity may own up to seven commercial radio stations, not more than four of which are in the same service; (iii) in a market with between 15 and 29
(inclusive) commercial radio stations, an entity may own up to six commercial radio stations, not more than four of which are in the same service; and (iv) in a market with 14 or fewer commercial radio stations, an entity may own up to five commercial radio stations, not more than three of which are in the same service, except that an entity may not own more than 50% of the stations in such market. These numerical limits apply regardless of the aggregate audience share of the stations sought to be commonly owned. FCC ownership rules continue to permit an entity to own one FM and one AM station in a local market regardless of market size. Irrespective of FCC rules governing radio ownership, however, the Department of Justice has the authority to determine, and in certain recent radio transactions not involving the Company has determined, that a particular transaction presents antitrust concerns.

   Local Marketing Agreements. As in television, a number of radio stations have entered into LMAs. The Company has entered into LMAs with certain radio stations in connection with the River City Acquisition.

   The FCC's multiple ownership rules specifically permit radio station LMAs to be entered into and implemented, so long as the licensee of the station which is being programmed under the LMA maintains complete responsibility for and control over programming and operations of its broadcast station and assures compliance with applicable FCC rules and policies. For the purposes of the multiple ownership rules, in general, a radio station being programmed pursuant to an LMA by an entity is not considered an attributable ownership interest of that entity unless that entity already owns a radio station in the same market. However, a licensee that owns a radio station in a market, and brokers more than 15% of the time on another station serving the same market, is considered to have an attributable ownership interest in the brokered station for purposes of the FCC's multiple ownership rules. As a result, in a market in which the Company owns a radio station, the Company would not be permitted to enter into an LMA with another local radio station which it could not own under the local ownership rules, unless the Company's programming constituted 15% or less of the other local station's programming time on a weekly basis. The FCC's rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another station in the same broadcast service (i.e., AM-AM or FM-FM) through a time brokerage or LMA arrangement where the brokered and brokering stations serve substantially the same area.

   Joint Sales Agreements. Over the past few years, a number of radio (and television) stations have entered into cooperative arrangements commonly known as joint sales agreements, or JSAs. While these agreements may take varying forms, under the typical JSA, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. The typical JSA also customarily involves the provision by the selling licensee of certain sales, accounting, and "back office" services to the station whose advertising is being sold. The typical JSA is distinct from an LMA in that a JSA (unlike an LMA) normally does not involve programming. In connection with the River City Acquisition, the Company has assumed River City's rights under JSAs with three radio stations.

   The FCC has determined that issues of joint advertising sales should be left to enforcement by antitrust authorities, and therefore does not generally regulate joint sales practices between stations. Currently, stations for which a licensee sells time under a JSA are not deemed by the FCC to be attributable interests of that licensee. However, in connection with its ongoing rulemaking proceeding concerning the attribution rules, the FCC is considering whether JSAs should be considered attributable interests or within the scope of the FCC's cross-interest policy, particularly when JSAs contain provisions for the supply of programming services and/or other elements typically associated with LMAs. If JSAs become attributable interests as a result of changes in the FCC rules, the Company may be required to terminate any JSA it might have with a radio station which the Company could not own under the FCC's multiple ownership rules.

OTHER OWNERSHIP MATTERS
-----------------------

   There remain in place after the 1996 Act a number of additional cross-ownership rules and prohibitions pertaining to licensees of television and radio stations. FCC rules, the Communications Act, or both generally prohibit an individual or entity from having an attributable interest in both a television station and a radio station, a daily newspaper, or a cable television system that is located in or serves the same market area.

   Radio/Television Cross-Ownership Rule. The FCC's radio/television cross-ownership rule (the "one to a market" rule) generally prohibits a single individual or entity from having an attributable interest in a television station and a radio station serving the same market. However, in each of the 25 largest local markets in the United States, provided that there are at least 30 separately owned stations in the particular market, the FCC has traditionally employed a policy that presumptively allows waivers of the one to a market rule to permit the common ownership of one AM, one FM and one TV station in the market. The 1996 Act directs the FCC to extend this policy to each of the top 50 markets. Moreover, in a pending rulemaking proceeding instituted in 1995, the FCC has proposed the possible elimination of the rule altogether.

   However, the FCC does not apply its presumptive waiver policy in cases involving the common ownership of one television station, and two or more radio stations in the same service (AM or FM), in the same market. Pending its ongoing rulemaking proceeding to reexamine the one to a market rule, the FCC has stated that it will consider waivers of the rule in such instances on a case-by-case basis, considering (i) the public service benefits that will arise from the joint operation of the facilities such as economies of scale, cost savings and programming and service benefits; (ii) the types of facilities involved; (iii) the number of media outlets owned by the applicant in the relevant market; (iv) the financial difficulties of the stations involved; and (v) the nature of the relevant market in light of the level of competition and diversity after joint operation is implemented. The Company has applied for such a waiver with respect to ownership of a television station and radio stations in the St. Louis market, and
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there can be no assurance that this waiver will be granted. See "Risk Factors --
Multiple Ownership Rules and Effect in LMAs."

   Local Television/Cable Cross-Ownership Rule. While the 1996 Act eliminates a previous statutory prohibition against the common ownership of a television broadcast station and a cable system that serve the same local market, the 1996 Act leaves the current FCC rule in place. The legislative history of the Act indicates that the repeal of the statutory ban should not prejudge the outcome of any FCC review of the rule.

   Broadcast Network/Cable Cross-Ownership Rule. The 1996 Act directs the FCC to eliminate its rules which formerly prohibited the common ownership of a broadcast network and a cable system, subject to the provision that the FCC revise its rules as necessary to ensure carriage, channel positioning, and non-discriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. In March 1996, the FCC issued an order implementing this legislative change.

   Broadcast/Daily Newspaper Cross-Ownership Rule. The FCC's rules prohibit the common ownership of a radio or television broadcast station and a daily newspaper in the same market. The 1996 Act does not eliminate or modify this prohibition.

   Dual Network Rule. The 1996 Act directs the FCC to repeal its rule which formerly prohibited an entity from operating more than one television network. In March 1996, the FCC issued an order implementing this legislative change. Under the modified rule, a network entity is permitted to operate more than one television network, provided, however, that ABC, CBS, NBC, and/or Fox are prohibited from merging with each other or with another network television entity such as UPN or Warner Brothers.

   Expansion of the Company's broadcast operations on both a local and national level will continue to be subject to the FCC's ownership rules and any changes the FCC or Congress may adopt. Concomitantly, any further relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, more specifically to the extent that any of the Company's competitors may have greater resources and thereby be in a superior position to take advantage of such changes.

MUST-CARRY/RETRANSMISSION CONSENT


   Pursuant to the Cable Act of 1992,  television  broadcasters  are required to
make   triennial   elections  to  exercise   either  certain   "must-carry"   or
"retransmission consent" rights in connection with their carriage by cable systems in each broadcaster's local market. By electing the must-carry rights, a broadcaster demands carriage on a specified channel on cable systems within its MSA, in general as defined by the Arbitron 1991-92 Television Market Guide. These must-carry rights are not absolute, and their exercise is dependent on variables such as (i) the number of activated channels on a cable system; (ii) the location and size of a cable system; and (iii) the amount of programming on a broadcast station that duplicates the programming of another broadcast station carried by the cable system. Therefore, under certain circumstances, a cable system may decline to carry a given station. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration. In October, 1996, the Company elected must-carry or retransmission consent with respect to each of its markets based on its evaluation of the respective markets and the position of the Company's station within the market. The Company's stations continue to be carried on all pertinent cable systems, and the Company does not believe that its election has resulted in the shifting of its stations to less desirable cable channel locations. Certain of the Company's stations affiliated
with  Fox  are  required  to  elect   retransmission   consent,   because  Fox's
retransmission consent negotiations on behalf of the Company resulted in agreements which extend into 1998. Therefore, the Company will need to negotiate retransmission consent agreements for these Fox-affiliated stations to attain carriage on those relevant cable systems for the balance of this triennial period (i.e., through December 31, 1999). For subsequent elections beginning with the election to be made by October 1, 1999, the must-carry market will be the station's DMA, in general as defined by the Nielsen DMA Market and Demographic Rank Report of the prior year.
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   The must-carry rules have been subject to judicial  scrutiny.  In April 1993, the United States District Court for the District of Columbia summarily upheld the constitutionality of the legislative must-carry provisions under a First Amendment challenge. However, in June 1994, the Supreme Court remanded the case to the lower court with instructions to test the constitutionality of the must-carry rules under an "intermediate scrutiny" standard. In a decision issued in December 1995, a closely divided three-judge District Court panel ruled that the record showed that there was substantial evidence before Congress from which it could draw the reasonable inferences that (1) the must-carry rules were necessary to protect the local broadcast industry; and (2) the burdens on cable
systems  with  rapidly   increasing  channel  capacity  would  be  quite  small.
Accordingly, the District Court panel ruled that Congress had not violated the First Amendment in enacting the "must-carry" provisions. The case is once again on appeal to the Supreme Court, with oral argument heard in October 1996. The Company cannot predict the final outcome of the Supreme Court case or how it may affect the Company's cable contracts.

SYNDICATED EXCLUSIVITY/TERRITORIAL EXCLUSIVITY

   The FCC has  imposed  syndicated  exclusivity  rules  and  expanded  existing network nonduplication rules. The syndicated exclusivity rules allow local broadcast television stations to demand that cable operators black out syndicated non-network programming carried on "distant signals" (i.e., signals of broadcast stations, including so-called "superstations," which serve areas substantially removed from the cable system's local community). The network non-duplication rules allow local broadcast network television affiliates to require that cable operators black out duplicating network programming carried on distant signals. However, in a number of markets in which the Company owns or programs stations affiliated with a network, a station that is affiliated with the same network in a nearby market is carried on cable systems in the Company's market. This is not in violation of the FCC's syndicated exclusivity rules. However, the carriage of two network stations on the same cable system could result in a decline of viewership adversely affecting the revenues of the Company owned or programmed station.

FINANCIAL INTEREST-SYNDICATION AND PRIME TIME ACCESS RULES

   Previously, financial interest/syndication ("FIN/SYN") rules applied to any television network and posed various restrictions on a network's operation and activities. Network status was considered to exist under these rules when a broadcast company's weekly programming offerings exceeded 15 hours to 25 affiliates in 10 states. These rules prohibited networks from engaging in syndication for the sale, licensing, or distribution of television programs for non-network broadcast exhibition in the United States. Further, these rules prohibited networks from sharing profits from any syndication and from acquiring any new financial or proprietary interest in programs of which they were not the sole producer.

   In 1993, the FCC relaxed the restrictions of the FIN/SYN rules, enabling the major networks to acquire specified amounts and kinds of financial interests in syndicated programs and to engage in program syndication themselves. In 1995, the FCC eliminated the FIN/SYN rules altogether. The Company cannot predict the effect of the elimination of the FIN/SYN rules on the Company's ability to acquire desirable programming at reasonable prices.

   The FCC's prime time access rule has also placed programming restrictions on affiliates of "networks." This rule has restricted affiliates of "networks" in the 50 largest television markets (as defined by the rule) generally to no more than three hours of network programming during the four hours of prime time. Twenty-one of the 28 stations owned or provided programming services by the Company are located in the nation's top 50 markets. For purposes of the prime time access rule, the FCC defines "network" to include those entities that deliver more than 15 hours of "prime time programming" (a term defined in those rules) to affiliates reaching 75% of the nation's television homes. Under this definition, neither Fox, UPN, nor their affiliates, including the Company's owned and operated stations, are subject to the prime time access rule, but the ABC and CBS-affiliated stations to which the Company provides programming services are subject to the rule. In July 1995, the FCC issued a decision repealing the prime time access rule effective August 30, 1996. The Company cannot predict the effect that repeal of the rule may ultimately have on the market for syndicated programming.
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RESTRICTIONS ON BROADCAST ADVERTISING

   Advertising of cigarettes and certain other tobacco products on broadcast stations has been banned for many years. Various states restrict the advertising of alcoholic beverages. Congressional committees have recently examined legislation proposals which may eliminate or severely restrict the advertising of beer and wine. Although no prediction can be made as to whether any or all of the present proposals will be enacted into law, the elimination of all beer and wine advertising would have an adverse effect upon the revenues of the Company's stations, as well as the revenues of other stations which carry beer and wine advertising.

   The FCC has imposed commercial time limitations in children's television programming pursuant to legislation. In television programs designed for viewing by children of 12 years of age and under, commercial matter is limited to 12 minutes per hour on weekdays and 10.5 minutes per hour on weekends. The Company does not believe that these requirements will have a significant impact on the Company's stations since all of its stations have already limited commercials in such programming.

   The Communications Act and FCC rules also place restrictions on the broadcasting of advertisements by legally qualified candidates for elective office. Among other things, (i) stations must provide "reasonable access" for the purchase of time by legally qualified candidates for federal office; (ii) stations must provide "equal opportunities" for the purchase of equivalent amounts of comparable broadcast time by opposing candidates for the same elective office; and (iii) during the 45 days preceding a primary or primary run-off election and during the 60 days preceding a general or special election, legally qualified candidates for elective office may be charged no more than the station's "lowest unit charge" for the same class of advertisement, length of advertisement, and daypart.

PROGRAMMING AND OPERATION

   General. The Communications Act requires broadcasters to serve the "public interest." The FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed in the past to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. FCC licensees continue to be required, however, to present programming that is responsive to community issues, and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must pay regulatory and application fees, and follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, obscene and indecent broadcasts, and technical operations, including limits on radiofrequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, or the grant of a "short" (i.e., less than the full) renewal term or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

   Children's Television Programming. Pursuant to legislation enacted in 1990, all television stations have been required to broadcast some television programming designed to meet the educational and informational needs of children 16 years of age and under. In August 1996, the FCC adopted new rules setting forth more stringent children's programming requirements. Specifically, as of September 1, 1997, television stations will be required to broadcast a minimum of three hours per week of "core" children's educational programming, which the FCC defines as programming that (i) has serving the educational and informational needs of children 16 years of age and under as a significant purpose; (ii) is regularly scheduled, weekly and at least 30 minutes in duration; and (iii) is aired between the hours of 7:00 a.m. and 10:00 p.m. Furthermore, as of January 2, 1997, "core" children's educational programs, in order to qualify as such, must be identified as educational and informational programs over the air at the time they are broadcast, and must be identified in the station's children's programming reports required to be
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
placed in stations' public inspection files. Additionally, as of January 2, 1997, television stations must identify and provide information concerning "core" children's programming to publishers of program guides and listings.

   Television Violence. The 1996 Act contains a number of provisions relating to television violence. First, if the television industry does not develop a violence ratings system within one year of the 1996 Act's adoption, the 1996 Act directs the FCC to prescribe (in conjunction with an advisory committee) a ratings code for "video programming that contains sexual, violent, or other indecent material about which parents should be informed." The FCC is required to adopt rules requiring carriage of ratings information for any program that is rated. Furthermore, the 1996 Act provides that all television sets larger than 13 inches that are manufactured one year after enactment of the 1996 Act must include the so-called "V-chip," a computer chip that allows blocking of rated programming. In addition, the 1996 Act requires that all television license renewal applications filed after May 1, 1995 contain summaries of written comments and suggestions received by the station from the public regarding violent programming.

   Closed  Captioning.  The 1996 Act directs  the FCC to adopt  rules  requiring
closed  captioning  of  all  broadcast  television  programming,   except  where
captioning would be "economically burdensome."

PROPOSED CHANGES

   The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience share and advertising revenues for the Company's broadcast stations, and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions. In addition to the changes and proposed changes noted above, such matters include, for example, the license renewal process, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (beer and wine, for example), and the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as direct radio and television broadcast satellite service, the continued establishment of wireless cable systems and low power television stations, digital television and radio technologies, and the advent of telephone company participation in the provision of video programming service.

OTHER CONSIDERATIONS

   The foregoing summary does not purport to be a complete discussion of all provisions of the Communications Act or other congressional acts or of the regulations and policies of the FCC. For further information, reference should be made to the Communications Act, other congressional acts, and regulations and public notices promulgated from time to time by the FCC. There are additional regulations and policies of the FCC and other federal agencies that govern political broadcasts, public affairs programming, equal employment opportunity, and other matters affecting the Company's business and operations.

ENVIRONMENTAL REGULATION

   Prior to the Company's  ownership or operation of its facilities,  substances
or  waste  that  are  or  might  be  considered   hazardous   under   applicable
environmental laws may have been generated, used, stored or disposed of at certain of those facilities. In addition, environmental conditions relating to the soil and groundwater at or under the Company's facilities may be affected by the proximity of nearby properties that have generated, used, stored or disposed of hazardous substances. As a result, it is possible that the Company could become subject to environmental liabilities in the future in connection with these facilities under applicable environmental laws and regulations. Although
the  Company   believes  that  it  is  in  substantial   compliance   with  such
environmental requirements, and has not in the past been required to incur significant costs in connection therewith, there can be no assurance that the
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Company's  costs to  comply  with such  requirements  will not  increase  in the future. The Company presently believes that none of its properties have any condition that is likely to have a material adverse effect on the Company's financial condition or results of operations.

COMPETITION

   The Company's television and radio stations compete for audience share and advertising revenue with other television and radio stations in their respective DMAs, as well as with other advertising media, such as newspapers, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable and wireless cable systems. Some competitors are part of larger organizations with substantially greater financial, technical and other resources than the Company.

   Television Competition. Competition in the television broadcasting industry occurs primarily in individual DMAs. Generally, a television broadcasting station in one DMA does not compete with stations in other DMAs. The Company's television stations are located in highly competitive DMAs. In addition, the Baltimore DMA is overlapped by both over-the-air and cable carriage of Washington, D.C. stations which tends to spread viewership and advertising expenditures over a larger number of television stations.

   Broadcast television stations compete for advertising revenues primarily with other broadcast television stations, radio stations and cable system operators serving the same market. Major Network programming generally achieves higher household audience levels than Fox, UPN and Warner Brothers programming and syndicated programming aired by independent stations. This can be attributed to a combination of factors, including the Major Networks' efforts to reach a broader audience, generally better signal carriage available when broadcasting over VHF channels 2 through 13 versus broadcasting over UHF channels 14 through 69 and the higher number of hours of Major Network programming being broadcast weekly. However, greater amounts of advertising time are available for sale during Fox and UPN programming and non-network syndicated programming, and as a result the Company believes that the Company's programming typically achieves a share of television market advertising revenues greater than its share of the market's audience.

   Television stations compete for audience share primarily on the basis of program popularity, which has a direct effect on advertising rates. A large amount of the Company's prime time programming is supplied by Fox and to a lesser extent UPN, ABC and CBS. In those periods, the Company's affiliated stations are totally dependent upon the performance of the networks' programs in attracting viewers. Non-network time periods are programmed by the station primarily with syndicated programs purchased for cash, cash and barter, or barter-only, and also through self-produced news, public affairs and other entertainment programming.

   Television advertising rates are based upon factors which include the size of the DMA in which the station operates, a program's popularity among the viewers that an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the DMA served by the station, the availability of alternative advertising media in the DMA (including radio and cable), the aggressiveness and knowledge of sales forces in the DMA and development of projects, features and programs that tie advertiser messages to programming. The Company believes that its sales and programming strategies allow it to compete effectively for advertising within its DMAs.

   Other factors that are material to a television station's competitive position include signal coverage, local program acceptance, network affiliation, audience characteristics and assigned broadcast frequency. Historically, the Company's UHF broadcast frequencies have suffered a competitive disadvantage in comparison to stations with VHF broadcast frequencies. This historic disadvantage has gradually declined through (i) carriage on cable systems, (ii) improvement in television receivers, (iii) improvement in television transmitters, (iv) wider use of all channel antennae, (v) increased availability of programming, and (vi) the development of new networks such as Fox and UPN.

   The broadcasting industry is continuously faced with technical changes and innovations, the popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of Federal regulatory bodies, including the FCC, any of which could
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possibly  have a  material  effect  on a  television  station's  operations  and profits. There are sources of video service other than conventional television stations, the most common being cable television, which can increase competition for a broadcast television station by bringing into its market distant broadcasting signals not otherwise available to the station's audience, serving as a distribution system for national satellite-delivered programming and other non-broadcast programming originated on a cable system and selling advertising time to local advertisers. Other principal sources of competition include home
video  exhibition,   direct-to-home   broadcast  satellite   television  ("DBS")
entertainment  services  and  multichannel   multipoint   distribution  services
("MMDS").  Moreover,   technology  advances  and  regulatory  changes  affecting
programming delivery through fiber optic telephone lines and video compression could lower entry barriers for new video channels and encourage the development of increasingly specialized "niche" programming. The 1996 Act permits telephone companies to provide video distribution services via radio communication, on a common carrier basis, as "cable systems" or as "open video systems," each pursuant to different regulatory schemes. The Company is unable to predict the effect that technological and regulatory changes will have on the broadcast television industry and on the future profitability and value of a particular broadcast television station.

   The FCC authorizes DBS services throughout the United States. Currently, two FCC permitees, DirecTV and United States Satellite Broadcasting, provide subscription DBS services via high power communications satellites and small dish receivers, and other companies provide direct-to-home video service using lower powered satellites and larger receivers. Additional companies are expected to commence direct-to-home operations in the near future. DBS and MMDS, as well as other new technologies, will further increase competition in the delivery of video programming.

   The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on its business.

   The Company is exploring ways in which it might take advantage of new technology, including the delivery of additional content and services via the broadcast spectrum. There can be no assurance that any such efforts will result in the development of technology or services that are commercially successful.

   The Company also competes for programming, which involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. The Company's stations compete for exclusive access to those programs against in-market broadcast station competitors for syndicated products. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Public broadcasting stations generally compete with commercial broadcasters for viewers but not for advertising dollars.

   Historically, the cost of programming had increased because of an increase in the number of new Independent stations and a shortage of quality programming. However, the Company believes that over the past five years program prices have stabilized and, in some instances, have declined as a result of recent increases in the supply of programming and the failure of some Independent stations.

   The Company believes it competes favorably against other television stations because of its management skill and experience, the ability of the Company historically to generate revenue share greater than its audience share, the network affiliations and its local program acceptance. In addition, the Company believes that it benefits from the operation of multiple broadcast properties, affording it certain nonquantifiable economies of scale and competitive advantages in the purchase of programming.

   Radio Competition. Radio broadcasting is a highly competitive business, and each of the radio stations operated by the Company competes for audience share and advertising revenue directly with other radio stations in its geographic market, as well as with other media, including television, cable television, newspapers, magazines, direct mail and billboard advertising. The audience ratings and advertising revenue of each of such stations are subject to change, and any adverse change in a particular market could have a material adverse effect on the revenue of such radio stations located in that market.

There can be no assurance that any one of the Company's radio stations will be able to maintain or increase its current audience ratings and radio advertising revenue market share.

   The Company will attempt to improve each radio station's competitive position with promotional campaigns designed to enhance and reinforce its identities with the listening public. Extensive market research is conducted in order to identify specific demographic groups and design its programming format for those groups. The Company seeks to build a strong listener base composed of specific demographic groups in each market, and thereby attract advertisers seeking to reach these listeners. Aside from building its stations' identities and targeting its programming at specific demographic groups, management believes that the Company also obtains a competitive advantage by operating duopolies or multiple stations in the nation's larger mid-size markets.

   The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio broadcasting ("DAB"). DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. Historically, the radio broadcasting industry has grown in terms of total revenues despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio tapes and compact disks. There can be no assurance, however, that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcast industry.

EMPLOYEES


   As of September 30, 1996, the Company had approximately 2,250 employees. With the exception of certain of the employees of KOVR-TV, KDNL-TV, WBEN-AM and WWL-AM, none of the employees is represented by labor unions under any collective bargaining agreement. No significant labor problems have been experienced by the Company, and the Company considers its overall labor relations to be good.

                                  MANAGEMENT

   Set forth below is certain information relating to the Company's executive officers, directors, certain key employees and persons expected to become executive officers, directors or key employees.

        NAME            AGE                  TITLE
---------------------  ----- -----------------------------------------------
David D. Smith.......  45    President, Chief Executive Officer, Director
                             and Chairman of the Board

Frederick G. Smith ..  47    Vice President and Director

J. Duncan Smith......  42    Vice President, Secretary & Director

Robert E. Smith......  33    Vice President, Treasurer and Director

David B. Amy.........  44    Chief Financial Officer

John T. Quigley......  53    Regional Director, SCI

Alan B. Frank........  46    Regional Director, SCI

Steven M. Marks......  39    Regional Director, SCI

Frank Quitoni........  52    Regional Director, SCI

Michael Granados ....  42    Regional Director, SCI

Barry Drake..........  45    Chief Operating Officer, SCI Radio

Donna Fuhrman........  38    Vice President/Sales and Marketing, SCI

Delbert R. Parks, III  44    Director of Operations and Engineering, SCI

Robert E. Quicksilver  41    General Counsel, SCI

Michael E. Sileck ...  36    Vice President/Finance, SCI

Patrick Talamantes ..  32    Director of Corporate Finance

Robert West..........  37    Director of Programming, SCI

Basil A. Thomas......  81    Director

William E. Brock ....  65    Director

Lawrence E. McCanna .  52    Director

   In addition to the foregoing, the following persons have agreed to serve as executive officers and/or directors of the Company as soon as permissible under the rules of the FCC and applicable laws. See "Risk Factors--Dependence Upon Key Personnel."

        NAME           AGE                       TITLE
--------------------  ----- ----------------------------------------------
Barry Baker.........  44    EXECUTIVE VICE PRESIDENT OF THE COMPANY,
                            CHIEF Executive Officer of SCI and Director

Kerby Confer........  55    Chief Executive Officer, SCI Radio

Roy F. Coppedge, III  48    Director

   In connection with the River City Acquisition, the Company agreed to increase the size of the Board of Directors from seven members to nine to accommodate the prospective appointment of each of Barry Baker and Roy F. Coppedge, III or such other designee as Boston Ventures may select. Mr. Baker and Mr. Confer currently serve as consultants to the Company.

   Members of the Board of Directors are elected for one-year terms and until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one year-terms and until their successors are duly appointed and qualified.

   David D. Smith has served as President, Chief Executive Officer and Chairman of the Board since September 1990. Prior to that, he served as General Manager of WPTT from 1984, and assumed the financial and engineering responsibility for the Company, including the construction of WTTE in 1984. In 1980, Mr. Smith founded Comark Television, Inc., which applied for and was granted the permit for WPXT-TV in Portland, Maine and which purchased WDSI-TV in Chattanooga, Tennessee. WPXT-TV was sold one year after construction and WDSI-TV was sold two years after its acquisition. From 1978 to 1986, Mr. Smith co-founded and served as an officer and director of Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. His television career began with WBFF in Baltimore, where he helped in the construction of the station and was in charge of technical maintenance until 1978. David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith are brothers.

   Frederick G. Smith has served as Vice President of the Company since 1990 and as a Director since 1986. Prior to joining the Company in 1990, Mr. Smith was a surgical dentist engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Mr. Smith was the sole officer, director and stockholder.

   J. Duncan Smith has served as Vice President, Secretary and a Director of the Company since 1988. Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters. In addition, he also worked extensively on the construction of WPTT in Pittsburgh, WTTE in Columbus, WIIB in Bloomington and WTTA in St. Petersburg, as well as on the renovation of the new studio, offices and news facility for WBFF in Baltimore.

   Robert E. Smith has served as Vice President, Secretary and a Director of the Company since 1988. Prior to that, he served as Program Director at WBFF from 1986 to 1988. Prior to that, he assisted in the construction of WTTE and also worked for Comark Communications, Inc. installing UHF transmitters.

   David B. Amy has served as Chief Financial Officer ("CFO") since October of 1994 and prior to his appointment as CFO served as the Controller of the Company beginning in 1986. Before that, he served as the Business Manager for WPTT. Prior to joining the Company in 1984, Mr. Amy was an accounting manager of Penn Athletic Products Company in Pittsburgh, Pennsylvania. Mr. Amy received an MBA degree from the University of Pittsburgh in 1981.

   John T. Quigley has served as a Regional Director of the Company since 1996. As Regional Director, Mr. Quigley is responsible for the Columbus, Cincinnati, Lexington and Oklahoma City markets. Prior to that time, Mr. Quigley served as general manager of WTTE since July 1985. Prior to joining WTTE, Mr. Quigley served in broadcast management positions at WCPO-TV in Cincinnati, Ohio and WPTV-TV in West Palm Beach, Florida.

   Alan B. Frank has served as Regional Director for the Company since May 1994. As Regional Director, Mr. Frank is responsible for the Pittsburgh, Milwaukee, Kansas City and Raleigh-Durham markets. Prior to his appointment to Regional Director, Mr. Frank served as General Manager of WPGH beginning in September 1991.

   Steven M. Marks has served as Regional Director for the Company since October 1994. As Regional Director, Mr. Marks is responsible for the Baltimore, Norfolk, Flint and Birmingham markets. Prior to his appointment as Regional Director, Mr. Marks served as General Manager for WBFF since July 1991. From 1986 until joining WBFF in 1991, Mr. Marks served as General Manager at WTTE. Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

   Frank Quitoni has served as Regional Director since completion of the River City Acquisition. As Regional Director, Mr. Quitoni is responsible for the St. Louis, Sacramento and Asheville/Greenville/Spartanburg markets. Prior to joining the Company, he was Vice President of Operations of River City since 1995. Mr. Quitoni had served as the Director of Operations and Engineering for River City since

1994. Prior thereto Mr. Quitoni served as a consultant to CBS beginning in 1989. Mr. Quitoni was the Director of Olympic Operations for CBS Sports for the 1992 Winter Olympic Games and consulted with CBS for the 1994 Winter Olympic Games. Mr. Quitoni was awarded the Technical Achievement Emmy for the 1992 and 1994 CBS Olympic broadcasts.

   Michael Granados has served as a Regional Director of the Company since July 1996. As a Regional Director, Mr. Granados is responsible for the Indianapolis, San Antonio, Des Moines and Peoria markets. Prior to July 1996, Mr. Granados has served in various positions with the Company and, before the River City Acquisition, with River City. He served as the General Sales Manager of KABB from 1989 to 1993, the Station Manager and Director of Sales of WTTV from 1993 to 1994 and the General Manager of WTTV prior to his appointment as Regional Director in 1996.

   Barry Drake has served as Chief Operating Officer of SCI Radio since completion of the River City Acquisition. Prior to that time he was Chief Operating Officer--Keymarket Radio Division of River City since July 1995. Prior to that he was President and Chief Operating Officer of Keymarket since 1993. From 1988 through 1995, Mr. Drake performed the duties of the President of each of the Keymarket broadcasting entities, with responsibility for three stations located in Houston, St. Louis and Detroit.

   Donna Fuhrman has served as the Vice President/Sales and Marketing of SCI since completion of the River City Acquisition. Prior to joining SCI, Ms. Fuhrman served as the Vice President of Sales and Marketing of River City since 1993. From 1989 to 1993, Ms. Fuhrman served in various sales positions at KDNL-TV in St. Louis, ultimately as General Sales Manager. In 1991, Ms. Fuhrman was appointed to the Sales Advisory Committee for Fox and also serves on the Television Bureau of Advertising's Sales Advisory Committee.

   Delbert R. Parks III has served as the Director of Operations and Engineering of the Company since 1995. Prior to that time, he was Director of Operations for WBFF since 1971. He is responsible for planning, organizing and implementing operational and engineering policies as they relate to television and computer systems. Recently he consolidated the facilities of WLFL and WRDC in Raleigh, NC, as well as the facilities of WBFF and WNUV, Baltimore, where he introduced the concept of disc based playback of commercial material for both stations. Mr. Parks is also a member of the Maryland Army National Guard and commands the 1st Battalion, 175th Infantry (Light).


   Robert E. Quicksilver has served as General Counsel, SCI since completion of the River City Acquisition. Prior to that time he served as General Counsel of River City since September 1994. Prior to joining River City, Mr. Quicksilver was with the law firm of Rosenblum, Goldenhersh, Silverstein and Zafft, P.C. in St. Louis, where he was a partner for six years.

   Michael E. Sileck has served as Vice President/Finance of SCI since completion of the River City Acquisition. Prior to that time he served as the Director of Finance for River City since 1993. Mr. Sileck joined River City in July 1990 as Director of Finance and Business Affairs for KDNL-TV. Prior to joining River City, Mr. Sileck was Director of Finance for Narragansett Television, owner of two network affiliates, from 1989 to 1990. Mr. Sileck has been an active member of Broadcast Cable Financial Management Association
("BCFM") since 1984 and was a charter member of the Television Programming Committee. He was also a Director of the BCFM from 1993 to 1996 and Co-Chairman of the Television Programming Committee.


   Patrick Talamantes has served as Director of Corporate Finance since completion of the River City Acquisition. Prior to that time he served as Treasurer for River City since April 1995. From 1991 to 1995, Mr. Talamantes was a Vice President with Chemical Bank, where he completed financings for clients in the cable, broadcasting, publishing and entertainment industries.


   Robert West has served as Director of Programming, SCI since completion of the River City Acquisition. Prior to that time he served as the Director of Programming of the River City television stations since December 1991. From 1989 to 1991, Mr. West served as Program Director of KDNL.

   Basil A. Thomas has served as a Director of the Company since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Judge Thomas served as an Associate Judge on the Municipal Court of

Baltimore City and, from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City. Judge Thomas is a trustee of the University of Baltimore and a member of the American Bar Association and the Maryland State Bar Association. Judge Thomas graduated from the College of William & Mary and received his L.L.B. from the University of Baltimore. Judge Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to the Company.

   William E. Brock has served as a Director of the Company since July 1995. Mr. Brock served as chairman of The Brock Group from 1989 until January 1994, and presently acts as a consultant. Mr. Brock served as a United States Senator from Tennessee from 1971 to 1977 and as a member of the U.S. House of Representatives from 1962 to 1970. Mr. Brock served as a member of President Reagan's cabinet from 1981 to 1987, as U.S. Trade Representative from 1981 to 1985 and as Secretary of Labor from 1985 to 1987. Mr. Brock was National Chairman of the Republican Party from 1977 to 1981.

   Lawrence E. McCanna has served as a Director of the Company since July 1995. Mr. McCanna has been a partner of the accounting firm of Gross, Mendelsohn & Associates, P.A., since 1972 and has served as its managing partner since 1982. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants. Mr. McCanna is a member of the board of directors of Maryland Special Olympics.


   Barry Baker has been the Chief Executive Officer of River City since 1989, and is the President of the corporate general partner of River City, Better Communications, Inc. ("BCI"). The principal business of both River City and BCI is television and radio broadcasting. In connection with the River City Acquisition, the Company agreed to appoint Mr. Baker Executive Vice President of the Company and to elect him as a Director at such time as he is eligible to hold those positions under applicable FCC regulations. He currently serves as a consultant to the Company. Mr. Baker is also a director of American Media, Inc.


   Kerby Confer served as a member of the Board of Representatives and Chief Executive Officer -- Keymarket Radio Division of River City since July 1995. Prior thereto, Mr. Confer served as Chairman of the Board and Chief Executive Officer of Keymarket since its founding in December 1981. Prior to engaging in the acquisition of various radio stations in 1975, Mr. Confer held a number of jobs in the broadcast business, including serving as Managing Partner of a radio station in Annapolis, Maryland from 1969 to 1975. From 1966 to 1969, he hosted a pop music television show on WBAL-TV (Baltimore) and WDCA-TV (Washington, D.C.). Prior thereto, Mr. Confer served as program director or producer/director for radio and television stations owned by Susquehanna Broadcasting and Plough Broadcasting Company, Inc. Mr. Confer currently provides services to the Company and is expected to become Chief Executive Officer of SCI Radio at such time as he is eligible to hold this position under applicable FCC regulations.


   Roy F. Coppedge, III is a general partner of the general partner of each of the Boston Ventures partnerships, limited partnerships primarily involved in the business of investments. Mr. Coppedge is a director of Continental Cablevision, Inc. and American Media, Inc. and a member of the Board of Representatives of Falcon Holdings Group, L.P. In connection with the River City Acquisition, the Company agreed to elect Mr. Coppedge as a Director at such time as he is eligible to hold that position under applicable FCC regulations.


EMPLOYMENT AGREEMENTS

   The Company has entered into an employment agreement with David D. Smith, President and Chief Executive Officer of the Company. David Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. The Company's Compensation Committee has approved an increase in Mr. Smith's total compensation to $1,200,000. Mr. Smith is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of (i) a breach by Mr. Smith of any material covenant, promise or agreement contained in the employment agreement; (ii) a dissolution or winding up of the Company; (iii) the disability of Mr. Smith for more than 210 days in any twelve month period (as determined under the employment agreement); or (iv) for cause, which includes conviction of certain crimes, breach of a fiduciary duty to the Company or the stockholders, or repeated failure to exercise or undertake his duties as an officer of the Company (each, a "Termination Event").

   In June 1995, the Company entered into an employment agreement with Frederick
G. Smith, Vice President of the Company. Frederick Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $260,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

   In June 1995, the Company entered into an employment agreement with J. Duncan Smith, Vice President and Secretary of the Company. J. Duncan Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $270,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.

   In June 1995, the Company entered into an employment agreement with Robert E. Smith, Vice President and Treasurer of the Company. Robert E. Smith's employment agreement has an initial term of three years and is renewable for additional one-year terms, unless either party gives notice of termination not less than 60 days prior to the expiration of the then current term. Under the agreement, Mr. Smith receives a base salary of $250,000 and is also entitled to participate in the Company's Executive Bonus Plan based upon the performance of the Company and Mr. Smith during the year. The employment agreement provides that the Company may terminate Mr. Smith's employment prior to expiration of the agreement's term as a result of a Termination Event.


   In connection with the River City Acquisition, the Company entered into an employment agreement (the "Baker Employment Agreement") with Barry Baker pursuant to which Mr. Baker will become President and Chief Executive Officer of SCI and Executive Vice President of the Company at such time as Mr. Baker is able to hold those positions consistent with applicable FCC regulations. Until such time as Mr. Baker is able to become an officer of the Company, he serves as a consultant to the Company pursuant to a consulting agreement and receives compensation that he would be entitled to as an officer under the Baker Employment Agreement. Pursuant to the Baker Employment Agreement, Mr. Baker receives a base salary of approximately $1,056,000 per year, subject to annual increases of 71/2% each year beginning January 1, 1997. Mr. Baker is also entitled to receive a bonus equal to 2% of the amount by which the Broadcast Cash Flow (as defined in the Baker Employment Agreement) of SCI for a year exceeds the Broadcast Cash Flow for the immediately preceding year. Pursuant to the Baker Employment Agreement, Mr. Baker has received options to acquire 1,382,435 shares of the Class A Common Stock (or 3.33% of the common equity of Sinclair determined on a fully diluted basis). The option became exercisable with respect to 50% of the shares upon closing of the River City Acquisition, and becomes exercisable with respect to 25% of the shares on the first anniversary of the closing of the River City Acquisition, and 25% on the second anniversary of the River City Acquisition. The exercise price of the option is approximately $30.11 per share. The term of the Baker Employment Agreement extends until May 31, 2001, and is automatically extended to the third anniversary of any Change of Control (as defined). If the Baker Employment Agreement is terminated by the Company other than for Cause (as defined) or by Mr. Baker for good cause (constituting certain occurrences specified in the agreement) then Mr. Baker shall be entitled to a termination payment equal to the amount that would have been paid in base salary for the remainder of the term of the agreement plus bonuses that would be paid for such period based on the average bonus paid to Mr. Baker for the previous three years, and all options shall vest immediately upon such termination. In addition, upon such a termination, Mr. Baker shall have the option to purchase from the Company for the fair market value thereof either (i) all broadcast operations of Sinclair in the St. Louis, Missouri or (at the option of Mr. Baker) the Asheville-Greenville-Spartanburg, South Carolina DMAs or (ii) all of the Company's radio broadcast operations. Mr. Baker shall also have the right following such a termination to receive quarterly payments (which may be paid either in cash or, at the Company's option, in additional shares of Class A Common Stock) equal to 5.00% of the fair market value (on the date of each payment) of all stock options and common stock issued pursuant to exercise of such stock options or pursuant to payments of this obligation in shares and held by him at the time of such payment (except that the first such payment shall be 3.75% of such value). The fair market value of unexercised options for such purpose shall be equal to the market price of underlying shares less the exercise price of the options. Following termination of Mr. Baker's employment agreement, the Company shall have the option to purchase the options and shares from Mr. Baker at their market value.


                             SELLING STOCKHOLDERS

   The following table sets forth certain information with respect to the Company's voting securities beneficially owned as of October 15, 1996, and as adjusted to reflect the sale of the 6,250,000 shares of Class A Common Stock collectively offered hereby by the Company and the Selling Stockholders. The address of all persons in the table unless otherwise specified is 2000 W. 41st Street, Baltimore, MD 21211. Except as set forth below, each of the shares offered by the Selling Stockholders is currently held as a share of Class B Common Stock, and each of such shares will automatically be converted into a share of Class A Common Stock upon their transfer in the Offering.


                                       SHARES OWNED PRIOR TO THE OFFERING      PERCENTAGE
                                  -------------------------------------------   OF VOTING                PERCENTAGE
                                      CLASS A                   CLASS B         POWER OF                  OF VOTING
                                    COMMON STOCK            COMMON STOCK (1)       ALL          NUMBER  POWER OF ALL
                                  NUMBER  PERCENT OF       NUMBER  PERCENT OF    CAPITAL          OF       CAPITAL
          NAMES OF                  OF     CLASS A           OF     CLASS B    STOCK PRIOR      SHARES   STOCK AFTER
    SELLING STOCKHOLDERS          SHARES   SHARES          SHARES   SHARES     TO OFFERING      OFFERED   OFFERINGS
    --------------------          ------   ------          ------   ------     -----------      -------   ---------
Frederick G. Smith (2)........      4,000     *          6,938,944   24.4%        23.8%         250,000    23.0%
J. Duncan Smith (3)...........      7,380     *          6,999,994   24.7%        24.0%         250,000    23.3%
Robert E. Smith (4)...........      3,000     *          6,928,644   24.6%        23.7%         250,000    23.0%
River City Broadcasting
L.P.(5).......................  4,181,818   38.7%            --       --           1.4%         500,000     1.3%
  1215 Cole Street
  St. Louis, Missouri 63106 ..

===================

    * Less than 1%

(1) Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share expect for votes relating to "going private" and certain other transactions. Holders of both classes of Common Stock will vote together as a single class on all matters presented for a vote, except as otherwise may be required by Maryland law, and holders of Class B Common Stock may exchange their shares of Class B Common Stock into Class A Common Stock at any time.

(2) Includes 536,645 shares held in irrevocable  trusts established by Frederick
    G. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(3) Includes 529,075 shares held in irrevocable trusts established by J. Duncan Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(4) Includes 512,745 shares held in irrevocable trusts established by Robert E. Smith for the benefit of his children and as to which Mr. Smith has the power to acquire by substitution of trust property. Absent such substitution, Mr. Smith would have no power to vote or dispose of the shares.

(5) River City Broadcasting, L.P. ("River City") currently holds 1,150,000 shares of Series B Preferred Stock. River City intends (or, if the shares of Series B Preferred Stock are distributed to River City's partners prior to the effective date of the Registration Statement of which this Prospectus is a part, certain partners of River City intend) to convert certain shares of Series B Preferred Stock into shares of Class A Common Stock in accordance with the terms of the Series B Preferred Stock and to sell such shares of Class A Common Stock in approximately the amounts set forth above. The number of shares to be sold by River City or its partners may be less than the amounts set forth above. River City intends to distribute the proceeds of such sales to its partners.

                              CERTAIN TRANSACTIONS

   Since December 31, 1995, the Company has engaged in the following transactions with persons who are, or are members of the immediate family of, directors, persons expected to become a director, officers or beneficial owners of 5% or more of the issued and outstanding Common Stock or with entities in which such persons or certain of their relatives have interests.

   Mr. Baker, who is expected to become an executive officer and director of the Company, Mr. Coppedge, who is expected to become a director of the Company, and Mr. Confer, who is expected to become an executive officer of the Company, are the direct or indirect beneficial owners of equity interests in River City. As described in more detail under "Business -- Broadcasting Acquisition Strategy," the Company acquired certain assets from River City, obtained options to acquire other assets from River City, and entered into an LMA to provide programming services to certain television and radio stations of which River City is the owner of the License Assets.

   The Company is negotiating an agreement with River City pursuant to which River City will provide to the Company news production services with respect to the production of news programming and on air talent on WTTE in Columbus, Ohio. Pursuant to this agreement, River City will provide certain services to the Company in return for a fee that will be negotiated.

   Kerby Confer is the owner of 100% of the common stock of Keymarket of South Carolina, Inc. ("KSC"), and the Company has an option to acquire either (i) all of the assets of KSC for forgiveness of debt in an aggregate principal amount of approximately $7.4 million as of August 22, 1996 plus payment of $1,000,000 less certain adjustments or (ii) all of the stock of KSC from Mr. Confer for $1,000,000 less certain adjustments. In addition, the Company is obligated to pay Mr. Confer approximately $248,000 in rent under leases on two properties during 1996. The Company is required to purchase each of the properties during the term of the applicable lease, for an aggregate purchase price of approximately $1,750,000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

   The Company currently has two classes of Common Stock, each having a par value of $.01 per share, and one class of issued and outstanding Preferred Stock, also with a par value of $.01 per share. Upon completion of the Offering, the Controlling Stockholders, by virtue of their beneficial ownership of 100% of the shares of the Class B Common Stock, with its super voting rights as described below, will retain control over the Company's business and operations.

   The following summary of the Company's capital stock does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, the Company's Amended and Restated Articles of Incorporation (the "Amended Certificate"). The Amended Certificate is an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information."


   The Amended Certificate authorizes the Company to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, 35,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Upon the closing of the Offering, 40,249,981 shares of Common Stock, consisting of 12,882,400 shares of Class A Common Stock and 27,367,581 shares of Class B Common Stock, will be issued and outstanding, assuming no exercise of the U.S. Underwriters' over-allotment option, and 1,150,000 shares of Series B Preferred Stock will be issued and outstanding.

COMMON STOCK

   The rights of the holders of the Class A Common Stock and Class B Common Stock are substantially identical in all respects, except for voting rights and the right of Class B Common Stock to convert into Class A Common Stock. The holders of the Class A Common Stock are entitled to one vote per share. The holders of the Class B Common Stock are entitled to ten votes per share except as described below. The holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by the general corporation laws of the State of Maryland ("Maryland General Corporation Law"). Except for transfers to a "Permitted Transferee" (generally, related parties of a Controlling Stockholder), any transfer of shares of Class B Common Stock held by any of the Controlling Stockholders will cause such shares to be automatically converted to Class A Common Stock. In addition, if the total number of shares of Common Stock held by the Controlling Stockholders falls to below 10% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be classified as Class A Common Stock. In any merger, consolidation or business combination, the consideration to be received per share by the holders of the Class A Common Stock must be identical to that received by the holders of the Class B Common Stock, except that in any such transaction in which shares of a third party's common stock are distributed in exchange for the Company's Common Stock, such shares may differ as to voting rights to the extent that such voting rights now differ among the classes of Common Stock.

   The holders of Class A Common Stock and Class B Common Stock will vote as a single class, with each share of each class entitled to one vote per share, with respect to any proposed (a) "Going Private" transaction; (b) sale or other disposition of all or substantially all of the Company's assets; (c) sale or transfer which would cause a fundamental change in the nature of the Company's business; or (d) merger or consolidation of the Company in which the holders of the Company's Common Stock will own less than 50% of the Common Stock following such transaction. A "Going Private" transaction is any "Rule 13e-3 transaction," as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") between the Company and (i) the Controlling Stockholders, (ii) any affiliate of the Controlling Stockholders, or
(iii) any group of which the Controlling Stockholders are an affiliate or of which the Controlling Stockholders are a member. An "affiliate" is defined as
(i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under the common control of the Controlling Stockholders;
(ii) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which any of the Controlling Stockholders is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities or in which any of the Controlling Stockholders has a substantial beneficial interest; (iii) a voting trust or similar arrangement pursuant to which the Controlling Stockholders generally control the vote of the shares of Common Stock held by or subject to any such trust or arrangement; (iv) any other trust or estate in which any of the Controlling Stockholders has a substantial beneficial interest or as to which any of the Controlling Stockholders serves as a trustee or in a similar fiduciary capacity; or (v) any relative or spouse of the Controlling Stockholders or any relative of such spouse who has the same residence as any of the Controlling Stockholders.

   Under Maryland General Corporation Law, the holders of Common Stock are entitled to vote as a separate class with respect to any amendment of the Amended Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

   For a discussion of the effects of disproportionate voting rights upon the holders of the Class A Common Stock, see "Risk Factors -- Voting Rights; Control by Controlling Stockholders."

   Stockholders of the Company have no preemptive rights or other rights to subscribe for additional shares, except that the Class B Common Stock is convertible into Class A Common Stock by the holders thereof. Except as described in the prior sentence, no shares of any class of Common Stock have conversion rights or are subject to redemption. Subject to the rights of any outstanding preferred stock which may be hereafter classified and issued, holders of Common Stock are entitled to receive dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefore and to share, regardless of class, equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. Under the Bank Credit Agreement, the Indentures and certain other debt of the Company, the Company's ability to declare Common Stock dividends is restricted. See "Dividend Policy."

PREFERRED STOCK


   Series B Preferred Stock. As partial consideration for the acquisition of assets from River City, the Company issued 1,150,000 shares of Series A Preferred Stock to River City which has since been converted into 1,150,000 shares of Series B Preferred Stock. After the Offering, 1,012,500 shares of Series B Preferred Stock are expected to be issued and outstanding. Each share of Series B Preferred Stock has a liquidation preference of $100 and, after payment of this preference, is entitled to share in distributions made to holders of shares of (plus all accrued and unpaid dividends through the determination date) Common Stock. Each holder of a share of Series B Preferred Stock is entitled to receive the amount of liquidating distributions received with respect to approximately 3.64 shares of Common Stock (subject to adjustment) less the amount of the liquidation preference. The liquidation preference of Series B Preferred Stock is payable in preference to Common Stock of the Company, but may rank equal to or below other classes of capital stock of the Company. After a "Trigger Event" (as defined below), the Series B Preferred Stock ranks senior to all classes of capital stock of the Company as to liquidation preference, except that the Company may issue up to $400 million of capital stock ("Senior Securities"), as to which the Series B Preferred Stock will have the same rank. A Trigger Event means the termination of Barry Baker's employment with the Company prior to the expiration of the initial five-year term of his employment agreement (1) by the Company for any reason other than for Cause (as defined in the employment agreement) or (2) by Barry Baker upon the occurrence of certain events described in the employment agreement. See "Management -- Employment Agreements."

   The holders of Series B Preferred Stock do not initially receive dividends, except to the extent that dividends are paid to the holders of Common Stock. A holder of shares of Series B Preferred Stock is entitled to share in any dividends paid to holders of Common Stock, with each share of Series B Preferred Stock allocated the amount of dividends allocated to approximately 3.64 shares of Common Stock (subject to adjustment). In addition, after the occurrence of a Trigger Event, holders of shares of Series B Preferred Stock are entitled to quarterly dividends in the amount of $3.75 per share per quarter for the first year, and in the amount of $5.00 per share per quarter after the first year. Dividends are payable either in cash or in additional shares of Series B Preferred Stock at the rate of $100 per share. Dividends on Series B Preferred Stock are payable in preference to the holders of any other class of capital stock of the Company, except for Senior Securities, which will rank senior to the Series B Preferred Stock as to dividends until a Trigger Event, after which Senior Securities will have the same rank as Series B Preferred Stock as to dividends.

   The Company may redeem shares of Series B Preferred Stock for an amount equal to $100 per share plus any accrued and unpaid dividends at any time beginning 180 days after a Trigger Event, but holders have the right to retain their shares in which case the shares will automatically be converted into shares of Class A Common Stock on the proposed redemption date.

   Each share of Series B Preferred Stock is entitled to approximately 3.64 votes (subject to adjustment) on all matters with respect to which Class A Common Stock has a vote, and the Series B Preferred Stock votes together with the Class A Common Stock as a single class, except that the Series B Preferred Stock is entitled to vote as a separate class (and approval of a majority of such votes is required) on certain matters, including changes in the authorized amount of Series B Preferred Stock and actions affecting the rights of holders of Series B Preferred Stock.


   Shares of Series B Preferred Stock are convertible at any time into shares of Class A Common Stock, with each share of Series B Preferred Stock convertible into approximately 3.64 shares of Class A Common Stock. The conversion rate is subject to adjustment if the Company undertakes a stock split, combination or stock dividend or distribution or if the Company issues Common Stock or securities convertible into Common Stock at a price less than $27.50 per share. Shares of Series B Preferred Stock issued as payment of dividends are not convertible into Class A Common Stock and become void at the time of conversion of a shareholder's other shares of Series B Preferred Stock. All shares of Series B Preferred Stock remaining outstanding on May 31, 2001 (other than shares issued as a dividend) automatically convert into Class A Common Stock on that date.

   Additional Preferred Stock. The Amended Certificate authorizes the Board of Directors to issue, without any further action by the stockholders, additional preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Although the ability of the Board of Directors to designate and issue preferred stock provides desirable flexibility, including the ability to engage in future public offerings to raise additional capital, issuance of preferred stock may have adverse effects on the holders of Common Stock including restrictions on dividends on the Common Stock if dividends on the preferred stock have not been paid; dilution of voting power of the Common Stock to the extent the preferred stock has voting rights; or deferral of participation in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock. In addition, issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The Board of Directors, however, is not aware of any pending transactions that would be affected by such issuance.

CERTAIN STATUTORY AND CHARTER PROVISIONS


   The following paragraphs summarize certain provisions of the Maryland General Corporation Law and the Company's Amended Certificate and by-laws. The summary does not purport to be complete and reference is made to Maryland General Corporation Law and the Company's Amended Certificate and By-Laws for complete information.

BUSINESS COMBINATIONS

   Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Stockholder") must be (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested
Stockholder  for his shares.  In  addition,  an  Interested  Stockholder  or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five (5) years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation. It is anticipated that the Company's Board of Directors will exempt from the Maryland statute any business combination with the Controlling Stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

CONTROL SHARE ACQUISITIONS

   The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers of the corporation and directors who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third of such shares, (ii) one-third or more but less than a majority of such shares, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

   The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by or pursuant to the articles of incorporation or by-laws of the corporation.

EFFECT OF BUSINESS COMBINATION AND CONTROL SHARE ACQUISITION STATUTES

   The business combination and control share acquisition statutes could have the effect of discouraging offers to acquire any such offer.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

   The Company's Amended Certificate provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Amended Certificate provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Commission, eliminate or limit the liability of directors and officers under the federal securities laws.

INDEMNIFICATION

   The Company's Amended Certificate and by-laws provide that the Company may advance expenses to its currently acting and its former directors to the fullest extent permitted by Maryland General Corporation Law, and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of an criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

   The Company has also entered into indemnification agreements with certain officers and directors which provide that the Company shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the final disposition of any claim or proceeding.

FOREIGN OWNERSHIP

   Under the Amended Certificate and to comply with FCC rules and regulations, the Company is not permitted to issue or transfer on its books any of its capital stock to or for the account of any Alien if after giving effect to such issuance or transfer, the capital stock held by or for the account of any alien or aliens would exceed, individually or in the aggregate, 25% of the Company's capital stock at any time outstanding. Pursuant to the Amended Certificate, the Company will have the right to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions. Any issuance or transfer of capital stock in violation of such prohibition will be void and of no force and effect. The Amended Certificate also provides that no Alien or Aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all the shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time. Such percentage, however, is 20% in the case of the Company's subsidiaries which are direct holders of FCC licenses. In addition, the Amended Certificate provides that no Alien shall be qualified to act as an officer of the Company and no more than 25% of the total number of directors of the Company at any time may be Aliens. The Amended Certificate further gives the Board of Directors of the Company all power necessary to administer the above provisions. See "Business -- Licensing and Regulation."

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for the Company's Class A Common Stock is The First National Bank of Boston.

                         SHARES ELIGIBLE FOR FUTURE SALE


   Upon consummation of the Common Stock Offering, the Company will have outstanding 40,249,981 shares of Common Stock consisting of 12,882,400 shares of Class A Common Stock and 27,367,581 shares of Class B Common Stock, assuming no exercise of the underwriters over-allotment option. Of these shares, the 6,250,000 shares of Class A Common Stock sold in the Offering plus an additional 6,632,400 shares of Class A Common Stock outstanding prior to the Offering will be freely tradeable without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The Company intends to register under the Securities Act 1,259,238 shares of Class A Common Stock issuable upon exercise of options under the Company's Incentive Stock Option Plan, the Company's Designated Participants Stock Option Plan and the Company's Long Term Incentive Plan. The Company has also registered 5,064,253 shares of Class A Common Stock that are issuable upon conversion of the Series B Preferred Stock and upon the exercise of options held by Barry Baker.

   The remaining 27,367,581 shares of Common Stock outstanding upon completion of the Common Stock Offering, consisting of the shares of Class B Common Stock (all of which are convertible at the option of the holder into Class A Common Stock), have not been registered under the Securities Act and will be held by persons who may be considered affiliates of the Company and may therefore be subject to limitations on the volume of shares that can be sold. In general, under Rule 144 as currently in effect, any affiliate is entitled to sell within any three-month period a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of the same class of Common Stock (approximately 128,824 shares immediately after the Offering in the case of Class A Common Stock), or (ii) the average weekly trading volume of the Class A Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (as computed under Rule 144) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation and notice provisions of Rule 144. The Company, its officers and directors and the holders of all of the shares of Class B Common Stock to be outstanding after the Offering and the holders of approximately 925,000 shares of Series B Preferred
                                       77

Stock (convertible into approximately 3,366,000 shares of Class A Common Stock) have entered into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell, or otherwise dispose of the shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for Common Stock of the Company owned by them for a period of 90 days from the date of this Prospectus without the prior written consent of Smith Barney Inc. See "Underwriting."

   Sales of substantial amounts of Common Stock or the perception that such sales could occur may adversely affect the market price of the Class A Common Stock.

                           DESCRIPTION OF INDEBTEDNESS

BANK CREDIT AGREEMENT

   Since January 1, 1996, the Company, in connection with the River City Acquisition, amended and restated the Bank Credit Agreement. The terms of the Bank Credit Agreement as amended and restated are summarized below. The summary set forth below does not purport to be complete and is qualified in its entirety by reference to the provisions of the Bank Credit Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. In addition, not all indebtedness of the Company is described below, only that that has been incurred since January 1, 1996. The terms of other indebtedness of the Company are set forth in other documents previously filed by the Company with the Commission. See "Available Information" and "Incorporation of Certain Documents by Reference."


   The Company entered into the Bank Credit Agreement with The Chase Manhattan Bank, N.A., as Agent, and certain lenders (collectively, the "Banks"). The Bank Credit Agreement is comprised of three components, consisting of (i) a reducing revolving credit facility in the amount of $250 million (the "Revolving Credit Facility"), (ii) a term loan in the amount of $550 million (the "Tranche A Term Loan"), and (iii) a term loan in the amount of $200 million (the "Tranche B Term Loan" and, together with the Tranche A Term Loan, the "Term Loans"). Beginning March 31, 1999, the commitment under the Revolving Credit Facility is subject to mandatory quarterly reductions to the following percentages of the initial amount: 90% at December 31, 1999, 80% at December 31, 2000, 65% at December 31, 2001, 50% at December 31, 2002 and 0% at November 30, 2003. The Term Loans are required to be repaid by the Company in equal quarterly installments beginning on December 31, 1996 with the quarterly payments escalating annually through the final maturity date of December 31, 2002 for the Tranche A Term Loan and November 30, 2003 for the Tranche B Term Loan.

   The Company is entitled to prepay the outstanding amounts under the Revolving Credit Facility and the Term Loans subject to certain prepayment conditions and certain notice provisions at any time and from time to time. Partial prepayments of the Term Loans are applied in the inverse order of maturity to the outstanding loans on a pro rata basis. Prepaid amounts of the Term Loans may not be reborrowed. In addition, the Company is required commencing on June 30, 1996, to pay an amount equal to (i) 100% of the net proceeds from the sale of assets (other than in the ordinary course of business), (ii) insurance recoveries and condemnation proceeds not promptly applied toward the repair or replacement of the damaged properties, (iii) 80% of net Equity Issuance (as defined in the Bank Credit Agreement and including the Offering proceeds), net of prior approved uses and certain other exclusions, and (iv) 66 2/3% of Excess Cash Flow (as defined in the Bank Credit Agreement), to the Banks for application first to prepay the Term Loans, pro rata in inverse order of maturity, and then to prepay outstanding amounts under the Revolving Credit Facility with a corresponding reduction in commitment. The proceeds of the Offerings will be used to repay a portion of the amounts due under the Bank Credit Agreement. See "Use of Proceeds."


   In addition to the Revolving Credit Facility and the Term Loans, the Bank Credit Agreement provides that the Banks may, but are not obligated to, loan the Company up to an additional $200 million at any time prior to September 29, 1997 (the "Incremental Facility"). This additional loan, if agreed to by the Agent and a majority of the Banks, would be in the form of a senior secured standby multiple draw term loan. The Incremental Facility would be available to fund the acquisition of WSYX and certain other acquisitions and would be repayable in equal quarterly installments beginning September 30, 1997, with the quarterly payments escalating annually through the final maturity date of November 30, 2003.

   The Company's obligations under the Bank Credit Agreement are secured by a pledge of substantially all of the Company's assets, including the stock of all of the Company's subsidiaries. The subsidiaries of the Company (other than Cresap Enterprises, Inc.), and the Stockholder Affiliates (other than Gerstell Development Corporation) have guaranteed the obligations of the Company. In addition, all subsidiaries of the Company (other than Cresap Enterprises, Inc.), and the Stockholder Affiliates have pledged, to the extent permitted by law, all of their assets to the Banks. The Company has also agreed to cause the license for each television station, and the licenses of the radio stations in each local market, to be held in a separate, single purpose entity to be 100% owned by the respective station subsidiary. The license subsidiary shares, LMAs and options to acquire License Assets are pledged to the Banks to secure the obligations of the Company under the Bank Credit Agreement.


   Interest on amounts drawn under the Bank Credit Agreement is, at the option of Company, equal to (i) the London Interbank Offered Rate plus a margin of 1.25% to 2.50% for the Revolving Credit Facility and 2.75% for the Term Loans, or (ii) the Base Rate, which equals the Federal Funds Rate plus 1/2 of 1% of the Prime Rate of Chase, plus a margin of zero to 1.25% for the Revolving Credit Facility and 1.75% for the Term Loans. The Company must maintain interest rate hedging arrangements or instruments for at least 50% of the principal amount of the facilities.

   The Bank Credit Agreement contains a number of covenants which restrict the operations of the Company and its subsidiaries, including the ability to: (i) merge, consolidate, acquire or sell assets; (ii) create additional indebtedness or liens; (iii) pay dividends; (iv) enter into certain arrangements with or investments in affiliates; (v) incur corporate expenses in excess of specified limits; and (vi) change the business or ownership of the Company. The Company and its subsidiaries are also prohibited under the Bank Credit Agreement from incurring obligations relating to the acquisition of programming if, as a result of such acquisition, the cash payments on such programming exceed specified amounts set forth in the Bank Credit Agreement.

   In addition, the Company and the subsidiaries are required to meet certain covenants under the Bank Credit Agreement on a consolidated basis, as well as to maintain certain financial ratios, including a total debt ratio, a senior debt ratio, an interest expense ratio and a fixed charges ratio.

   The Events of Default under the Bank Credit Agreement include,  among others:
(i) the failure to pay principal, interest or other amounts when due; (ii) the making of untrue representations and warranties in connection with the Bank Credit Agreement: (iv) a default by the Company or the subsidiaries in the performance of its obligations under the Bank Credit Agreement or certain related security documents; (v) certain events of insolvency or bankruptcy, (vi) the rendering of certain money judgments against the Company or its subsidiaries; (vii) the incurrence of certain liabilities to certain plans governed by the Employee Retirement Income Security Act of 1974; (viii) a change of control or ownership of the Company or its subsidiaries; (ix) the security documents being terminated ceasing to be in full force and effect; (x) any broadcast license (other than a non-material license) being terminated, forfeited or revoked or failing to be renewed for any reason whatsoever or for any reason a subsidiary shall at any time cease to be a licensee under any broadcast license (other than a non-material broadcast license); (xi) any LMA or options to acquire License Assets being terminated for any reason whatsoever;
(xii) any amendment, modification, supplement or waiver of the provisions of the Indenture without the prior written consent of the majority lenders; and (xiii) a payment default on any other indebtedness of the Company if the principal amount of such indebtedness exceeds $5 million.

DESCRIPTION OF NOTES UNDER INDENTURES


   The Notes were issued under Indentures dated December 9, 1993 (the "1993 Indenture") and August 28, 1995 (the "1995 Indenture" and together with the 1993 Indenture, the "Indentures"). Pursuant to the terms of the Indentures, the Notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis by all of the Subsidiaries, except Cresap.

   The 1993 Notes mature on December 15, 2003 and the 1995 Notes mature on September 30, 2005, and are unsecured senior subordinated obligations of the Company. The 1993 Indenture limited the aggregate principal amount of the 1993 Notes to $200.0 million and the 1995 Indenture limited the aggregate principal amount of the 1995 Notes to $300.0 million. The 1993 Notes bear interest at the rate of 10% per annum and are payable semi-annually on June 15 and December 15 of each year, commencing June 15, 1994, and the 1995 Notes bear interest at a rate of 10% per annum and are payable semi-annually on September 30 and March 30 of each year, commencing March 30, 1996.

   The Company issued $200.0 million of the 1993 Notes on December 9, 1993. $100.0 million of these Notes were subsequently redeemed by the Company in March 1994 with proceeds from the sale of the original 1993 Notes that had been held in escrow pending their expected use in connection with certain acquisitions of the Company that were instead financed through drawings under the Bank Credit Agreement. As of the date hereof, $100.0 million of the 1993 Notes remain outstanding. The Company issued $300.0 million of the 1995 Notes on August 28, 1995. As of the date hereof, $300.0 million of the 1995 Notes remain outstanding.

   The 1993 Notes are redeemable in whole or in part prior to maturity at the option of the Company on or after December 15, 1998 at certain redemption prices specified in the 1993 Indenture, and the 1995 Notes are redeemable in whole or in part prior to maturity at the option of the Company on or after September 30, 2000 at certain redemption prices specified in the 1995 Indenture.

   The Notes are general unsecured obligations of the Company and subordinated in right of payment to all senior debt (as defined in the Indentures), including all indebtedness of the Company under the Bank Credit Agreement.

   Upon a change of control (as defined in the Indentures), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount plus accrued interest through the date of repurchase. In addition, the Company will be obligated to offer repurchase Notes at 100% of their principal amount plus accrued interest through the date of repurchase in the event of certain asset sales.


   The Indentures impose certain limitations on the ability of the Company and its Subsidiaries to, among other things, incur additional indebtedness, pay dividends, or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right to the payment of any senior debt and senior in right of payment to the Notes, incur liens, impose restrictions on the ability of subsidiaries to pay dividends or make any payments to the Company, or merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

   The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Class A Common stock by a "Non-U.S. Holder." For purposes of this discussion, a "Non-U.S. Holder" means any individual or entity other than (i) an individual who is a citizen or resident (as determined for U.S. federal income tax purposes) of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or
(iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source.

   This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion is for general information only and does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders, including certain U.S. expatriates, in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

   Prospective holders should consult their tax advisors about the particular United States federal, state and local tax consequences to them of holding and disposing of Class A Common Stock, as well as any tax consequences arising under the law of any other taxing jurisdiction.

   An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

   Subject to the discussion below, any dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

   Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to 31% backup withholding and information reporting if the Non-U.S. Holder fails to establish an exemption or to provide a correct tax identification number and other information to the payor.

   Upon the filing of an Internal Revenue Service Form 4224 with the Company or its dividend paying agent, there generally will be no withholding tax on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of the Non-U.S. Holder. Instead, the effectively connected dividends (or for treaty based holders, the dividends attributable to a U.S. permanent establishment of the holder) will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. A Non-U.S. Holder that is a corporation with effectively connected dividends also may be suject under certain circumstances to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits, subject to certain adjustments, deemed to have been repatriated from the United States.

   Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the U.S. Internal revenue Service may make its reports available to tax authorities in the recipient's country of residence.

GAIN ON DISPOSITION OF CLASS A COMMON STOCK

   In general, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to any gain realized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States or, if an applicable tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States (and in either such case, the United States branch profits tax may also apply upon repatriation of the gain if the Non-U.S. Holder is a corporation); (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Class A Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and either the Non-U.S. Holder has a "tax home" in the United States for federal income tax purposes or the sale is attributable to an office or other fixed place of business maintained by the Non-U.S. Holder in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates; or (iv) the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period, and the Non-U.S. Holder held, directly or indirectly, at any time within the shorter of the periods described above, more than 5% of the Class A Common Stock, provided that the Class A Common Stock is regularly traded on an established securities market within the meaning of the applicable Department of Treasury regulations. A corporation is generally a "U.S. real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although the Company does not believe that it has been or is or will become a "U.S. real property holding corporation" in the foreseeable future, any such development could have adverse U.S. tax consequences for Non-U.S. Holders.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX ON DISPOSITIONS OF CLASS A COMMON STOCK

   If the proceeds of a disposition of Class A Common Stock are paid over by or through a U.S. office of a broker, the payment is subject to information reporting and to 31% backup withholding unless the disposing holder certifies its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the beneficial owner otherwise is entitled to an exemption.

   Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

PROPOSED REGULATIONS

   Under proposed U.S. treasury regulations that are proposed to be effective for payments made after December 31, 1997, a Non-U.S. Holder of Class A Common Stock would be required to provide a Form W-8 certifying its foreign status and providing additional information in order to be entitled to a reduced treaty withholding rate on dividends paid by the Company or its dividend paying agent. A Form W-8 would also be used to satisfy the documentary evidence requirements described under "Information Reporting Requirements and Backup Withholding Tax on Dispositions of Class A Common Stock." The proposed regulations also provide rules that would enable non-U.S. financial institutions, partnerships, and other entities or persons that hold Class A Common Stock but are not considered the beneficial owner of that Stock to qualify for reduced treaty withholding rates by using Form W-8 to provide an intermediary withholding certificate that includes information concerning the beneficial owner(s). In certain circumstances, the proposed regulations would impose treaty benefit certification requirements upon the partners in a Non-U.S. Holder that is a foreign partnership. It is uncertain whether these proposed regulations will be adopted, and whether they will be revised prior to their adoption.

FEDERAL ESTATE TAX

   An individual Non-U.S. Holder who is treated as the owner of an interest in the Class A Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING


   Under the terms and subject to the conditions stated in the U.S. Underwriting Agreement dated the date of this Prospectus, each of the underwriters of the U.S. Offering named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities
Corporation, Prudential Securities Incorporated, and Salomon Brothers Inc are acting as the Representatives (the "Representatives"), has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to each U.S. Underwriter, the number of shares of Class A Common Stock which equals the number of shares set forth opposite the name of such U.S. Underwriter below:


                                                        NUMBER
U.S. UNDERWRITER                                      OF SHARES
---------------------------------------------------  -----------
Smith Barney Inc...................................
Alex. Brown & Sons Incorporated....................
Donaldson, Lufkin & Jenrette Securities
Corporation........................................
Prudential Securities Incorporated.................
Salomon Brothers Inc...............................

                                                      ---------
  Total............................................   5,000,000
                                                      =========


   Under the terms and subject to the conditions stated in the International Underwriting Agreement dated the date of this Prospectus, each of the managers of the concurrent International Offering of Class A Common Stock named below (the "Managers"), for whom Smith Barney Inc., Alex. Brown & Sons Incorporated, Donaldson Lufkin & Jenrette Securities Corporation, Prudential-Bache Securities, and Salomon Brothers International Limited are acting as lead managers (the "Lead Managers") has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to each Manager, the number of shares of Class A Common Stock which equals the number of shares set forth opposite the name of such Manager below:

                                                        NUMBER
MANAGER                                               OF SHARES
---------------------------------------------------  -----------
Smith Barney Inc...................................
Alex. Brown & Sons Incorporated ...................
Donaldson, Lufkin & Jenrette Securities
Corporation........................................
Prudential-Bache Securities (U.K.) Inc.............
Salomon Brothers International Limited.............
                                                      ---------
  Total............................................   1,250,000
                                                      =========


   Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Managers to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.


   The U.S. Underwriters and the Managers initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price that represents a concession not in excess of $ per share below the public offering price. The U.S. Underwriters and the Managers may allow, and such dealers may reallow, a concession not in excess of $ per share to the other U.S. Underwriters or Managers, respectively, or to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the U.S. Underwriters and the Managers.

   The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 937,500 additional shares of Class A Common

Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each U.S. Underwriter's name in the preceding U.S. Underwriters table bears to the total number of Class A Common Stock offered by the U.S. Underwriters hereby.


   The Company, the Selling Stockholders, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   The Company, its officers and directors, the holders of all of the shares of Class B Common Stock to be outstanding after the Offering and the holders of approximately 925,000 shares of Series B Preferred Stock (convertible into approximately 3,363,000 shares of Class A Common Stock) have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company; provided that the period during which holders of Series B Preferred Stock are prevented from selling will terminate no later than March 18, 1997 and such holders may transfer shares to the extent necessary to satisfy regulatory requirements.

   The U.S. Underwriters and the Managers have entered into an Agreement between the U.S. Underwriters and the Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the 5,000,000 shares of Class A Common Stock offered in the U.S. Offering (plus any of the 937,500 shares to cover over-allotments): (i) it is not purchasing any such shares of Class A Common Stock for the account of anyone other than a U.S. or Canadian Person and
(ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares of Class A Common Stock or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the 1,250,000 shares of Class A Common Stock offered in the International Offering: (i) it is not purchasing any such shares of Class A Common Stock for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares of Class A Common Stock or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell shares of Class A Common Stock only in compliance with all relevant requirements of any applicable laws. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to U.S. or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

   The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement or the Agreement Between the U.S.
Underwriters and the Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as a Manager or by a Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Managers.

   Any offer of shares of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

   Each Manager has represented and agreed that (i) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Public Offering of Securities Regulation 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares in, from, or otherwise involving, the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares if that person is of a kind described in Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

   No action has been or will be taken in any jurisdiction by the Company or the Managers that would permit an offering to the general public of the shares offered hereby in any jurisdiction other than the United States.

   Purchasers of the shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus.

   Pursuant to the Agreement Between the U.S. Underwriters and the Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters, less all or any part of the selling concessions, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between the U.S. Underwriters and the Managers, the number of shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares appearing on the front cover of this Prospectus.


   The Underwriters and certain selling group members that currently act as market makers for the Class A Common Stock in accordance with Rule 10b-6A under the Exchange Act, may engage in "passive market making" in the Common Stock in accordance with Rule 10b-6A. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also market makers in the security being distributed to engage in limited market making in transactions during the period when Rule 10b-6A under the Exchange Act would otherwise prohibit such activity. In general, under Rule 10b-6A, any Underwriter or selling group member engaged in passive market making in the Class A Common Stock (i) may not affect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Class A Common Stock displayed by a market maker that is not participating in the distribution of the Class A Common Stock, (ii) may not have net daily purchases of the Class A Common Stock that exceed 30% of its average daily trading value in such stock for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part and (iii) must identify its bids as bids made by a passive market maker.

   Smith Barney Inc. has and may continue to provide investment banking services to the Company for which it receives customary fees.


                                  LEGAL MATTERS


   The validity of the shares of Class A Common Stock being offered hereby and certain other legal matters regarding the shares of Class A Common Stock will be passed upon for the Company by Thomas & Libowitz, P.A., Baltimore, Maryland, counsel to the Company, and by Wilmer, Cutler & Pickering, Baltimore, Maryland, special securities counsel to the Company. Certain legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC will be passed upon for the Company by Fisher Wayland Cooper Leader & Zaragoza L.L.P., Washington. D.C. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, who will rely upon the opinion of Wilmer, Cutler & Pickering with respect to all matters of Maryland law. Basil A. Thomas, a director of the Company, is of counsel to Thomas & Libowitz, P.A.

                                   EXPERTS


   The Consolidated Financial Statements and schedules of the Company as of December 31, 1994 and 1995 and for each of the years ended December 31, 1993, 1994 and 1995, included elsewhere in this Prospectus and elsewhere in the registration statement of which this Prospectus is a part have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of River City Broadcasting, L.P., as of December 31, 1994 and 1995 and for each of the years ended December 31, 1993, 1994 and 1995, included elsewhere in this Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Paramount Stations Group of Kerrville, Inc. as of December 31, 1994 and August 3, 1995 and for the year ended December 31, 1994 and the period from January 1, 1995 through August 3, 1995, included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of KRRT, Inc. as of December 31, 1995 and for the period from July 25, 1995 through December 31, 1995, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.


   The consolidated financial statements of Superior Communications Group, Inc. at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995 and 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Flint TV, Inc. as of December 31, 1994 and 1995 and for each of the years ended December 31, 1994 and 1995, included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of the reports of said firm as experts in giving said reports.

   The financial statements of Cincinnati TV 64 Limited Partnership and of Kansas City TV 62 Limited Partnership as of December 31, 1995 and 1994 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                              AVAILABLE INFORMATION

   The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 75 Park Place, Room 1228, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. Such reports and other information can also be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which is publicly available though the Commission's Web site (http://www.sec.gov). In addition, the Company's Class A

Common Stock is listed on the Nasdaq Stock Market's National Market System, and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

   The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") with the Commission in Washington, D.C., in accordance with the provision of the Securities Act of 1933 as amended (the "Securities Act"), with respect to the Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of the document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission or on EDGAR or copies thereof may be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   The following documents filed by the Company with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act are incorporated hereby by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996 (as amended); (iii) the Company's proxy statement filed on Schedule 14A on May 30, 1996; and (iv) the Company's Current Report on Form 8-K dated May 17, 1995 (as amended).


   All documents filed by the Company pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Class A Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   A copy of any and all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference into any such document) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Requests should be directed to Sinclair Broadcast Group, Inc., Attention: David
B. Amy, Chief Financial Officer, 2000 West 41st Street, Baltimore, Maryland 21211; telephone number (410) 467-5005.

               SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                        INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                        -------
SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
Audited Financial Statements
 Report of Independent Public Accountants.............................................................   F-4
 Consolidated Balance Sheets as of December 31, 1994 and 1995.........................................   F-5
 Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995...........   F-6
 Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1993 1994, and 1995.   F-7
 Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995...........   F-8
 Notes to Consolidated Financial Statements ..........................................................  F-10

Unaudited Financial Statements
 Unaudited Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996......................  F-30
 Unaudited Consolidated Statements of Operations for the Six Months Ended June 30, 1995 and June 30,
  1996................................................................................................  F-31
 Unaudited Consolidated Statements of Stockholders' Equity for the Six Months Ended June 30, 1996.....  F-32
 Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1995 and June 30,
  1996................................................................................................  F-33
 Notes to Unaudited Consolidated Financial Statements ................................................  F-34

RIVER CITY BROADCASTING L.P. (BUSINESS ACQUIRED)
Audited Financial Statements
 Independent Auditors' Report.........................................................................  F-39
 Consolidated Balance Sheets as of December 31, 1994 and 1995.........................................  F-40
 Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995...........  F-41
 Consolidated Statements of Partners' Capital (Deficit) for the Years Ended December 31, 1993, 1994
  and 1995............................................................................................  F-42
 Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995...........  F-43
 Notes to Consolidated Financial Statements...........................................................  F-44

Unaudited Financial Statements
 Unaudited Consolidated Balance Sheet as of March 31, 1996............................................  F-54
 Unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 1995 and March
  31, 1996............................................................................................  F-55
 Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1995 and March
  31, 1996............................................................................................  F-56
 Notes to Unaudited Consolidated Financial Statements.................................................  F-57

                                       F-1

                                                                                                          PAGE
                                                                                                        -------
SUPERIOR COMMUNICATIONS GROUP, INC. (BUSINESS ACQUIRED)
Audited Financial Statements
 Report of Independent Auditors.......................................................................  F-58
 Consolidated Balance Sheets as of December 31, 1995 and 1994.........................................  F-59
 Consolidated Statements of Operations for the Years Ended December 31, 1995 and 1994.................  F-60
 Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1995 and 1994.......  F-61
 Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 and 1994 ................  F-62
 Notes to Consolidated Financial Statements...........................................................  F-63

Unaudited Financial Statements
 Unaudited Consolidated Balance Sheet as of March 31, 1996............................................  F-70
 Unaudited Consolidated Statements of Operations for the Three Months Ended March 31, 1995 and March
  31, 1996............................................................................................  F-71
 Unaudited Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1995 and March
  31, 1996............................................................................................  F-72
 Notes to Unaudited Consolidated Financial Statements.................................................  F-73

FLINT TV, INC. (BUSINESS ACQUIRED)
Audited Financial Statements
 Report of Independent Public Accountants.............................................................  F-74
 Balance Sheets as of December 31, 1995 and 1994......................................................  F-75
 Statements of Operations for the Years Ended December 31, 1995 and 1994..............................  F-76
 Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1995 and 1994.........  F-77
 Statements of Cash Flows for the Years Ended December 31, 1995 and 1994..............................  F-78
 Notes to Financial Statements........................................................................  F-79

PARAMOUNT STATIONS GROUP OF KERNVILLE, INC. (BUSINESS ACQUIRED)
Audited Financial Statements
 Report of Independent Public Accountants.............................................................  F-82
 Balance Sheets as of August 3, 1995 and December 31, 1994............................................  F-83
 Statements of Operations for the Period from January 1, 1995 through August 3, 1995 and for the Year
  Ended December 31, 1994.............................................................................  F-84
 Statements of Changes in Stockholder's Equity for the Period from January 1, 1995 through August 3,
  1995 and for the Year Ended December 31, 1994.......................................................  F-85
 Statements of Cash Flows for the Period from January 1, 1995 through August 3, 1995 and for the Year
  Ended December 31, 1994.............................................................................  F-86
 Notes to Financial Statements .......................................................................  F-87

KRRT, INC. (BUSINESS ACQUIRED)
Audited Financial Statements
 Report of Independent Public Accountants.............................................................  F-92
 Balance Sheet as of December 31, 1995................................................................  F-93
 Statement of Operations for the Period from July 25, 1995 through December 31, 1995..................  F-94
 Statement of Changes in Stockholders' Equity for the Period from July 25, 1995 through December 31,
  1995................................................................................................  F-95
 Statement of Cash Flows for the Period from July 25, 1995 through December 31, 1995..................  F-96
 Notes to Financial Statements........................................................................  F-97

                                       F-2

                                                                                                          PAGE
                                                                                                        -------
KANSAS CITY TV 62 LIMITED PARTNERSHIP (BUSINESS ACQUIRED)
Audited Financial Statements
 Report of Independent Accountants....................................................................  F-102
 Balance Sheets as of December 31, 1995 and 1994......................................................  F-103
 Statements of Operations for the Years Ended December 31, 1995 and 1994..............................  F-104
 Statements of Cash Flows for the Years Ended December 31, 1995 and 1994..............................  F-105
 Statements of Changes in Partners' Capital for the Years Ended December 31, 1995 and 1994............  F-106
 Notes to Financial Statements .......................................................................  F-107

Unaudited Financial Statements
 Unaudited Balance Sheet as of June 30, 1996..........................................................  F-113
 Unaudited Statements of Operations for the Six Months Ended June 30, 1995 and June 30, 1996..........  F-114
 Unaudited Statements of Cash Flows for the Six Months Ended June 30, 1995 and June 30, 1996..........  F-115
 Notes to Unaudited Financial Statements .............................................................  F-116

CINCINNATI TV 64 LIMITED PARTNERSHIP (BUSINESS ACQUIRED)
Audited Financial Statements
 Report of Independent Accountants....................................................................  F-117
 Balance Sheets as of December 31, 1995 and 1994......................................................  F-118
 Statements of Operations for the Years Ended December 31, 1995 and 1994..............................  F-119
 Statements of Cash Flows for the Years Ended December 31, 1995 and 1994..............................  F-120
 Statements of Changes in Partners' Capital for the Years Ended December 31, 1995 and 1994............  F-121
 Notes to Financial Statements........................................................................  F-122

Unaudited Financial Statements
 Unaudited Balance Sheet as of June 30, 1996..........................................................  F-128
 Unaudited Statements of Operations for the Six Months Ended June 30, 1995 and June 30, 1996..........  F-129
 Unaudited Statements of Cash Flows for the Six Months Ended June 30, 1995 and June 30, 1996..........  F-130
 Notes to Unaudited Financial Statements..............................................................  F-131


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Sinclair Broadcast Group, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Sinclair Broadcast Group, Inc. (a Maryland corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sinclair Broadcast Group, Inc. and Subsidiaries, as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1993, 1994, and 1995, in conformity with generally accepted accounting principles.

                               ARTHUR ANDERSEN LLP
Baltimore, Maryland,
 February 27, 1996

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         AS OF DECEMBER 31,
                                                                                       ---------------------
                                                                                          1994       1995
                                                                                       ---------- ----------
ASSETS
CURRENT ASSETS:
 Cash, including cash equivalents of $10 and $108,720, respectively..................  $  2,446   $112,450
 Accounts receivable, net of allowance for doubtful accounts of $855 and $1,066,
  respectively.......................................................................    39,773     50,022
 Current portion of program contract costs...........................................    14,615     18,036
 Deferred barter costs...............................................................       483      1,268
 Prepaid expenses and other current assets...........................................     7,714      1,972
 Deferred tax asset .................................................................     4,424      4,565
                                                                                       ---------- ----------
   Total current assets..............................................................    69,455    188,313
PROPERTY AND EQUIPMENT, net..........................................................    41,183     42,797
PROGRAM CONTRACT COSTS, less current portion.........................................    17,096     19,277
LOANS TO OFFICERS AND AFFILIATES, net of deferred gain of $521 and $-0-,
 respectively........................................................................    12,691     11,900
NON-COMPETE AND CONSULTING AGREEMENTS, net of accumulated amortization of $12,429
 and $34,000, respectively...........................................................    50,888     30,379
DEFERRED TAX ASSET...................................................................     8,114     16,462
OTHER ASSETS.........................................................................    18,784     27,355
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net of accumulated amortization of $27,799
 and $49,746, respectively...........................................................   181,117    268,789
                                                                                       ---------- ----------
   Total Assets......................................................................  $399,328   $605,272
                                                                                       ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable....................................................................  $  3,327   $  2,187
 Income taxes payable................................................................     6,371      3,944
 Accrued liabilities.................................................................    11,887     20,720
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing........................................    25,467      1,133
  Capital leases payable.............................................................       491        524
  Notes and capital leases payable to affiliates.....................................     1,670      1,867
  Program contracts payable..........................................................    20,113     26,395
 Deferred barter revenues............................................................       737      1,752
                                                                                       ---------- ----------
   Total current liabilities.........................................................    70,063     58,522
LONG-TERM LIABILITIES:
 Notes payable and commercial bank financing.........................................   302,242    400,644
 Capital leases payable..............................................................       573         44
 Notes and capital leases payable to affiliates......................................    15,827     13,959
 Program contracts payable...........................................................    21,838     30,942
 Other long-term liabilities.........................................................       125      2,442
                                                                                       ---------- ----------
   Total liabilities.................................................................   410,668    506,553
                                                                                       ---------- ----------
   MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY......................................     2,383      2,345
                                                                                       ---------- ----------
   COMMITMENTS AND CONTINGENCIES
   STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 5,000,000 shares authorized and outstanding........        --         --
 Class A Common stock, $.01 par value, 35,000,000 shares authorized and -0- and
  5,750,000 shares issued and outstanding, respectively..............................        --         58
 Class B Common stock, $.01 par value, 35,000,000 shares authorized and 29,000,000
  shares issued and outstanding......................................................       290        290
 Additional paid-in capital..........................................................     4,774    116,089
 Accumulated deficit.................................................................   (18,787)   (20,063)
                                                                                       ---------- ----------
   Total stockholders' equity (deficit)..............................................   (13,723)    96,374
                                                                                       ---------- ----------
   Total Liabilities and Stockholders' Equity........................................  $399,328   $605,272
                                                                                       ========== ==========

                     The  accompanying  notes  are an  integral  part  of  these consolidated balance sheets.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                            1993       1994       1995
                                                                         ---------- ---------- ----------
REVENUES:
 Station broadcast revenues, net of agency commissions of $12,547,
  $21,235 and $31,797, respectively....................................  $ 69,532   $118,611   $187,934
 Revenues realized from station barter arrangements....................     6,892     10,743     18,200
                                                                         ---------- ---------- ----------
   Total revenues......................................................    76,424    129,354    206,134
                                                                         ---------- ---------- ----------
OPERATING EXPENSES:
 Program and production................................................    10,941     15,760     22,563
 Selling, general and administrative...................................    15,724     25,578     41,763
 Expenses realized from barter arrangements............................     5,630      9,207     16,120
 Amortization of program contract costs and net realizable value
  adjustments..........................................................     9,448     22,360     29,021
 Depreciation and amortization of property and equipment...............     2,558      3,841      5,400
 Amortization of acquired intangible broadcasting assets, non-compete
  and consulting agreements and other assets...........................    10,480     29,386     45,989
 Special bonuses to executive officers.................................    10,000      3,638         --
                                                                         ---------- ---------- ----------
   Total operating expenses............................................    64,781    109,770    160,856
                                                                         ---------- ---------- ----------
   Broadcast operating income..........................................    11,643     19,584     45,278
                                                                         ---------- ---------- ----------
OTHER INCOME (EXPENSE):
 Interest and amortization of debt discount expenses...................   (12,852)   (25,418)   (39,253)
 Interest income.......................................................     1,220      2,033      3,942
 Other income..........................................................       911        414        221
                                                                         ---------- ---------- ----------
   Income (loss) before benefit (provision) for income taxes and
    extraordinary items................................................       922     (3,387)    10,188
BENEFIT (PROVISION) FOR INCOME TAXES (Note 8)..........................      (960)       647     (5,200)
                                                                         ---------- ---------- ----------
   Net income (loss) before extraordinary items........................       (38)    (2,740)     4,988
EXTRAORDINARY ITEMS:
 Loss on early extinguishment of debt, net of related income tax
  benefit of $2,900, $-0- and $3,357, respectively.....................    (9,164)        --     (4,912)
 Gain on purchase of warrants..........................................     1,257         --         --
                                                                         ---------- ---------- ----------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS.....................  $ (7,945)  $ (2,740)  $     76
                                                                         ========== ========== ==========
EARNINGS (LOSS) PER COMMON SHARE
 Net income (loss) before extraordinary items..........................  $     --   $   (.09)  $    .15
 Extraordinary items...................................................      (.27)        --       (.15)
                                                                         ---------- ---------- ----------
Net income (loss) per common share.....................................  $   (.27)  $   (.09)  $     --
                                                                         ========== ========== ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands).....................    29,000     29,000     32,198
                                                                         ========== ========== ==========

 The accompanying notes are an integral part of these consolidated statements.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                                    RETAINED
                                                                 CLASS A   CLASS B   ADDITIONAL     EARNINGS        TOTAL
                                                     PREFERRED    COMMON    COMMON     PAID-IN    (ACCUMULATED  STOCKHOLDERS'
                                                       STOCK      STOCK     STOCK      CAPITAL      DEFICIT)        EQUITY
                                                    ----------- --------- --------- ------------ ------------- ---------------
BALANCE, December 31, 1992, as previously
reported..........................................  $  --      $   --    $   290    $  4,576     $ (8,631)     $ (3,765)
Adjustments for KCI pooling of interests .........     --          --        --          109          529           638
                                                    ----------- --------- --------- ------------ ------------- ---------------
BALANCE, December 31, 1992, as restated...........     --          --        290       4,685       (8,102)       (3,127)
Realization of deferred gain......................     --          --         --          48           --            48
Net loss..........................................     --          --         --          --       (7,945)       (7,945)
                                                    ----------- --------- --------- ------------ ------------- ---------------
BALANCE, December 31, 1993........................     --          --        290       4,733      (16,047)      (11,024)
Realization of deferred gain......................     --          --         --          41           --            41
Net loss..........................................     --          --         --          --       (2,740)       (2,740)
                                                    ----------- --------- --------- ------------ ------------- ---------------
BALANCE, December 31, 1994........................     --          --        290       4,774      (18,787)      (13,723)
Issuance of common shares, net of related
expenses of $9,288................................     --          58         --     111,403           --        111,461
Non-cash distribution prior to KCI merger ........     --          --         --        (109)      (1,352)        (1,461)
Realization of deferred gain......................     --          --         --          21           --            21
Net income........................................     --          --         --          --           76            76
                                                    ----------- --------- --------- ------------ ------------- ---------------
BALANCE, December 31, 1995........................  $  --      $   58     $  290    $116,089     $(20,063)     $ 96,374
                                                    =========== ========= ========= ============ ============= ===============

 The accompanying notes are an integral part of these consolidated statements.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                1993       1994       1995
                                                             ---------- ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).........................................  $(7,945)   $ (2,740)  $     76
 Adjustments to reconcile net income (loss) to net cash
  flows from operating activities-
  Extraordinary loss.......................................   12,064          --      8,269
  (Gain) loss on sales of assets...........................      115          --       (221)
  Depreciation and amortization of property and equipment..    2,558       3,841      5,400
  Amortization of acquired intangible broadcasting assets,
   non-compete and consulting agreements and other assets..   10,480      29,386     45,989
  Amortization of program contract costs and net realizable
   value adjustments.......................................    9,448      22,360     29,021
  Deferred tax benefit.....................................   (5,050)     (9,177)    (5,089)
  Realization of deferred gain.............................     (171)       (152)       (42)
  Amortization of debt discount............................    1,883          --         --
  Payments of costs related to financing...................   (5,136)     (7,083)    (3,200)
  Gain on life insurance proceeds..........................     (844)         --         --
  Gain on repurchase of warrants...........................   (1,257)         --         --
 Changes in assets and liabilities, net of effects of
  acquisitions and dispositions-
  Increase in receivables, net.............................     (553)    (20,111)   (12,245)
  Decrease in refundable income taxes......................    1,415         385         --
  Decrease (increase) in prepaid expenses and other current
   assets..................................................      803      (1,057)      (273)
  (Increase) decrease in other assets and acquired
   intangible broadcasting assets..........................   (1,226)        910        (77)
  Increase in accounts payable and accrued liabilities.....    2,516       6,556      7,274
  Increase (decrease) in income taxes payable..............      704       5,481     (2,427)
  Net effect of change in deferred barter revenues and
   deferred barter costs...................................      149         103        230
  Decrease in minority interest............................       --          --        (38)
 Payments on program contracts payable.....................   (8,723)    (14,262)   (19,938)
 Payments for consulting agreements........................       --        (742)        --
                                                             ---------- ---------- ----------
   Net cash flows from operating activities................  $11,230    $ 13,698   $ 52,709
                                                             ---------- ---------- ----------
   Net cash flows from operating activities................  $11,230    $ 13,698   $ 52,709
                                                             ---------- ---------- ----------

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (in thousands)

                                                              1993        1994        1995
                                                          ----------- ----------- -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property and equipment..................      (528)     (2,352)      (1,702)
 Payments for acquisition of television stations........        --     (160,795)   (101,000)
 Prepaid local marketing agreement fee..................        --       (1,500)         --
 Payments for acquisition of non-license assets.........        --           --     (14,283)
 Payments for purchase of investments...................        --         (502)         --
 Payment for WSTR subordinated note.....................        --       (4,800)         --
 Payments for consulting and non-compete agreements.....        --      (59,970)     (1,000)
 Payments for purchase options .........................        --      (17,500)     (9,000)
 Payment to exercise purchase option....................        --           --      (1,000)
 Distribution received from investment in joint venture.        --           --         240
 Proceeds from disposal of property and equipment.......       398           --       3,330
 Proceeds from assignment of license purchase options...        --           --       4,200
 Payment for WPTT subordinated convertible debenture....        --           --      (1,000)
 Loans to officers and affiliates.......................      (244)         (50)       (205)
 Repayments of loans to officers and affiliates.........       943          386       2,177
 Proceeds from life insurance benefits..................     1,075           --          --
 Payments for organization of new subsidiaries..........      (123)        (198)         --
 Fees paid relating to subsequent acquisitions .........        --       (2,500)         --
                                                          ----------- ----------- -----------
   Net cash flows from (used in) investing activities...     1,521     (249,781)   (119,243)
                                                          ----------- ----------- -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable and commercial bank
  financing.............................................    225,000     224,985     138,000
 Repayments of notes payable, commercial bank financing
  and capital leases....................................   (110,806)   (102,069)   (362,928)
 Payments of costs related to debt offering.............         --          --        (824)
 Payments for interest rate derivative agreements.......         --      (1,137)         --
 Cash placed in escrow..................................   (100,000)         --          --
 Release of cash in escrow..............................         --     100,000          --
 Purchase of warrants...................................    (10,350)         --          --
 Proceeds from debt offering, net of $6,000
  underwriters' discount................................         --          --     294,000
 Repayments of notes and capital leases to affiliates...       (382)     (1,286)     (3,171)
 Net proceeds from issuance of common shares............         --          --     111,461
                                                          ----------- ----------- -----------
   Net cash flows from financing activities.............      3,462     220,493     176,538
                                                          ----------- ----------- -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...     16,213     (15,590)    110,004
CASH AND CASH EQUIVALENTS, beginning of period .........      1,823      18,036       2,446
                                                          ----------- ----------- -----------
CASH AND CASH EQUIVALENTS, end of period................  $  18,036   $   2,446   $ 112,450
                                                          =========== =========== ===========
SUPPLEMENTAL DISCLOSURES:
Interest paid...........................................  $   9,460   $  27,102   $  24,770
                                                          =========== =========== ===========
Income taxes paid.......................................  $     527   $   4,921   $   7,941
                                                          =========== =========== ===========

 The accompanying notes are an integral part of these consolidated statements.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1994 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Sinclair Broadcast Group, Inc. (SBG), Chesapeake Television, Inc. (WBFF), WPGH, Inc. (WPGH), WTTE Channel 28, Inc. (WTTE), WCGV, Inc. (WCGV), WTTO, Inc. (WTTO), WLFL, Inc. (WLFL), WTVZ, Inc. (WTVZ) and all other subsidiaries. The companies mentioned above, which are collectively referred to hereafter as "the Company or Companies", own and operate television stations in Baltimore, Maryland, Pittsburgh, Pennsylvania, Columbus, Ohio, Milwaukee, Wisconsin, Birmingham, Alabama, Raleigh/Durham, North Carolina and Norfolk, Virginia. Additionally, included in the accompanying consolidated financial statements are the results of operations of certain television stations pursuant to local marketing agreements (LMA's). These markets are Pittsburgh, Pennsylvania, Baltimore, Maryland, Milwaukee, Wisconsin, Raleigh/Durham, North Carolina, Birmingham, Alabama and Tuscaloosa, Alabama.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and all its wholly-owned and majority-owned subsidiaries. Minority interest represents a minority owner's proportionate share of the equity in one of the Company's subsidiaries. In addition, the Company uses the equity method of accounting for 20% to 50% ownership investments. All significant intercompany transactions and account balances have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosures of contingent assets and liabilities. While actual results could differ from those estimates, management believes that actual results will not be materially different from amounts provided in the accompanying consolidated financial statements.

CASH EQUIVALENTS

Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid investment grade debt instruments with an original maturity of three months or less and consist of time deposits with a number of consumer banks with high credit ratings.

PROGRAMMING

The Companies have agreements with distributors for the rights to television programming over contract periods which generally run from one to seven years. Contract payments are made in installments over terms that are generally shorter than the contract period. Each contract is recorded as a liability when the license period begins and the program is available for its first showing. The portion of the program contracts payable within one year is reflected as a current liability in the accompanying consolidated balance sheets.

The rights to program materials are reflected in the accompanying consolidated balance sheets at the lower of unamortized cost or estimated net realizable value. Estimated net realizable values are based upon management's expectation of future advertising revenues net of sales commissions to be generated by the program material. Amortization of program contract costs is generally computed under either a four year accelerated method or based on usage, whichever yields the greater amortization for each program. Program contract costs, estimated by management to be amortized in the succeeding year, are classified as current assets.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

WPGH, WBFF, WTTE, WLFL, WTVZ and WTTO are affiliated with the Fox Broadcasting Company (Fox). Under the affiliation agreements, WPGH, WBFF, WTTE, WLFL, WTVZ and WTTO are committed to make available certain time periods for Fox programming through October 15, 1998, in exchange for advertising air time and other defined compensation. WTTO will not renew its Fox affiliation after October 1996. WLFL and WTVZ have been given notice that subsequent renewal of the Fox affiliation will not be offered. Accordingly, the Fox affiliation value is being amortized through the termination dates of the respective agreements. In 1993, 1994 and 1995, the Company generated revenues of $14.2 million, $22.8 million and $32.3 million related to Fox affiliation programming, respectively. The increase in Fox affiliation revenues is primarily due to the acquisitions of Fox affiliated stations in 1994 and 1995.

During 1994, WCGV, WNUV, WTTE and WRDC entered into affiliation agreements with the United Paramount Network (UPN). UPN provides affiliated stations with programming in return for the stations broadcasting UPN-inserted commercials during the programs. UPN began broadcasting on its affiliated stations in January 1995. The initial term of the affiliation agreements is for three years. In 1995, the Company generated revenues of $4.4 million related to UPN programming.

BARTER ARRANGEMENTS

The Company broadcasts certain customers' advertising in exchange for equipment, merchandise and services. The estimated fair value of the equipment, merchandise or services received is recorded as deferred barter costs and the corresponding obligation to broadcast advertising is recorded as deferred barter revenues. The deferred barter costs are expensed or capitalized as they are used, consumed or received. Deferred barter revenues are recognized as the related advertising is aired.

Certain program contracts provide for the exchange of advertising air time in lieu of cash payments for the rights to such programming. These contracts are recorded as the programs are aired at the estimated fair value of the advertising air time given in exchange for the program rights. Network programming such as Fox and UPN are excluded from these calculations.

OTHER ASSETS

Other assets as of December 31, 1994 and 1995 consist of the following (in thousands):
                                                         1994      1995
                                                      --------- ---------
Unamortized debt acquisition costs..................  $ 8,776   $ 9,049
Investment in limited partnership...................    2,505     2,435
WSTR note...........................................    4,578     4,775
WSMH purchase option................................      --      1,000
KSMO and WSTR purchase options......................      --      9,000
Fees paid in connection with subsequent
acquisitions........................................    2,500       --
Other...............................................      425     1,096
                                                      --------- ---------
                                                      $18,784   $27,355
                                                      ========= =========

NON-COMPETE AND CONSULTING AGREEMENTS

The Company has entered into non-compete and consulting agreements with various parties. These agreements range from two to three years. Amounts paid under these agreements are amortized over the life of the agreement.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ACQUIRED INTANGIBLE BROADCASTING ASSETS

Acquired intangible broadcasting assets are being amortized over periods of 1 to 40 years. These amounts result from the acquisition of minority interests in 1986 and stock redemptions in 1988 and 1990, as well as the acquisitions of WPGH, WCGV, WTTO, WLFL and WTVZ and the acquisition of the non-license assets of WNUV, WVTV, WRDC, WABM and WDBB (see Note 14). The weighted average life of the related assets which include goodwill, FCC licenses, decaying advertising base, Fox affiliation agreements and other intangible assets is approximately twenty-three years. The Company monitors the individual financial performance of each of the stations and continually evaluates the realizability of goodwill and the existence of any impairment to its recoverability based on the projected future net income of the respective stations.

Intangible assets, at cost, as of December 31, 1994 and 1995, consist of the following (in thousands):

                                  AMORTIZATION
                                     PERIOD        1994       1995
                                --------------- ---------- ----------
Goodwill......................       40 years   $ 67,005   $109,772
Intangibles related to LMAs ..       15 years     91,178    103,437
Decaying advertiser base .....  1 -- 15 years     21,316     38,424
FCC Licenses..................       25 years     18,768     44,564
Fox network affiliations .....  1 -- 25 years      8,482     17,482
Other.........................  1 -- 40 years      2,167      4,856
                                                ---------- ----------
                                                 208,916    318,535
Less- Accumulated
amortization..................                   (27,799)   (49,746)
                                                ---------- ----------
                                                $181,117   $268,789
                                                ========== ==========

ACCRUED LIABILITIES

Accrued liabilities consist of the following as of December 31, 1994 and 1995 (in thousands):

                                                    1994          1995
                                                   -------       -------
          Payroll ...........................      $ 1,572       $   673
          Bonuses ...........................        4,208         2,273
          Interest ..........................        1,030        11,104
          Other .............................        5,077         6,670
                                                   -------       -------
                                                   $11,887       $20,720
                                                   =======       =======

BONUSES DECLARED

In September 1993, the Company paid special bonuses to executive officers totaling $10.0 million relating to their service to the Company in previous years. As of December 31, 1994, the Company had declared but not paid special bonuses to executive officers totaling $3.6 million. These bonuses were paid in 1995. These bonuses relate to the value brought to the Company by the executive officers in coordinating the integration of the 1994 acquisitions and improving the operations and financial results of the acquired companies during 1994. For the year ended December 31, 1995, special bonuses to executive officers were not declared.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NON-CASH TRANSACTIONS

During 1993, 1994 and 1995 the Company entered into the following non-cash transactions (in thousands):

                                                            1993      1994      1995
                                                          -------- --------- ---------
o  Purchase accounting adjustments related to deferred
taxes (Note 8)..........................................  $   --   $    --   $ 3,400
                                                          ======== ========= =========
o  Program contract costs acquired/obligations assumed .  $3,602   $20,750   $26,918
                                                          ======== ========= =========
o  Distribution prior to KCI merger (Note 14) ..........  $   --   $    --   $ 1,461
                                                          ======== ========= =========
o  Acceptance of a note from a related party in
exchange for assignment of an existing note (Note 9) ...  $6,559   $    --   $    --
                                                          ======== ========= =========
o  Acceptance of note from a related party in exchange
for certain property (Note 9)...........................  $2,100   $    --   $    --
                                                          ======== ========= =========
o  Capital leases entered into with related parties
(Note 5)................................................  $2,882   $    --   $    --
                                                          ======== ========= =========
o  Deferred financing fees to be refunded by
underwriters (Note 4)...................................  $1,000   $    --   $    --
                                                          ======== ========= =========

LOCAL MARKETING AGREEMENTS

The Company has entered into Local Marketing Agreements (LMA's) with the licensees of WPTT, WNUV, WVTV, WRDC, WABM and WDBB. The Company makes specified periodic payments to the owner-operator in exchange for the grant to the Company of the right to program and sell advertising on substantially all of the station's inventory of broadcast time. The expenses associated with the sale of advertising and depreciation and amortization related to the acquired assets are included in the consolidated statements of operations in their respective expense categories. The holder of the FCC license, the owner-operator, retains full control and responsibility for the operation of the station, including control over all programming broadcast on the station. In the case of WNUV, WVTV, WRDC and WABM, the Company initially (i) acquired the property and equipment, programming contracts, advertiser subscription lists, and similar assets (the "Non-License Assets") and (ii) obtained an option to acquire the station assets essential for broadcasting a television signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, on air operating equipment, call letters and trademarks (the "License Assets"). Following acquisition of the Non-License Assets, the License Assets continue to be owned by the owner-operator and holder of the FCC license which entered into an LMA with the Company. These options were subsequently assigned to Glencairn (see Note 9). Included in the accompanying consolidated statements of operations for the years ended December 31, 1993, 1994 and 1995, are total revenues of $4,110,000, $24,997,000 and $49,469,000 respectively, that relate to LMA's.

RECLASSIFICATIONS

Certain   reclassifications  have  been  made  to  the  prior  years'  financial statements to conform with the current year presentation.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed under the straight-line method over the following estimated useful lives:

Buildings and improvements ............................     10 -- 35 years
Station equipment .....................................      5 -- 10 years
Office furniture and equipment ........................      5 -- 10 years
Leasehold improvements ................................     10 -- 31 years
Automotive equipment ..................................      3 -- 5 years
Property and equipment and autos under capital             Shorter of 10 years
leases ................................................     or the lease term

Property and equipment consisted of the following as of December 31, 1994 and 1995 (in thousands):

                                                       1994       1995
                                                    ---------- ----------
Land and improvements.............................  $  1,503   $  1,768
Buildings and improvements........................    10,688     10,743
Station equipment.................................    29,210     33,423
Office furniture and equipment....................     2,739      3,451
Leasehold improvements............................     2,238      2,564
Automotive equipment..............................       584        603
Property, equipment and autos under capital
leases............................................    10,372     10,372
                                                    ---------- ----------
                                                      57,334     62,924
Less- Accumulated depreciation and amortization ..   (16,151)   (20,127)
                                                    ---------- ----------
                                                    $ 41,183   $ 42,797
                                                    ========== ==========

3. INTEREST RATE DERIVATIVE AGREEMENTS:

The Company entered into interest rate derivative agreements to reduce the impact of changing interest rates on its floating rate debt, primarily relating to the Bank Credit Agreement (see Note 4). In August 1995, the Company repaid the outstanding indebtedness relating to the Bank Credit Agreement with proceeds from the Public Debt Offering (see Note 4); however, derivative instruments relating to the Bank Credit Agreement remain in place at December 31, 1995. The Bank facilities are currently available and expected to be utilized during 1996. The Company does not enter into interest rate derivativeInterest Rate Hedging agreements for speculative trading purposes.

At December 31, 1995, the Company had four interest rate swap agreements with commercial banks which expire from March 31, 1997 to March 31, 2000. The swap agreements set rates in the range of 5.85% to 7.25%. The notional amounts related to these agreements were $160.0 million at December 31, 1995 and decrease to $50.0 million through the expiration dates. The Company has no intentions of terminating these instruments prior to their expiration dates.

The floating interest rates are based upon the three month London Interbank Offering Rate (LIBOR) rate, and the measurement and settlement is performed quarterly. Settlements of these agreements are recorded as adjustments to interest expense in the relevant periods. Premiums paid under these agreements were approximately $1.1 million and are amortized over the life of the agreements. The counter parties to these agreements are major national financial institutions. The Company estimates the aggregate cost to retire these instruments at December 31, 1995, to be $2.6 million.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. NOTES PAYABLE AND COMMERCIAL BANK FINANCING:

PUBLIC DEBT OFFERING

In August 1995, the Company consummated the sale of $300.0 million of 10% Senior Subordinated Notes (the "Notes"), due 2005, generating net proceeds to the Company of $293.2 million. The net proceeds of this offering were utilized to repay outstanding indebtedness under the Bank Credit Agreement of $201.8 million with the remainder being retained for general corporate purposes, including future acquisitions.

In conjunction with the repayment of outstanding indebtedness under the Bank Credit Agreement, the Company recorded an extraordinary loss of $4.9 million net of a tax benefit of $3.4 million. This extraordinary loss consisted of the recognition of unamortized debt acquisition costs.

Interest on the Notes is payable semiannually on March 30 and September 30 of each year, commencing March 30, 1996. Interest expense for the year ended December 31, 1995, was $10.4 million. The notes are issued under an indenture among SBG, its subsidiaries (the guarantors) and the trustee. Costs associated with the offering totaled $6.8 million, including an underwriting discount of $6.0 million and are being amortized over the life of the debt.

The Company has the option to redeem the notes at any time on or after September 30, 2000. Redemption prices are as follows:

                                                   REDEMPTION PRICE
                                                 (AS A % OF PRINCIPAL
                          REDEMPTION DATE              AMOUNT)
                          ---------------         ---------------------
     On or after September 30, 2000..............      105%
                               2001..............      103%
                               2002..............      102%

Furthermore, at any time on or prior to September 30, 1998, the Company may redeem up to 25% of the original principal amount of the Notes with the net proceeds of a public equity offering at 110% of the principal amount. The Notes also may be redeemed by the holder at 101% of the principal amount upon occurrence of a change of control, as defined in the Indenture.

Based upon the quoted market price, the fair value of the Notes as of December 31, 1995 is $306,750.

Under the terms of the Indenture, the Notes are guaranteed by the Company and substantially each of its subsidiaries (the guarantors). The guarantors are wholly-owned, any non-guarantors are inconsequential to the consolidated financial statements and the guarantees are full, unconditional, and joint and several.

BANK CREDIT AGREEMENT

In connection with the 1994 Acquisitions (see Note 14), the Company entered into a Bank Credit Agreement. The Bank Credit Agreement consisted of three classes:
Facility A Revolving Credit and Term Loan, Facility B Credit Loan and Facility C Term Loan. In August 1995, the Company utilized the net proceeds from the Public Debt Offering mentioned above to repay amounts outstanding under the Bank Credit Agreement.

The Facility A Revolving Credit and Term Loan consists of a Revolving Credit Facility in a principal amount not to exceed $225.0 million. As of December 31, 1994, the Company had drawn $224.0 million and had a $1.0 million letter of credit against the facility. Upon consummation of the Public Debt Offering mentioned above, the Company utilized net proceeds to repay Facility A outstanding indebtedness under Facility A of $78.0 million. The Company has no indebtedness under Facility A of the Bank Credit Agreement as of December 31, 1995.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Under Facility B, the Bank Credit Agreement provides that the banks may, but are not obligated to, loan the Company up to an additional $25.0 million at any time prior to June 30, 2000. This additional loan, if agreed to by the agent and one or more of the banks under the Bank Credit Agreement, would consist of up to a $25.0 million revolving credit facility. The Company has no indebtedness under Facility B of the Bank Credit Agreement as of December 31, 1995.

The Facility C Term Loan was a term loan for a maximum of $125.0 million and was scheduled to be paid in quarterly installments beginning March 31, 1995 through June 28, 2002. The Company did not draw any funds under this loan during 1994. In January 1995, the Company incurred debt of approximately $109.0 million under this facility in connection with the 1994 Acquisitions (see Note 14) and incurred the balance of $16.0 million to repay the Facility A by an equivalent amount. In conjunction with the Company's Public Debt Offering mentioned above, the Company utilized net proceeds to repay Facility C indebtedness of $123.8 million. The Company has no indebtedness under Facility C of the Bank Credit Agreement as of December 31, 1995.

Under the Bank Credit Agreement, the Company had the option to maintain domestic and Eurodollar loans. Interest on borrowings under this agreement were at varying rates based, at the Company's option, on the federal funds rate, the banks' prime rate or the (LIBOR), plus a fixed percent, and are adjusted based upon the ratio of total debt to broadcast operating cash flow. The weighted average interest rates during 1994 and as of December 31, 1994 were 7.48% and 8.56%, respectively, and during 1995 while amounts were outstanding and as of August 28, 1995, when outstanding indebtedness relating to Bank Credit Agreement were repaid, were 8.44% and 7.63%, respectively. Interest expense relating to the Bank Credit Agreement was $9.4 million and $15.6 million for the years ended December 31, 1994 and 1995, respectively. Additionally, commitment fees of 1/2% are payable quarterly.

SENIOR SUBORDINATED NOTES

In December 1993, the Company raised $200.0 million through the issuance of 10% senior subordinated notes (the Notes), due 2003. Subsequently, the Company determined that a redemption of $100.0 million was required as the acquisition of WCGV and WTTO and the asset purchase of WNUV and WVTV (see Note 14) could not be completed as defined in the Indenture. This redemption and a refund of $1.0 million of fees from the underwriters took place in the first quarter of 1994. The remaining portion of the proceeds of the Notes was used to repay a secured debt facility and for general corporate purposes. As of December 31, 1994 and 1995, $100.0 million is outstanding related to these notes.

The Company recognized an extraordinary loss on the planned redemption of the senior subordinated notes of $1.1 million in 1993, which represented the direct financing costs of the debt redeemed, less the refund received. In connection with the repayment of the secured debt facility, the Company recognized an extraordinary loss of $11.0 million in 1993. This loss consisted of the recognition of unamortized debt discount of $7.0 million and the write-off of deferred debt issuance costs of $4.0 million. The total extraordinary losses of $12.0 million are recorded, net of $2.9 million in income tax benefits, as loss on early extinguishment of debt in the 1993 financial statements.

Interest on the Notes is payable semiannually on June 15 and December 15 of each year. Interest expense for the years ended December 31, 1993, 1994 and 1995, was $1.2 million, $12.6 million and $10.1 million, respectively. The Notes are issued under an Indenture among SBG, its subsidiaries (the guarantors) and the trustee. Costs associated with the offering totaled $5.1 million, including underwriting discount of $4.0 million. These costs, less the $1.0 million refund related to the redemption, were capitalized and are being amortized over the life of the debt.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has the option to redeem the Notes any time after December 15, 1998. Redemption prices are as follows:

                                                      REDEMPTION PRICE
                                                    (AS A % OF PRINCIPAL
                     REDEMPTION DATE                       AMOUNT)
                     ---------------                --------------------
     On or after December 15, 1998..............           105%
                              1999..............           104%
                              2000..............           103%
                              2001..............           100%

Furthermore, at any time on or prior to December 15, 1996, the Company may redeem up to 25% of the original principal amount of the Notes with the net proceeds of a public equity offering at 109% of the principal amount. The Notes also may be redeemed by the holder at 101% of the principal amount upon occurrence of a change of control, as defined in the Indenture.

Based upon the quoted market price, the fair value of the Notes as of December 31, 1995, is $102,250.

Under the terms of the Indenture, the Notes are guaranteed by the Company and substantially each of its subsidiaries (the guarantors). The guarantors are wholly-owned, any non-guarantors are inconsequential to the consolidated financial statements and the guarantees are full, unconditional, and joint and several.

The Indenture contains covenants limiting indebtedness, transactions with affiliates, liens, sales of assets, issuances of guarantees of, and pledges for, indebtedness, transfer of assets, dividends, mergers and consolidations.

WARRANT AGREEMENT

In 1991, WPGH entered into a warrant agreement with a commercial bank. The warrants were valued at $11.6 million in accordance with an independent appraisal and were recorded as warrants outstanding. A corresponding reduction to the face amount of the commercial bank financing was recorded as a debt discount and was being amortized over the term of the debt. Amortization of debt discount expense was $1.9 million for the year ended December 31, 1993.

This agreement provided the bank an option to convert the warrants to 15% of the issued and outstanding shares of common stock of WPGH. In June 1993, the Company purchased 13.33% of the warrants outstanding for $850,000. The difference between the carrying value of the warrants and the purchase price, net of related expenses of $500,000, was recorded as an extraordinary gain of $198,000. In September 1993, the Company purchased the remaining warrants outstanding for $9.0 million and recognized an additional extraordinary gain of $1.1 million, resulting in a total gain of $1.3 million.

SUMMARY

Notes payable and commercial bank financing consisted of the following as of December 31, 1994 and 1995 (in thousands):

                                                                           1994       1995
                                                                        ---------- ----------
Bank Credit Agreement, Facility A Revolving Credit Loan...............  $224,000   $     --
Line of credit, interest at prime plus 1%.............................       440         --
Bank loan, interest at prime plus 1%..................................       545         --
Senior subordinated notes, interest at 10%............................   100,000    100,000
Senior Subordinated Notes, interest at 10%............................        --    300,000
Unsecured installment notes to former minority stockholders of CRI
and WBFF, interest ranging from 7% to 18%.............................     2,724      1,777
                                                                        ========== ==========
                                                                         327,709    401,777
Less: Current portion.................................................   (25,467)    (1,133)
                                                                        ---------- ----------
                                                                        $302,242   $400,644
                                                                        ========== ==========

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company is required to maintain certain debt covenants in connection with their debt agreements. As of December 31, 1995, the Company is in compliance with all debt covenants.

Notes payable, as of December 31, 1995, mature as follows (in thousands):

          1996 ...............................                 $  1,133
          1997 ...............................                      644
          1998 ...............................                       --
          1999 ...............................                       --
          2000 ...............................                       --
          2001 and thereafter ................                  400,000
                                                               --------
                                                               $401,777
                                                               ========

Substantially all of the Company's assets have been pledged as security for notes payable and commercial bank financing. In addition, the Class B stockholders have pledged their stock in SBG to the commercial bank and have delivered mortgages and security agreements as additional collateral. Further, Cunningham Communications, Inc. (Cunningham), Keyser Investment Group, Inc.
(KIG) and Gerstell Development Limited Partnership (Gerstell), all businesses that are owned and controlled by these Class B stockholders, were required to guarantee obligations to the commercial bank. Cunningham, KIG, and Gerstell are landlords of the Company's operating subsidiaries. The guarantees of Cunningham, KIG, and Gerstell are secured by pledges of substantially all of the assets of each corporation.

The unsecured installment notes payable to former minority stockholders are payable in semiannual payments of $702,000 through 1997. Should SBG exercise the right to prepay the notes, a prepayment penalty not to exceed $940,000 also becomes due to the noteholders.

5. NOTES AND CAPITAL LEASES PAYABLE TO AFFILIATES:

Notes and capital leases payable to affiliates consisted of the following as of December 31, 1994 and 1995 (in thousands):

                                                                                         1994      1995
                                                                                      --------- ---------
Subordinated installment notes payable to former majority owners, interest at
8.75%, principal payments in varying amounts due annually beginning October 1991,
with a balloon payment due at maturity in May 2005..................................  $12,384   $11,442
Capital lease for building, interest at 17.5%.......................................    1,591     1,500
Capital leases for broadcasting tower facilities, interest rates averaging 10% .....      961       632
Capital leases for building and tower, interest at 8.25%............................    2,561     2,252
                                                                                      --------- ---------
                                                                                       17,497    15,826
                                                                                      ========= =========
Less: Current portion...............................................................   (1,670)   (1,867)
                                                                                      --------- ---------
                                                                                      $15,827   $13,959
                                                                                      ========= =========

Notes and capital leases payable to affiliates, as of December 31, 1995, mature as follows (in thousands):

     1996....................................................  $ 3,338
     1997....................................................    2,861
     1998....................................................    2,654
     1999....................................................    2,666
     2000....................................................    2,540
     2001 and thereafter.....................................    9,790
                                                               ---------
     Total minimum payments due..............................   23,849
     Less: Amount representing interest......................   (8,023)
                                                               ---------
     Present value of future notes and capital lease
     payments................................................  $15,826
                                                               =========

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. PROGRAM CONTRACTS PAYABLE:

Future payments required under program contracts payable as of December 31, 1995, are as follows (in thousands):

          1996..........................................  $ 26,395
          1997..........................................    16,659
          1998..........................................    11,252
          1999..........................................     2,371
          2000..........................................       284
          2001 and thereafter...........................       376
                                                          ----------
                                                            57,337
          Less- Current portion.........................   (26,395)
                                                          ----------
          Long-term portion of program contracts
          payable.......................................  $ 30,942
                                                          ==========

Included in the 1996 amounts are payments due in arrears of $6.5 million. In addition, the Companies have entered into noncancelable commitments for future program rights aggregating $36.5 million as of December 31, 1995. As is consistent with prior years, program contracts payable and the assets related to these commitments have not been recognized in the accompanying consolidated financial statements as all of the conditions specified in the related license agreements have not been met.

The Company has estimated the fair value of these program contract payables and commitments at approximately $34.2 million and $18.9 million, respectively, at December 31, 1994 and $51.3 million and $29.0 million, respectively, as of December 31, 1995, based on future cash flows discounted at the Company's current borrowing rate.

7. LOANS TO OFFICERS AND AFFILIATE:

On September 30, 1990, SBG sold Channel 63, Inc. (WIIB) to certain SBG Class B stockholders. The proceeds of this sale of $1.5 million consisted of a note which was amended and restated on June 30, 1992. The remaining principal balance at that date was approximately $1.5 million and is payable in equal principal and interest installments of $16,000 until September 2000, on which date a balloon payment of approximately $431,000 is due. The note earns 6.88% annual interest.

During 1992, a $900,000 note was received from the SBG stockholders, and during 1993 a $6.6 million note was received from a former majority owner in the transactions described in Note 9.

Also during the year ended December 31, 1993, the Companies loaned the SBG Class B stockholders an additional $2.3 million. The advance includes the $2.1 million note from Gerstell Development Limited Partnership discussed in Note 9. The loans are payable to SBG, have various due dates, and earn interest at rates ranging from 7.9% to prime plus 1%.

During 1990, WBFF sold certain station equipment to an affiliate for $512,000. The sale is accounted for on an installment basis since the affiliate is in the start-up phase. The note is to be paid over five years and earns annual interest at 11%. In connection with the start-up of this affiliate, certain SBG Class B stockholders issued a note allowing them to borrow up to $3.0 million from the Company. This note was amended and restated June 1, 1994, to a term loan bearing interest of 6.88% with quarterly principal payments beginning March 31, 1996 through December 31, 1999. As of December 31, 1994 and 1995, the balance outstanding was approximately $2.5 million.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. INCOME TAXES:

The Company files a consolidated federal income tax return and separate company state tax returns. The provision (benefit) for income taxes consists of the following as of December 31, 1993, 1994 and 1995 (in thousands):

                                                          1993       1994      1995
                                                       ---------- --------- ---------
Provision (benefit) for income taxes before
extraordinary items..................................  $   960    $  (647)  $ 5,200
Income tax effect of extraordinary items.............   (2,900)        --    (3,357)
                                                       ---------- --------- ---------
                                                       $(1,940)   $  (647)  $ 1,843
                                                       ========== ========= =========
Current:
 Federal.............................................  $ 2,255    $ 7,090   $ 5,374
 State...............................................      855      1,440     1,558
                                                       ---------- --------- ---------
                                                         3,110      8,530     6,932
                                                       ---------- --------- ---------
Deferred:
 Federal ............................................   (4,102)    (7,650)   (4,119)
                                                       ---------- --------- ---------
 State...............................................     (948)    (1,527)     (970)
                                                       ---------- --------- ---------
                                                        (5,050)    (9,177)   (5,089)
                                                       ---------- --------- ---------
                                                       $(1,940)   $  (647)  $ 1,843
                                                       ========== ========= =========

The following is a reconciliation of the statutory federal income taxes to the recorded provision (benefit) (in thousands):

                                                                    1993       1994      1995
                                                                 ---------- ---------- --------
Statutory federal income taxes.................................  $(3,361)   $(1,152)   $  652
Adjustments-
 State income taxes, net of federal effect.....................      530         62       284
 Goodwill amortization.........................................      325        476     1,209
 Nontaxable gain on life insurance proceeds....................     (337)        --        --
 Income of pooled S Corporation (Note 14)......................     (192)      (258)      --
 Nontaxable gain on sale of warrants...........................     (427)        --        --
 Additional taxable income to be recognized in prior year
  returns......................................................      950         --        --
 Not-to-compete agreement......................................      131         --        --
 Other.........................................................      441        225      (302)
                                                                 ---------- ---------- --------
 Provision (benefit) for income taxes..........................  $(1,940)   $  (647)   $1,843
                                                                 ========== ========== ========

During the year ended December 31, 1993, the Company generated taxable losses of approximately $6.9 million. However, as permitted by the Internal Revenue Service, the Company elected to amortize all intangibles acquired after July 1991 over 15 years and retroactively restate tax amortization related to the WPGH acquisition. This restatement caused additional taxable income to be recognized in the Company's amended 1991 and 1992 tax returns (which was partially offset by 1993 taxable losses and prior year unutilized tax credits). Previously unrecognized tax benefits of $3.8 million were generated related to deductible acquired intangibles considered nondeductible prior to the election.

The Company had net deferred tax assets of $12.5 million and $21.0 million as of December 31, 1994 and 1995, respectively. The realization of the net deferred tax assets is contingent upon the Company's ability to generate sufficient future taxable income to realize the future tax benefits associated with the net deferred tax asset. Management believes that this net deferred asset will be realized through future operating results. This belief is based on 1995's taxable income and its projection of future years' results.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company had the following NOL's included in the deferred tax asset as of December 31, 1995.

                                                                  LIMITED TO USE
      JURISDICTION               AMOUNT            EXPIRING            IN
-----------------------        ----------        -------------        ----
         FEDERAL               $  386,000            2004             WBFF
Federal ...............         6,190,073        2007 and 2008        FSFA

Temporary differences between the financial reporting carrying amounts and the tax basis of assets and liabilities give rise to deferred taxes. The principal sources of temporary differences, net of the effects of acquisitions, and their effects on the provision (benefit) for deferred income taxes, are as follows for the years ended December 31, 1993, 1994 and 1995 (in thousands):

                                                                      1993       1994       1995
                                                                   ---------- ---------- ----------
NOL carryforward.................................................  $    --    $    --    $ 1,180
FCC license......................................................      (92)        97         95
Non-compete agreements...........................................       --     (1,768)        --
Accrued bonuses..................................................       --     (1,647)     1,251
Program contract amortization and net realizable value
adjustments......................................................     (628)    (2,782)       164
Depreciation and amortization....................................     (868)      (288)       352
Bad debt reserves................................................      (13)       (95)       (60)
Tax credit carryforwards used ...................................      385         65         --
Capital lease accounting.........................................      142        237        318
Deferred commission recognition..................................       89         89         91
Acquired intangibles amortization................................   (3,107)    (3,230)    (7,906)
Loss on fixed asset disposals....................................       --         --       (625)
Loss on planned redemption of senior subordinated notes .........     (419)       419         --
Other............................................................       61       (274)        --
(Decrease) increase in valuation reserve.........................     (600)        --         51
                                                                   ---------- ---------- ----------
                                                                   $(5,050)   $(9,177)   $(5,089)
                                                                   ========== ========== ==========

Total deferred tax assets and deferred tax liabilities as of December 31, 1994 and 1995, including the effects of businesses acquired, and the sources of the difference between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and deferred tax liabilities and the tax effects of each are as follows (in thousands):

                                               1994      1995
                                            --------- ---------
          Deferred Tax Assets:
           Loss on disposal of fixed
            assets........................  $    --   $   619
           Net operating losses...........    1,055     2,676
           Non-compete agreements.........    2,377        --
           Accrued bonuses................    1,647       394
           Bad debt reserves..............      294       398
           Deferred commissions...........      148        57
           Program contracts..............    3,715     4,575
           Acquired intangibles ..........    6,661    15,678
           Other..........................       96       634
                                            --------- ---------
                                            $15,993   $25,031
                                            ========= =========
          Deferred Tax Liabilities:
           FCC license....................  $ 2,278   $ 1,656
           Depreciation and amortization..      261     1,178
           Capital lease accounting.......      634       988
           Other..........................     282       182
                                            --------- ---------
                                            $3,455    $4,004
                                            ========= =========

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 1995, the Company made a $3.4 million deferred tax adjustment under the purchase accounting guidelines of APB 16 and in accordance with SFAS 109 related to the opening deferred tax asset balances of certain 1994 acquisitions.

9. RELATED PARTY TRANSACTIONS:

Certain of the Companies have entered into sale-leaseback transactions in which they have sold certain facilities to Cunningham Communications, Inc. (Cunningham), a corporation owned by the SBG Class B stockholders, and then leased the facilities under noncancelable capital leases which expire in 1997 and 1998. These assets collateralize certain Cunningham notes payable. Aggregate rental payments related to these capital leases during the years ended December 31, 1993, 1994 and 1995, were $371,000, $279,000 and $328,000, respectively.

In August 1991, WBFF entered into a ten year capital lease at approximately $300,000 per year for a new administrative and studio facility with KIG, a corporation owned by the SBG Class B stockholders.

Effective August 30, 1991, SBG sold substantially all of the assets of CRI which were primarily represented by the Pittsburgh television station, WPTT. The majority of the sales price was financed through a term note of $6.0 million and a $1.0 million subordinated convertible debenture to CRI. The debenture is convertible for up to 80% of the nonvoting capital stock of WPTT, subject to FCC approval. The term note is secured by all of the assets and outstanding stock of the newly incorporated station. In conjunction with the WPTT transaction, on August 30, 1991, a subsidiary of CRI purchased substantially all of the assets of another Pittsburgh television station, WPGH. CRI also entered into lease agreements whereby the new owner of WPTT rents usage of the tower and the station building owned by CRI. The tower was subsequently sold to Gerstell Development Limited Partnership (Gerstell), an entity wholly-owned by certain SBG Class B stockholders.

In March 1993, CRI assigned the rights to the $6.0 million term note received from the sale of WPTT, including accrued interest, to the former majority stockholders of SBG at the Company's carrying value. The new note bears interest at 7.21% and requires interest only payments through September 2001. Monthly principal payments plus interest are payable beginning November 2001 until September 2006, at which time the remaining principal balance plus accrued interest, if any, is due.

During 1992, the $1.0 million subordinated convertible debenture received from the sale of WPTT was assigned to SBG Class B stockholders at the Company's carrying value. As the remaining note is due from these stockholders, the portion of the gain on the sale of WPTT related to the original $1.0 million debenture is being recognized as a capital contribution as cash is received. For the years ended December 31, 1993, 1994 and 1995, $48,000, $41,000 and $21,000,
respectively, were recognized as additional paid-in capital.

In September 1993, the Company entered into sale-leaseback transactions in which they sold certain facilities to Gerstell for $2.2 million. WPGH then leased many of the assets sold under noncancelable capital leases, with initial terms of seven years and four seven year renewal options. Aggregate rental payments under these leases were $119,600, $484,500 and $508,700 in 1993, 1994 and 1995, respectively.  Gerstell  financed the acquisition  partly through a $2.1 million note issued to the Company. The note bears interest at 6.18%, with principal payments beginning on November 1, 1994, and a final maturity date of October 1, 2013. In addition, Gerstell has arranged for a $2.0 million loan from a commercial bank, which is guaranteed by the Company.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During 1994, the Company assigned its options to purchase the license assets of WNUV and WVTV to Glencairn Ltd. (Glencairn) for $4.2 million which was paid in 1995, and sold the license assets of WRDC to Glencairn for $2.0 million. Subsequently, Glencairn exercised its options to purchase the licenses of WNUV and WVTV. Glencairn is a corporation of which a former shareholder of SBG, who is also the holder of the $6.6 million note described above, and a trust established by this shareholder holds the majority of the equity interests in Glencairn. The Company has entered into five-year LMA agreements (with five-year renewal options) with Glencairn for the right to program and sell advertising on WPTT, WNUV, WVTV, WRDC and WABM. During 1995, the Company made payments of $5.6 million to Glencairn under these LMA agreements.

Concurrently with the initial public offering (see Note 15), the Company acquired options from certain stockholders of Glencairn that will grant the Company the right to acquire, subject to applicable FCC rules and regulations, up to 97% of the capital stock of Glencairn. The Glencairn options were purchased by the company for nominal consideration and will be exercisable only upon payment of an aggregate price equal to Glencairn's cost for the underlying stations, plus a 10% annual return. The Company would assume Glencairn's debt obigations if the Glencairn options were exercised.

In October 1994, the Company purchased subordinated debt (the WSTR note) of a partnership which owns WSTR-TV, in Cincinnati, Ohio. The Class B stockholders of the Company have entered into a program consulting agreement with the station and hold a purchase option for the station. The WSTR note was purchased for $4.8 million and the face value of the WSTR note and accrued interest was approximately $8.6 million and $8.9 million at December 31, 1994 and 1995, respectively. This investment has been recorded at cost, which, in management's belief, approximates fair value. The Company has agreed to certain restrictions regarding the WSTR note through the Bank Credit Agreement. These restrictions include requiring the WSTR note to be only sold or transferred at amounts equal to or greater than the purchase price plus any accrued interest and requiring that all payments of principal and interest received must be used to reduce outstanding indebtedness under the Bank Credit Agreement.

During 1995, the Company from time to time entered into charter arrangements to lease airplanes owned by certain Class B stockholders. During 1995, the Company incurred expenses of $489,000 related to these arrangements. No amounts have been paid related to these expenses as of December 31, 1995.

In May 1995, Keyser Communications, Inc. (KCI) was merged with the Company (see Note 14).

10. EMPLOYEE BENEFIT PLAN:

The Sinclair Broadcast Group, Inc. 401(k) profit sharing plan and trust (the SBG
Plan) covers eligible employees of the Company. Contributions made to the SBG Plan include an employee elected salary reduction amount, company matching contributions and a discretionary amount determined each year by the Board of Directors. The Company's 401(k) expense for the years ended December 31, 1993, 1994 and 1995, was $148,000, $274,000 and $271,000, respectively. There were no discretionary contributions during these periods.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. CONTINGENCIES AND OTHER COMMITMENTS:

LITIGATION

Lawsuits and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing developments to date with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

OPERATING LEASES

The Company has entered into operating leases for certain automotive and office equipment, a parcel of land and WTTE's broadcasting tower facility under terms ranging from three to ten years. The rent expense under these leases, as well as certain leases under month-to-month arrangements, for the years ended December
31, 1993, 1994 and 1995, aggregated  approximately  $373,000,  $625,000 and $1.1 million, respectively.

Future minimum payments under the leases are as follows (in thousands):

          1996 .............................            $1,083
          1997 .............................               704
          1998 .............................               559
          1999 .............................               474
          2000 .............................               361
          2001 and thereafter ..............             1,336
                                                        ------
                                                        $4,517
                                                        ======

12. TRANSACTIONS WITH FORMER OFFICERS:

The Company has entered into various non-compete and consulting agreements with a former officer and a related consulting company. Under these agreements, annual consulting fees, which were guaranteed by CRI and WBFF, of $563,000 and aggregate non-compete payments totaling $2.7 million were payable through 1993. In 1994, the Company signed a two year consulting agreement with the same former officer and a related consulting company. A $742,000 payment was made in 1994 which covered the two year agreement.

The expense under these agreements is being recorded on a straight-line basis over the life of the agreements and is recorded in the Companies' consolidated statements of operations within the respective expense classifications to which they relate.

13. LIFE INSURANCE PROCEEDS:

In May 1993, following the death of Julian Smith, the Company's founder, the Company received life insurance proceeds in excess of the carrying value of the related policies of approximately $844,000. This nontaxable gain has been recorded as other income in the accompanying consolidated statement of operations for the year ended December 31, 1993.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. ACQUISITIONS:

1994 ACQUISITIONS

In May 1994, the Company acquired WCGV and WTTO for an aggregate purchase price of $60.0 million. The purchase was accounted for under the purchase method of accounting whereby the purchase price was allocated to the fair market value of the assets purchased and the liabilities assumed. Based upon an independent appraisal, $11.7 million was allocated to property and programming costs and $29.9 million was allocated to acquired broadcasting assets. The excess of the purchase price over the acquired assets of $18.4 million was allocated to other intangible assets, and is being amortized over 40 years. The Company made an
additional  investment  of  $56.0  million  for  covenants   not-to-compete  and
consulting agreements in these and the Company's current markets, which are being amortized over the lives of the respective agreements.

Simultaneous with the acquisition of WCGV and WTTO, the Company acquired the non-license assets of WNUV and WVTV for approximately $66.8 million and entered into LMA's with the owner of the licenses of WNUV and WVTV. The purchase was accounted for under the purchase method of accounting whereby $14.8 million of the purchase price was allocated to property and programming costs and $700,000 of the purchase price was allocated to deferred tax liabilities, with the remainder being allocated to other intangible assets. The intangible assets are being amortized over 15 years.

Simultaneous with the acquisitions of the non-license assets of WNUV and WVTV, the Company acquired the options to purchase the license assets of these stations for $8.0 million and intangible assets related to the LMA's for $9.5 million, for a total purchase price of $17.5 million. The Company subsequently assigned the options to Glencairn for $4.2 million. The Company is amortizing the difference between the total amount paid for the options by the Company and the amount allocated to the value of the options over the estimated life of the LMA, which is 15 years.

In August 1994, the Company acquired 100% of the non-voting stock representing a 98% ownership interest in F.S.F. Acquisition Corporation (FSFA), the corporate parent of WRDC, for $34.0 million. FSFA is the parent of FSF TV, Inc., which owns and operates WRDC. The investment also includes a controlling interest in a joint venture which owns the studio and office building and a minority interest in a partnership that owns the TV broadcast tower. The joint venture has been consolidated, with the other owners' share of equity shown as a minority interest, while the partnership interest has been presented as an investment and included in other assets. The purchase was accounted for under the purchase method of accounting whereby the purchase price was allocated to property and programming assets, acquired intangible broadcasting assets and other intangible assets for $10.0 million, $7.0 million and $17.0 million, respectively, based upon an independent appraisal. Intangible assets are being amortized over periods of 10 to 15 years. Simultaneous with the purchase of the nonvoting stock of FSFA, the Company acquired an option to acquire the voting common stock of FSFA. Additionally, the Company entered into two year consulting and non-compete agreements with the former owner of the voting common stock of FSFA for $4.0 million.

1995 ACQUISITIONS AND DISPOSITIONS

In January 1995, the Company acquired the non-license assets of WTVZ in Norfolk, Virginia for $46.5 million. Additionally, the Company paid $1.0 million to acquire the license assets of WTVZ for an exercise price of an additional $1.0 million. Simultaneously, the Company entered into an LMA agreement with the owner of the license and entered into non-compete and consulting agreements with the owner of WTVZ for $500,000. On May 31, 1995, the Company exercised its option and acquired the license assets of WTVZ. The purchase was accounted for under the purchase method of accounting whereby the purchase price was allocated to property and programming assets, acquired intangible broadcasting assets and other intangible assets for $1.4 million, $12.6 million and $35.0 million, respectively, based upon an independent appraisal. Intangible assets are being amortized over 1 to 40 years.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In January 1995, the Company acquired the license and non-license assets of the Paramount Station Group of Raleigh/Durham, Inc. which owned and operated WLFL in Raleigh-Durham, North Carolina for $55.5 million, plus the assumption of $3.7 million in liabilities. The purchase was accounted for under the purchase method of accounting whereby the purchase price was allocated to property and programming assets, acquired intangible broadcasting assets and other intangible assets for $55.0 million, $13.2 million and $37.3 million, respectively, based upon an independent appraisal. Included in acquired intangible broadcasting assets are non-compete and consulting agreements with the former owner of WLFL for $500,000. Intangible assets are being amortized over periods of 1 to 40 years.

On March 31, 1995, the Company exercised its option to acquire 100% of the voting stock of FSFA for the exercise price of $100. FSFA was merged into WLFL, Inc. and became a wholly-owned subsidiary of the Company. Simultaneously, the Company sold the license assets of FSFA to Glencairn for $2.0 million, and entered into a five-year LMA (with a five-year renewal option) with Glencairn (see Note 9).

On May 5, 1995, Keyser Communications, Inc. (KCI), an affiliated entity wholly-owned by the stockholders of the Company, was merged into the Company for common stock. Certain assets and liabilities of KCI (other than programming items, an LMA agreement and consulting agreements), were distributed to the KCI shareholders immediately prior to the merger. The merger of KCI is being treated as a reorganization and has been accounted for as a pooling of interests transaction. Accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts of KCI.

Combined and separate results of the Company and KCI (through May 5, 1995, merger date) during the period presented are as follows (in thousands):

                                                   COMPANY     KCI    COMBINED
                                                 ---------- -------- ----------
Twelve months ended December 31, 1993:
 Net broadcast revenues........................  $ 65,422   $4,110   $ 69,532
 Income (loss) before provision for income
  taxes........................................       358      564        922
 Net income (loss).............................    (8,509)     564     (7,945)
Twelve months ended December 31, 1994:
 Net broadcast revenues........................  $113,728   $4,883   $118,611
 Income (loss) before provision for income
  taxes........................................    (4,147)     760     (3,387)
 Net income (loss).............................    (3,500)     760     (2,740)
Twelve months ended December 31, 1995:
 Net broadcast revenues........................  $186,031   $1,903   $187,934
 Income (loss) before provision for income
  taxes........................................    10,592     (404)    10,188
 Net income (loss).............................       480     (404)        76

In May 1995, the Company entered into option agreements to acquire all of the license and non-license assets of WSMH-TV in Flint, Michigan (WSMH). The option purchase price was $1.0 million. In July 1995, the Company paid the $1.0 million exercise price to exercise its option to acquire all of the assets upon FCC consent (see Note 17).

In July 1995, the Company acquired the non-license assets of WABM in Birmingham, Alabama for a purchase price of $2.5 million. The purchase was accounted for under the purchase method of accounting whereby $1.1 million of the purchase price was allocated to property and program assets, based upon an independent appraisal. The excess of the purchase price over the acquired assets of approximately $1.4 million was allocated to other intangible assets and is being amortized over 15 years. Simultaneously with the purchase, the Company entered into a five-year LMA agreement (with a five-year renewal option) with Glencairn.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In November 1995, the Company acquired the non-license assets of WDBB in Tuscaloosa, Alabama for a purchase price of $400,000. In addition, the Company made "Option Grant Payments" of $11.3 million to certain parties for options to purchase the issued and outstanding stock of WDBB, Inc., which holds the license assets of WDBB. The option agreement further provides for the payment of option grant installments of $2.6 million over five years and a final option exercise price of $100,000. The purchase was accounted for under the purchase method of accounting whereby $11.1 million was allocated to the property and program assets based upon an independent appraisal. The total of Option Grant Payments paid and Grant Installments accrued of $14.0 million was allocated to other intangible assets and is being amortized over 15 years.

15. INITIAL PUBLIC OFFERING:

In June 1995, the Company consummated an initial public offering of 5,750,000 shares of Class A Common Stock at an initial public offering price of $21.00 per share realizing net proceeds of approximately $111.5 million. The net proceeds to the Company from this offering were used to reduce long-term indebtedness.

The Company consummated the following transactions concurrent with or prior to the offering:

1. The Company purchased the options to acquire the partnership interests of KSMO in Kansas City, Missouri and WSTR in Cincinnati, Ohio ("Option Stations") from the stockholders for an aggregate purchase price was $9.0 million. The stockholders also assigned to the Company their rights and obligations under an option agreement among the stockholders and a commercial bank which holds secured debt of KSMO and WSTR. This option allows the Company to require the commercial bank to sell the secured debt to the Company. The Company will also be obligated, at any time after June 1996 and at the commercial bank's request, to purchase the secured debt. The purchase price of the debt will be the price at which the commercial bank originally purchased the debt ($20.5 million), plus any additional amounts which have been advanced and accrued interest less any payments reducing the balance made by the Option Stations. In conjunction with the assignment of the option agreement, the stockholders were released from their pledge of the Company's stock related to the Option Stations (see Note
17).

   In December 1995, the Company exercised the options to acquire all the assets and liabilities of WSTR-TV Cincinnati, Ohio and KSMO-TV Kansas City, Missouri. The Company will, upon the grant of the FCC licenses, assume the outstanding indebtedness of both television stations. The total incremental indebtedness to be assumed is approximately $16.0 to $18.0 million. Closing for these acquisitions is estimated to be on or before June 30, 1996. The Company has requested a waiver from the FCC regarding WSTR-TV Cincinnati, relating to a Grade B overlap with television station WDKY-TV Lexington, Kentucky (see Note
17).

2. The stockholders assigned the subordinated convertible debenture relating to the sale of WPTT to the Company in exchange for $1.0 million, a portion of which was used to retire the outstanding balance of a note due from the controlling stockholders.

3. The Company acquired options from certain stockholders of Glencairn that will grant the Company the right to acquire, subject to applicable FCC rules and regulations, up to 97% of the capital stock of Glencairn. The Glencairn options were purchased by the Company for nominal consideration and will be exercisable only upon payment of an aggregate price equal to Glencairn's cost for the underlying stations, plus a 10% annual return (see Note 9).

4. The Board of Directors of the Company adopted Amended and Restated Articles of Incorporation to authorize up to 35,000,000 shares of Class A common stock, par value $.01 per share, 35,000,000 shares of Class B common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share; completed a reclassification and conversion of its outstanding common

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

stock into shares of Class B common stock; and effected an approximately 49.1 for 1 stock split of the Company's common stock (resulting in 29,000,000 shares of Class B common stock outstanding). The reclassification, conversion and stock split have been retroactively reflected in the accompanying consolidated balance sheets and statements of stockholders' equity.

5. The Board of Directors of the Company adopted an Incentive Stock Option Plan for Designated Participants (the Designated Participants Stock Option Plan) pursuant to which options for shares of Class A common stock will be granted to certain designated employees of the Company upon adoption. The Designated Participants Stock Option Plan provides that the number of shares of Class A Common Stock reserved for issuance under the Designated Participants Stock Option Plan is 68,000. The Designated Participants Stock Option Plan also provides that the exercise price under each option will be equal to the fair market value of the Company's Class A common stock on the date of the option grant, unless the employee receiving the option owns 10% or more of the Company's Class A common stock on such date, in which case the exercise price will be 110% of fair market value. Options granted pursuant to the Designated Participants Stock Option Plan may not be exercised during the two-year period immediately following grant date, and must be exercised within 10 years (or five years if the employee owns 10% or more of the Company's common stock) following the grant date. As of December 31, 1995, all 68,000 available options have been granted at an exercise price of $21 per share.

6. On March 27, 1995, the Board of Directors of the Company adopted an Incentive Stock Option Plan (the Stock Option Plan) pursuant to which options for shares of Class A common stock may be granted to certain designated classes of employees of the Company. The Stock Option Plan provides that the maximum number of shares of Class A common stock reserved for issuance under the Stock Option Plan is 400,000, and that options to purchase Class A common stock may be granted under the plan until the tenth anniversary of its adoption. The Stock Option Plan also provides that the exercise price under each option will be equal to the fair market value of the Company's Class A common stock on the date of the option grant, unless the employee receiving the option owns 10% or more of the Company's Class A common stock on such date, in which case the exercise price will be 110% of fair market value. Options granted pursuant to the Stock Option Plan may not be exercised during the two-year period immediately following the grant date, and must be exercised within 10 years (or five years if the employee owns 10% or more of the Company's common stock) following the grant date. As of December 31, 1995, 1,250 options have been granted under this plan at an exercise price of $20.75 per share.

16. UNAUDITED PRO FORMA SUMMARY RESULTS OF OPERATIONS:

The unaudited pro forma summary consolidated results of operations for the years ending December 31, 1994 and 1995, assuming the acquisitions of the license and non-license assets of WCGV, WTTO, WLFL and WTVZ and the non-license assets of WNUV, WVTV, WRDC, WABM and WDBB had been consummated on January 1, 1994, are as follows:

                                   (UNAUDITED)
                                                          ---------------------
                                                             1994       1995
                                                          ---------- ----------
Revenues, net...........................................  $188,813   $209,349
Operating expenses, net of depreciation and
amortization............................................    81,120     83,575
Depreciation and amortization...........................    96,540     80,372
Other expenses, net.....................................    36,516     35,136
Benefit (provision) for income taxes....................     8,878     (5,232)
                                                          ---------- ----------
Net loss................................................  $ 16,485   $  5,034
                                                          ========== ==========

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. SUBSEQUENT EVENTS:

In January 1996, the Company entered into a purchase agreement to acquire the license and non-license assets of WYZZ in Peoria, Illinois. The Company plans to consummate the transaction following FCC approval for a purchase price of approximately $23.0 million.

In July 1995, the Company exercised its option to purchase WSMH in Flint, Michigan for an option exercise price of $1 million. In February 1996, the Company consummated the acquisition for a purchase price of $35.4 million at which time the balance due of $34.4 million was paid from the Company's existing cash balance.

In March 1996, the Company entered into an agreement to acquire the outstanding stock of Superior Communication, Inc. (Superior). Superior owns the license and non-license assets of KOCB in Oklahoma City, Oklahoma and WDKY in Lexington, Kentucky. The Company plans to consummate the transaction following FCC approval for a purchase price of approximately $63.0 million.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                       DECEMBER 31,    JUNE 30,
                                                                                           1995          1996
                                                                                     --------------- ------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.........................................................  $112,450        $    4,196
 Accounts receivable, net of allowance for doubtful accounts.......................    50,022            76,102
 Current portion of program contract costs.........................................    18,036            29,396
 Deferred barter costs.............................................................     1,268             3,964
 Prepaid expenses and other current assets.........................................     1,972             3,697
 Deferred tax asset ...............................................................     4,565             3,972
                                                                                     --------------- ------------
   Total current assets............................................................   188,313           121,327
PROPERTY AND EQUIPMENT, net........................................................    42,797           139,387
PROGRAM CONTRACT COSTS, less current portion.......................................    19,277            33,267
LOANS TO OFFICERS AND AFFILIATES, net..............................................    11,900            11,642
NON-COMPETE AND CONSULTING AGREEMENTS, net.........................................    30,379            19,994
DEFERRED TAX ASSET.................................................................    16,462                52
OTHER ASSETS.......................................................................    27,355            64,602
ACQUIRED INTANGIBLE BROADCASTING ASSETS, net ......................................   268,789         1,236,707
                                                                                     --------------- ------------
   Total Assets....................................................................  $605,272        $1,626,978
                                                                                     =============== ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable..................................................................  $  2,187        $    4,237
 Income taxes payable..............................................................     3,944                --
 Accrued liabilities...............................................................    20,720            31,116
 Current portion of long-term liabilities-
  Notes payable and commercial bank financing......................................     1,133            63,485
  Capital leases payable ..........................................................       524               310
  Notes and capital leases payable to affiliates...................................     1,867             1,976
  Program contracts payable........................................................    26,395            35,203
 Deferred barter revenues .........................................................     1,752             5,218
                                                                                     --------------- ------------
   Total current liabilities.......................................................    58,522           141,545
LONG-TERM OBLIGATIONS:
 Notes payable and commercial bank financing.......................................   400,644         1,167,750
 Capital leases payable............................................................        44                --
 Notes and capital lease payable to affiliates.....................................    13,959            12,935
 Program contracts payable.........................................................    30,942            51,010
 Other long-term liabilities ......................................................     2,442             2,384
                                                                                     --------------- ------------
   Total liabilities ..............................................................   506,553         1,375,624
                                                                                     --------------- ------------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES ....................................     2,345             3,968
                                                                                     --------------- ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred Stock, $.01 par value, 5,000,000 and 10,000,000 shares authorized and
  -0- and 1,150,000 shares issued and outstanding..................................        --                12
 Class A Common Stock, $.01 par value, 35,000,000 and 100,000,000 shares authorized
  and 5,750,000 and 6,328,000 shares issued and outstanding........................        58                63
 Class B Common Stock, $.01 par value, 35,000,000 shares authorized and 29,000,000
  and 28,422,000 shares issued and outstanding.....................................       290               285
 Additional paid-in capital........................................................   116,089           241,156
 Accumulated deficit ..............................................................   (20,063)          (18,552)
 Additional paid-in capital -- stock options ......................................        --            25,784
 Deferred compensation.............................................................        --            (1,362)
                                                                                     --------------- ------------
   Total stockholders' equity .....................................................    96,374           247,386
                                                                                     --------------- ------------
   Total Liabilities and Stockholders' Equity......................................  $605,272        $1,626,978
                                                                                     =============== ============

              The accompanying  notes are in  integral  part of these  unaudited consolidated financial statements.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                                   ------------------      ----------------
                                                  JUNE 30,    JUNE 30,   JUNE 30,   JUNE 30,
                                                   1995        1996       1995       1996
                                                 ----------- ---------- ---------- ----------
REVENUES:
 Station broadcast revenues, net of agency
  commissions..................................  $49,588     $ 73,163   $ 88,724   $117,339
 Revenues realized from barter arrangements ...    4,591        5,978      8,150      9,571
                                                 ----------- ---------- ---------- ----------
   Total revenues .............................   54,179       79,141     96,874    126,910
                                                 ----------- ---------- ---------- ----------
OPERATING EXPENSES:
 Program and production........................    7,268       13,051     14,130     20,699
 Selling, general and administrative...........    8,983       14,976     17,432     24,268
 Expenses realized from barter arrangements....    4,053        4,928      7,169      7,859
 Amortization of program contract costs and net
  realizable value adjustments.................    6,394        9,840     12,949     17,557
 Deferred compensation.........................       --          506         --        506
 Depreciation and amortization of property and
  equipment....................................    1,236        2,079      2,822      3,544
 Amortization of acquired intangible
  broadcasting assets and other assets ........   11,248       13,715     23,030     24,392
                                                 ----------- ---------- ---------- ----------
   Total operating expense ....................   39,182       59,095     77,532     98,825
                                                 ----------- ---------- ---------- ----------
   Broadcast operating income .................   14,997       20,046     19,342     28,085
                                                 ----------- ---------- ---------- ----------
OTHER INCOME (EXPENSE):
 Interest expense..............................   (9,687)     (16,750)   (19,655)   (27,646)
 Interest income...............................      809          798      1,252      2,521
 Other income (expense) .......................      (84)         398         30        651
                                                 ----------- ---------- ---------- ----------
   Net income before provision for income taxes    6,035        4,492        969      3,611
INCOME TAX PROVISION ..........................   (2,985)      (2,523)      (462)    (2,100)
                                                 ----------- ---------- ---------- ----------
   Net income .................................  $ 3,050     $  1,969   $    507   $  1,511
                                                 =========== ========== ========== ==========
NET INCOME PER COMMON SHARE ...................  $  0.10     $   0.06   $   0.02   $   0.04
                                                 =========== ========== ========== ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (in
 thousands) ...................................   30,150       34,750     29,575     34,750
                                                 =========== ========== ========== ==========

              The accompanying  notes are in  integral  part of these  unaudited consolidated financial statements.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                          CLASS   CLASS               RETAINED  ADDITIONAL
                                      SERIES A  SERIES B    A       B    ADDITIONAL   EARNINGS    PAID-IN    TOTAL
                                     PREFERRED PREFERRED  COMMON  COMMON   PAID-IN (ACCUMULATED   CAPITAL   DEFERRED   STOCKHOLDERS'
                                       STOCK     STOCK    STOCK   STOCK    CAPITAL    DEFICIT)    OPTIONS  COMPENSATION    EQUITY
                                     --------- --------- ------- ------- ---------- ----------- ---------- ------------ ------------
BALANCE, December 31, 1995 as
 previously reported ..................$  --     $  --     $  58   $ 290   $116,089   $(20,063)   $    --    $    --     $ 96,374
Class B common shares converted
 to Class A common shares .............   --        --         5      (5)        --         --         --         --          --
Issuance of Series A preferred
 shares  ..............................   12        --        --      --    125,067         --         --         --      125,079
Series A preferred shares converted
 to Series B preferred shares .........  (12)       12        --      --         --         --         --         --          --
Stock Options granted .................   --        --        --      --         --         --     25,784     (1,868)       23,916
Amortization of deferred
compensation  .........................   --        --        --      --         --         --         --        506          506
Net income.............................   --        --        --      --         --      1,511         --         --        1,511
                                       --------- --------- ------- ------- ---------- ----------- ---------- --------- -------------
BALANCE, June 30, 1996 Class
 A Common Stock .......................$  --     $  12     $  63   $ 285   $241,156   $(18,552)   $25,784    $(1,362)     $247,386
                                       ========= ========= ======= ======= ========== =========== ========== ========= =============

              The accompanying  notes are in  integral  part of these  unaudited consolidated financial statements.

               SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

                                                                                        SIX MONTHS ENDED
                                                                                   -------------------------
                                                                                     JUNE 30,     JUNE 30,
                                                                                       1995         1996
                                                                                   ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................................................  $     507    $   1,511
 Adjustments to reconcile net income to net cash flows from operating activities-
  Depreciation and amortization of property and equipment........................      2,822        3,544
  Amortization of acquired intangible broadcast assets and other assets..........     23,030       24,392
  Amortization of program contract costs and net realizable value adjustments....     12,949       17,557
  Deferred compensation expense..................................................         --          506
  Deferred tax (benefit) provision...............................................     (2,542)         488
  Payments of costs relating to financing........................................     (3,200)     (20,009)
  Payments for interest rate hedging instruments.................................         --         (851)
 Changes in assets and liabilities, net of effect of acquisitions and dispositions-
  Decrease in receivables, net...................................................     (4,060)     (12,006)
  Decrease (increase) in prepaid expenses and other current assets...............      1,234          (68)
  (Increase) decrease in accounts payable and accrued liabilities................     (2,631)       6,344
  (Decrease) in income taxes payable.............................................     (4,507)      (3,944)
  Decrease (increase) in other assets and acquired intangible broadcast assets ..        170          (43)
  Net effect of change in deferred barter revenues and deferred barter costs ....         15          328
  Decrease in other long-term liabilities........................................        (46)         (58)
  Decrease (increase) in minority interest.......................................         24          (33)
  Payments for program contracts payable ........................................     (9,858)     (12,071)
                                                                                   ------------ ------------
   Net cash flows from operating activities .....................................     13,907        5,587
                                                                                   ------------ ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of property and equipment...........................................     (1,359)      (2,114)
 Payments for acquisition of television stations.................................   (103,500)     (34,726)
 Payment for acquisition of non-license assets of River City Broadcasting, L.P...         --     (811,260)
 Payment for acquisition of non-license assets of KRRT...........................         --      (29,532)
 Payment for purchase of outstanding stock of Superior Communications, Inc.......         --      (63,275)
 Payments for consulting and non-compete agreements..............................     (1,000)         (50)
 Payment to exercise purchase options............................................     (1,000)          --
 Payments for purchase options...................................................     (9,000)          --
 Proceeds from disposal of property and equipment................................      2,000           --
 Repayments of loans to officers and affiliates..................................      1,208          258
 Investment in joint venture.....................................................         --         (364)
 Proceeds from assignment of license purchase options............................      4,200           --
 Payment for WPTT subordinated convertible debenture.............................     (1,000)          --
 Fees paid relating to subsequent acquisitions ..................................         --       (1,063)
                                                                                   ------------ ------------
   Net cash flows used in investing activities ..................................   (109,451)    (942,126)
                                                                                   ------------ ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable and commercial bank financing.......................    138,000      897,000
 Repayments of notes payable, commercial bank financing and capital leases.......   (152,559)     (67,915)
 Repayments of notes and capital leases to affiliates ...........................       (476)        (800)
 Net proceeds from issuance of common shares ....................................    111,634           --
                                                                                   ------------ ------------
   Net cash flows from financing activities .....................................     96,599      828,285
                                                                                   ------------ ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.............................      1,055     (108,254)

CASH AND CASH EQUIVALENTS, beginning of period ..................................      2,446      112,450
                                                                                   ------------ ------------
CASH AND CASH EQUIVALENTS, end of period.........................................  $   3,501    $   4,196
                                                                                   ============ ============

              The accompanying notes are an integral part of these unaudited financial statements.

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Sinclair Broadcast Group, Inc., Sinclair Communications, Inc. and all other consolidated subsidiaries, which are collectively referred to hereafter as "the Company or Companies." The Company owns and operates television stations throughout the United States. Additionally, included in the accompanying consolidated financial statements are the results of operations of certain television and radio stations pursuant to local marketing agreements (LMA's).

INTERIM FINANCIAL STATEMENTS

The consolidated financial statements for the six months ended June 30, 1995 and 1996 are unaudited, but in the opinion of management, such financial statements have been presented on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial position and results of operations, and cash flows for these periods.

As permitted under the applicable rules and regulations of the Securities and Exchange Commission, these financial statements do not include all disclosures normally included with audited consolidated financial statements, and, accordingly, should be read in conjunction with the consolidated financial statements and notes thereto as of December 31, 1994, and 1995 and for the years then ended. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

PROGRAMMING

The Companies have agreements with distributors for the rights to television programming over contract periods which generally run from one to seven years. Contract payments are made in installments over terms that are generally shorter than the contract period. Each contract is recorded as a liability when the license period begins and the program is available for its first showing. The portion of the program contracts payable due within one year is reflected as a current liability in the accompanying consolidated financial statements.

The rights to program materials are reflected in the accompanying consolidated balance sheets at the lower of amortized cost or estimated net realizable value. Estimated net realizable values are based upon management's expectation of future advertising revenues net of sales commissions to be generated by the program. Amortization of program contract costs is generally computed under either an accelerated method over the contract period or based on usage, whichever yields the greater amortization for each program. Program contract costs, estimated by management to be amortized in the succeeding year, are classified as current assets.

2. CONTINGENCIES AND OTHER COMMITMENTS:


Lawsuits and claims are filed against the Companies from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgements or decisions have been rendered by hearing boards or courts. Management, after reviewing developments to date with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Companies' financial position or results of operations.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. SUPPLEMENTAL CASH FLOW INFORMATION:

During the six months ended June 30, 1995 and 1996, the Company made cash payments and certain non-cash transactions of the following:

                                                       SIX MONTHS ENDED
                                                     ---------------------
                                                      JUNE 30,   JUNE 30,
                                                        1995       1996
                                                     ---------- ----------
Interest...........................................  $19,488    $ 29,472
Income Taxes.......................................  $ 7,511    $  5,586
Distribution prior to KCI merger...................  $ 1,461    $     --
Issuance of 1,150,000 shares of Series A Preferred
Stock (Note 5).....................................  $    --    $125,079

4. SENIOR BANK DEBT:

In order to finance the acquisition of the non-license assets of River City Broadcasting, L.P. (River City) and potential future acquisitions, the Company entered into a Bank Credit Agreement. The Bank Credit Agreement consists of three classes: Facility A Term Loan, Facility B Term Loan and a Revolving Credit Commitment.

The Facility A Term Loan is a term loan in a principal amount not to exceed $550 million and is scheduled to be paid in quarterly installments beginning December 31, 1996 through December 31, 2002. The Facility B Term Loan is a term loan in a principal amount not to exceed $200 million and is scheduled to be paid in quarterly installments beginning December 31, 1996 through December 31, 2002. The Revolving Credit Commitment is a revolving credit facility in a principal amount not to exceed $250 million and is scheduled to have reduced availability quarterly beginning March 31, 1999 through November 30, 2003. In connection with the River City and KRRT acquisitions, the Company utilized $550 million, $200 million and $85 million of indebtedness under Facility A, Facility B and the Revolving Credit Commitment, respectively. The Company incurred debt acquisition costs of approximately $20.0 million associated with this indebtedness which are being amortized using the straight line method over the life of the debt.

Under the Bank Credit Agreement, the Company has the option to maintain base rate and Eurodollar loans. Interest on borrowings under this agreement are at varying rates based, at the Company's option, at the base rate or LIBOR, plus a fixed percentage. The applicable interest rate for the Facility A Term Loan and the Revolving Credit Facility is either LIBOR plus 1.25% to 2.5% or the base rate plus zero to 1.25%. The applicable interest rate for the Facility A Term Loan and the Revolving Credit Facility is adjusted based on the ratio of total debt to four quarters trailing earnings before interest, taxes, depreciation and amortization. The applicable interest rate for Facility B is either LIBOR plus 2.75% or the base rate plus 1.75%.

The Company made cash payments totaling $851 thousand for interest rate hedging instruments which are capitalized and amortized as interest expense over the life of contract. The Company utilizes these instruments to minimize the impact of fluctuations in interest rates relating to Senior Bank Debt. At June 30, 1996 the Company has interest rate swap agreements which expire from March 31, 1997 to March 31, 2000 with such rates ranging from 5.85% to 7.0% and notional amounts totaling $960.0 million.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. RIVER CITY ACQUISITION:

In April 1996,  the  Company  entered  into an  agreement  to  purchase  certain non-license assets of River City. In May 1996, the Company closed the transaction for a purchase price of $958.2 million providing as consideration 1,150,000 shares of Series A Convertible Preferred Stock with a fair market value of $125.1 million, 1,382,435 stock options with a fair market value of $23.9 million and cash payments totaling $809.2 million. Simultaneously, the Company entered into option agreements to purchase certain other license and non-license assets of River City for option purchase prices totaling $150 million. The Company utilized indebtedness under its Bank Credit Agreement to finance the transaction (see Note 4). The transaction was recorded as a purchase, whereby the assets and liabilities were recorded at their fair market value as determined by an independent appraisal.

In conjunction with the River City acquisition, the Company entered into an agreement to purchase the non-license assets of KRRT, Inc., a television station in San Antonio, Texas, for a purchase price of $29.5 million. Simultaneously with the River City closing, the Company closed the KRRT transaction utilizing indebtedness under its Bank Credit Agreement. The transaction was recorded as a purchase, whereby the assets and liabilities were recorded at their fair market value as determined by an independent appraisal.

In connection with the River City acquisition, the Company consummated the following transactions concurrent with or subsequent to the closing:

   1.) In June 1996, the Board of Directors of the Company adopted, upon approval of the stockholders by proxy, an amendment to the Company's amended and restated charter. This amendment increased the number of Class A Common Stock shares authorized to be issued by the Company from 35,000,000 shares to 100,000,000 shares. The amendment also increased the number of shares of preferred stock authorized from 5,000,000 shares to 10,000,000 shares.

   2.) Series A Preferred Stock - As partial consideration for the acquisition of the non-license assets of River City, the Company issued 1,150,000 shares of Series A Preferred Stock. In June 1996, the Board of Directors of the Company adopted, upon approval of the stockholders by proxy, an amendment to the Company's amended and restated charter at which time Series A Preferred Stock was exchanged for and converted into Series B Preferred Stock. The Company recorded the issuance of Series A Preferred Stock based on the fair market value at the date of issuance of 3.64 shares of Class A Common Stock for each share of Series A Preferred Stock.

   3.) Series B Preferred Stock -- Shares of Series B Preferred Stock are convertible at any time into shares of Class A Common Stock, with each share of Series B Preferred Stock convertible into approximately 3.64 shares of Class A Common Stock. The company may redeem shares of Series B Preferred Stock only after the occurrence of a "Trigger Event." A Trigger Event means the termination of Barry Baker's employment with the Company prior to the expiration of the initial five-year term of his employment agreement (1) by the Company for any reason other than for cause (as defined in the employment agreement) or (2) by Barry Baker upon the occurrence of certain events described in the employment agreement. If the Company seeks to redeem shares of Series B Preferred Stock and the stockholder elects to retain the shares, the shares will automatically be converted into Common Stock on the proposed redemption date. All shares of Series B Preferred Stock remaining outstanding as of May 31, 2001 will automatically convert into Class A Common Stock. Series B Preferred Stock is entitled to 3.64 votes on all matters with respect to which Class A Common Stock has a vote.

   4.) Stock Options and Awards:

EXECUTIVE OPTIONS

   In connection with the acquisition of River City, the Company entered into a 5 year employment agreement with Barry Baker. Pursuant to the agreement, among other provisions, Mr. Baker received options to acquire 1,382,435 shares of the Class A Common Stock of the

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company. The options became exercisable with respect to 50% of the shares upon closing of the acquisition of the non-license assets of River City with 25% available to be exercised on the first and second anniversary of the River City closing. The options which are exercisable in future periods are not contingent upon Mr. Baker's continuing employment or any other measurable circumstance. Furthermore, if for any reason Mr. Baker is terminated as an employee of the Company, the options not vested at that time shall immediately vest. The exercise price for these options is $30.11 per share.

   The Company recorded the excess of the fair market value over the Stock Option Grant Price of $23.9 million as a component of the purchase price for the acquisition of River City, calculated based upon an economic model considering the option terms, market price at grant date, and Company and industry market volatility.

LONG TERM INCENTIVE PLAN

In June 1996, the Board of Directors adopted, upon approval of the stockholders by proxy, the 1996 Long-Term Incentive Plan of the Company (the "LTIP"). The purpose of the LTIP is to reward key individuals for making major contributions to the success of the Company and its subsidiaries and to attract and retain the services of qualified and capable employees. A total of 2,073,673 shares of Class A Common Stock is reserved and available for awards under the plan. The Board of Directors may amend, suspend or terminate the LTIP without the consent of stockholders or participants, except that stockholder approval be sought within one year of such Board action.

The LTIP provides that the exercise price under each option may not be less than the fair market value of the Company's Class A Common Stock on the date of the option grant, or as otherwise provided by the LTIP, unless the employee receiving the option owns 10% or more of the Company's common stock on such date, in which case the exercise price will be 110% of fair market value. Options granted pursuant to the LTIP must be exercised within 10 years (or five years if the employee owns 10% or more of the Company's common stock) following the date on which the grant is made. In connection with the River City acquisition, 244,500 options were granted under this plan with an exercise price of $30.11 per share.

   The Company recorded deferred compensation of $1.9 million as additional paid in capital at the stock option grant date. In June 1996, compensation expense of $506 thousand was recorded relating to the options issued under the LTIP which became exercisable. The remaining deferred compensation of approximately $1.4 million will be recognized as expense on a straight line basis over the period in which it vests.

INCENTIVE STOCK OPTION PLAN

   In June 1996, the Board of Directors adopted, upon approval of the stockholders by proxy, certain amendments to the Company's Incentive Stock Option Plan. The purpose of the amendments was (i) to increase the number of shares of Class A Common stock approved for issuance from 400,000 to 500,000,
(ii) to delegate to Barry Baker the authority to grant certain options, (iii) to lengthen from two years to three the period after date of grant before options become exercisable, (iv) and to provide immediate termination and three year ratable vesting of options in certain circumstances. In connection with the River City acquisition, the Company granted 287,000 options to key management employees at an exercise price of $37.75, the fair market value at the date of grant.

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES -
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   5.) Other Acquisitions

In July 1995, the Company exercised its option to purchase the license and non-license assets of the television station WSMH in Flint, Michigan for an option exercise price of $1.0 million. In February 1996, the Company consummated the acquisition for a purchase price of $35.4 million at which time the balance due of $34.4 million was paid from the Company's existing cash balance. The transaction was recorded as a purchase, whereby the assets and liabilities were recorded at their fair market value as determined by an independent appraisal.

In March 1996, the Company entered into an agreement to acquire the outstanding stock of Superior Communications, Inc. (Superior) which owns the license and non-license assets of the television station KOCB in Oklahoma City, Oklahoma and WDKY in Lexington, Kentucky. In May 1996, the Company consummated the acquisition for a purchase price of approximately $63.0 million utilizing existing cash balances and indebtedness under the Company's Bank Credit Agreement of $3.1 million and $59.9 million respectively. The transaction was recorded as a purchase, whereby the assets and liabilities were recorded at their fair market value as determined by an independent appraisal.

6. SUBSEQUENT EVENTS:

In January 1996, the Company entered into a purchase agreement to acquire the license and non-license assets of the television station WYZZ in Peoria, Illinois. In July 1996, the Company consummated the acquisition for a purchase price of approximately $21.1 million utilizing cash and indebtedness under the Bank Credit Agreement of $1.0 million and $20.1 million, respectively.

In July 1996, the Company acquired the license and non-license assets of the television station KSMO in Kansas City, Missouri. At closing, the Company made $10.5 million in cash payments for this acquisition utilizing indebtedness under its Bank Credit Agreement.

In August 1996, the Company acquired the license and non-license assets of the television station WSTR in Cincinnati, Ohio. At closing, the Company made a $9.9 million cash payment for this acquisition utilizing indebtedness under its Bank Credit Agreement.

In September 1996, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission for the purpose of registration of 5,564,253 shares of Class A Common Stock. These shares represent 4,181,818 shares of Class A Common Stock issuable upon conversion of Series B Preferred Stock and 1,382,435 shares of Class A Common Stock issuable upon exercise of options held by Barry Baker.

In September 1996, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission for the sale of up to 5,750,000 shares of Class A Common Stock. The net proceeds to the Company for this offering will be utilized to repay outstanding indebtedness under the Company's Bank Credit Agreement.

                          INDEPENDENT AUDITORS' REPORT

The Partners
River City Broadcasting, L.P.:

We have audited the accompanying consolidated balance sheets of River City Broadcasting, L.P. and its majority-owned businesses as of December 31, 1994 and 1995, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of River City Broadcasting, L.P. and its majority-owned businesses as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                         KPMG PEAT MARWICK LLP


St. Louis, Missouri
February 23, 1996

                             RIVER CITY BROADCASTING
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                      1994            1995
                                                                 -------------- ---------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.....................................  $  2,444,738   $  3,009,949
 Receivables, less allowance for doubtful accounts of
  approximately $751,000 in 1994 and $1,011,000 in 1995........    38,380,927     55,700,972
 Current portion of program rights.............................    18,721,662     23,275,767
 Prepaid and other current assets..............................     3,364,193      4,456,352
                                                                 -------------- ---------------
  Total current assets.........................................    62,911,520     86,443,040
Property and equipment, net....................................    83,518,363     96,269,944
Program rights, less current portion...........................    19,255,197     19,650,217
Intangible assets, net.........................................   239,689,766    350,878,357
Other noncurrent assets........................................    11,301,757     20,588,525
                                                                 -------------- ---------------
  Total assets.................................................  $416,676,603   $573,830,083
                                                                 ============== ===============
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:

Current installments of long-term debt.........................  $         --   $ 38,587,000
 Current installments of program rights payable................    26,178,686     30,071,545
 Accrued expenses..............................................     7,376,801     12,462,416
 Accounts payable..............................................       862,162      6,924,246
 Distributions payable.........................................     2,274,613             --
                                                                 -------------- ---------------
  Total current liabilities....................................    36,692,262     88,045,207
Long-term debt, less current installments......................   309,550,000    404,413,000
Program rights payable, less current installments..............    17,136,852     27,579,601
Deferred compensation..........................................     5,260,477      5,516,833
                                                                 -------------- ---------------
  Total liabilities............................................   368,639,591    525,554,641
COMMITMENTS AND CONTINGENCIES

Partners' capital;  19,386 general partner units and 126,047 and 148,651 limited partner units outstanding at December 31,
 1994 and 1995, respectively...................................    48,037,012     48,275,442
                                                                 -------------- ---------------
  Total liabilities and partners' capital......................  $416,676,603   $573,830,083
                                                                 ============== ===============

          See accompanying notes to consolidated financial statements.

                             RIVER CITY BROADCASTING
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

                                                         1993           1994            1995
                                                    -------------- -------------- ---------------
NET OPERATING REVENUES:
 Local time sales.................................  $34,377,284    $ 52,867,854   $107,591,097
 National time sales..............................   28,718,245      42,950,399     69,945,187
 Other revenues...................................    3,119,122       4,567,058     10,653,860
                                                    -------------- -------------- ---------------
  Total operating revenues........................   66,214,651     100,385,311    188,190,144
                                                    -------------- -------------- ---------------
OPERATING COSTS:
 Station operating expenses.......................   15,857,926      26,516,623     62,040,690
 Selling expenses.................................   10,889,632      11,977,659     25,973,660
 Program amortization expense.....................   18,799,127      16,479,271     33,452,252
 Corporate expenses...............................    1,872,983       2,498,181      4,482,364
 Depreciation.....................................    6,287,274       8,259,487     11,523,526
 Amortization of intangible assets................    6,094,026      11,228,316     27,649,173
                                                    -------------- -------------- ---------------
  Total operating costs...........................   59,800,968      76,959,537    165,121,665
                                                    -------------- -------------- ---------------
  Operating income................................    6,413,683      23,425,774     23,068,479
                                                    -------------- -------------- ---------------
OTHER INCOME (EXPENSE):
 Interest expense.................................   (5,341,346)    (11,033,149)   (33,087,633)
 Amortization of deferred financing costs and debt
  discount........................................   (1,573,262)     (1,066,296)    (1,434,904)
 Interest income..................................      177,656         333,673      1,715,104
 Other ...........................................      (45,227)         21,720        (22,616)
                                                    -------------- -------------- ---------------
                                                     (6,782,179)    (11,744,052)   (32,830,049)
                                                    -------------- -------------- ---------------
  Income (loss) before extraordinary item.........     (368,496)     11,681,722     (9,761,570)

Extraordinary item -- early extinguishment of
 debt.............................................   (6,841,084)     (3,348,506)            --
                                                    -------------- -------------- ---------------
  Net earnings (loss).............................  $(7,209,580)   $  8,333,216   $ (9,761,570)
                                                    ============== ============== ===============

          See accompanying notes to consolidated financial statements.

                             RIVER CITY BROADCASTING
             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

                                          GENERAL         LIMITED
                                          PARTNER        PARTNERS         TOTAL
                                      --------------- -------------- ---------------
Balance at December 31, 1992 .......  $ (6,936,635)   $         --   $ (6,936,635)
Partners' capital contributions ....            --      76,500,000     76,500,000
Conversion of equity debenture .....            --       8,191,527      8,191,527
Redemption of partners' capital ....   (12,986,107)    (15,580,796)   (28,566,903)
Net loss............................      (973,697)     (6,235,883)    (7,209,580)
                                      --------------- -------------- ---------------
Balance at December 31, 1993 .......   (20,896,439)     62,874,848     41,978,409
Distributions.......................            --      (2,274,613)    (2,274,613)
Net earnings........................     8,333,216              --      8,333,216
                                      --------------- -------------- ---------------
Balance at December 31, 1994 .......   (12,563,223)     60,600,235     48,037,012
Issuance of limited partner
interest............................            --      10,000,000     10,000,000
Net loss............................            --      (9,761,570)    (9,761,570)
                                      --------------- -------------- ---------------
Balance at December 31, 1995 .......  $(12,563,223)   $ 60,838,665   $ 48,275,442
                                      =============== ============== ===============

          See accompanying notes to consolidated financial statements.

                             RIVER CITY BROADCASTING
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

                                                               1993            1994            1995
                                                          -------------- --------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings (loss)....................................  $ (7,209,580)  $   8,333,216   $  (9,761,570)
 Extraordinary item (note 12)...........................     6,841,084       2,164,006              --
 Interest expense on conversion of debenture to equity..       101,327              --              --
 Adjustments to reconcile net earnings (loss) to net
  cash provided by operating activities: ...............
  Program amortization expense..........................    18,799,127      16,479,271      33,452,252
  Depreciation..........................................     6,287,274       8,259,487      11,523,526
  Loss on disposition of property and equipment.........        47,416              --         193,249
  Amortization of deferred financing costs and debt
   discount.............................................     1,573,262       1,066,296       1,434,904
  Amortization of intangible assets.....................     6,094,026      11,228,316      27,649,173
  Retirement of program rights payable..................   (15,773,065)    (13,892,127)    (24,065,769)
  CHANGE IN ASSETS AND LIABILITIES, NET OF EFFECTS FROM
   PURCHASE OF BROADCAST PROPERTIES:
   Increase in receivables, net.........................    (1,816,872)     (7,940,420)    (17,320,045)
   Increase in prepaid and other current assets.........      (133,109)       (472,744)       (763,768)
   Increase in other noncurrent assets..................      (247,492)       (921,957)     (9,286,768)
   Increase (decrease) in accounts payable and accrued
    expenses............................................    (1,087,119)       (644,978)     11,147,699
   Increase in deferred compensation....................     1,161,000       3,236,477         256,356
                                                          -------------- --------------- ----------------
   Net cash provided by operating activities............    14,637,279      26,894,843      24,459,239
                                                          -------------- --------------- ----------------
CASH FLOWS FROM INVESTING ACTIVITIES, NET OF EFFECTS
 FROM PURCHASE OF BROADCAST PROPERTIES: ................
 Costs to acquire broadcast properties..................            --    (175,397,321)   (137,884,857)
 Additions to property and equipment....................    (1,080,171)     (5,304,587)    (11,286,967)
 Additions to intangible assets.........................    (1,329,361)     (2,210,655)     (2,682,454)
 Funding of local marketing agreement...................            --     (11,000,000)             --
                                                          -------------- --------------- ----------------
   Net cash used in investing activities................    (2,409,532)   (193,912,563)   (151,854,278)
                                                          -------------- --------------- ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Retirement of long-term debt...........................   (58,554,497)   (138,360,116)     (1,550,000)
 Proceeds from term loan................................            --     120,000,000     110,000,000
 Net borrowings under revolving loan commitment.........            --     188,000,000      25,000,000
 Redemption of partnership interest.....................   (28,566,903)             --              --
 Proceeds from partners' capital contributions..........    76,500,000              --              --
 Distributions paid.....................................            --              --      (2,274,613)
 Additions to deferred financing fees...................      (165,174)     (4,450,344)     (3,215,137)
                                                          -------------- --------------- ----------------
   Net cash provided by (used in) financing activities..   (10,786,574)    165,189,540     127,960,250
                                                          -------------- --------------- ----------------
   Net increase (decrease) in cash and cash equivalents.     1,441,173      (1,828,180)        565,211
   Cash and cash equivalents, beginning of year.........     2,831,745       4,272,918       2,444,738
   Cash and cash equivalents, end of year...............  $  4,272,918   $   2,444,738   $   3,009,949
                                                          ============== =============== ================

          See accompanying notes to consolidated financial statements.

                             RIVER CITY BROADCASTING

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

1. BUSINESS DESCRIPTION

River City Broadcasting, L.P. (River City Broadcasting or the Partnership) is a limited partnership formed to purchase and operate broadcast properties and related activities. River City Broadcasting has acquired nine broadcast television stations and 24 radio stations. The Partnership also operates one television station and three radio stations under local marketing agreements
(LMAs). River City Broadcasting is managed by its general partner subject to terms and conditions specified in the Second Amended and Restated Agreement of Limited Partnership (Limited Partnership Agreement). On September 3, 1993, River City Broadcasting entered into a Reorganization Agreement, whereby additional equity funding was injected into the Partnership, and certain partners' interests were redeemed (the Recapitalization).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of River City Broadcasting and its majority-owned businesses.

MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROGRAM RIGHTS

Program rights and related liabilities are recorded at cost when the film is available for broadcasting. Agreements define the lives of the rights and frequently the number of showings. The cost of program rights is charged against earnings using straight-line and accelerated methods.

   Program  rights,   representing  the  cost  of  those  rights  available  for broadcasting and expected to be broadcast in the succeeding fiscal year, are shown as a current asset. Program rights payable are classified as current based on those payments of the various contracts contractually due within the succeeding fiscal year.

Program rights are stated at the lower of cost or estimated net realizable value.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Maintenance and repairs are charged against earnings, while improvements which extend useful lives are capitalized. Depreciation expense is computed using primarily the straight-line method over the estimated useful lives of the related assets.

INTANGIBLE ASSETS

Intangible assets consist principally of network affiliation agreements, broadcasting licenses, covenants not to compete, deferred financing costs, and going-concern values. Amortization expense is computed on a straight-line basis over the estimated lives of the assets, which generally range from 5-20 years.

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Partnership assesses the recoverability of these intangible assets by determining whether the amortization of the remaining balances over their remaining lives can be recovered through projected undiscounted future results. The amount of impairment, if any, is measured based on projected discounted future results using a discount rate reflecting the Company's average cost of funds. The methodology that management used to project results of operations forward was based on the historical trend line of actual results.

INTEREST RATE RISK MANAGEMENT

The Partnership uses a combination of financial instruments as part of its program to manage interest rate risk on its floating rate debt. Such investments are considered hedges and, accordingly, changes in their market value, representing the cost to close the Partnership's position in these financial instruments, are not reflected in the consolidated financial statements (see note 7).

DEFERRED COMPENSATION

River City Broadcasting has entered into deferred compensation agreements with members of management at certain of the broadcast properties. Deferred compensation expense is recorded over the period of employee service based on terms as contained in the respective agreements.

In addition to the deferred compensation agreements described above, the Partnership has granted Phantom Warrant Units to certain key members of management. These Phantom Warrant Units were granted pursuant to a Phantom Unit Plan (the Plan). Under Plan provisions, the Phantom Warrant Unit holders will receive performance compensation based on the appreciation in value of the Partnership. This compensation is recognized as incurred based on a six-year vesting period.

WARRANT UNITS

Concurrently with the Recapitalization, warrant units were issued to two key members of management, who are also the sole shareholders of the general partner of River City Broadcasting. These warrant units provide for, among other things as described in the Limited Partnership Agreement, participation in Partnership profits and losses and equity appreciation on a basis substantially similar to a 10% partnership interest.

INCOME TAXES AND DISTRIBUTIONS FOR TAXES

No income tax provision has been included in the consolidated financial statements since profit and loss in the Partnership and the related tax attributes are deemed to be distributed to, and to be reportable by, the partners of the Partnership on their respective income tax returns. Accordingly, based on the tax attributes to be passed through to the partners, the Partnership records a distribution payable calculated pursuant to the Limited Partnership Agreement for amounts expected to be distributed to the partners for their estimated tax liability.

LIMITED PARTNERSHIP AGREEMENT

The allocation of Partnership profits and losses, cash distributions, voting rights, certain equity preference and appreciation rights, and other matters are defined in the Limited Partnership Agreement. These items, except voting rights, are principally determined based on the tax basis of the respective partners.

REVENUES

Broadcasting revenues are derived principally from the sale of program time and spot announcements to local, regional, and national advertisers. Advertising revenue is recognized in the period during which the program time and spot announcements are broadcast.

                            RIVER CITY BROADCASTING -
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

BARTER TRANSACTIONS

Barter transactions are recorded at the estimated fair values of the products and services received. Barter revenues are recognized when commercials are broadcast. The assets or services received in exchange for broadcast time are recorded when received or used.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of the consolidated statements of cash flows, the Partnership considers all cash investments with an original maturity of three months or less to be cash equivalents.

RECLASSIFICATION

Certain 1993 and 1994 balances have been reclassified to conform with the 1995 presentation.

3. ACQUISITION OF BROADCAST PROPERTIES

In September 1994, the Partnership acquired certain assets and assumed certain liabilities of Continental Broadcasting Ltd. (Continental) for total cash consideration of approximately $175,397,000. In connection with the acquisition, River City Broadcasting assumed $120,000,000 of senior subordinated notes and related accrued interest. Broadcast properties acquired include WSYX-TV (Columbus, Ohio), KOVR-TV (Sacramento, California), and WLOS-TV/WFBC-TV (formerly WAXA-TV) (Asheville, North Carolina, and Anderson, South Carolina).

This acquisition is a purchase transaction and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values as of the acquisition date, as determined by independent appraisal. The allocation of the purchase price is summarized as follows:

Intangible assets.............................................  $221,995,342
Property and equipment........................................    62,285,634
Accounts receivable...........................................    13,313,252
Program rights................................................    10,471,346
Prepaid and other current assets..............................       164,898
Program rights payable........................................    (7,752,322)
Accounts payable and accrued expenses.........................    (2,672,495)
Total purchase price..........................................   297,805,655
Assumption of debt, plus related accrued interest.............  (122,408,334)
                                                                $175,397,321
                                                                ===============

   In July 1995, the Partnership acquired certain assets of Keymarket Communication and affiliated companies (Keymarket), as defined in the underlying Asset Purchase Agreement, for total cash consideration of approximately $131,000,000 and $10,000,000 of limited partner units. Broadcast properties acquired consist of 19 radio stations within the Los Angeles, California, Nashville, Tennessee, New Orleans, Louisiana, Memphis, Tennessee, Buffalo, New York and Wilkes-Barre/Scranton, Pennsylvania markets. Additionally, the Partnership acquired the rights to operate three radio stations under LMAs.

   In October 1995, the Partnership acquired a 60% interest in Twin Peaks Radio (Twin Peaks) through its acquisition of Sandia Peak Broadcasters, Inc. As discussed in note 17, the Partnership acquired the remaining 40% interest in Twin Peaks in January 1996. Twin Peaks is a partnership which owns and operates three radio stations in the Albuquerque, New Mexico area. Total cash consideration paid in 1995 amounted to approximately $3,200,000.

   In November 1995, the Partnership acquired certain assets of WVRV-FM in St. Louis, Missouri, for cash consideration of approximately $3,600,000. River City Broadcasting previously operated this station under an LMA.

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

   The 1995 acquisitions are purchase transactions and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values as of the acquisition date, as determined by independent appraisal. The allocation of the purchase price is summarized as follows:

     Intangible assets ..............................       $ 134,375,077
     Property and equipment .........................          13,181,389
     Prepaid and other current
     assets .........................................             328,391
                                                            -------------
     Total purchase price ...........................         147,884,857
     Issuance of limited partner
     units ..........................................         (10,000,000)
                                                            -------------
                                                            $ 137,884,857
                                                            =============

   The following unaudited supplemental pro forma information presents revenues, income (loss) before extraordinary item, and net earnings (loss) as though River City Broadcasting had consummated the 1995 acquisitions on January 1, 1994
(1994) and January 1, 1995 (1995):

                                           1994            1995
                                     --------------- ----------------
     Revenues......................  $148,492,000    $213,749,000
                                     =============== ================
     Loss before extraordinary
     item..........................  $(22,907,000)   $(17,232,000)
                                     =============== ================
     Net loss......................  $(26,255,000)   $(17,232,000)
                                     =============== ================

4. INTANGIBLE ASSETS

A summary of intangible assets follows:

                                                                                          ASSET
                                                                                         LIVES IN
                                                              1994           1995         YEARS
                                                         -------------- -------------- -----------
Network affiliation agreements, net of amortization of
approximately $3,077,000 and $9,724,000 in 1994 and
1995, respectively.....................................  $143,950,815   $137,813,988     20
Broadcasting licenses, net of amortization of
approximately $1,506,000 and $4,605,000 in 1994 and
1995, respectively.....................................    47,529,039    114,567,600     20
Deferred financing costs, net of amortization of
approximately $382,000 and $1,817,000 in 1994 and
1995, respectively.....................................     4,068,376      7,052,734      8
Covenants not to compete, net of amortization of
approximately $5,900,000 and $11,410,000 in 1994 and
1995, respectively.....................................    18,100,004     12,669,639      5
Going-concern value, net of amortization of
approximately $636,000 and $1,168,000 in 1994 and
1995, respectively.....................................     5,554,642      8,502,935     20
Other intangible assets, net of amortization of
approximately $16,754,000 and $27,118,000 in 1994 and
1995, respectively.....................................    20,072,564     70,271,461   2-20
                                                         -------------- -------------- ===========
                                                         $239,275,440   $350,878,357
                                                         ============== ==============

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. PROPERTY AND EQUIPMENT

A summary of property and equipment follows:

                                                                    LIVES
                                         1994          1995        IN YEARS
                                    ------------- -------------- -----------
Land..............................  $  7,129,861  $ 11,622,969        --
Buildings and improvements........    21,284,574    25,150,610      31.5
Equipment, furniture, and
fixtures..........................    79,261,457    96,668,728      5-15
                                                                 ===========
Construction in progress..........     3,550,525     1,436,638
                                    ------------- --------------
                                     111,226,417   134,878,945
Less accumulated depreciation ....    27,708,054    38,609,001
                                    ------------- --------------
                                    $ 83,518,363  $ 96,269,944
                                    ============= ==============

6. LONG-TERM DEBT

A summary of long-term debt follows:

                                                1994            1995
                                           -------------- ---------------
Revolving Credit and Term Loan
Agreements...............................  $308,000,000   $443,000,000
Senior subordinated notes................     1,550,000             --
                                           -------------- ---------------
                                            309,550,000    443,000,000
                                           -------------- ---------------
Less current installments................            --     38,587,000
                                           -------------- ---------------
                                           $309,550,000   $404,413,000
                                           ============== ===============

Upon the acquisition of the Continental broadcast properties in 1994, the Partnership assumed $120,000,000 of 10-5/8% senior subordinated notes. Interest is payable semiannually on January 1 and July 1 of each year. Pursuant to terms of the underlying indenture, subsequent to their assumption, River City Broadcasting offered to redeem the underlying notes from the holders at 101% of the principal amount thereof. In connection with this offer, $118,450,000 of the outstanding notes were redeemed in 1994. A put premium of $1,184,500 was charged to expense in 1994. The balance of the senior subordinated notes was redeemed in 1995.

Concurrent with the acquisition of the Continental broadcast properties in 1994, the Partnership entered into a Senior Credit Facility providing a $120,000,000 term loan commitment and a revolving loan commitment of $230,000,000. In December 1994, the Partnership exercised the $120,000,000 term loan commitment in connection with the redemption of the senior subordinated notes described above.

In April 1995 the Partnership amended the Senior Credit Facility (Amended Senior Credit Facility). The Amended Senior Credit Facility provided for an additional term loan commitment of $110,000,000. In July 1995, the Partnership exercised the $110,000,000 term loan commitment in connection with the Keymarket acquisition.

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 1995 the Partnership had outstanding borrowings of $213,000,000 under the revolving loan commitment. The revolving loan commitment of $230,000,000 is reduced as follows: $9,200,000 each quarter beginning December 31, 1995 through December 31, 1999; $10,750,000 each quarter through December 31, 2000; and $15,300,000 each quarter through June 30, 2001. The term loan is payable in increasing quarterly installments through December 2002. Accelerated principal payments are required upon the Partnership meeting certain financial objectives or upon the occurrence of certain other events as defined in the Amended Senior Credit Facility. Borrowings are secured by substantially all of the Partnership's assets and by a lien on all limited partner interests. The Amended Senior Credit Facility includes certain covenants which, among other things, require the Partnership to meet certain financial performance goals and maintain certain financial ratios, limit capital expenditures, and limit the incurrence of additional indebtedness.

Under terms of the Amended Senior Credit Facility, the Partnership has the option to elect from various interest rate options. The Amended Senior Credit Facility also includes a provision whereby the interest rate is adjusted each quarter based on River City Broadcasting's financial performance. Substantially all amounts borrowed under the Amended Senior Credit Facility accrue interest based on the LIBOR rate. At December 31, 1995, the Company's effective borrowing rate under this agreement, including the effect of interest rate risk management activities, was 8.7%. The Amended Senior Credit Facility requires the
Partnership to pay unused commitment fees (term and revolver) at 3/8 of 1%, payable quarterly.

The aggregate maturities of long-term debt reflect scheduled principal payments due under the term loan commitment and the required principal reductions on the revolving loan commitment and are as follows:

     Year ending December 31:
     1996 .........................................      $ 38,587,000
     1997 .........................................        46,387,000
     1998 .........................................        51,175,000
     1999 .........................................        55,963,000
     2000 .........................................        73,663,000
     Thereafter ...................................       177,225,000
                                                         ------------
                                                         $443,000,000
                                                         ============

7. INTEREST RATE RISK MANAGEMENT

The Partnership uses a combination of financial instruments, including interest rate swaps, interest rate caps, interest rate collars, and forward rate agreements, as part of its program to manage the floating interest rate risk of its debt portfolio and related overall cost of borrowing. These financial instruments, which are for nontrading purposes, allow the Partnership to maintain a target range of fixed rate debt. The Amended Senior Credit Facility requires the Partnership to hedge 50% of its floating rate risk through December 1997.

Interest rate swaps involve the exchange of floating rate for fixed rate interest payments to effectively convert floating rate debt to fixed rate debt. The interest rate swap agreement is for a term of approximately three years and matures December 1997.

The Partnership purchased interest rate caps to convert floating rate debt to a fixed rate if such rates rise above 9.5%. The cost of the interest rate caps totaled approximately $613,000 and is being amortized over the term of the agreements, generally three years. The unamortized balance is approximately $408,000 at December 31, 1995. Interest rate cap agreements mature in December 1997 and January 1998.

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Interest rate collars involve the conversion of floating rate debt to a fixed rate if such rates exceed 9.5% or fall below a specified floor rate (generally 4.0%-4.2%). Such agreements mature in December 1997.

Forward rate agreements are short-term contracts (generally 3-6 months) which allow the Partnership to lock in its effective LIBOR rates over short-term periods. Such agreements mature January 1996 through April 1996.

The following financial instruments were held at December 31, 1995:

                                                    NOTIONAL           FAIR
                                                     AMOUNTS           VALUE
                                                  ------------     ------------
Interest rate swap ..........................     $ 50,000,000     $ (2,103,000)
Interest rate caps ..........................      105,000,000           12,000
Interest rate collars .......................       70,000,000          (91,000)
Forward rate
agreements ..................................      411,000,000         (304,000)
                                                  ============     ============

Estimated fair values shown above only represent the value of the hedge or swap component of these transactions, and thus are not indicative of the
Partnership's overall hedged position. As fully hedged transactions, the estimated fair values of the interest rate financial instruments do not affect income and are not recorded in the consolidated financial statements, but rather only represent the amount which would be required to close the Partnership's position in the financial instruments at December 31, 1995.

8. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Receivables, and Payables -- The carrying amount approximates fair value because of the short-term maturity of these instruments.

Long-Term Investment -- The Partnership holds a 16% interest in a partnership for which there are no quoted market prices. A reasonable estimate of fair value could not be made. The investment is carried at its cost of $1,654,000 in the consolidated balance sheet.

Long-Term Debt -- The fair value of the Partnership's debt is estimated based on the current rates offered to the Partnership for debt of the same remaining maturities. The carrying amount approximates fair value because of the variable interest rate attached to the debt.

Program Rights Payable -- The fair value of film contracts payable is the present value of the future obligations based on the current rates available to the Partnership for debt of similar maturity. The carrying amount and fair value of program rights payable at December 31, 1995 were $56,223,000 and $48,494,000, respectively.

9. LOCAL MARKETING AGREEMENT

In August 1995 the Partnership entered into a five-year LMA with KRRT, Inc. (Licensee). In a related transaction, the Partnership loaned $10,000,000 to the Licensee. The related note bears interest at 8%. Pursuant to the LMA, KRRT-TV of Kerrville, Texas (the brokered station) will air programming provided by River City Broadcasting in exchange for specified compensation. Such compensation is principally based on certain station operating costs of the brokered station, including debt service. River City Broadcasting will retain all advertising revenues derived from programming for which it has provided. The LMA is cancellable by the Licensee or River City Broadcasting.

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. EQUITY DEBENTURES

In connection with the purchase of KDSM-TV and the first amendment of the Limited Partnership Agreement, River City Broadcasting issued two debentures totaling $2,500,000. These debentures were issued in consideration of, among other things, consent granted by a certain partner allowing River City Broadcasting to complete certain transactions as contained in the respective debenture agreements. Amounts due under the debenture agreements were to be satisfied through equity distributions made in accordance with terms of the Limited Partnership Agreement. Accordingly, for financial reporting purposes, the debentures were treated as equity preference items and the related principal and accrued interest were not reflected (as liabilities or as equity) in the consolidated financial statements of River City Broadcasting. Concurrent with the Recapitalization, these debentures were satisfied through an equity distribution to the partner.

11. SUPPLEMENTAL CASH FLOW AND OTHER FINANCIAL INFORMATION

Cash paid for interest totaled approximately $6,106,000, $11,523,000, and $29,249,000 for the years ended December 31, 1993, 1994, and 1995, respectively.

   River City Broadcasting purchased program rights, on an installment basis, amounting to approximately $16,285,000, $15,749,000, and $38,401,000 in 1993,
1994, and 1995, respectively. Amounts reflected as retirements of program rights payable represent amounts actually paid to vendors under various program rights agreements.

   In connection with the Keymarket acquisition, the Partnership granted $10,000,000 of limited partner units to the Keymarket seller.

   Cash overdrafts amounting to approximately $3,959,000 were included in accounts payable at December 31, 1995.

   Based on certain events, including network affiliation changes at certain broadcast properties, management performed a review of program rights to determine projected usage and revenue streams. Based on this review, the Partnership wrote off certain programming and recognized a charge of approximately $7,100,000 to operations for the year ended December 31, 1995.

   Pursuant to the deferred compensation agreements and Phantom Warrant Units described in note 2, the Partnership recognized approximately $1,161,000, $3,236,000, and $1,143,000 of deferred compensation expense in 1993, 1994, and 1995, respectively.

   At December 31, 1994, the Partnership recorded a distribution payable of $2,274,613 in anticipation of income taxes due by the partners as described in note 2. In accordance with the Limited Partnership Agreement this distribution was paid in 1995. In 1993, River City Broadcasting retired a $1,000,000 subordinated debenture for $8,191,527.

   This amount includes accrued interest of $350,443 of which $101,327 represents 1993 interest expense. The debenture contained a contingent interest provision, determined based on certain equity like features, which was triggered concurrent with the Recapitalization. Retirement of this debenture was effected through its conversion to a limited partnership interest and a charge to interest expense of $7,191,527 (see note 16).

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. EXTRAORDINARY ITEMS

Concurrently with the Recapitalization in 1993, the Partnership redeemed, through conversion to equity, the $1,000,000 1989 subordinated debenture for $8,191,527, including accrued interest of $350,443. This redemption was treated as an early extinguishment of debt for financial reporting purposes.

   As described in note 7, the Partnership redeemed $118,450,000 of the outstanding Continental notes with a put premium of $1,184,500. Additionally, in connection with the extinguishment of its prior Amended Senior Credit Facility, the Partnership expensed approximately $2,164,000 of related deferred financing fees. These items were treated as an early extinguishment of debt for financial reporting purposes.

13. RELATED PARTY TRANSACTIONS

Prior to the Recapitalization, the general partner received a management fee from each station primarily based on the individual station's revenues.
Subsequent to the Recapitalization, the general partner no longer received management fees. Pursuant to the Recapitalization, corporate expenses are allocated to each station to cover the salaries and expenses of senior management. Such allocation is based upon certain financial information and management's estimate of actual time spent. Management believes the allocation is reasonable and approximates what the expenses would have been on a stand-alone basis. In 1993, management fees totaling approximately $1,220,000 were paid to a general partner whose interest was redeemed concurrent with the Recapitalization. Beginning in 1994, costs associated with certain members of senior management were allocated to corporate expenses. Previously, these costs were included in station operating expenses. Total management fees and expenses, including corporate expenses, for the years ended December 31, 1993, 1994, and 1995 amounted to approximately $1,873,000, $2,498,000 and $4,482,000, respectively.

14. EMPLOYEE BENEFITS

River City Broadcasting maintains a qualified profit-sharing plan with a trustee, which includes a thrift provision qualifying under Section 401(k) of the Internal Revenue Code, covering substantially all employees. The provision allows the participants to contribute up to 12% of their compensation in the plan year, subject to statutory limitations. River City Broadcasting contributed approximately $121,000, $215,000, and $388,000 for the years ended December 31, 1993, 1994, and 1995, respectively, to the Plan.

In 1994, River City Broadcasting began contributing to a multi-employer plan on behalf of certain union employees. Contributions to the plan totaled approximately $20,000 and $31,000 for the years ended December 31, 1994 and 1995, respectively.

15. COMMITMENTS AND CONTINGENCIES

In conjunction with River City Broadcasting's commitment to obtain new programming, the Partnership has purchased approximately $34,579,000 of future program rights, including $14,089,000 of sports rights, of which approximately $4,047,000 will become payable in 1996. These rights are generally for a period ranging from one to four years. Program rights and related obligations in the accompanying consolidated financial statements do not include these future commitments.

The Partnership loaned  approximately  $6,200,000 to Keymarket of South Carolina
(KSC), a Company owned by a member of Keymarket management. The loan bears interest at the applicable federal rate, is secured by all of the assets of KSC, and is payable upon demand by the Partnership. KSC owns three radio stations and operates two additional radio stations under an LMA. River City Broadcasting holds an option to acquire KSC for consideration totaling the amount of the loans outstanding, including accrued interest, plus $1,000,000.

                            RIVER CITY BROADCASTING -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Partnership has capitalized approximately $1,400,000 of fees associated with a bond offering filed with the SEC in 1995. In the event the offering is aborted, the Partnership will recognize a charge to operations of $1,400,000. If the offering is consummated, these fees will be amortized over the life of the bonds.

River City Broadcasting is involved in certain litigation matters arising in the normal course of business. In the opinion of management, these matters are not significant and will not have a material adverse effect on the Partnership's financial position.

16. SUBSEQUENT EVENT

In January 1996, the Partnership acquired the remaining 40% partnership interest in Twin Peaks Radio which owned and operated three radio stations in the Albuquerque, New Mexico area.

                          RIVER CITY BROADCASTING L.P.
                                  BALANCE SHEET
                              AS OF MARCH 31, 1996
                                   (UNAUDITED)

ASSETS
CURRENT ASSETS:
 Cash and cash equivalents...................................  $  1,969,498
 Accounts receivable, net of allowance for doubtful accounts
  of.........................................................    45,488,514
 Program contract rights, current portion....................    18,713,753
 Prepaid expenses and other current assets...................     7,809,096
                                                               ---------------
  Total current assets.......................................    73,980,861
 Property and equipment, net of accumulated depreciation.....    95,799,916
 Program contract rights, long-term portion..................    20,364,645
 Intangible assets, net of accumulated amortization..........   344,954,112
 Other Non-current assets....................................    23,823,652
                                                               ---------------
  Total assets...............................................  $558,923,186
                                                               ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable............................................  $ 11,794,728
 Program contract rights payable, current portion............    27,686,463
 Accrued expenses............................................     1,579,437
 Note payable, current portion...............................    27,615,897
                                                               ---------------
  Total current liabilities..................................    68,676,525
PROGRAM CONTRACTS PAYABLE, net of current portion ...........    23,339,961
Long-Term Debt, net of current portion.......................   411,413,000
Accrued interest.............................................     7,181,294
Other long-term liabilities..................................     5,529,333
                                                               ---------------
  Total liabilities..........................................   516,140,113
                                                               ---------------
COMMITMENTS AND CONTINGENCIES PARTNERS' CAPITAL..............    42,783,073
                                                               ---------------
  Total liabilities and partners' capital....................  $558,923,186
                                                               ===============


  The accompanying notes are an integral part of this unaudited balance sheet.

                          RIVER CITY BROADCASTING L.P.
                             STATEMENT OF OPERATIONS
          FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 31, 1996
                                   (UNAUDITED)

                                                               1995            1996
                                                          -------------- ---------------
Net operating revenues:
 Local time sales.......................................  $ 19,663,478   $27,584,261
 National time sales....................................    14,369,561    17,475,124
 Other revenues.........................................     1,117,268     2,656,661
                                                          -------------- ---------------
Total Net Revenue.......................................    35,150,307    47,716,046
Operating costs:
 Programming and production.............................     3,379,240     6,196,755
 Selling, general and administrative....................    13,564,372    23,052,357
 Amortization of program contract rights................     6,666,141     6,570,472
 Depreciation...........................................     2,962,204     3,754,598
 Amortization of intangible assets......................     5,967,595     8,589,180
                                                          -------------- ---------------
  Total operating expenses..............................    32,539,552    48,163,362
                                                          -------------- ---------------
  Broadcast operating income............................     2,610,755      (447,316)
                                                          -------------- ---------------
Other income:
 Interest expense, net..................................   (10,088,258)   (9,189,378)
 Other income (expense).................................      (566,675)      (80,007)
                                                          -------------- ---------------
  Total other income....................................   (10,654,933)   (9,269,385)
  Net loss .............................................  $ (8,044,178)  $(9,716,701)
                                                          ============== ===============
Pro Forma Net Loss After Imputing An Income Tax
 Benefit:
Net loss as reported....................................  $ (8,044,178)  $(9,716,701)
Imputed income tax benefit..............................     3,861,205     4,664,016
                                                          -------------- ---------------
  Pro Forma net loss....................................  $ (4,182,973)  $(5,052,685)
                                                          ============== ===============

   The accompanying notes are an integral part of these unaudited statements.

                          RIVER CITY BROADCASTING L.P.
                             STATEMENT OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 31, 1996
                                   (UNAUDITED)

                                                                    1995           1996
                                                               -------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss....................................................  $ (8,044,178)  $(9,716,701)
 Adjustments to reconcile net loss to net cash provided by
  operating activities: .....................................
  Depreciation and amortization..............................     2,962,204     3,754,598
  Amortization of goodwill and other intangible assets.......     6,383,653     8,623,575
  Amortization of program contracts rights...................     6,666,141     6,570,472
 Changes in assets and liabilities:
  Decrease in accounts receivable............................     7,374,201    10,353,647
  (Increase) decrease in prepaid expenses....................       327,811      (163,934)
  (Increase) decrease in noncurrent assets...................        19,368    (3,563,341)
  Increase in accounts payable and accrued expenses..........       831,595     1,540,224
  Deferred compensation......................................       335,823            --
 Retirement of film contract payable.........................    (6,863,414)   (8,408,085)
                                                               -------------- --------------
   Net cash flows from operating activites...................     9,993,204     8,990,455
                                                               -------------- --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment.........................    (4,349,795)   (1,350,389)
 Additions to licenses and other intangibles.................            --    (1,480,517)
 Costs to acquire other stations.............................   (13,000,000)   (3,200,000)
                                                               -------------- --------------
   Net cash flows from investing activities .................   (17,349,795)   (6,030,906)
                                                               -------------- --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt................................   (11,050,000)   (4,000,000)
  Net borrowings under senior credit facility................    17,000,000            --
                                                               -------------- --------------
   Net cash flows from financing activities..................     5,950,000    (4,000,000)
                                                               -------------- --------------
Net decrease in cash.........................................    (1,406,591)   (1,040,451)
CASH, beginning of period....................................     2,444,738     3,009,949
                                                               -------------- --------------
CASH, end of period..........................................  $  1,038,147   $ 1,969,498
                                                               ============== ==============

   The accompanying notes are an integral part of these unaudited statements.

                          RIVER CITY BROADCASTING L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996

1. BUSINESS DESCRIPTION

River City Broadcasting, L.P. (River City Broadcasting or the Partnership) is a limited partnership formed to purchase and operate broadcast properties and related activities. River City Broadcasting has acquired nine broadcast television stations and 24 radio stations. The Partnership also operates one television station and three radio stations under local marketing agreements
(LMAs). River City Broadcasting is managed by its general partner subject to terms and conditions specified in the Second Amended and Restated Agreement and conditions specified in the Second Amended and Restated Agreement of Limited Partnership (Limited Partnership Agreement).

On September 3, 1993, River City Broadcasting entered into a Reorganization Agreement, whereby additional equity funding was injected into the Partnership, and certain partners' interests were redeemed (the Recapitalization).

These statements are unaudited, and certain information and footnote disclosures normally included in the Company's annual financial statements have been omitted, as permitted under the applicable rules and regulations. Readers of these statements should refer to the financial statements and notes thereto as of December 31, 1995 and for the year ended included elsewhere in this filing. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

RELATED PARTY TRANSACTIONS

Prior to the Recapitalization, the general partner received a management fee from each station primarily based on the individual station's revenues.
Subsequent to the Recapitalization, the general partner no longer received management fees. Pursuant to the Recapitalization, corporate expenses are allocated to each station to cover the salaries and expenses of senior management. Such allocation is based upon certain financial information and management's estimate of actual time spent. Management believes the allocationis reasonable and approximates what the expense would have been on a stand-alone basis.

SUBSEQUENT EVENT

In January 1996, the Partnership acquired the remaining 40% partnership interest in Twin Peaks Radio which owned and operated three radio stations in the Albuquerque, New Mexico area.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Superior Communications Group, Inc.

We have audited the accompanying consolidated balance sheets of Superior Communications Group, Inc. (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Superior Communications Group, Inc. as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Pittsburgh, Pennsylvania
February 23, 1996                                              ERNST & YOUNG LLP

                       SUPERIOR COMMUNICATIONS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                      DECEMBER 31
                                                                              ---------------------------
                                                                                   1995          1994
                                                                              ------------- -------------

ASSETS
Current assets:
 Cash and cash equivalents..................................................  $   272,218   $ 1,088,527
 Accounts receivable, less allowance for doubtful accounts of $200,000 and
  $150,000..................................................................    2,800,531     2,608,609
 Deferred film costs........................................................    2,028,478     2,474,170
 Prepaid expenses and other.................................................      106,344       165,053
                                                                              ------------- -------------
Total current assets........................................................    5,207,571     6,336,359

Property and equipment: ....................................................
 Land.......................................................................      538,144       535,347
 Building...................................................................      723,186       723,186
 Equipment and fixtures.....................................................    8,731,303     8,482,329
                                                                              ------------- -------------
                                                                                9,992,633     9,740,862
Accumulated depreciation....................................................   (2,604,504)   (1,618,864)
                                                                              ------------- -------------
                                                                                7,388,129     8,121,998
Other assets:
 Deferred film costs, net...................................................    3,131,340     3,533,338
 Intangible assets, net.....................................................    8,778,246    10,413,781
 Other assets...............................................................        4,408        20,156
                                                                              ------------- -------------
                                                                               11,913,994    13,967,275
                                                                              ------------- -------------
Total assets................................................................  $24,509,694   $28,425,632
                                                                              ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt..........................................  $ 1,805,532   $ 1,617,089
 Current portion of film contract commitments...............................    1,824,891     1,559,914
 Accounts payable...........................................................      365,615       257,770
 Accrued expenses...........................................................      362,315       416,379
 Due to related parties.....................................................       58,760        62,482
                                                                              ------------- -------------
Total current liabilities...................................................    4,417,113     3,913,634

Long-term debt..............................................................   12,185,454    12,469,015
Film contract commitments...................................................    2,783,220     2,298,625
Due to related parties......................................................       35,000       100,000
Deferred income taxes.......................................................    3,383,907     3,899,249
Deferred income.............................................................       31,341        37,341

Stockholders' equity:
 Preferred stock, $.001 par value,  20,000 shares  authorized,  10,190.84 shares issued,  8,147.97 and 10,190.84  shares  outstanding at cost in 1995 and 1994.
  (Liquidation preference at December 31, 1995 and 1994 of
  $10,043,731 and $11,323,291, respectively)................................    9,365,801     9,365,801
 Class B common stock,  $.001 par value,  100,000 shares  authorized,  10,190.84 shares issued, 9,169.405 and 10,190.84 shares outstanding in 1995 and
  1994......................................................................           10            10
 Class A common stock, $.001 par value, 10,000 shares authorized, 1,870.7
  shares issued and outstanding.............................................            2             2
 Additional paid-in capital.................................................       36,210        16,053
 Retained deficit...........................................................   (4,853,864)   (3,674,098)
 Treasury stock.............................................................   (2,874,500)           --
                                                                              ------------- -------------
Total stockholders' equity..................................................    1,673,659     5,707,768
                                                                              ------------- -------------
Total liabilities and stockholders' equity..................................  $24,509,694   $28,425,632
                                                                              ============= =============

                             See accompanying notes.

                       SUPERIOR COMMUNICATIONS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                             1995           1994
                                                        -------------- --------------
Gross sales...........................................  $15,837,243    $13,974,224
Less agency commissions...............................    2,437,582      2,032,429
                                                        -------------- --------------
Net sales.............................................   13,399,661     11,941,795
Operating expenses:
 Sales and promotion..................................    2,127,911      2,015,648
 Broadcast operations.................................    1,460,716      1,065,579
 General and administrative...........................    2,059,805      2,013,921
                                                        -------------- --------------
                                                          5,648,432      5,095,148
Operating income......................................    7,751,229      6,846,647
Other expenses:
 Amortization-deferred film costs and barter
  programming.........................................    4,899,093      4,382,047
 Depreciation and amortization........................    2,725,654      3,064,864
 Interest expense, net................................    1,578,898      1,324,130
 Other expense, net...................................      188,111             --
                                                        -------------- --------------
                                                          9,391,756      8,771,041
                                                        -------------- --------------
Loss before income tax benefit........................   (1,640,527)    (1,924,394)
Income tax benefit....................................     (460,761)       (89,202)
                                                        -------------- --------------
Net loss..............................................  $(1,179,766)   $(1,835,192)
                                                        ============== ==============
Undeclared preferred stock dividend requirement,
 inception to date....................................  $ 1,895,761    $ 1,132,451
                                                        ============== ==============

                             See accompanying notes.

                     SUPERIOR COMMUNICATIONS GROUP, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                    ADDITIONAL
                                                  PARTNERS'   PREFERRED    CLASS B       CLASS A      PAID-IN    RETAINED
                                                   CAPITAL      STOCK   COMMON STOCK  COMMON STOCK   CAPITAL     DEFICIT
                                                 ----------- ---------- ------------ ------------- ---------- ------------
Balance at January 1, 1994..................... $ 5,950,100  $       -- $   --        $   --        $    --    $(1,838,906)
 Conversion of Superior Communication of
  Kentucky, L.P. interest into preferred and
  common stock of Company, January 28, 1994....  (5,950,100)  5,950,091      7             2             --             --
 Equity contribution, January 28, 1994.........          --   3,099,997      3            --             --             --
 Conversion of stockholder note into preferred
  and common stock of Company, January 28,
  1994.........................................          --     172,713     --            --             --             --
 Contribution of net assets by former general
  partner including cash of $17,052,
  January 28, 1994.............................          --     143,000     --            --             --             --
 Vesting of 120.7 shares of common stock from
  stock grant..................................          --          --     --            --         16,053             --
 Net loss......................................          --          --     --            --             --     (1,835,192)
                                                 ----------- ---------- ------------ ------------- ---------- ------------
Balance at December 31, 1994...................          --   9,365,801     10             2         16,053     (3,674,098)
Purchase of 2,042.87 shares of preferred stock
 and 1,021.435 of Class B common stock by the
 Company.......................................          --          --     --            --             --             --
Vesting of shares of common stock from stock
 grant.........................................          --          --     --            --         20,157             --
Net loss.......................................          --          --     --            --             --     (1,179,766)
                                                 ----------- ---------- ------------ ------------- ---------- ------------
Balance at December 31, 1995...................  $       --  $9,365,801 $   10        $    2        $36,210    $(4,853,864)
                                                 =========== ========== ============ ============= ========== ============
                                                   TREASURY      TOTAL
                                                    STOCK       EQUITY
                                                 ----------- ----------
Balance at January 1, 1994.....................  $       --  $ 4,111,194
 Conversion of Superior Communication of
  Kentucky, L.P. interest into preferred and
  common stock of Company, January 28, 1994....          --           --
 Equity contribution, January 28, 1994.........          --    3,100,000
 Conversion of stockholder note into preferred
  and common stock of Company, January 28,
  1994.........................................          --      172,713
 Contribution of net assets by former general
  partner including cash of $17,052,
  January 28, 1994.............................          --      143,000
 Vesting of 120.7 shares of common stock from
  stock grant..................................          --       16,053
 Net loss......................................          --   (1,835,192)
                                                 ----------- -----------
Balance at December 31, 1994...................          --    5,707,768
Purchase of 2,042.87 shares of preferred stock
 and 1,021.435 of Class B common stock by the
 Company.......................................  (2,874,500)  (2,874,500)
Vesting of shares of common stock from stock
 grant.........................................          --       20,157
Net loss.......................................          --   (1,179,766)
                                                 ----------- -----------
Balance at December 31, 1995................... $(2,874,500) $ 1,673,659
                                                 =========== ===========

                             See accompanying notes.

                       SUPERIOR COMMUNICATIONS GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                             -----------------------------
                                                                  1995           1994
                                                             -------------- --------------
Operating activities
Net loss...................................................  $(1,179,766)   $ (1,835,192)
Adjustments to reconcile net loss to net cash provided by
operating activities:
 Barter program revenue....................................   (1,565,295)     (1,310,618)
 Deferred income...........................................       (6,000)         (6,000)
 Stock grant expense.......................................       20,157          16,053
 Provision for bad debts...................................       50,000          99,750
 Amortization-deferred film costs and barter programming...    4,899,093       4,382,047
 Depreciation and amortization.............................    2,725,654       3,064,864
 Loss on disposal of assets................................      193,415          36,769
 Deferred taxes............................................     (515,342)       (118,720)
 Changes in operating assets and liabilities:
  Accounts receivable......................................     (241,922)       (744,505)
  Prepaid expenses and other...............................       58,709         (50,585)
  Accounts payable.........................................      107,845        (323,086)
  Accrued expenses.........................................      (54,064)        290,929
                                                             -------------- --------------
Net cash provided by operating activities..................    4,492,484       3,501,706

Investing activities
Capital expenditures.......................................     (558,385)       (240,453)
Other assets...............................................       15,748              --
Intangible assets acquired.................................           --        (873,369)
Acquisition of Oklahoma City Broadcasting Company, less
 cash acquired.............................................           --     (10,696,379)
                                                             -------------- --------------
Net cash used in investing activities......................     (542,637)    (11,810,201)

Financing activities
Proceeds from long-term debt...............................       25,500      14,200,000
Payments on long-term debt.................................   (2,995,118)     (6,865,178)
Payments on film contract commitments......................   (1,727,816)     (1,545,099)
Net activity on related party liability....................      (68,722)         37,557
Proceeds from capital contribution.........................           --       3,117,052
                                                             -------------- --------------
Net cash (used) provided by financing activities ..........   (4,766,156)      8,944,332
                                                             -------------- --------------
Net (decrease) increase in cash and cash equivalents ......     (816,309)        635,837
Cash and cash equivalents at beginning of year.............    1,088,527         452,690
                                                             -------------- --------------
Cash and cash equivalents at end of year...................  $   272,218    $  1,088,527
                                                             ============== ==============

                             See accompanying notes.

                       SUPERIOR COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The consolidated  financial  statements of Superior  Communications  Group, Inc.
(SCGI) include the accounts of SCGI and its wholly owned subsidiaries, Superior Communications of Kentucky, Inc. (SCKI) and Superior Communications of Oklahoma, Inc. (SCOI), which are collectively referred to as the Company. All intercompany balances have been eliminated. The Company owns and operates television broadcasting stations in Lexington, Kentucky and Oklahoma City, Oklahoma.

ORGANIZATION

The Company, previously known as Superior Communications of Kentucky, L.P. (the Partnership), was incorporated in its current form on January 28, 1994 concurrent with the acquisition of SCOI (Note 2). Effective on January 28, 1994, the former partners of the Partnership exchanged all of their partnership interests for shares of preferred and common stock of the newly formed parent company, SCGI, under a Security Purchase and Exchange Agreement (Exchange Agreement) and the Partnership was then dissolved. Additionally, the former corporate general partner of the Partnership was also dissolved and the shareholders of the general partner exchanged certain operating assets with the Company for preferred and common stock. Furthermore, under the Exchange Agreement, SCGI then contributed the operating assets of the former partnership to the newly formed SCKI in exchange for all of the outstanding common stock of SCKI.

OPERATIONS AND CREDIT RISK

The Company's accounts receivable are from the sale of advertising, primarily to businesses which are local to the broadcast area or to national advertising agencies. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral. Receivables are due within 30 days. Credit losses have been within management's expectations. The carrying amount reported in the balance sheet for accounts receivable approximates its fair value.

CASH AND CASH EQUIVALENTS

The Company considers all demand deposits and short-term investments purchased with a maturity of 90 days or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

DEFERRED FILM COSTS AND FILM CONTRACT COMMITMENTS

The Company has contracts with various film distributors from which films are licensed for television transmission over various contract periods (generally one to five years) and for a specified number of broadcasts. Net deferred film costs represent the lower of unamortized cost or estimated net realizable value of the film contracts available for use. Deferred film costs are amortized on the straight-line method over the contract periods. Film contract commitments represent the total obligations due under these contracts, which are generally payable in equal installments over periods that are 12 to 18 months shorter than the lives of the contracts, and do not bear interest.

The portion of the deferred film cost to be amortized within one year and after one year is reported in the balance sheet as current and other assets, respectively, and the payments under the film contract commitments due within one year and after one year are similarly classified as current and long-term liabilities, respectively.

                      SUPERIOR COMMUNICATIONS GROUP, INC. -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation for financial reporting purposes is based on the straight-line method over estimated useful lives ranging from 5 to 12 years for equipment and 15 years for buildings. Costs of repairs and maintenance are charged to expense as incurred.

INTANGIBLE ASSETS

Intangible assets as reflected in Note 3 are being amortized on a straight-line basis over their useful lives ranging from one to fifteen years.

BARTER TRANSACTIONS

Revenue from barter transactions (advertising provided in exchange for programming or goods and services) is recognized as income when advertisements are broadcast, and goods or services received are capitalized or charged to operations when received or used. Included in the statements of operations is broadcasting net revenue from barter transactions of $1,940,989 and $1,593,330 during 1995 and 1994, respectively, and station operating costs and expenses from barter transactions of $1,871,077 and $1,632,184, respectively. As of December 31, 1995 and 1994, the Company has recorded accrued liabilities for deferred barter revenue of $86,586 and $149,434, respectively.

DEFERRED INCOME

Deferred income relates to prepaid rental income for use of SCKI's tower facility. The amount is being recognized on a straight-line basis through 2001 (term of agreement).

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

Deferred income taxes recorded on the Company's consolidated balance sheets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

RECLASSIFICATIONS

Certain amounts in the 1994 financial statements have been reclassified or restated to conform to the current year presentation.

2. ACQUISITION OF STATION

On January 28, 1994, SBI, a newly formed corporation and wholly owned subsidiary of the Company, purchased all of the outstanding stock of Oklahoma City Broadcasting Company (OCBC) for $10,973,241. The acquisition was accounted for as a purchase transaction with the purchase price being allocated to the assets and liabilities acquired based upon their fair market values at the date of acquisition. In connection with the transaction, SBI also entered into a noncompete agreement with the seller of OCBC valued at $1,500,000, for which a note payable was issued to the seller (Note 4). The cost of the noncompete agreement is being amortized over the five-year term of the agreement. The acquisition was financed from the issuance of stock for $3,100,000 and from bank debt in the amount of $7,873,241. Concurrent with the acquisition, SBI and OCBC merged, forming SCOI.

                      SUPERIOR COMMUNICATIONS GROUP, INC. -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INTANGIBLE ASSETS

The components of intangible assets consist of the following as of December 31, 1995 and 1994:

                                                1995          1994
                                           ------------- -------------
Advertising contracts acquired...........  $        --   $   441,075
Loan origination costs and other ........      617,410       624,064
Organization and syndication costs ......    1,634,828     1,634,828
Covenant not-to-compete..................    2,500,000     2,500,000
FCC license and FOX affiliation
agreement................................    4,269,819     4,391,223
Goodwill.................................    3,546,186     3,546,186
                                           ------------- -------------
                                            12,568,243    13,137,376
Less accumulated amortization............   (3,789,997)   (2,723,595)
                                           ------------- -------------
Intangible assets, net...................  $ 8,778,246   $10,413,781
                                           ============= =============

4. LONG-TERM DEBT

Long-term debt at December 31, 1995 consists of bank and seller debt as follows:

BANK DEBT

On January 28, 1994, the Company entered into a senior secured term loan agreement and revolving credit agreement (collectively the Credit Agreement) with a bank in the amount of $12,700,000 and $2,000,000, respectively. The term loan is due in quarterly installments through January 2000, and the revolving credit agreement is due January 2000. The outstanding balance on the revolving credit agreement was $1,500,000 at December 31, 1994, and no amounts were outstanding at December 31, 1995. The Credit Agreement provides for interest at the bank's Base Rate (8.5% at December 31, 1995) plus 1.75%, and is secured by the stock of SCGI and its subsidiaries. Covenants contained in the Credit Agreement limit capital expenditures, define required levels of earnings and cash flows and limit additional indebtedness and film contract commitments.

The proceeds of these loans were utilized by the Company to finance the acquisition of SCOI, and to repay amounts owed to a former bank under a term note payable of $5,260,589.

On February 13, 1995, the Company repurchased 1,021.435 shares of Class B common stock and 2,042.87 shares of preferred stock of the Company for $2,874,500. The repurchase was financed through an additional term loan with a bank for $2,900,000. The term loan is due in quarterly installments of $290,000 beginning October 1997 through January 2000, plus interest at the bank's Base Rate plus 1.75%. A mandatory prepayment per the terms of the loan agreement was required in 1995 and was applied to this loan. The outstanding balance on this term loan was $2,610,000 at December 31, 1995.

SELLER DEBT

In connection with the acquisition of OCBC, the Company also incurred indebtedness to the former owner of OCBC for $1,500,000. The note is secured by a lien on SCOI's assets and is subordinated to that of the bank debt. The seller debt bears interest at a rate of 7.5% and is payable in annual installments of $300,000, plus interest, beginning January 28, 1995. The outstanding balance on this note was $1,200,000 at December 31, 1995.

                      SUPERIOR COMMUNICATIONS GROUP, INC. -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following is a schedule of aggregate maturities of long-term debt as of December 31, 1995:

     1996 .............................         $ 1,805,532
     1997 .............................           2,820,973
     1998 .............................           3,990,045
     1999 .............................           4,322,500
     2000 .............................           1,051,936
                                                -----------
                                                $13,990,986
                                                ===========

FAIR VALUE

The carrying amounts of the Company's borrowings under its bank and seller debt arrangements approximate their fair value. The fair values of the Company's debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

5. FILM CONTRACT COMMITMENTS

The Company has acquired certain film rights under long-term film contract commitments. These commitments are generally payable in equal installments over periods that are twelve to eighteen months shorter than the lives of the related film rights and do not bear interest. Annual payments required under these commitments are as follows:

     1996 ..................................         $1,824,891
     1997 ..................................          1,514,859
     1998 ..................................            978,063
     1999 ..................................            287,637
     2000 ..................................              2,661
                                                     ----------
                                                     $4,608,111
                                                     ==========

The values of the film rights acquired under these contracts are included as net deferred film costs in the accompanying consolidated balance sheet and have the following balances at December 31, 1995:

     Deferred film costs ........................        $ 11,202,089
     Less accumulated
     amortization ...............................          (6,042,271)
                                                         ------------
                                                            5,159,818
     Less current portion .......................          (2,028,478)
                                                         ------------
     Deferred film costs, net ...................        $  3,131,340
                                                         ============

As discussed in Note 1, the Company enters into contracts with various film distributors which allow limited showings of films and syndicated programs. At December 31, 1995, the Company has entered into contracts totaling approximately $1,063,943 for which the license period and program availability for telecasting begins after December 31, 1995. These contracts are not recorded in the accompanying consolidated balance sheet.

                      SUPERIOR COMMUNICATIONS GROUP, INC. -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. DUE TO RELATED PARTIES


Amounts due to related parties consist of fees charged by shareholders of the Company in connection with the acquisition of the Partnership (Note 1) in November 1992 and includes accrued interest at 7.75%.


7. INCOME TAXES

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                      1995         1994
                                  ------------ ------------
Deferred tax assets:
 Allowance for doubtful
  accounts......................  $   76,456   $   56,178
 Net operating loss
  carryforwards.................     351,981      181,081
 Other..........................         --        23,200
                                  ------------ ------------
Total deferred tax assets ......     428,437      260,459
Deferred tax liabilities:
Properties and broadcast
 rights.........................   2,500,911    2,234,846
Intangible assets...............   1,311,433    1,924,862
                                  ------------ ------------
Total deferred tax liabilities .   3,812,344    4,159,708
                                  ------------ ------------
Net deferred tax liabilities ...  $3,383,907   $3,899,249
                                  ============ ============

Significant components of the provision for income tax expense (benefit) for the year ended December 31 are as follows:

                                                    1995                 1994
                                                 ---------            ---------
Current:
  State ..............................           $  54,581            $  29,518
Deferred:
  Federal ............................            (461,231)            (127,337)
  State ..............................             (54,111)               8,617
                                                 ---------            ---------
Total deferred .......................            (515,342)            (118,720)
                                                 ---------            ---------
                                                 $(460,761)           $ (89,202)
                                                 =========            =========

The Company's effective income tax rates differ from federal statutory income tax rates due primarily to the amortization of goodwill and state income taxes. Additionally, in 1994 the Company recorded deferred income tax expense of $507,673 upon the contribution of the partnership interests and general partner operating assets (Note 1).

At December 31, 1995, the Company has federal and state net operating loss carryforwards of $666,000 and $2,090,000, respectively, which begin to expire in 2009.

8. STOCKHOLDERS' EQUITY

As discussed in Note 1, the Company reorganized effective January 28, 1994 under the terms of the Exchange Agreement. Pursuant to the terms of the agreement the former owners of the Partnership were given 7,090.84 shares of preferred stock, 7,090.84 shares of Class B common stock and 1,750 shares of Class A common stock of the Company. Also on January 28, 1994, certain stockholders contributed an additional $3,100,000 in exchange for 3,100 shares each of preferred stock and Class B common stock of the Company.

                      SUPERIOR COMMUNICATIONS GROUP, INC. -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


On February 13, 1995, the Company repurchased 1,021.435 shares of Class B common stock and 2,042.87 shares of preferred stock of the Company for $2,874,500.

The preferred stock, which has a stated liquidation preference of $1,000 a share, has no voting rights. Dividends accumulate at 12% based upon the stock's stated liquidation value and are payable at the discretion of the Board of Directors and subject to restriction within the Credit Agreement. Unless all accumulated dividends on the preferred stock have been paid, no dividend may be paid, and no other distributions may be made upon the common stock of the Company. Upon liquidation of the Company, any proceeds to be distributed are first utilized to pay the preferred stockholders at an amount equal to $1,000 per share (liquidation preference) plus any accrued but unpaid dividends, inception to date ($1,895,761 at December 31, 1995). If amounts remain available for distribution in excess of the preferred liquidation, those amounts are to be allocated 80% to the Class B common stockholders and 20% to the Class A common stockholders. The Class A common stock is subject to restriction on sale, transfer and also contain forfeiture provisions.

9. STOCK GRANTS

The Company has granted 120.7 shares of Class A common stock to an officer of the Company. The Class A common stock has significant restrictions including forfeiture obligations if the officer were no longer an employee of the Company. Pursuant to the terms of the stock grant agreement, all shares will vest upon the completion of the sale of the Company's shares of outstanding stock as discussed in Note 11. Accordingly, the Company recorded a charge to operations of $20,157 in 1995 ($16,053 in 1994) to reflect the vesting of the remaining stock granted.

10. OPERATING LEASES AND OTHER COMMITMENTS

The Company has entered into various noncancelable lease arrangements for office space rental, ratings and research services, broadcast accounting software and other licensing agreements. Total expense charged to operations under these agreements was approximately $283,000 in 1995. The minimum future payments under these agreements are as follows:

     1996 .......................................         $  252,088
     1997 .......................................            267,059
     1998 .......................................            281,039
     1999 .......................................            150,247
     2000 .......................................            139,323
                                                          ----------
                                                          $1,089,756
                                                          ==========

11. SUBSEQUENT EVENT

On March 4, 1996, the shareholders of the Company entered into an agreement with an unrelated entity to sell all of the Company's outstanding shares of preferred and common stock. Pursuant to the terms of the stock purchase agreement, the buyer will cause the Company to pay in full all of the outstanding debt of the Company plus accrued interest and prepayment penalties. The balance of the proceeds will be distributed to the selling shareholders.

                      SUPERIOR COMMUNICATIONS GROUP, INC. -
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SUPPLEMENTAL CASH FLOW DISCLOSURES

The Company entered into the following noncash transactions:

o As discussed in Note 4, on February 13, 1995, the Company paid $2,874,500 for stock placed in treasury, which was financed through the issuance of long-term debt.

o Deferred film costs in the amount of $2,548,375 and $1,820,606 were recorded through the assumption of film contract commitments in the same amounts during 1995 and 1994, respectively.

o The Company recorded a $1,500,000 noncompete agreement from the seller of KOCB in exchange for the issuance of a note payable to the seller in the same amount during 1994.

o The Company received $125,948 of net assets in exchange for stock in connection with the January 28, 1994 restructuring.

Additionally, cash paid for interest and income taxes was as follows:

                                             1995                 1994
                                          ----------           ----------
     Interest .....................       $1,523,785           $1,262,553
                                          ==========           ==========
     Income taxes .................       $   16,448           $   50,000
                                          ==========           ==========

                       SUPERIOR COMMUNICATIONS GROUP, INC.
                                  BALANCE SHEET
                              AS OF MARCH 31, 1996
                                   (UNAUDITED)

ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...................................  $   251,379
 Accounts receivable, net of allowance for doubtful accounts
  of .........................................................    2,201,506
 Program contract rights, current portion ....................    2,144,852
 Prepaid expenses and other current assets ...................      120,104
                                                                -------------
  Total current assets .......................................    4,717,841
                                                                -------------
Property and equipment, net of accumulated depreciation  .....    7,209,857
Program contract rights, long-term portion ...................    2,591,164
Intangible assets, net of accumulated amortization  ..........    8,381,632
                                                                -------------
  Total assets ...............................................  $22,900,494
                                                                =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Program contract rights payable, current portion ............  $ 1,841,988
 Accounts payable ............................................      239,075
 Accrued liabilities .........................................      234,565
 Debt-current portion ........................................    2,300,000
 Other current liabilities ...................................       21,000
                                                                -------------
  Total current liabilities ..................................    4,636,628
PROGRAM CONTRACTS PAYABLE, net of current portion  ...........    2,367,888
DEBT, net of current portion .................................   11,110,945
OTHER LIABILITIES, net of current portion ....................    3,421,188
                                                                -------------
  Total liabilities ..........................................   21,536,649
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock ................................................           12
 Preferred stock .............................................    9,365,801
 Additional Paid-in Capital ..................................       36,210
 Retained Deficit ............................................   (5,163,678)
 Treasury stock ..............................................   (2,874,500)
                                                                -------------
  Total stockholders' equity .................................    1,363,845
                                                                -------------
  Total liabilities and stockholders' equity .................  $22,900,494
                                                                =============

  The accompanying notes are an integral part of this unaudited balance sheet.

                       SUPERIOR COMMUNICATIONS GROUP, INC.
                             STATEMENT OF OPERATIONS
          FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 31, 1996
                                   (UNAUDITED)

                                                                     1995          1996
                                                                ------------- -------------
REVENUES:
 Advertising revenue, net of agency commissions of $465,520
  and $595,294, respectively .................................  $2,691,717    $3,388,945
OPERATING EXPENSES:
 Programming and production ..................................     350,842       437,116
 Selling, general and administrative .........................   1,205,203     1,690,357
 Amortization of program contract rights .....................     695,697       548,891
 Depreciation and amortization of property and equipment .....     271,810       279,096
 Amortization of intangible assets ...........................     403,218       399,114
                                                                ------------- -------------
  Total operating expenses ...................................   2,926,770     3,354,574
                                                                ------------- -------------
  Broadcast operating income (loss) ..........................    (235,053)       34,371
                                                                ------------- -------------
OTHER INCOME:
 Interest expense, net .......................................    (396,478)     (346,928)
 Other income (expense) ......................................          --         2,739
                                                                ------------- -------------
 Total other income ..........................................    (396,478)     (344,189)
                                                                ------------- -------------
 Income (loss) before (provision) benefit for income taxes ...    (631,531)     (309,818)
BENEFIT FOR INCOME TAXES .....................................     176,829        86,749
                                                                ------------- -------------
 Net loss ....................................................  $ (454,702)   $ (223,069)
                                                                ============= =============


   The accompanying notes are an integral part of these unaudited statements.

                       SUPERIOR COMMUNICATIONS GROUP, INC.
                             STATEMENT OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 31, 1996
                                   (UNAUDITED)

                                                                            1995          1996
                                                                       -------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Loss ...........................................................  $  (454,702)   $(223,069)
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization .....................................      271,810      279,096
  Amortization of intangible assets .................................      403,218      399,114
  Amortization of program contracts rights ..........................      695,697      548,891
 Changes in assets and liabilities:
  Decrease in accounts receivable ...................................      571,602      465,370
  Increase in other current assets ..................................     (174,829)     (84,749)
  (Increase) decrease in prepaid expenses ...........................     (162,044)      13,810
  (Decrease) increase in accounts payable ...........................      (15,098)      56,893
  (Decrease) increase in accrued liabilities ........................      (41,677)      27,065
  Decrease in other current liabilities .............................      (67,086)    (196,631)
 Film Rights Payments ...............................................     (433,617)    (523,324)
                                                                       -------------- ------------
  Net cash flows provided by operating activities ...................      593,274      762,466
                                                                       -------------- ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of treasury stock .........................................   (2,885,000)          --
 Additions to property and equipment ................................      (38,058)    (101,659)
                                                                       -------------- ------------
  Net cash flows used in investing activities .......................   (2,923,058)    (101,659)
                                                                       -------------- ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt ........................................     (737,500)    (681,646)
 Proceeds from issuance of long term debt ...........................    2,900,000           --
                                                                       -------------- ------------
  Net cash flows provided by (used in) financing activities .........    2,162,500     (681,646)
                                                                       -------------- ------------
  Net decrease in cash ..............................................     (167,284)     (20,839)
                                                                       -------------- ------------
CASH, beginning of period ...........................................    1,088,527      272,218
                                                                       ============== ============
CASH, end of period .................................................  $   921,243    $ 251,379
                                                                       ============== ============


   The accompanying notes are an integral part of these unaudited statements.

                       SUPERIOR COMMUNICATIONS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The consolidated  financial  statements of Superior  Communications  Group, Inc.
(SCGI) include the accounts of SCGI and its wholly owned subsidiaries, Superior Communications of Kentucky, Inc. (SCKI) and Superior Communications of Oklahoma, Inc. (SCOI), which are collectively referred to as the Company. All intercompany balances have been eliminated. The Company owns and operates television broadcasting stations in Lexington, Kentucky and Oklahoma City, Oklahoma.

These statements are unaudited, and certain information and footnote disclosures normally included in the Company's annual financial statements have been omitted, as permitted under the applicable rules and regulations. Readers of these statements should refer to the financial statements and notes thereto as of December 31, 1995 and for the year ended included elsewhere in this filing. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

ORGANIZATION

The Company, previously known as Superior Communications of Kentucky, L.P. (the Partnership), was incorporated in its current form on January 28, 1994 concurrent with the acquisition of SCOI (Note 2). Effective on January 28, 1994, the former partners of the Partnership exchanged all of their partnership interests for shares of preferred and common stock of the newly formed parent company, SCGI, under a Security Purchase and Exchange Agreement (Exchange Agreement) and the Partnership was then dissolved. Additionally, the former corporate general partner of the Partnership was also dissolved and the shareholders of the general partner exchanged certain operating assets with the Company for preferred and common stock. Furthermore, under the Exchange Agreement, SCGI then contributed the operating assets of the former partnership to the newly formed SCKI in exchange for all of the outstanding common stock of SCKI.

2. ACQUISITION OF STATION

On January 28, 1994, SBI, a newly formed corporation and wholly owned subsidiary of the Company, purchased all of the outstanding stock of Oklahoma City Broadcasting Company (OCBC) for $10,973,241. The acquisition was accounted for as a purchase transaction with the purchase price being allocated to the assets and liabilities acquired based upon their fair market values at the date of acquisition. In connection with the transaction, SBI also entered into a noncompete agreement with the seller of OCBC valued at $1,500,000, for which a note payable was issued to the seller. The cost of the noncompete agreement is being amortized over the five-year term of the agreement. The acquisition was financed from the issuance of stock for $3,100,000 and from bank debt in the amount of $7,873,241. Concurrent with the acquisition, SBI and OCBC merged, forming SCOI.

3. DUE TO RELATED PARTIES

Amounts due to related parties consist of fees charged by shareholders of the Company in connection with the acquisition of the Partnership (Note 1) in November 1992 and includes accrued interest at 7.75%.

4. SALE OF STATION

On March 4, 1996, the shareholders of the Company entered into an agreement with an unrelated entity to sell all of the Company's outstanding shares of preferred and common stock. Pursuant to the terms of the stock purchase agreement, the buyer will cause the Company to pay in full all of the outstanding debt of the Company plus accrued interest and prepayment penalties. The balance of the proceeds will be distributed to the selling shareholders.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Sinclair Broadcast Group, Inc. and Subsidiaries:

We have audited the accompanying balance sheets of Flint TV, Inc. (a Michigan corporation) as of December 31, 1995 and 1994, and the related statements of operations, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flint TV, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP

Baltimore, Maryland
March 29, 1996

                                 FLINT TV, INC.
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994

                                                                  1995          1994
                                                             ------------- -------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.................................  $   108,900   $   491,300
 Short-term investments....................................    1,247,900       956,300
 Accounts receivable, net of allowance for doubtful
  accounts of $86,000 as of 1995 and 1994..................    1,999,700     1,682,200
 Current portion of program contract costs.................      378,400       315,100
 Other current assets......................................       64,500        58,000
                                                             ------------- -------------
   Total current assets....................................    3,799,400     3,502,900
 Property and equipment, net...............................       34,000        52,300
 Program contract costs, noncurrent portion................      743,900       370,000
 Intangible assets, net....................................      210,000       221,500
 Other assets..............................................      303,800       199,500
                                                             ------------- -------------
   Total assets............................................  $ 5,091,100   $ 4,346,200
                                                             ============= =============
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Accounts payable..........................................  $    12,500   $    39,000
 Accrued liabilities.......................................      256,800       354,200
 Current portion of program contracts payable..............      848,000       457,700
 Due to related parties....................................       11,600         7,000
 Unearned revenue..........................................       18,800         74,00
 Deposit on sale...........................................    1,000,000            --
                                                             ------------- -------------
   Total current liabilities...............................    2,147,700       931,900
   LONG-TERM LIABILITIES:
 Program contracts payable, noncurrent portion.............    1,054,600       668,900
                                                             ------------- -------------
   Total liabilities.......................................    3,202,300     1,600,800
                                                             ------------- -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
 Common stock, no par value; 500 shares authorized, issued
  and outstanding..........................................           --            --
 Additional paid-in capital................................    9,026,000     9,026,000
 Accumulated deficit.......................................   (7,137,200)   (6,280,600)
                                                             ------------- -------------
   Total stockholder's equity..............................    1,888,800     2,745,400
                                                             ------------- -------------
   Total liabilities and stockholder's equity..............  $ 5,091,100   $ 4,346,200
                                                             ============= =============

      The accompanying notes are an integral part of these balance sheets.

                                 FLINT TV, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                             1995         1994
                                                         ------------ ------------
ADVERTISING REVENUES, net of agency commissions of
$539,900 and $465,000, respectively....................  $7,217,100   $6,390,000
                                                         ------------ ------------
OPERATING EXPENSES:
 Programming and production............................     511,100    1,684,700
 Selling, general and administrative...................   2,114,900    1,858,500
 Amortization of program contract rights...............     896,900      881,600
 Depreciation and amortization of property and
  equipment............................................      20,600       46,900
 Amortization of intangible assets.....................      11,500       11,500
                                                         ------------ ------------
   Total operating expenses............................   3,555,000    4,483,200
                                                         ------------ ------------
   Broadcast operating income..........................   3,662,100    1,906,800
                                                         ------------ ------------
OTHER INCOME:
 Interest income.......................................      80,800       46,100
 Other income..........................................      40,500        9,100
                                                         ------------ ------------
   Total other income..................................     121,300       55,200
                                                         ------------ ------------
   Net income..........................................  $3,783,400   $1,962,000
                                                         ============ ============
PRO FORMA NET INCOME AFTER IMPUTING AN INCOME TAX
 PROVISION:
 Net income, as reported...............................  $3,783,400   $1,962,000
 Imputed income tax provision..........................   1,475,500      765,200
                                                         ------------ ------------
   Pro forma net income................................  $2,307,900   $1,196,800
                                                         ============ ============

       The accompanying notes are an integral part of these statements.

                                 FLINT TV, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                              ADDITIONAL                       TOTAL
                              COMMON STOCK     PAID-IN     ACCUMULATED    STOCKHOLDER'S
                            SHARES    VALUE    CAPITAL       DEFICIT        EQUITY
                            -------- ------- ------------ -------------- ----------------
BALANCE, December 31,
1993......................    --     $  --   $9,026,000   $(6,636,730)   $ 2,389,270
 Cash dividends...........    --        --           --    (1,605,870)    (1,605,870)
 Net income...............    --        --           --     1,962,000      1,962,000
                            -------- ------- ------------ -------------- ----------------
BALANCE, December 31,
 1994.....................    --        --    9,026,000    (6,280,600)     2,745,400
 Cash dividends...........    --        --           --    (4,640,000)    (4,640,000)
 Net income...............    --        --           --     3,783,400      3,783,400
                            -------- ------- ------------ -------------- ----------------
BALANCE, December 31,
 1995.....................    --     $  --   $9,026,000   $(7,137,200)   $ 1,888,800
                            ======== ======= ============ ============== ================


        The accompanying notes are an integral part of these statements.

                                 FLINT TV, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                  1995          1994
                                                             ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................  $ 3,783,400   $ 1,962,000
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization............................       20,600        46,900
  Provision for losses on accounts receivable..............           --        24,100
  Amortization of goodwill and other intangible assets.....       11,500        11,500
  Amortization of program contract rights..................      896,900       881,600
  Loss on disposal of fixed assets.........................           --         5,700
 Changes in assets and liabilities:
  Increase in short-term investments.......................     (291,600)     (258,000)
  Increase in accounts receivable..........................     (317,500)     (204,600)
  Increase in other current assets.........................       (6,500)       (1,500)
  Increase in other assets.................................     (104,300)      (44,400)
  (Decrease) increase in accounts payable..................      (26,500)        3,900
  Increase in due to related parties.......................        4,600         3,000
  (Decrease) increase in accrued liabilities...............      (97,400)      204,000
  (Decrease) increase in unearned revenue..................      (55,200)       48,000
 Film rights payments......................................     (558,100)     (623,500)
                                                             ------------- -------------
   Net cash provided by operating activities...............    3,259,900     2,058,700
                                                             ------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment.......................       (2,300)      (43,500)
                                                             ------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt...............................           --        (8,930)
 Dividends paid............................................   (4,640,000)   (1,605,870)
 Increase in deposit on sale...............................    1,000,000            --
                                                             ------------- -------------
   Net cash flows used in financing activities.............   (3,640,000)   (1,614,800)
                                                             ------------- -------------
   Net (decrease) increase in cash.........................     (382,400)      400,400
CASH, beginning of year....................................      491,300        90,900
                                                             ------------- -------------
CASH, end of year..........................................  $   108,900   $   491,300
                                                             ============= =============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
 Film contract rights and liabilities acquired.............  $ 1,334,100   $   593,670
                                                             ============= =============

        The accompanying notes are an integral part of these statements.

                                 FLINT TV, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

1. ORGANIZATION

Flint TV, Inc., a Michigan corporation (the Company), owns and operates television station WSMH-TV, Flint, Michigan (the Station). The Company is a television broadcaster serving the mid-Michigan area through station WSMH on Channel 66, a Fox affiliate (see Note 8 for sale of the station).

FISCAL YEAR

The Company maintains its accounts on a fifty-two/fifty-three week year ending on the last Sunday of the calendar year. The fiscal years ended December 31, 1995 and 1994 contained 53 weeks and 52 weeks, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Station recognizes revenue on the sale of advertising air time when the related advertising is broadcast.

CASH AND CASH EQUIVALENTS

For purposes of these financial statements, all cash and cash equivalents consist of cash and money market accounts. The cost of these cash and cash equivalents approximates their market value.

SHORT-TERM INVESTMENTS

This caption represents short-term maturity money market funds that can be readily purchased or sold using established markets. These investments are stated at cost plus accrued income which approximates market value.

PROGRAM CONTRACT RIGHTS

The Station has entered into agreements with program distributors granting it the right to broadcast programs over contract periods which generally run from one to seven years. The total cost of each contract is recorded as an asset and liability when the license period begins and the program is available for its first showing. Amortization of program contract costs is generally computed under either a four year accelerated method or based on usage, whichever yields the greater amortization for each program. Program contract rights are stated at the lower of unamortized cost or net realizable value as estimated periodically by management. Contract payments are generally made in installments over a term somewhat shorter than the contract period.

Program contract rights expected to be amortized in the succeeding year and program contract rights payable due within one year are classified as current assets and current liabilities, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. The Company depreciates and amortizes property and equipment over the estimated useful lives of the assets, generally using accelerated methods.

                                FLINT TV, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

INTANGIBLE ASSETS

Intangible assets include value attributable to the license issued by the Federal Communications Commission (FCC) and goodwill representing the excess of the cost over the fair market value of the assets purchased and the liabilities assumed. These assets are amortized using the straight-line method over their estimated useful lives. The Company monitors the individual financial performance of the station and continually evaluates the realizability of goodwill and the existence of any impairment to its recoverability based on the projected future net income of the station.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosures of contingent assets and liabilities. While actual results could differ from those estimates, management believes that actual results will not be materially different from amounts provided in the accompanying consolidated financial statements.

RECLASSIFICATIONS

Certain   reclassifications  have  been  made  to  the  prior  year's  financial statements to conform with the current year presentation.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 1995 and 1994:

                                                     1995          1994
                                                ------------- -------------
Broadcasting equipment........................  $ 2,604,500   $ 3,004,500
Machinery and equipment.......................       20,100        20,000
Furniture and fixtures........................      110,000       111,000
                                                ------------- -------------
                                                  2,734,600     3,135,500
Less: Accumulated depreciation and
amortization..................................   (2,700,600)   (3,083,200)
                                                ------------- -------------
Property and equipment, net...................  $    34,000   $    52,300
                                                ============= =============

4. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1995 and 1994:

                                 AMORTIZATION
                                    PERIOD         1995        1994
                                -------------- ----------- -----------
FCC license...................  25 years       $ 225,000   $ 225,000
Goodwill......................  40 years         100,000     100,000
                                               ----------- -----------
                                                 325,000     325,000
Less: Accumulated
amortization..................                  (115,000)   (103,500)
                                               ----------- -----------
Intangible assets, net........                 $ 210,000   $ 221,500
                                               =========== ===========

                                FLINT TV, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

5. RELATED PARTY TRANSACTIONS

An entity in which the majority shareholder of Flint TV, Inc. has ownership interests owns the building in which the Station operates. Rent expense paid in 1995 and 1994 was $102,000 and $25,500, respectively.

Two other entities in which the majority shareholder of Flint TV, Inc. has ownership interests provide administrative services to the Station. Payments for these services totaled $455,600 and $212,600 for 1995 and 1994, respectively.

During 1994, another entity in which the majority shareholder of Flint TV, Inc. had ownership interests provided programming services to the Station in the amount of $1,151,500, which is included in programming and production expenses in the accompanying statement of operations. This entity was sold by the majority shareholder in 1994 and, accordingly, no services were performed by this entity during 1995.

In addition, an entity partially owned by an affiliate of Flint TV, Inc. provides local radio advertising and administrative management services to the Station. Advertising expenses paid to this entity in 1995 and 1994 were $246,000 and $226,800, respectively. Administrative management expenses paid to this entity in 1995 and 1994 were $106,000 and $161,800, respectively.

6. COMMITMENTS AND CONTINGENCIES

Future payments acquired under program contracts payable as of December 31, 1995, are as follows:

1996..........................................      $ 848,000
1997..........................................        709,800
1998..........................................        305,200
1999..........................................         39,600
2000..........................................             --
2001 and thereafter...........................             --
                                                  -----------
                                                    1,902,600
Less -- Current portion.......................       (848,000)
                                                  -----------
Long-term portion of program contracts payable.    $1,054,600
                                                  ===========

In addition, the Station has entered into noncancelable commitments for future program rights aggregating $204,200 and $1,109,000 as of December 31, 1995 and 1994, respectively.

7. INCOME TAXES

Flint TV, Inc. operates as an S corporation for income tax purposes and as a result, is generally not subject to Federal income taxes. Such income taxes are the obligation of the stockholders of Flint TV, Inc. In accordance with Company policy, Flint TV, Inc. does not record deferred income taxes.

A pro forma income tax provision, along with the related pro forma effect on net income, is presented in the accompanying statement of operations. These pro forma income taxes are the product of multiplying the estimated blended Federal and State effective rate of 39% by net income as reported in the statement of operations.

8. SALE OF THE STATION

In May 1995, the Company entered into an option agreement with Sinclair Broadcast Group, Inc. (SBG) to acquire all of the license and non-license assets of the Company. The option purchase price was $1.0 million. In July 1995, SBG paid $1.0 million to exercise its option upon FCC consent. In February 1996, SBG consummated the acquisition for a purchase price of $35.4 million, at which time the balance of $34.4 million was paid.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of
Sinclair Broadcast Group, Inc. and Subsidiaries:

We have audited the accompanying balance sheets of Paramount Stations Group of Kerville, Inc. (a Virginia corporation) as of August 3, 1995 and December 31, 1994, and the related statements of operations, stockholders' equity and cash flows for the period from January 1, 1995 through August 3, 1995, and the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paramount Stations Group of Kerville, Inc. as of August 3, 1995 and December 31, 1994, and the results of its operations and its cash flows for the period from January 1, 1995 through August 3, 1995, and the year ended December 31, 1994, in conformity with generally accepted accounting principles.


                                                            ARTHUR ANDERSEN, LLP

Baltimore, Maryland,
April 26, 1996

                   PARAMOUNT STATIONS GROUP OF KERVILLE, INC.
                                 BALANCE SHEETS
                   AS OF AUGUST 3, 1995 AND DECEMBER 31, 1994


                                                                       AUGUST 3,    DECEMBER 31,
                                                                          1995          1994
                                                                     ------------- --------------
ASSETS
CURRENT ASSETS:
 Cash..............................................................  $     1,122   $       400
 Accounts receivable, net of allowance for doubtful accounts of
  $190,610 and $148,755, respectively..............................    2,543,148     2,961,824
 Current portion of program contract costs.........................    1,144,236     1,130,513
 Deferred barter costs.............................................           --        41,274
 Other current assets..............................................      340,302       123,132
                                                                     ------------- --------------
   Total current assets............................................    4,028,808     4,257,143
                                                                     ------------- --------------
 Property and equipment, net.......................................      825,967       986,880
 Program contract costs, noncurrent portion........................      504,701     1,430,927
 Due from affiliate................................................    4,795,220     2,567,935
 Goodwill, net.....................................................   15,305,080    15,558,387
 Other assets......................................................           --         5,092
                                                                     ------------- --------------
   Total Assets....................................................  $25,459,776   $24,806,364
                                                                     ============= ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable..................................................  $     1,869   $   189,547
 Accrued liabilities...............................................       48,308       385,512
 Current portion of program contracts payable......................    1,202,739     1,961,803
 Deferred barter revenues..........................................           --        13,674
                                                                     ------------- --------------
   Total current liabilities.......................................    1,252,916     2,550,536

LONG-TERM LIABILITIES:
 Program contracts payable, noncurrent portion.....................      932,591     1,576,134
                                                                     ------------- --------------
   Total Liabilities...............................................    2,185,507     4,126,670
                                                                     ------------- --------------
STOCKHOLDERS' EQUITY:
 Common stock, Class A, $1 par value; 1,000 shares authorized, 800
  shares issued and outstanding....................................          800           800
 Common stock, Class B, $1 par value; 8,800 shares authorized;
  7,040 issued and outstanding.....................................        7,040         7,040
 Additional paid-in capital........................................   16,954,952    15,879,113
 Retained earnings.................................................    6,311,477     4,792,741
                                                                     ------------- --------------
   Total Stockholders' Equity......................................   23,274,269    20,679,694
                                                                     ------------- --------------
   Total Liabilities and Stockholders' Equity......................  $25,459,776   $24,806,364
                                                                     ============= ==============



The accompanying notes are an integral part of these balance sheets.

                   PARAMOUNT STATIONS GROUP OF KERVILLE, INC.
                            STATEMENTS OF OPERATIONS
           FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH AUGUST 3, 1995
                      AND THE YEAR ENDED DECEMBER 31, 1994


                                                                     AUGUST 3,   DECEMBER 31,
                                                                       1995          1994
                                                                   ------------ --------------
REVENUES:
 Advertising revenues, net of agency commissions of $1,159,012
  and $1,950,484, respectively...................................  $6,665,863   $11,499,302
 Revenues realized from station barter arrangements..............     900,743     1,300,904
                                                                   ------------ --------------
   Total revenue.................................................   7,566,606    12,800,206
                                                                   ------------ --------------
OPERATING EXPENSES:
 Programming.....................................................     288,704       427,316
 Selling.........................................................   1,459,894     2,700,025
 Administration..................................................     497,671     1,003,846
 Promotion.......................................................     247,686       468,837
 Engineering ....................................................     296,677       571,813
 Amortization of program contract rights.........................     921,053     1,912,677
 Depreciation of property and equipment..........................     194,337       379,232
 Amortization of intangible assets...............................     253,307       426,495
 Barter expense..................................................     875,950     1,255,799
                                                                   ------------ --------------
   Total operating expenses......................................   5,035,279     9,146,040
                                                                   ------------ --------------
   Broadcast operating income....................................   2,531,327     3,654,166
OTHER INCOME.....................................................      63,248         2,884
                                                                   ------------ --------------
 Income before taxes.............................................   2,594,575     3,657,050
INCOME TAX PROVISION.............................................   1,075,839     1,541,215
                                                                   ------------ --------------
 Net income......................................................  $1,518,736   $ 2,115,835
                                                                   ============ ==============



The accompanying notes are an integral part of these statements.

                   PARAMOUNT STATIONS GROUP OF KERVILLE, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH AUGUST 3, 1995 AND THE YEAR
                             ENDED DECEMBER 31, 1994


                                     COMMON STOCK      COMMON STOCK     ADDITIONAL                   TOTAL
                                       CLASS A            CLASS B        PAID-IN      RETAINED    STOCKHOLDERS'
                                    SHARES   VALUE    SHARES    VALUE    CAPITAL      EARNINGS       EQUITY
                                    ------   -----    ------    -----    -------      --------       ------


BALANCE, December 31, 1993..........   800     $ 800   7,040    $7,040   $14,337,898   $2,676,906   $17,022,644
 Forgiveness of income taxes by
  Parent............................    --        --      --        --     1,541,215           --     1,541,215
 Net income.........................    --        --      --        --            --    2,115,835     2,115,835
                                      -------- ------- -------- -------- ------------- ------------ ---------------
BALANCE, December 31, 1994..........   800       800   7,040     7,040    15,879,113    4,792,741    20,679,694
 Forgiveness of income taxes by
  Parent............................    --        --      --        --     1,075,839           --     1,075,839
 Net income.........................    --        --      --        --            --    1,518,736     1,518,736
                                      -------- ------- -------- -------- ------------- ------------ ---------------
BALANCE, August 3, 1995.............   800     $ 800   7,040    $7,040   $16,954,952   $6,311,477   $23,274,269
                                      ======== ======= ======== ======== ============= ============ ===============



The accompanying notes are an integral part of these statements.

                  PARAMOUNT STATIONS GROUP OF KERVILLE, INC.
                           STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH AUGUST 3, 1995
                     AND THE YEAR ENDED DECEMBER 31, 1994


                                                               AUGUST 3,    DECEMBER 31,
                                                                  1995          1994
                                                             ------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................  $ 1,518,736   $ 2,115,835
 Adjustments to reconcile net income to net cash provided
  by operating activities:
 Amortization of program contract rights...................      921,053     1,912,677
 Depreciation of property and equipment....................      194,337       379,232
 Amortization of goodwill..................................      253,307       426,495
 Forgiveness of income tax expense by Parent...............    1,075,839     1,541,215
 Changes in assets and liabilities:
  Increase in due from affiliate...........................   (2,227,285)   (2,567,935)
  Decrease (increase) in accounts receivable...............      418,676      (567,548)
  Decrease in deferred charges.............................       41,274        32,141
  (Increase) decrease in other current assets..............     (217,170)       62,407
  Decrease in other assets.................................        5,092            --
  (Decrease) increase in accounts payable..................     (187,678)      119,639
  Decrease in due to related parties.......................           --    (1,553,444)
  (Decrease) increase in accrued liabilities...............     (337,204)      177,183
  Decrease in deferred barter revenue......................      (13,674)      (50,660)
  Film rights payments.....................................   (1,411,157)   (1,975,061)
                                                             ------------- --------------
   Net cash provided by operating activities...............       34,146        52,176
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment.......................      (33,424)      (52,176)
                                                             ------------- --------------
   Net increase in cash....................................          722            --
CASH, beginning of year....................................          400           400
                                                             ------------- --------------
CASH, end of year..........................................  $     1,122   $       400
                                                             ============= ==============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:
 Film contracts acquired...................................  $     8,550   $   981,351
                                                             ============= ==============
 Film contract liability additions.........................  $     8,550   $   981,351
                                                             ============= ==============



The accompanying notes are an integral part of these statements.

                   PARAMOUNT STATIONS GROUP OF KERVILLE, INC.
                  ------------------------------------------

                          NOTES TO FINANCIAL STATEMENTS
                      AUGUST 3, 1995 AND DECEMBER 31, 1994

1. ORGANIZATION:
----------------

Paramount Stations Group of Kerville, Inc. (the Company) is a wholly-owned subsidiary of Paramount Stations Group Holding Company, Inc. (the Parent). The Company was organized under the laws of Virginia on August 21, 1984. The Company is a television broadcaster serving the San Antonio, Texas area through station KRRT on Channel 35. The Company was affiliated with UPN and FOX during 1995 and 1994, respectively.

During 1994, the Company entered into an agreement to sell substantially all of its assets to KRRT, Inc. This sale was consummated on August 4, 1995. Accordingly, the accompanying financial statements for 1995 are presented as of August 3, 1995 (Note 9).

2. SUMMARY OF ACCOUNTING POLICIES:
----------------------------------

CASH

All cash from customers is deposited directly into a lock box held by the Company's Parent (Note 4).

REVENUE RECOGNITION

Revenue from the sale of air time to advertisers is recognized when the advertisement is broadcast.

PROGRAM CONTRACT COSTS

The Company has entered into agreements with program distributors granting it the right to broadcast programs over contract periods which generally run from three to seven years. Program contract costs are stated at the lower of amortized cost or estimated net realizable value. Broadcast contract costs and the related liabilities are recorded at the contract value when the license period begins and the program is available for use. Program contract costs are amortized using the greater of the straight-line by months over the contract term or straight-line over the number of showings on an aggregate basis.

Program contract costs expected to be used in the succeeding year and program contract rights due within one year are classified as current assets and current liabilities, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets on a straight-line basis. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred.

GOODWILL

In a series of transactions completed in 1991, the Company's Parent purchased all of the outstanding stock of TVX, Inc., who owned and operated several television stations, including the Company. Goodwill was allocated to each of the stations based on specific identification and allocation of unidentified goodwill based on cash flow multiples used to calculate the purchase price of each station. Management monitors the financial performance of the station and continually evaluates the realizability of goodwill and the existence of any impairment to its recoverability.

Goodwill in the amount of $17,370,000 was allocated to the Company and is being amortized over 40 years using the straight-line method. At August 3, 1995 and December 31, 1994, accumulated amortization of goodwill aggregated $2,064,920 and $1,811,613, respectively.

                  PARAMOUNT STATIONS GROUP OF KERVILLE, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

BARTER TRANSACTIONS

Certain program contract rights provide for the exchange of advertising air time in lieu of cash payments for the programming. As the program is aired, equal amounts of revenue and program amortization expense are recorded, at estimated fair market value, in results of operations.

In addition, the Company provides advertising air time to certain customers in exchange for merchandise or services. The estimated fair value of the merchandise or services to be received is recorded as an asset, and the corresponding obligation to broadcast advertising is recorded as deferred revenue. Services and other assets are charged to expense as they are used or consumed. Deferred revenue is recognized in operations as the related advertising is broadcast.

3. INCOME TAXES:
----------------

In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company adopted the new accounting and disclosure rules effective December 31, 1994.

The provision for income taxes consists of the following:

                                      AUGUST 3,       DECEMBER 31,
                                        1995               1994
                                     ----------       ----------
     Federal ..................      $  920,164       $1,318,150
     State ....................         155,675          223,065
                                     ----------       ----------
                                     $1,075,839       $1,541,215
                                     ==========       ==========

The following is a reconciliation of the statutory federal income taxes to the recorded provision:
                                   AUGUST 3,   DECEMBER 31,
                                     1995          1994
                                 ------------ --------------
Statutory federal income
taxes..........................  $  882,156     $1,243,397

Adjustments:
 State tax, net of federal
  effect.......................     102,745        147,223
 Goodwill amortization.........      86,125        145,008
 Others........................       4,813          5,587
                                 ------------ --------------
  Provision for income taxes...  $1,075,839     $1,541,215
                                 ============ ==============

The Company's Parent files a consolidated federal tax return, and separate state tax returns for each of its subsidiaries. It is the Parent's policy not to allocate income tax expense to its subsidiaries. The accompanying financial statements have been prepared in accordance with the separate return method of FASB 109, whereby the allocation of tax expense is based on what the subsidiary's current and deferred tax expense would have been had the subsidiary filed a federal income tax return outside its consolidated group. The difference between the computed tax expense and the amounts paid to the Parent for taxes is recorded as additional paid-in-capital. Under this method, the Company has no deferred tax assets or liabilities because those amounts are considered paid to or received from the Parent. The Company had no alternative minimum tax credit carryforwards as of August 3, 1995.

                  PARAMOUNT STATIONS GROUP OF KERVILLE, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

The temporary differences between book basis and tax basis generated by the Company and recorded on the Parent's financial statements are as follows:

                                                   AUGUST 3,   DECEMBER 31,
                                                      1995        1994
                                                  ----------- --------------
Program contract net realizable value
adjustments.....................................  $159,819     $12,428
Depreciation and amortization...................   (33,318)      5,550
Bad debt reserves...............................    16,362      24,047
                                                  ----------- --------------
                                                  $142,863     $42,025
                                                  =========== ==============

4. RELATED PARTY TRANSACTIONS:
------------------------------

The Parent pays the income taxes of the Company. It is the Parent's policy not to charge this expense to its subsidiaries. Therefore, the provision for income tax expense is recorded as additional paid-in capital in the accompanying balance sheets. The Parent also provides and receives short-term cash advances to and from the Company through a central cash management system. No interest is charged or received for these advances.

5. PROPERTY AND EQUIPMENT:
--------------------------

Property and equipment consists of the following:

                                 ESTIMATED
                                USEFUL LIFE    AUGUST 3,   DECEMBER 31,
                                  (YEARS)        1995          1994
                               ------------- ------------ --------------
Studio equipment.............        5          $2,931,607   $2,898,183
Leasehold improvements.......     4-11             358,472      358,472
Furniture and fixtures.......        5              59,671       59,671
Autos and trucks.............        5              32,700       32,700
                                              ------------ ------------
                                                 3,382,450    3,349,026
Less-Accumulated
depreciation.................                    2,556,483    2,362,146
                                               ------------ -----------
                                                $  825,967   $  986,880
                                               ============ ===========

6. PROGRAM CONTRACTS:
---------------------

The Company purchases the right to broadcast programs through fixed term license agreements. Broadcast rights consist of the following as of August 3, 1995 and December 31, 1994:

                                 AUGUST 3,    DECEMBER 31,
                                    1995          1994
                               ------------- --------------
Aggregate cost...............  $16,469,625   $16,461,076
Less-Accumulated
amortization.................   14,820,688    13,899,636
                               ------------- --------------
                                 1,648,937     2,561,440
Less-Current portion.........    1,144,236     1,130,513
                               ------------- --------------
                               $   504,701   $ 1,430,927
                               ============= ==============

                PARAMOUNT STATIONS GROUP OF KERVILLE, INC. -
                  NOTES TO FINANCIAL STATEMENTS (Continued)

Contractual obligations incurred in connection with the acquisition of broadcast rights are $2,135,330 as of August 3, 1995. Future payments, by year, for program contract rights payable as of August 3, 1995, are as follows:

     1995 ..........................................  $  580,830
     1996 ..........................................     941,200
     1997 ..........................................     459,900
     1998 ..........................................      97,300
     1999 ..........................................      30,500
     Thereafter ....................................      25,600
                                                      ----------
                                                      $2,135,330
                                                      ==========



The fair value of program contracts payable is the present value of the future obligations based on the current rates available to the Company for debt of similar maturity. The carrying amount and the fair value of program contracts payable at August 3, 1995, were $2,135,300 and $1,521,665, respectively.

7. RETIREMENT SAVINGS PLAN:
---------------------------

The Company  participates in the Parent company's  retirement savings plan under
Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees of the Company who meet minimum age or service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions from the Company are made on a monthly basis in an amount equal to 50% of the participating employee contributions, to the extent such contributions do not exceed 6% of the employees' eligible compensation during the month.

8. COMMITMENTS AND CONTINGENCIES:
---------------------------------

Broadcast rights acquired under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. In addition to these rights payable at August 3, 1995, the Company had $1,060,900 of commitments to acquire broadcast rights for which the license period has not commenced and, accordingly, for which no liability has been recorded. Future payments arising from such commitments outstanding at August 3, 1995, are as follows:


     1995 .........................................      $   29,400
     1996 .........................................         140,600
     1997 .........................................         214,200
     1998 .........................................         319,500
     1999 .........................................         273,200
     Thereafter ...................................          84,000
                                                         ----------
                                                         $1,060,900
                                                         ==========

                  PARAMOUNT STATIONS GROUP OF KERVILLE, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

The Company has entered into operating leases for building space and equipment. Rental expense was $76,700 and $129,268 for the period from January 1, 1995 through August 3, 1995 and year ended December 31, 1994, respectively. As of August 3, 1995, future minimum lease payments under these operating leases were as follows:

     1995 ............................................    $ 43,569
     1996 ............................................      79,996
     1997 ............................................       9,000
     1998 ............................................       9,000
     1999 ............................................       9,000
     Thereafter ......................................     491,250
                                                          --------
                                                          $641,815
                                                          ========



The Company has also entered into several contracts for data processing equipment and service. Rental expense was $36,425 and $61,341 for the period from January 1, 1995 through August 3, 1995 and the year ended December 31, 1994, respectively. As of August 3, 1995, future minimum payments under these contracts are as follows:

     1995 ..........................................      $ 25,565
     1996 ..........................................        61,248
     1997 ..........................................        59,858
                                                          --------
                                                          $146,671
                                                          ========




LITIGATION

Lawsuits and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing developments to date with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Companies' financial position, results of operations or cash flows.

9. SALES AGREEMENT:
-------------------

During 1994, the Company entered into an agreement with KRRT, Inc., to sell virtually all tangible and intangible assets of the Company for $30,000,000. This sale was completed on August 4, 1995.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Sinclair Broadcast Group, Inc. and Subsidiaries:

We have audited the accompanying balance sheet of KRRT, Inc. (a Texas corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the period from July 25, 1995 through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KRRT, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from July 25, 1995 through December 31, 1995, in conformity with generally accepted accounting principles.


                                                             ARTHUR ANDERSEN LLP

Baltimore, Maryland,
May 7, 1996

                                   KRRT, INC.
                                BALANCE SHEET
                           AS OF DECEMBER 31, 1995

ASSETS
CURRENT ASSETS:
 Cash.....................................................................  $     8,459
 Short-term investments...................................................      500,000
 Current portion of program contracts.....................................    1,451,959
 Other receivable.........................................................       61,666
                                                                            -------------
   Total current assets...................................................    2,022,084
 Property and equipment, net..............................................    5,367,799
 Noncurrent portion of program contracts..................................      869,006
 FCC license, net of accumulated amortization of $397,075.................   23,427,401
 Goodwill, net of accumulated amortization of $6,095......................      579,067
 Other assets, net........................................................      648,359
                                                                            -------------
   Total assets...........................................................  $32,913,716
                                                                            =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Bank overdraft...........................................................  $     7,108
 Accrued liabilities......................................................        2,833
 LMA advance..............................................................      132,990
 Current portion of program contracts payable.............................    1,451,959
 Current portion of long-term debt........................................    2,000,000
 Accrued interest expense.................................................      152,578
                                                                            -------------
   Total current liabilities..............................................    3,747,468
LONG-TERM LIABILITIES:
Noncurrent portion of program contracts...................................      869,006
Note payable..............................................................      500,000
Long-term debt, net of current portion....................................   19,000,000
                                                                            -------------
   Total liabilities......................................................   24,116,474
                                                                            -------------
STOCKHOLDERS' EQUITY:
 Common stock, no par value; 1,000 shares authorized, issued and
  outstanding.............................................................           --
 Additional paid-in capital...............................................   10,001,000
 Accumulated deficit......................................................   (1,203,758)
                                                                            -------------
   Total stockholders' equity.............................................    8,797,242
                                                                            -------------
   Total liabilities and stockholders' equity.............................  $32,913,716
                                                                            =============


The accompanying notes are an integral part of this balance sheet.

                                  KRRT, INC.
                           STATEMENT OF OPERATIONS
         FOR THE PERIOD FROM JULY 25, 1995 THROUGH DECEMBER 31, 1995

REVENUES                                  $ 1,437,039
                                          --------------
OPERATING EXPENSES:
 Management fees........................      277,775
 Rating services........................      193,100
 Legal and professional fees............      159,126
 Depreciation expense...................      328,125
 Amortization expense...................      492,811
 Film amortization expenses.............       69,674
 Miscellaneous expenses.................      251,748
                                          --------------
  Total operating expenses..............    1,772,359
                                          --------------
  Operating loss........................     (335,320)
OTHER INCOME (EXPENSE):
 Interest income........................       11,556
 Interest expense.......................     (879,994)
                                          --------------
   Net loss before benefit for income
    taxes...............................   (1,203,758)
BENEFIT FOR INCOME TAXES................           --
                                          --------------
   Net loss.............................  $(1,203,758)
                                          ==============



The accompanying notes are an integral part of this statement.

                                  KRRT, INC.
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIOD FROM JULY 25, 1995 THROUGH DECEMBER 31, 1995

                                                    ADDITIONAL                     TOTAL
                                   COMMON STOCK      PAID-IN      ACCUMULATED   STOCKHOLDERS'
                                  SHARES   VALUE     CAPITAL        DEFICIT        EQUITY
                                  ------   -----     -------        -------        ------


BALANCE, July 25, 1995 ...          --    $ --    $        --   $        --
 Capital contributions....       1,000      --     10,001,000            --      10,001,000
 Net loss.................          --      --             --    (1,203,758)     (1,203,758)
                               -------- ------- ------------- -------------- ---------------
BALANCE, December 31,
1995.....................       1,000    $ --    $10,001,000   $(1,203,758)    $ 8,797,242
                               ======== ======= ============= ============== ===============


The accompanying notes are an integral part of this statement.

                                  KRRT, INC.
                           STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM JULY 25, 1995 THROUGH DECEMBER 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss...................................................................  $(1,203,758)
 Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation expense......................................................      328,125
  Amortization expense......................................................      492,811
  Film amortization expense.................................................       69,674
 Changes in assets and liabilities:
  Increase in short-term investments........................................     (500,000)
  Increase in other receivables.............................................      (61,666)
  Increase in bank overdraft................................................        7,108
  Increase in accrued liabilities...........................................        2,833
  Increase in LMA advance...................................................      132,990
  Increase in accrued interest expense......................................      152,578
 Program payments...........................................................      (69,674)
                                                                              --------------
   Net cash used in operating activities....................................     (648,979)
                                                                              --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Assets acquired, net of debt financing of $21,000,000......................   (9,843,562)
                                                                              --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from note payable.................................................      500,000
 Contributed capital........................................................   10,001,000
                                                                              --------------
   Net cash flows provided by financing activities..........................   10,501,000
                                                                              --------------
   Net increase in cash.....................................................        8,459
CASH, beginning of period...................................................           --
                                                                              --------------
CASH, end of period.........................................................  $     8,459
                                                                              ==============
SUPPLEMENTAL CASHFLOW DISCLOSURE:
 Cash paid for interest.....................................................  $   727,416
                                                                              ==============


The accompanying notes are an integral part of this statement.

                                  KRRT, INC.

                        NOTES TO FINANCIAL STATEMENTS

                              DECEMBER 31, 1995

1. ORGANIZATION

KRRT, Inc., a Texas corporation (the Company) was organized and incorporated on July 25, 1995 and on August 4, 1995, purchased the license and non-license assets of Paramount Stations Group of Kerville, Inc., the owner and operator of television KRRT-TV, San Antonio, Texas. The Company is a wholly-owned subsidiary of JJK Broadcasting, Inc. (the "Parent"). The Company simultaneously entered into a local marketing agreement (LMA) with River City Broadcasting LP (River
City) (Note 2). The Company is a television broadcaster serving the San Antonio area through station KRRT on Channel 35, a UPN affiliate.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Company's primary source of revenue is monthly fees received in accordance with the LMA with River City. Under the terms of this agreement, the Company receives monthly fees and is reimbursed for all operating expenses, scheduled principal and interest payments on the long-term debt discussed in Note 8 and scheduled program rights payments in exchange for the right to provide programming and general advertising receivables. Revenue is recorded as payments are scheduled to be received.

SHORT-TERM INVESTMENTS

Short-term investments represent repurchase agreements which mature within three months. This investment is stated at cost plus accrued income which approximates market value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. The Company depreciates and amortizes property and equipment over the estimated useful lives of the assets, generally using the straight-line method over six to forty years.

INTANGIBLE ASSETS

Intangible assets include value attributable to licenses issued by the Federal Communications Commission (FCC) and goodwill representing the excess of the cost over the fair market value of the assets purchased and the liabilities assumed. These assets are amortized using the straight-line method over twenty-five years and forty years, respectively. The Company monitors the financial performance and continually evaluates the realizability of goodwill and the existence of any impairment to its recoverability based on the projected future cash flows.

PROGRAM CONTRACT RIGHTS

The station has entered into agreements with program distributors granting it the right to broadcast programs over contract periods which generally run from one to seven years. An asset and liability are booked equal to the liability assumed on the purchase date. The asset is recorded at its net realizable value based on expected future revenues. Accordingly, given that the Company's future revenues are based on program payments (Note 2), amortization is recorded in amounts equal to program payments as they are scheduled to be made.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

                                  KRRT, INC. -
                  NOTES TO FINANCIAL STATEMENTS (Continued)

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 1995:

Studio equipment...............................  $2,416,651
Transmitting equipment.........................   1,423,283
Office equipment...............................     139,337
Furniture and fixtures.........................     162,894
Vehicles.......................................      31,482
Buildings......................................     111,574
Leasehold improvements.........................      64,534
Towers.........................................   1,204,827
Tools and test equipment.......................      69,828
Spare parts....................................      71,514
                                                 ------------
                                                  5,695,924
Less: Accumulated depreciation and
amortization...................................    (328,125)
                                                 ------------
Property and equipment, net....................  $5,367,799
                                                 ============

4. ACQUISITION

In August 1995, the Company acquired substantially all of the assets of Paramount Stations Group of Kerville, Inc. for $30 million. This acquisition was accounted for as a purchase under Accounting Principles Board Opinion 16, whereby the purchase price was allocated to property, FCC license and goodwill for $5.7 million, $23.8 million and $.5 million, respectively, based upon an independent appraisal.

5. OTHER ASSETS

Other assets consist of the following at December 31, 1995:

                                 AMORTIZATION
                                    PERIOD
                                --------------
Loan origination fee..........     5 years        $420,000
Organization costs............     5 years         318,000
                                                ----------
                                                   738,000
Less: accumulated
amortization..................                     (89,641)
                                                ----------
Other assets, net.............                    $648,359
                                                ==========

                                KRRT, INC. -
                  NOTES TO FINANCIAL STATEMENTS (Continued)

6. COMMITMENTS AND CONTINGENCIES

The Company has entered into operating leases for building space and equipment. Rental expense was $76,913 for the period from July 25, 1995 through December 31, 1995. As of December 31, 1995, future minimum lease payments under these operating leases were as follows:


     1996 .............................................      $133,864
     1997 .............................................        61,478
     1998 .............................................        45,000
     1999 .............................................        45,000
     2000 .............................................        45,000
     Thereafter .......................................       482,250
                                                             --------
                                                             $812,592
                                                             ========

The Company has also entered into several contracts for data processing equipment and service. Rental expense was $240,030 for the period from July 25, 1995 through December 31, 1995. As of December 31, 1995, future minimum payments under these contracts are as follows:

     1996 .....................................            $  592,443
     1997 .....................................               581,929
                                                           ----------
                                                           $1,174,372
                                                           ==========

LITIGATION

Lawsuits and claims are filed against the Company from time to time in the ordinary course of business. These actions are in various preliminary stages, and no judgments or decisions have been rendered by hearing boards or courts. Management, after reviewing developments to date with legal counsel, is of the opinion that the outcome of such matters will not have a material adverse effect on the Company's financial position, results of operations or net cash flows.

7. INCOME TAXES

In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The following is a reconciliation of the statutory federal income taxes to the recorded provision:

                                                           DECEMBER 31,
                                                              1995
                                                           ---------
Statutory federal income taxes .........................   $(409,278)

Adjustments:
 State income taxes, net of federal
  effect ...............................................     (40,706)
 Valuation allowance ...................................     449,984
                                                           ---------
   (Benefit) for income taxes ..........................   $      --
                                                           =========

                                  KRRT, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

Temporary differences between the financial reporting carrying amounts and tax basis of assets and liabilities give rise to deferred taxes. The principal sources of temporary differences and their effects on the provision for deferred income taxes are as follows:

                                                        DECEMBER 31,
                                                            1995
                                                         ---------
     Depreciation and
     amortization ..................................     $ 126,154
     Valuation allowance ...........................      (126,154)
                                                         ---------
      Deferred income tax
       provision ...................................     $     --
                                                         =========

Total deferred tax assets and deferred tax liabilities as of December 31, 1995, and the sources of the difference between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and deferred tax liabilities and the tax effects of each are as follows:

                                                          DECEMBER 31,
                                                             1995
                                                           ---------
     Deferred tax assets:
      Depreciation and
       amortization ....................................   $ 126,154
      Valuation allowance ..............................    (126,154)
                                                           ---------
                                                           $      --
                                                           =========

During the year ended December 31, 1995, the Company recorded a full valuation allowance on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future total income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income.

8. LONG-TERM DEBT

In connection with the acquisition of the Station, KRRT, Inc. entered into a Bank Credit Agreement with a principal of $21,000,000 and interest at LIBOR plus 2.5%. Payments are scheduled to begin on January 31, 1996. The debt is secured by all the assets of KRRT, Inc., including their rights under the LMA agreement and the assets of their Parent. Annual maturities of long-term debt as of December 31, 1995, are as follows:

     1996 ...................................           $ 2,000,000
     1997 ...................................             4,000,000
     1998 ...................................             5,000,000
     1999 ...................................             5,800,000
     2000 ...................................             4,200,000
                                                        -----------
                                                        $21,000,000
                                                        ===========

                                  KRRT, INC. -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

9. RELATED PARTY TRANSACTIONS

The Company's Parent receives a management fee equal to the portion of the LMA fees designated as management fees for management services provided. During the period from July 25, 1995 through December 31, 1995, the Company paid $277,775 to their Parent.

During 1995, the Parent contributed $10,001,000 to the Company to partially finance the acquisition of the Station from Paramount Stations Group of Kerville, Inc. (Note 4).

In connection with the financing of the acquisition, the Parent contributed $500,000 to satisfy a covenant with the Bank of Montreal. This $500,000 is recorded as a long-term note payable.

10. PROGRAM CONTRACTS

The Company purchases the right to broadcast programs through fixed term license agreements. Broadcast rights consist of the following as of December 31, 1995:

                                                       DECEMBER 31,
                                                          1995
                                                        ----------
        AGGREGATE COST                                  $2,390,639
Less- Accumulated
amortization ..................................             69,674
                                                        ----------
                                                         2,320,965
Less- Current portion .........................          1,451,959
                                                        ----------
                                                        $  869,006
                                                        ==========

Contractual obligations incurred in connection with the acquisition of broadcast rights are $2,320,965 as of December 31, 1995, respectively. Future payments, by year, for program contract rights payable as of December 31, 1995, are as follows:

     1996 ............................................     $1,521,663
     1997 ............................................        525,399
     1998 ............................................        162,764
     1999 ............................................         77,007
     Thereafter ......................................         34,132
                                                           ----------
                                                           $2,320,965
                                                           ==========

11. SUBSEQUENT EVENT

In April 1996, Sinclair Broadcast Group, Inc. (SBG) entered into an asset purchase agreement with the Company whereby the Company has agreed to sell the non-license assets for approximately $29.6 million. The Company estimates the transaction will be consummated in May 1996.

                        REPORT OF INDEPENDENT ACCOUNTANTS

March 22, 1996

To the Partners of
 Kansas City TV 62 Limited Partnership

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of Kansas City TV 62 Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Boston, Massachusetts

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                                  BALANCE SHEET

                                                                        DECEMBER 31,
                                                                   ---------------------
                                                                      1995       1994
                                                                   --------- -----------
                                                                       (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents.......................................  $   590   $    978
 Accounts receivable, less allowance for doubtful accounts of
  $236 and $122 in 1995 and in 1994..............................    3,953      3,052
 Broadcast rights................................................    3,380      2,864
 Prepaid expenses................................................       21         16
                                                                   --------- -----------
  Total current assets...........................................    7,944      6,910
 Property and equipment -- net...................................      734      1,305
 Broadcast rights................................................    3,286      3,305
 Goodwill and other intangible assets............................    3,817      4,027
                                                                   --------- -----------
                                                                   $15,781   $ 15,547
                                                                   ========= ===========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Current portion of long-term debt...............................  $ 6,998   $    338
 Subordinated note payable to Seller.............................    7,816         --
 Accounts payable and accrued expenses...........................    1,578      1,714
 Interest payable................................................      733      1,943
 Due to related parties..........................................       --         40
 Broadcast rights payable........................................    4,020      3,837
                                                                   --------- -----------
  Total current liabilities......................................   21,145      7,872
Broadcast rights payable.........................................    3,107      3,569
Long-term debt...................................................       --      9,273
Subordinated note payable to Seller..............................      921      7,730
Partners' capital................................................   (9,392)   (12,897)
Commitments and contingencies (Note 8) ..........................
                                                                   --------- -----------
                                                                   $15,781   $ 15,547
                                                                   ========= ===========

                   The accompanying notes are an integral part of these financial statements.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                             STATEMENT OF OPERATIONS

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                               1995      1994
                                                            --------- ----------
                                                               (IN THOUSANDS)
Revenues - net of agency and national representative
commissions...............................................  $17,484   $14,052
COSTS AND EXPENSES:
Programming, production and engineering...................    3,347     4,533
Amortization of broadcast rights..........................    4,007     4,581
Sales, promotion and marketing............................    2,476     2,716
General and administrative................................    1,898     1,834
Depreciation and amortization.............................      842       805
Interest expense, net.....................................    2,039     1,983
Other income .............................................     (630)       --
                                                            --------- ----------
Net income (loss).........................................  $ 3,505   $(2,400)
                                                            ========= ==========

   The accompanying notes are an integral part of these financial statements.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                             STATEMENT OF CASH FLOWS


                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                      ---------------------
                                                         1995       1994
                                                      --------- -----------
                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)..................................  $ 3,505   $(2,400)
 ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
  CASH PROVIDED (USED) FOR OPERATING ACTIVITIES:
  Depreciation .....................................      632       595
  Amortization of goodwill and other intangible
   assets...........................................      210       210
  Amortization of broadcast rights, net of barter...    1,206     2,122
  Accretion of subordinated debt principal..........      210       197
  Gain on forgiveness of debt.......................     (398)       --
  Increase in accounts receivable...................     (901)     (655)
  Increase in prepaid expenses......................       (5)       (6)
  Decrease in accounts payable and accrued expenses.      262      (396)
  (Decrease) increase in interest payable...........     (413)    1,806
  Decrease in due to related parties................      (40)     (236)
  Decrease in broadcast rights payable, net of
   barter...........................................   (1,982)   (1,745)
                                                      --------- -----------
   Net cash provided (used) for operating
    activities......................................    2,286      (508)
                                                      --------- -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment................      (61)      (35)
                                                      --------- -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt........................   (2,613)       --
 Partner's contribution of capital..................       --     1,400
                                                      --------- -----------
  Net cash (used) provided by financing activities..   (2,613)    1,400
                                                      --------- -----------
Net (decrease) increase in cash.....................     (388)      857
Cash and cash equivalents at beginning of year .....      978       121
                                                      --------- -----------
Cash and cash equivalents at end of year............  $   590   $   978
                                                      ========= ===========
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
 Film contracts acquired............................  $ 4,055   $ 2,834
                                                      ========= ===========
 Film contract liability additions..................  $ 4,055   $ 2,834
                                                      ========= ===========
 Capitalized subordinated debt interest.............  $   797   $   884
                                                      ========= ===========

   The accompanying notes are an integral part of these financial statements.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                   GENERAL    LIMITED
                                                   PARTNER    PARTNER      TOTAL
                                                 ----------- --------- ------------
                                 (IN THOUSANDS)
Balance at December 31, 1993...................  $(11,897)   $    --     $(11,897)
Capital contribution ..........................     1,400         --        1,400
Net loss for the year ended December 31, 1994 .    (2,400)        --       (2,400)
                                                 ----------- --------- ------------
Balance at December 31, 1994...................  $(12,897)   $    --     $(12,897)
Net income for the year ended December 31,
1995...........................................     3,505         --        3,505
                                                 ----------- --------- ------------
Balance at December 31, 1995...................  $ (9,392)   $    --     $ (9,392)
                                                 =========== ========= ============

   The accompanying notes are an integral part of these financial statements.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Kansas City TV 62 Limited Partnership (the "Partnership") is a joint venture of ABRY Communications III, L.P., the general partner, and Copley Place Capital Group, the limited partner. The Partnership was organized under the laws of the State of Delaware on April 18, 1990. On September 21, 1990 the Partnership acquired the business and certain assets of Kansas City Television, Inc. (the "Seller"). The Partnership is a television broadcaster serving the Kansas City area through station KSMO on UHF Channel 62.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALLOCATION OF PARTNERSHIP RESULTS TO PARTNERS' CAPITAL ACCOUNTS

Net losses of the Partnership are allocated among the capital accounts of the partners based on their relative partnership interests until the limited partner's capital has been exhausted. Thereafter, net losses are allocated solely to the general partner. Net income is allocated in proportion to previously allocated net losses in reverse chronological order. Thereafter, net income is allocated to partners based on their relative partnership interests, as defined in the agreement.

BROADCAST RIGHTS

Broadcast rights are stated at the lower of unamortized cost or estimated net realizable value. Broadcast rights and the related liabilities are recorded at the contract value when the license period begins and the right is available for use. Broadcast rights are amortized using the straight-line method over the number of showings or license period. The net realizable value of broadcast rights for which the Partnership is contractually committed is reviewed annually and revisions to amortization rates or write-downs to net realizable value may occur. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets on a straight-line basis. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill aggregating $4,144 is amortized over 40 years using the straight-line method. Legal and accounting fees associated with the acquisition of loans, aggregating $555 and organization of the Partnership, aggregating $59 are capitalized and amortized over the term of the related debt and five years, respectively. Other intangible assets, aggregating $119 are amortized over their estimated useful life. At December 31, 1995 and 1994, accumulated amortization aggregated $1,060 and $850, respectively.

BARTER TRANSACTIONS

Revenue from barter transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense when received or used. Revenues arising from barter and trade transactions aggregated $2,907 and $2,654 in 1995 and 1994, respectively.

INCOME TAXES

The financial statements of the Partnership do not include any provision for federal or state income taxes. All Partnership income, losses, tax credits and deductions are allocated among the partners. Each partner is responsible to report its distributed share of Partnership results in its federal and state income tax returns.

                     KANSAS CITY TV 62 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

CASH AND CASH EQUIVALENTS

The Partnership considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. The Partnership invests its cash in money market funds and in short-term government securities that are subject to minimal market and credit risk. At December 31, 1995, the Partnership's cash equivalents include $544 of money market funds.

Effective January 1, 1994, the Partnership adopted Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Under this standard, the Partnership is required to classify its investments in debt and equity securities into one or more of the following categories: held-to-maturity, trading or available for sale. Adoption of this standard had no impact on the Partnership's financial position or results of operations at the date of adoption.

CONCENTRATION OF CREDIT RISK

Financial   instruments   which   potentially   expose  the   Partnership  to  a
concentration of credit risk include cash, cash equivalents and accounts receivable. A significant amount of the Partnership's cash and cash equivalents are held by one financial institution at December 31, 1995. The Partnership does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Partnership maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations.

RISKS AND UNCERTAINTIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

Prior to 1995, ABRY Communications III, L.P., provided certain administrative and support services to the Partnership for which it was paid a management fee. Management fees charged to operations aggregated $276 in 1994. No management fees were charged during 1995.

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                     ESTIMATED
                                                    USEFUL LIFE    DECEMBER 31,
                                                     (YEARS)      1995      1994
                                                   ------------- -------- ---------
Studio equipment.................................  2-7           $1,855   $1,824
Transmission equipment...........................  7-8            1,206    1,184
Vehicles, office equipment and furniture ........  5-7              396      388
Leasehold improvements...........................    8              297      297
                                                                 -------- ---------
                                                                  3,754    3,693
Less -- accumulated depreciation and
amortization.....................................                 3,020    2,388
                                                                 -------- ---------
                                                                 $  734   $1,305
                                                                 ======== =========


                     KANSAS CITY TV 62 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

5. BROADCAST RIGHTS

The Partnership purchases the right to broadcast programs through fixed term license agreements. Broadcast rights consist of the following:

                                                         DECEMBER 31,
                                                         -----------
                                                        1995        1994
                                                     -------     -------
     Aggregate cost ...............................  $16,564     $14,350
     Less -- accumulated
     amortization .................................    9,898       8,181
                                                     -------     -------
                                                       6,666       6,169
     Less -- current portion ......................    3,380       2,864
                                                     -------     -------
                                                     $ 3,286     $ 3,305
                                                     =======     =======

Contractual obligations incurred in connection with the acquisition of broadcast rights are $7,127 including $3,742 of barter obligations. Future payments in connection with these contractual obligations are as follows at December 31, 1995:

     1996 ..............................................     $4,058
     1997 ..............................................      1,776
     1998 ..............................................      1,064
     1999 ..............................................        169
     2000 ..............................................         23
     Thereafter ........................................         37
                                                             ------
                                                             $7,127
                                                             ======

The Partnership has estimated the fair value of these contractual obligations at approximately $6,800 and $6,776 at December 31, 1995 and 1994, respectively, based on future cash flows discounted at the Partnership's current borrowing rate.

6. DEBT

Debt consists of the following:

                                                          DECEMBER 31,
                                                        1995         1994
                                                       ------       ------

     Term loan ....................................    $1,455       $2,133
     Revolving credit facility ....................     5,543        7,478
                                                       ------       ------
                                                        6,998        9,611
     Less - current portion .......................     6,998          338
                                                       ------       ------
                                                       $   --       $9,273
                                                       ======       ======

The term loan and revolving credit facility (the "revolver") bear interest, payable monthly, at the base rate, computed by taking the higher of the Federal Funds rate plus 1% or prime, plus a computed margin rate which ranges from 1.75% to 2.25%. The Partnership is charged a fee for the average daily unused portion of the revolver commitment at a rate of 1/2% per annum, payable quarterly. The borrowings are secured by substantially all of the Partnership's assets.

The credit agreement was amended on April 21, 1995. Under the terms of theamended credit agreement, the principle amount of the term loan is payable in quarterly installments of varying amounts commencing October 1, 1995. The revolver was increased to $8,500 and will be reduced on a quarterly basis commencing April 1, 1997, until no credit facility is available at October 1, 1998.

                     KANSAS CITY TV 62 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

In addition to the scheduled principal and interest payments, the lender may be entitled to contingent interest payable upon early repayment of the term loan, a change in control of the Partnership or upon the occurrence of certain other events as defined in the agreement.

The amount of contingent interest which will be due is determined by a formula which considers appreciation in the value of the Partnership. Based upon management's estimate of appreciation in the value of the Partnership, no accrual for contingent interest has been recorded at December 31, 1995 and 1994.

The subordinated note payable to Seller is subordinated to the Partnership's term loan and revolver borrowings. The principal amount of the subordinated note payable to Seller is payable in a lump sum on September 21, 1998. Interest on the outstanding principal accrues at the rate of 10% and is payable annually. For financial reporting purposes, however, interest on the note accrues at an implicit rate of 14% per annum, and the note's original stated principal of $8 million has been discounted to reflect this yield.

In January 1996, a third-party exercised its option to purchase the station (Note 9). Accordingly, all long-term debt is classified as current at December 31, 1995. In March 1996, certain subordinated note holders agreed to extend the term of their notes through October 1999 and forgave interest for the five-year period then ended. Accordingly, all subordinated debt, excluding the extended portion, is classified as current at December 31, 1995.

In 1994, certain subordinated note holders forgave $680 of the subordinated note, $157 of capitalized interest and $62 of accrued interest. In consideration of the debt forgiveness, the Partnership and a related party signed a network affiliation agreement with one note holder and licensed certain programs from the other note holder. Under the terms of the affiliation agreement, the Partnership and the related party must broadcast network programming over the three-year term of the network affiliation agreement. Under the terms of the license agreement, the related party must broadcast certain programs over the one-year term of the license agreement. Accordingly, the $899 gain on the forgiveness of debt and related interest thereon was deferred and is being amortized over the term of the affiliation and program license agreements. The Partnership amortized $398 of the gain to income in 1995. The gain on forgiveness of debt is included in other income in the statement of operations. The deferred gain is included in accounts payable and accrued expenses at December 31, 1995 and 1994.

Interest payments of $2,301 were made during the year ended December 31, 1995. No interest payments were made during the year ended December 31, 1994.

7. RETIREMENT SAVINGS PLAN

The Partnership has adopted a retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees of the Partnership and affiliated partnerships, who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Partnership contributions to the plan may be made at the discretion of the Board of Directors. No Partnership contributions were authorized for the years ended December 31, 1995 and 1994.

                     KANSAS CITY TV 62 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT  AGREEMENTS

As a result of the Partnership's execution of the Option Agreement (Note 9) in 1994, the Partnership and the general partner, ABRY Communications III, L.P., amended employment agreements which entitled certain key employees to appreciation rights payable upon either a change in control of the Partnership or the payment of certain partner cash distributions. Previously, the employees vested in these rights at the rate of 20% per year from the date the rights were granted, except that they vested fully if they were employees of the Partnership at the time the rights became payable. Amounts due to the employees in connection with those rights were determined by a formula which considers appreciation in the value of the Partnership. Under the amendments, in the event that certain key employees meet certain employment criteria, such employees will receive a payment in lieu of the appreciation rights discussed above. An accrual for compensation related to these rights for $162 was included in accrued expenses at December 31, 1994. These obligations were satisfied during 1995 and, accordingly, no accrual has been made related to these agreements at December 31, 1995.

BROADCAST LICENSE AGREEMENTS

Broadcast rights acquired under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. In addition to these broadcast rights payable at December 31, 1995, the Partnership has $1,417 of commitments to acquire broadcast rights for which the license period has not commenced and, accordingly, for which no liability has been recorded. Future minimum payments arising from such commitments outstanding at December 31, 1995, of which $729 represents barter commitments, are as follows:


     1996 ..............................................      $  133
     1997 ..............................................         356
     1998 ..............................................         347
     1999 ..............................................         187
     2000 ..............................................          79
     Thereafter ........................................         315
                                                              ------
                                                              $1,417
                                                              ======


SPORTS RIGHTS AGREEMENT

The Partnership broadcasts certain baseball games for the Kansas City Royals Baseball Corporation (the "Royals"). Under the terms of the broadcast agreement as amended during 1995, the Partnership is obligated to pay broadcast fees and to provide advertising and promotions to the Royals through October 1, 1998. In addition, the Partnership is obligated to pay the Royals 75% of operating profits less than $500 and 50% of operating profits exceeding $500, related to such broadcasts. Future minimum annual broadcast fee payments under the agreement, as amended, are as follows:


     1996 ............................................   $1,080
     1997 ............................................    1,080
     1998 ............................................    1,080
                                                         ------
                                                         $3,240
                                                         ======

                     KANSAS CITY TV 62 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

Broadcast fees are payable quarterly on July 1, October 1, January 1 and April 1 of each year. In the event the Partnership terminates the agreement before October 1, 1996 or 1997, the Partnership will be required to pay the Royals a cancellation fee of $500 or $250, respectively. The payment of all amounts due to the Royals under the agreement have been guaranteed by the Partnership's general partner and BVC Communications, III, Inc., the general partner of ABRY Communications III, L.P. Charges to operations for such broadcast fees aggregated $1,350 and $2,728 in 1995 and 1994, respectively.

OPERATING LEASES

The Partnership leases its antenna site, studio and other operating equipment under noncancellable operating lease arrangements expiring through 2010. Charges to operations for such leases aggregated $154 and $146 in 1995 and 1994, respectively. Future minimum lease payments under these leases are as follows at December 31, 1995:

     1996 .................................................   $166
     1997 .................................................    160
     1998 .................................................    161
     1999 .................................................    124
     2000 .................................................    123
     Thereafter ...........................................    237
                                                              ----
     Total minimum lease
     payments .............................................   $971
                                                              ====


During 1995, the antenna site was damaged and the Partnership received an insurance settlement of $248 for the related business interruption. The insurance settlement, net of amounts relating to the repair of the antenna, are included in other income in the statement of operations.

9. OPTION AGREEMENT

On May 24, 1994, the Partnership entered into an agreement whereby the Partnership granted a third-party an option to acquire the assets of the station for an amount equal to the lesser of outstanding debt as of the exercise date, including accrued interest thereon, or $9,000. The acquiring entity will assume all other liabilities of the station. In conjunction with the option agreement, the Partnership entered into an agreement with the third-party whereby the Partnership would pay the third-party a consulting fee of $250 per year as long as the option is outstanding. Charges to operations related to this agreement were $250 in 1995 and $147 in 1994. The third-party exercised this option in January 1996. Accordingly, all debt of the station is classified as current at December 31, 1995, excluding debt for which an extension was granted, in accordance with the Partnership's loan agreements (Note 6). The transaction is subject to regulatory approval.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                                  BALANCE SHEET
                               AS OF JUNE 30, 1996
                                 (Unaudited)

ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................................  $   522,967
 Accounts receivable, net of allowance for doubtful accounts of
  $252,018 ............................................................    4,021,199
 Program contract rights, current portion .............................    1,046,243
 Prepaid expenses and other current assets ............................      122,584
                                                                         -------------
   Total current assets ...............................................    5,712,993
 Property and equipment, net of accumulated depreciation ..............      464,124
 Due from related party ...............................................           --
 Program contract rights, long-term portion ...........................    2,115,502
 Intangible assets, net of accumulated amortization ...................    3,727,907
                                                                         -------------
   Total assets .......................................................  $12,020,526
                                                                         =============
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Program contract rights payable, current portion .....................  $ 1,629,010
 Accounts payable .....................................................       97,621
 Deferred revenue .....................................................      114,711
 Accrued liabilities ..................................................      915,393
 Note payable, current portion ........................................    1,120,502
                                                                         -------------
   Total current liabilities ..........................................    3,877,237
PROGRAM CONTRACTS PAYABLE, net of current portion .....................    1,664,335
NOTE PAYABLE, net of current portion ..................................   13,991,290
                                                                         -------------
   Total liabilities ..................................................   19,532,862

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL: ....................................................   (7,512,336)
                                                                         -------------
   Total liabilities and partners' capital ............................  $12,020,526
                                                                         =============


   The accompanying notes are an integral part of these unaudited statements.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                               THREE MONTHS ENDED          SIX MONTHS ENDED
                                                          --------------------------- ----------------------------
                                                             JUNE 30,      JUNE 30,      JUNE 30,       JUNE 30,
                                                               1995          1996          1995           1996
                                                          ------------- ------------- -------------- -------------
REVENUES:
 Advertising revenue, net of agency commissions ........  $4,144,103    $4,401,518    $ 7,008,506    $ 7,693,895
 Revenues realized from barter arrangements ............     692,212      (807,348)     1,369,940      2,321,577
                                                          ------------- ------------- -------------- -------------
Total Revenues .........................................   4,836,315     3,594,170      8,378,446     10,015,472
OPERATING EXPENSES:
 Programming and production ............................   2,197,505     1,745,583      2,272,081      3,826,027
 Selling, general and administrative ...................     505,573       771,159      1,720,429      2,193,725
 Amortization of program contract rights ...............     933,102      (515,477)     1,865,394        601,039
 Depreciation and amortization of property and equipment     216,570       185,345        424,074        374,000
                                                          ------------- ------------- -------------- -------------
 Amortization of intangible assets .....................
   Total operating expenses ............................   3,852,750     2,186,610      6,281,978      6,994,791
                                                          ------------- ------------- -------------- -------------
   Broadcast operating income ..........................     983,565     1,407,560      2,096,468      3,020,681
                                                          ------------- ------------- -------------- -------------
OTHER INCOME:
 Interest expense, net .................................    (512,911)     (466,849)    (1,057,399)      (823,349)
 Other income (expense) ................................      (4,105)       (3,046)       (23,525)         6,861
                                                          ------------- ------------- -------------- -------------
   Total other income ..................................    (517,016)     (469,895)    (1,080,924)      (816,488)
                                                          ------------- ------------- -------------- -------------
   Net income ..........................................  $  466,549    $  937,665    $ 1,015,544    $ 2,204,193
                                                          ------------- ------------- -------------- -------------
Pro Forma Net Income After Imputing An Income Tax
 Provision:
Net income as reported .................................  $  466,549    $  937,665    $ 1,015,544    $ 2,204,193
Imputed income tax provision ...........................    (223,943)     (450,080)      (487,461)    (1,058,013)
                                                          ------------- ------------- -------------- -------------
   Pro Forma net income ................................  $  242,606    $  487,585    $   528,083    $ 1,146,180
                                                          ------------- ------------- -------------- -------------


   The accompanying notes are an integral part of these unaudited statements.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
                                   (Unaudited)

                                                                          1995           1996
                                                                     -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income .......................................................  $ 1,015,544    $ 2,204,193
 Adjustments to reconcile net income to net cash ..................
 provided by operating activities:
  Depreciation and amortization ...................................      318,949        281,820
  Amortization of goodwill and other intangible assets ............      105,127         92,180
  Amortization of program contracts rights ........................      595,458        591,898
 Changes in assets and liabilities:
  Increase in accounts receivable .................................     (864,532)       (68,406)
  Increase in prepaid expenses ....................................      (40,257)      (105,036)
  Increase (decrease) in accounts payable .........................      120,872        (24,713)
  Decrease in accrued liabilities .................................     (793,637)      (630,303)
  Decrease in other current liabilities ...........................      (42,058)       (27,728)
  Film Rights Payments ............................................   (1,033,281)      (921,424)
                                                                     -------------- -------------
  Net cash flows from operating activities ........................     (617,815)     1,392,481
                                                                     -------------- -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment ..............................      (43,015)       (11,310)
                                                                     -------------- -------------
   Net cash flows from investing activities .......................      (43,015)       (11,310)
                                                                     -------------- -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Distributions to partners ........................................           --       (325,000)
 Repayment of long-term debt ......................................      (57,856)    (1,123,089)
                                                                     -------------- -------------
   Net cash flows from financing activities .......................      (57,856)    (1,448,089)
                                                                     -------------- -------------
   Net decrease in cash ...........................................     (718,686)       (66,918)
                                                                     -------------- -------------
CASH, beginning of period .........................................      978,488        589,885
                                                                     -------------- -------------
CASH, end of period ...............................................  $   259,802    $   522,967
                                                                     ============== =============
Supplemental Schedule of Noncash Investing and Financing
 Activities:
 Film contracts acquired ..........................................  $    41,000    $   524,413
                                                                     -------------- -------------
 Film contract liability additions ................................  $    41,000    $   524,413
                                                                     ============== =============

   The accompanying notes are an integral part of these unaudited statements.

                      KANSAS CITY TV 62 LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1996

1. ORGANIZATION:

Kansas City TV 62 Limited Partnership (the "Partnership") is a joint venture of ABRY Communications III, L.P., the general partner, and Copley Place Capital Group, the limited partner. The Partnership was organized under the laws of the State of Delaware on April 18, 1990. On September 21, 1990, the Partnership acquired the business and certain assets of Kansas City Television, Inc. (the "Seller"). The Partnership is a television broadcaster serving the Kansas City area through Station KSMO on UHF Channel 62.

These statements are unaudited, and certain information and footnote disclosures normally included in the Partnership's annual financial statements have been omitted, as permitted under the applicable rules and regulations. Readers of these statements should refer to the financial statements and the notes thereto as of December 31, 1995 and for the year ended included herein. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

2. RELATED PARTY TRANSACTIONS:

Prior to 1995, ABRY Communications III, L.P., provided certain administrative and support services to the Partnership for which it was paid a management fee. Management fees charged to operations aggregated $276,000 in 1994. No management fees were charged during 1995 or 1996.

3. OPTION AGREEMENT:

On May 24, 1994, the Partnership entered into an agreement whereby the Partnership granted a third-party an option to acquire the assets of the station. The acquiring entity will assume all other liabilities of the station. In conjunction with option agreement, the Partnership entered into an agreement with the third-party whereby the Partnership would pay the third-party a consulting fee of $250,000 per year as long as the option is outstanding. The third-party exercised this option and acquired the assets of the station for $10.5 million on July 2, 1996.

                        REPORT OF INDEPENDENT ACCOUNTANTS

March 22, 1996

To the Partners of Cincinnati TV 64 Limited Partnership


In our opinion, the accompanying balance sheet and the related statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of Cincinnati TV 64 Limited Partnership at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Boston, Massachusetts

                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                                  BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1995         1994
                                                              ---------- -----------
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents..................................  $    641   $    482
 Accounts receivable, less allowance for doubtful accounts
  of $86 and $64 in 1995 in 1994, respectively..............     3,091      2,773
 Broadcast rights...........................................     4,461      3,461
 Prepaid expenses...........................................        15         21
                                                              ---------- -----------
  Total current assets......................................     8,208      6,737
Property and equipment -- net...............................     5,238      5,670
Broadcast rights............................................     4,339      3,061
Goodwill and other intangible assets........................     1,746      1,823
                                                              ---------- -----------
                                                              $ 19,531   $ 17,291
                                                              ========== ===========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Current portion of long-term debt..........................  $ 11,883   $    700
 Subordinated note payable to Seller........................     7,446         --
 Accounts payable and accrued expenses......................     1,127      1,082
 Interest payable...........................................       718        650
 Broadcast rights payable...................................     5,221      3,957
                                                              ---------- -----------
  Total current liabilities.................................    26,395      6,389
Broadcast rights payable....................................     4,262      3,221
Long-term debt..............................................        --     14,083
Subordinated note payable to Seller.........................        --      7,089
Partners' capital...........................................   (11,126)   (13,491)
Commitments and contingencies (Note 8)......................
                                                              ---------- -----------
                                                              $ 19,531   $ 17,291
                                                              ========== ===========


   The accompanying notes are an integral part of these financial statements.

                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                             STATEMENT OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                          --------------------
                                                           1995        1994
                                                          --------- ----------
                                 (IN THOUSANDS)
Revenues -- net of agency and national representative
commissions.............................................  $15,529   $13,727
Costs and expenses:
 Programming, production and engineering................    1,002       954
 Amortization of broadcast rights.......................    4,971     5,416
 Sales, promotion and marketing.........................    2,394     2,813
 General and administrative.............................    1,629     2,059
 Depreciation and amortization..........................      662       841
 Interest expense, net..................................    2,506     2,375
                                                          --------- ----------
Net income (loss).......................................  $ 2,365   $  (731)
                                                          ========= ==========

   The accompanying notes are an integral part of these financial statements.

                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                             STATEMENT OF CASH FLOWS

                                                                         YEAR ENDED
                                                                        DECEMBER 31,
                                                                    --------------------
                                                                      1995       1994
                                                                       (IN THOUSANDS)
                                                                    --------- ----------
Cash flows from operating activities:
 Net income (loss)................................................  $ 2,365   $  (731)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation....................................................      585       759
  Amortization of goodwill and other intangible assets............       77        82
  Amortization of broadcast rights, net of barter.................    1,621     2,294
  Loss on disposal of property and equipment......................       37        --
  Accretion of subordinated debt principal........................      357       312
  Deferred interest expense on subordinated note payable..........       --        87
  Increase in accounts receivable.................................     (318)     (516)
  (Increase) decrease in prepaid expenses.........................        6        (6)
  Increase (decrease) in accounts payable and accrued expenses....       45       (80)
  Increase in interest payable....................................       68       650
  Decrease in due to related parties..............................       --       (72)
  Decrease in broadcast rights payable, net of barter.............   (1,594)   (1,676)
                                                                    --------- ----------
   Net cash provided by operating activities......................    3,249     1,103
                                                                    --------- ----------
Cash flows from investing activities:
 Additions to property and equipment..............................     (190)      (18)
                                                                    --------- ----------
Cash flows from financing activities:
 Net repayments under revolving credit facility...................   (2,200)     (750)
 Repayments of long-term debt.....................................     (700)       --
                                                                    --------- ----------
   Net cash used for financing activities.........................   (2,900)     (750)
                                                                    --------- ----------
Net increase in cash and cash equivalents.........................      159       335
Cash and cash equivalents at beginning of year....................      482       147
                                                                    --------- ----------
Cash and cash equivalents at end of year..........................  $   641   $   482
                                                                    ========= ==========
Supplemental schedule of noncash activities:
 Film contracts acquired/obligations assumed......................  $ 2,961   $ 2,026
                                                                    ========= ==========


   The accompanying notes are an integral part of these financial statements.

                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                   GENERAL    LIMITED
                                                   PARTNER    PARTNER      TOTAL
                                                 ----------- --------- ------------
                                 (IN THOUSANDS)
Balance at December 31, 1993...................  $(12,760)   $  --     $(12,760)
Net loss for the year ended December 31, 1994 .      (731)      --         (731)
                                                 ----------- --------- ------------
Balance at December 31, 1994...................   (13,491)      --      (13,491)
Net income for the year ended December 31,
1995...........................................     2,365       --        2,365
                                                 ----------- --------- ------------
Balance at December 31, 1995...................  $(11,126)   $  --     $(11,126)
                                                 =========== ========= ============


   The accompanying notes are an integral part of these financial statements.

                      CINCINNATI TV 64 LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

                                 (IN THOUSANDS)

1. ORGANIZATION

Cincinnati TV 64 Limited Partnership (the "Partnership") is a joint venture of ABRY Communications II, L.P., the general partner (Note 3), and Copley Place Capital Group, the limited partner. The Partnership was organized under the laws of the State of Delaware on August 1, 1989. The Partnership is a television broadcaster serving the Cincinnati, Ohio area through station WSTR on UHF Channel 64.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALLOCATION OF PARTNERSHIP RESULTS TO PARTNERS' CAPITAL ACCOUNTS

Net losses of the Partnership are allocated among the capital accounts of the partners based on their relative partnership interests until the limited partner's capital has been exhausted. Thereafter, net losses are allocated solely to the general partner. Net income is allocated in proportion to previously allocated net losses in reverse chronological order. Thereafter, net income is allocated to partners based on their relative partnership interests, as defined in the agreement.

BROADCAST RIGHTS

Broadcast rights are stated at the lower of unamortized cost or estimated net realizable value. Broadcast rights and the related liabilities are recorded at the contract value when the license period begins and the right is available for use. Broadcast rights are amortized using the straight-line method over the number of showings or license period. The net realizable value of broadcast rights for which the Partnership is contractually committed is reviewed annually and revisions to amortization rates or write-downs to net realizable value may occur. The current portion of broadcast rights represents those rights available for broadcast which management estimates will be amortized in the succeeding year.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets on a straight-line basis. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill aggregating $1,991 is amortized over 40 years using the straight-line method. Legal and accounting fees associated with the acquisition of loans aggregating $240 are capitalized and amortized over the term of the related debt. Organization costs aggregating $28 were fully amortized at December 31, 1995. Accumulated amortization aggregated $485 and $436 at December 31, 1995 and 1994, respectively.

BARTER TRANSACTIONS

Revenue from barter transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense when received or used. Revenues arising from barter and trade transactions aggregated $3,578 and $3,410 in 1995 and 1994, respectively.

                     CINCINNATI TV 64 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

INCOME TAXES

The financial statements of the Partnership do not include any provision for federal or state income taxes. All Partnership income, losses, tax credits and deductions are allocated among the partners. Each partner is responsible to report its distributed share of Partnership results in its federal and state income tax returns.

CASH AND CASH EQUIVALENTS

The Partnership considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. The Partnership invests its excess cash in short-term government securities that are subject to minimal market and credit risk. At December 31, 1995 and 1994, the Partnership's cash equivalents include $500 and $400, respectively, of short-term government securities. These securities, which are classified as available-for-sale, are recorded at market value, which approximates cost.

Effective January 1, 1994, the Partnership adopted Statement of Financial Accounting Standards No. 115, (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Under this standard, the Partnership is required to classify its investments in debt and equity securities into one or more of the following categories: held-to-maturity, trading or available for sale. Adoption of this standard had no impact on the Partnership's financial position or results of operations at the date of adoption.

CONCENTRATION OF CREDIT RISK

Financial   instruments   which   potentially   expose  the   Partnership  to  a
concentration of credit risk include cash, cash equivalents and accounts receivable. A significant amount of the Partnership's cash and cash equivalents are held by one financial institution at December 31, 1995. The Partnership does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Partnership maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations.

RISKS AND UNCERTAINTIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

Prior to 1995, ABRY Communications II, L.P. provided certain administrative and support services to the Partnership for which it was paid a management fee. Management fees charged to operations aggregated $319 in 1994. No management fees were charged to the Partnership during 1995.

As of January 1995, the station became a network affiliate and licensed certain programs in conjunction with the forgiveness of the subordinated debt of a related party by the network and licensor. The term of the affiliation agreement and the program licenses is three years and one year, respectively. These financial statements do not include any amounts relating to such transaction.

                     CINCINNATI TV 64 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                            ESTIMATED
                                           USEFUL LIFE     DECEMBER 31,
                                             (YEARS)      1995    1994
                                          ------------- -------- --------
Land and improvements...................      --        $  261   $  261
Buildings...............................      30         1,719    1,719
Transmission tower......................      30         3,226    3,226
Transmission equipment..................     7-8         1,832    1,919
Studio equipment........................     5-7         1,079    1,005
Vehicles, office equipment and
furniture...............................     5-7           240      211
                                                        -------- --------
                                                         8,357    8,341
Less -- accumulated depreciation
and amortization........................                 3,119    2,671
                                                        -------- --------
                                                        $5,238   $5,670
                                                        ======== ========

5. BROADCAST RIGHTS

The Partnership purchases the right to broadcast programs through fixed term license agreements. Broadcast rights consist of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                        1995         1994
                                                       -------      -------
Aggregate cost .............................           $15,370      $14,288
Less -- accumulated
amortization ...............................             6,570        7,766
                                                       -------      -------
                                                         8,800        6,522
Less -- current portion ....................             4,461        3,461
                                                       -------      -------
                                                       $ 4,339      $ 3,061
                                                       =======      =======

Contractual obligations incurred in connection with the acquisition of broadcast rights are $9,483 including $3,918 of barter obligations. Future payments in connection with these contractual obligations are as follows at December 31, 1995:

          1996 ........................................         $5,221
          1997 ........................................          2,502
          1998 ........................................          1,340
          1999 ........................................            381
          Thereafter ..................................             39
                                                                ------
                                                                $9,483
                                                                ======

The Partnership has estimated the fair value of these contractual obligations at approximately $8,591 and $6,478 at December 31, 1995 and 1994, respectively, based on future cash flows discounted at the Partnership's current borrowing rate.

                   CINCINNATI TV 64 LIMITED PARTNERSHIP -
                  NOTES TO FINANCIAL STATEMENTS (Continued)

6. DEBT

Long-term debt consists of the following:

                                                        DECEMBER 31,
                                                    -------------------
                                                      1995        1994
                                                    -------     -------
     Term loan .................................    $ 6,650     $ 6,850
     Revolving credit
     facility ..................................      4,772       6,972
     Supplemental loan .........................        461         961
                                                    -------     -------
                                                     11,883      14,783
     Less -- current portion ...................     11,883         700
                                                    -------     -------
                                                    $    --     $14,083
                                                    =======     =======

The principal amount of the term loan is payable in 36 monthly installments of $17 which commenced January 1, 1995 and a final installment in an amount equal to the then outstanding principal balance is due January 1, 1998.

The Partnership may borrow up to $8,350 under a revolving credit facility (the "revolver") through December 31, 1995; thereafter, the credit facility and related borrowings are reduced on a monthly basis until no credit facility is available at January 1, 1998.

The term loan, revolver and supplemental loan bear interest, payable monthly, at the base rate, computed by taking the higher of the Federal Funds rate plus 1% or Prime (as defined in the agreement), plus 2.5%.

The Partnership is charged a fee for the available revolving credit commitment at a rate of 1/2% per annum, payable quarterly. The borrowings are secured by substantially all of the Partnership's assets and require the Partnership to comply with certain specified financial ratios and provisions. At December 31, 1995, all long term debt is classified as a current liability as a result of a third-party's decision to exercise the option agreement (Note 9).

At December 31, 1995 and 1994, the current portion of long-term debt includes principal of $750 and $500, respectively, due by April 1, 1996 and 1995 in accordance with the acceleration provisions of the loan agreement. The accelerated principal payments were made by the Partnership in April 1996 and January 1995, respectively.

In addition to the scheduled principal and interest payments, the lender may be entitled to contingent interest, payable upon early repayment of the loans, a change in control of the Partnership or upon the occurrence of certain other events as defined in the agreement. The amount of contingent interest which will be due is determined by a formula which considers appreciation in the value of the Partnership. Based upon management's estimate of appreciation in the value of the Partnership, no accrual for contingent interest has been recorded at December 31, 1995 and 1994.

The principal amount of the subordinated note payable to Seller is due on January 1, 1998. Interest on the outstanding principal accrues at the rate of 8.5% per annum. Interest accrued and unpaid through December 31, 1993 is due and payable on January 1, 1998. Interest accrued after December 31, 1993 is payable annually. For financial reporting purposes, however, interest on the note accrues at an implicit rate of 14.5% per annum and the note's original stated principal of $6 million has been discounted to reflect this yield. Accordingly, interest accrued through December 31, 1995 and 1994 of $2,877 and $2,790, respectively, has been added to the discounted principal amount of the note. In January 1996, a third-party exercised its option to acquire the assets of the station (Note 9). Accordingly, the note has been classified as a current liability at December 31, 1995.

                     CINCINNATI TV 64 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

Interest paid during the years ended December 31, 1995 and 1994 was $1,603 and $1,348, respectively.

7. RETIREMENT SAVINGS PLAN

The Partnership has adopted a retirement savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees of the Partnership and affiliated partnerships who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Partnership contributions to the plan may be made at the discretion of the Board of Directors. No Partnership contributions were authorized for the years ended December 31, 1995 and 1994.

8. COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT

As a result of the Partnership's execution of the Option Agreement (Note 9) in 1994, the Partnership and the general partner, ABRY Communications II, L.P., amended an employment agreement which entitled certain key employees to appreciation rights payable upon either a change in control of the Partnership or the payment of certain partner cash distributions. Previously, the employees vested in these rights at the rate of 20% per year from the date the rights were granted, except that they vested fully at the time the rights became payable. Amounts due to the employees in connection with those rights were determined by a formula which considers appreciation in the value of the Partnership. Under the amendment, such employees received payments in lieu of the appreciation rights discussed above. Compensation expense of $862 was recognized for compensation related to these rights during the year ended December 31, 1994. An accrual for $700 for compensation related to these rights which were paid in January 1995, was included in accrued expenses at December 31, 1994.

BROADCAST LICENSE AGREEMENTS

Broadcast rights acquired under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. In addition to these broadcast rights payable at December 31, 1995, the Partnership has $7,769 of commitments to acquire broadcast rights for which the license period has not commenced and, accordingly, for which no liability has been recorded. Future minimum payments arising from such commitments outstanding at December 31, 1995, of which $4,232 represents barter commitments, are as follows:

     1996 ...................................         $  903
     1997 ...................................          2,221
     1998 ...................................          1,918
     1999 ...................................          1,517
     2000 ...................................          1,210
                                                      ------
                                                      $7,769
                                                      ======

PROGRAMMING

Under the terms of an agreement executed in September 1995 with a third-party, the Partnership is committed to make available certain time periods for broadcasting Cincinnati Reds baseball games during each of the 1996-1998 major league baseball seasons, in exchange for a fixed fee per game and other defined compensation. The agreement expires in December 1998 or the earliest date after April 1, 1996 on which the third-party no longer has the rights to telecast such baseball games. In 1995, the Partnership generated revenue of $25 related to this agreement.

                     CINCINNATI TV 64 LIMITED PARTNERSHIP -
                    NOTES TO FINANCIAL STATEMENTS (Continued)

OPERATING LEASES

The Partnership assumed a noncancellable operating lease under which property at its transmission antenna site is leased through 1998. Charges to operations for this lease aggregated $68 in 1995 and $71 in 1994. As of December 31, 1995, annual minimum lease payments under the property lease are $61 through 1997.

9. OPTION AGREEMENT

On May 24, 1994, the Partnership entered into an agreement whereby the Partnership granted a third-party an option to acquire the assets of the station for an amount equal to the lesser of the outstanding debt as of the exercise date, including accrued interest thereon, or $11,000. The acquiring entity will assume all other liabilities of the station. In conjunction with the option agreement, the Partnership entered into an agreement with the third-party whereby the Partnership would pay the third-party a consulting fee of $250 per year as long as the option is outstanding. Charges to operations related to this agreement were $250 in 1995 and $127 in 1994.

The third-party exercised this option in January 1996. The transaction is subject to regulatory approval. As a result of the exercise of this option, all debt of the station is classified as current at December 31, 1995, in accordance with the Partnership's loan agreements (Note 6).

                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                        BALANCE SHEET AS OF JUNE 30, 1996
                                   (UNAUDITED)
                                 (in thousands)

ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.......................................  $ 1,335
 Accounts receivable, net of allowance for doubtful accounts of
  $97............................................................    2,993
 Program contract rights, current portion........................    3,215
 Prepaid expenses and other current assets.......................       34
                                                                   ----------
  Total current assets...........................................    7,577

Property and equipment, net of accumulated depreciation .........    4,979
Due from related party...........................................       --
Program contract rights, long-term portion.......................    3,190
Intangible assets, net of accumulated amortization...............    1,707
                                                                   ----------
  Total assets...................................................  $17,453
                                                                   ==========
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Program contract rights payable, current portion................  $ 3,784
 Accounts payable................................................      492
 Deferred revenue................................................      114
 Accrued liabilities.............................................      752
 Note payable, current portion...................................      200
                                                                   ----------
  Total current liabilities......................................    5,342

PROGRAM CONTRACTS PAYABLE, net of current portion................    3,080
NOTE PAYABLE, net of current portion.............................   18,778
                                                                   ----------
  Total liabilities..............................................   27,200

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:  .............................................   (9,747)
                                                                   ----------
  Total liabilities and stockholders' equity.....................  $17,453
                                                                   ==========

   The accompanying notes are an integral part of these unaudited statements.

                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                 (in thousands)

                                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                                ----------------------- ----------------------
                                                  JUNE 30,     JUNE 30,    JUNE 30,   JUNE 30,
                                                   1995        1996        1995       1996
                                                ----------- ----------- ----------- ----------
REVENUES:
 Advertising revenue, net of agency
  commissions.................................  $3,122      $3,679      $ 5,604     $ 6,477
 Revenues realized from barter arrangements...     859         881        1,669       1,715
                                                ----------- ----------- ----------- ----------
Total Revenues................................   3,981       4,560        7,273       8,192
OPERATING EXPENSES:
 Programming and production...................   1,259       1,261        2,459       2,500
 Selling, general and administrative..........     807         878        1,506       1,876
 Amortization of program contract rights......     341         484          716       1,011
 Depreciation and amortization of property and
  equipment...................................     144         142          300         284
 Amortization of intangible assets............      19          19           39          39
                                                ----------- ----------- ----------- ----------
  Total operating expenses....................   2,570       2,784        5,020       5,710
                                                ----------- ----------- ----------- ----------
  Broadcast operating income..................   1,411       1,776        2,253       2,482
                                                ----------- ----------- ----------- ----------
OTHER INCOME:
 Interest expense, net........................    (652)       (550)      (1,289)     (1,112)
 Other income (expense).......................      --          --           --          --
                                                ----------- ----------- ----------- ----------
  Total other income..........................    (652)       (550)      (1,289)     (1,112)
                                                ----------- ----------- ----------- ----------
  Net income..................................  $  759      $1,226      $   964     $ 1,370
                                                =========== =========== =========== ==========


   The accompanying notes are an integral part of these unaudited statements.

                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
                                   (UNAUDITED)
                                 (in thousands)

                                                             1995      1996
                                                          --------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income.............................................  $   964   $ 1,379
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.........................      300       284
  Amortization of goodwill and other intangible assets..       39        39
  Amortization of program contracts rights..............      716     1,011
 Changes in assets and liabilities:
  Decrease in accounts receivable.......................      358       213
  Increase in prepaid expenses..........................       (6)      (20)
  Decrease in accounts payable..........................     (611)     (362)
  Increase in accrued liabilities.......................      485       446
  Decrease in other current liabilities.................       --      (187)
 Film Rights Payments...................................     (545)   (1,235)
                                                          --------- ----------
  Net cash flows from operating activites...............    1,700     1,568
                                                          --------- ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment....................      (78)      (25)
                                                          --------- ----------
  Net cash flows from investing activities..............      (78)      (25)
                                                          --------- ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayment of long-term debt............................   (1,410)     (850)
                                                          --------- ----------
  Net cash flows from financing activities..............   (1,410)     (850)
                                                          --------- ----------
  Net increase in cash..................................      212       693
                                                          --------- ----------
CASH, beginning of period...............................      325       642
                                                          --------- ----------
CASH, end of period.....................................  $   537   $ 1,335
                                                          ========= ==========
Supplemental Schedule of Noncash Investing and
 Financing Activities:
 Film contracts acquired................................  $   416   $   130
                                                          --------- ----------
 Film contract liability additions......................  $   416   $   130
                                                          ========= ==========

   The accompanying notes are an integral part of these unaudited statements.

                                      -
                      CINCINNATI TV 64 LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 1996

1. ORGANIZATION:

Cincinnati TV 64 Limited Partnership (the "Partnership") is a joint venture of ABRY Communications II, L.P., the general partner, and Copley Place Capital Group, the limited partner. The Partnership was organized under the laws of the State of Delaware on August 1, 1989. The Partnership is a television broadcaster serving the Cincinnati, Ohio area through Station WSTR on UHF Channel 64.

These statements are unaudited, and certain information and footnote disclosures normally included in the Partnership's annual financial statements have been omitted, as permitted under the applicable rules and regulations. Readers of these statements should refer to the financial statements and the notes thereto as of December 31, 1995 and for the year ended included herein. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

2. RELATED PARTY TRANSACTIONS:

Prior to 1995, ABRY Communications II, L.P., provided certain administrative and support services to the Partnership for which it was paid a management fee.

3. OPTION AGREEMENT:

On May 24, 1994, the Partnership entered into an agreement whereby the Partnership granted a third-party an option to acquire the assets of the station for an amount equal to the lesser of outstanding debt as of the exercise date, including accrued interest thereon, or $11,000,000. The acquiring entity will assume all other liabilities of the station. In conjunction with option agreement, the Partnership entered into an agreement with the third-party whereby the Partnership would pay the third-party a consulting fee of $250,000 per year as long as the option is outstanding. The third-party exercised this option in January 1996 and acquired the assets of the station for $9.9 million on August 1, 1996.

                            GLOSSARY OF DEFINED TERMS

   "ABC" means Capital Cities/ABC, Inc.

   "After tax cash flow" is defined as net income (loss) before extraordinary items plus depreciation and amortization (including film amortization), less program contract payments, plus non-cash deferred compensation expense, plus special bonuses paid to executive officers, and plus deferred tax provision or minus deferred tax benefit. After tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measure or performance prepared in accordance with generally accepted accounting principles.

   "After tax cash flow per share" is defined as after tax cash flow divided by weighted average shares outstanding.

   "Amended   Certificate"   means  the   Amended  and   Restated   Articles  of
Incorporation of the Company.

   "Arbitron" means Arbitron, Inc.

   "ATV" means advanced television service.

   "Baker Employment Agreement" means the Employment Agreement dated as of April 10, 1996 by and between Barry Baker and SCI.

   "Bank Credit Agreement" means the Company's credit facility with the Banks dated as of May 31, 1996 consisting of the Revolving Credit Facility and the Term Loans.

   "Banks" means The Chase Manhattan Bank, N.A., as agent under the Bank Credit Agreement and certain lenders named in the Bank Credit Agreement.

   "Boston Ventures" means Boston Ventures IV, Limited Partnership and Boston Ventures IVA, Limited Partnership collectively.

   "Broadcast  Cash  Flow"  means  operating  income  plus  corporate   overhead
expenses,  special  bonuses  paid  to  executive  officers,   non-cash  deferred
compensation, depreciation and amortization, including both tangible and intangible assets and program rights, less cash payment for program rights. Cash program payments represent cash payments made for current program payables and sports rights and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered unusual and non-recurring. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow (i) does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, (ii) is not a measure of financial performance under generally accepted accounting principles and (iii) should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

   "Broadcast cash flow margin" means broadcast cash flow divided by net broadcast revenues.

   "CBS" means CBS, Inc.

   "CCI" means Cunningham Communications, Inc.

   "Cincinnati/Kansas City Acquisitions" means the Company's acquisition of the assets and liabilities of WSTR-TV (Cincinnati, OH) and KSMO-TV (Kansas City,
MO).

   "Class A Common Stock" means the Company's Class A Common Stock, par value $.01 per share.

   "Class B Common Stock" means the Company's Class B Common Stock, par value $.01 per share.

   "Columbus Option" means the Company's option to purchase both the Non-License Assets and the License Assets relating to WSYX-TV (ABC), Columbus, OH.

   "Commission" means the Securities and Exchange Commission.

   "Common Stock" means the Class A Common Stock and the Class B Common Stock.

   "Communications Act" means the Communications Act of 1934, as amended.
                                       G-1

   "Company"  means  Sinclair   Broadcast  Group,  Inc.  and  its  wholly  owned
subsidiaries.

   "Controlling Shareholders" means David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith.

   "DAB" means digital audio broadcasting.

   "DBS" means direct-to-home broadcast satellite television.

   "Designated Market Area" or "DMA" means one of the 211 generally-recognized television market areas.

   "DOJ" means the United States Justice Department.

   "DTV" means digital television.

   "EDGAR" means the Commission's Electronic Data Gathering, Analysis and Retrieval System.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "FCC" means the Federal Communications Commission.

   "FCN" means the Fox Children's Network.

   "Flint Acquisition" means the Company's acquisition of the assets of WSMH-TV (Flint, Michigan).

   "Fox" means Fox Broadcasting Company.

   "FSFA" means FSF Acquisition Corporation, the parent of the owner and operator of WRDC-TV in Raleigh, Durham, acquired by the Company in August 1994.

   "Gerstell" means Gerstell Development Corporation.

   "Gerstell LP" means Gerstell Development Limited Partnership.

   "Glencairn" means Glencairn, Ltd. and its subsidiaries.

   "Greenville Stations" means the radio stations WFBC-FM, WORD-AM, WFBC-AM, WSPA-AM, WSPA-FM, WOLI-FM, and WOLT-FM located in the Greenville/Spartanburg, South Carolina area.

   "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

   "Incremental Facility" means the loan by the Banks of up to an additional $200.0 million to the Company pursuant to the Bank Credit Agreement at any time prior to September 29, 1997.

   "Indentures" means the indentures relating to the Notes.

   "Independent" means a station that is not affiliated with any of ABC, CBS, NBC, FOX, UPN or Warner Brothers.

   "International Offering" means the offering of 1,250,000 shares of Class A Common Stock outside the United States by the Managers.

   "JSAs" means joint sales agreements pursuant to which an entity has the right, for a fee paid to the owner and operator of a station, to sell substantially all of the commercial advertising on the station.

   "KIG" means Keyser Investment Group.

   "KSC" means Keymarket of South Carolina, Inc.

   "License Assets" means the television and radio station assets essential for broadcasting a television or radio signal in compliance with regulatory guidelines, generally consisting of the FCC license, transmitter, transmission lines, technical equipment, call letters and trademarks, and certain furniture, fixtures and equipment.

   "License Assets Option" means the Company's option to purchase the License Assets of KDNL-TV (ABC), St. Louis, MO; KOVR-TV (CBS), Sacramento, CA; WTTV-TV
(UPN) and WTTK-TV (UPN), Indianapolis, IN; WLOS-TV (ABC), Asheville, NC; WFBC-TV(Ind), Greenville/Spartanburg, South Carolina; KABB-TV(Fox), San Antonio, TX; and KDSM-TV (Fox), Des Moines, IA.
                                       G-2

   "LMAs" means program services agreements, time brokerage agreements or local marketing agreements pursuant to which an entity provides programming services to television or radio stations that are not owned by the entity.

   "Major Networks" means each of ABC, CBS or NBC, singly or collectively.

   "Maryland General Corporation Law" means the general corporation laws of the State of Maryland.

   "MMDS" means multichannel multipoint distribution services.

   "MSA" means the Metro Survey Area as defined by Arbitron.

   "NASD" means National Association of Securities Dealers, Inc.

   "NBC" means the National Broadcasting Company.

   "Nielsen" means the A.C. Nielsen Company Station Index dated May, 1996.

   "1995 Notes" means the Company's 10% Senior Subordinated Notes due in 2005.

   "1996 Act" means the Telecommunications Act of 1996.

   "1993 Notes" means the Company's 10% Senior Subordinated Notes due in 2003.

   "Non-License Assets" means the assets relating to operation of a television or radio station other than License Assets.

   "Notes" means the 1993 Notes and the 1995 Notes.

   "Offering" means the U.S. Offering and the International Offering.

   "Operating cash flow" means broadcast cash flow less corporate expenses and is a commonly used measure of performance for broadcast companies. Operating cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

   "Operating cash flow margin" means the operating cash flow divided by net broadcast revenues.

   "Peoria/Bloomington Acquisition" means the acquisition by the Company of the assets of WYZZ-TV on July 1, 1996.

   "Permitted Transferee" means (i) any Controlling Stockholder, (ii) the estate of a Controlling Stockholder, (iii) the spouse or former spouse of a Controlling Stockholder, (iv) any lineal descendant of a Controlling Stockholder, any spouse of any such lineal descendant, a Controlling Stockholder's grandparent, parent, brother or sister, or a Controlling Stockholder's spouse's brother or sister,
(v) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any conservator or other legal representative of, one or more Permitted Transferees, (vi) any trust or savings or retirement account, including an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of one or more Permitted Transferees, including any trust in respect of which a Permitted Transferee has any general or special testamentary power of appointment or general or special non-testamentary power of appointment which is limited to any other Permitted Transferee, (vii) the Company, (viii) any employee benefit plan or trust thereunder sponsored by the Company or any of its subsidiaries, (ix) any trust principally for the benefit of one or more of the persons referred to in (i) through (iii) above, (x) any corporation, partnership or other entity if all of the beneficial ownership is held by one or more of the persons referred to in
(i) through (iv) above, and (xi) any broker or dealer in securities, clearing house, bank, trust company, savings and loan association or other financial institution which holds Class B Common Stock for the benefit of a Controlling Stockholder or Permitted Transferee thereof.

   "Revolving Credit Facility" means the reducing revolving credit facility under the Bank Credit Agreement in the principal amount of $250.0 million.

   "River City" means River City Broadcasting, L.P.
                                       G-3

   "River City Acquisition" means the Company's acquisition from River City and the owner of KRRT of certain Non-License Assets, options to acquire certain License and Non-License Assets and rights to provide programming or sales and marketing for certain stations, which was completed May 31, 1996.

   "SCI" means Sinclair Communications, Inc., a wholly-owned subsidiary of the Company that will hold all of the broadcast operations of the Company.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Senior Securities" means up to $400.0 million of stock that may be issued by the Company, as to which the Series B Preferred Stock will have the same rank.

   "Series A Preferred Stock" means the Company's Series A Exchangeable Preferred Stock, par value $.01, each share of which has been exchanged for a share of the Company's Series B Convertible Preferred Stock.

   "Series B Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $.01.

   "Sinclair" means Sinclair Broadcast Group, Inc. and its wholly owned subsidiaries.

   "Stockholder   Affiliates"  means  certain  non-Company   entities  owed  and
controlled by the Controlling Stockholders, including CCI, Gerstell, Gerstell LP and KIG.

   "Stockholders' Agreement" means the stockholders agreement by and among the Controlling Stockholders.

   "Subsidiaries" mean the wholly-owned subsidiaries of Sinclair Broadcast Group, Inc.

   "Superior Acquisition" means the Company's acquisition of the stock of Superior Communications, Inc.

   "TBAs" means time brokerage agreements; see definition of "LMAs."

   "Term Loans" means the Tranche A Term Loan and the Tranche B Term Loan collectively.

   "Tranche A Term Loan" means the term loan under the Bank Credit Agreement in the principal amount of $550.0 million.

   "Tranche B Term Loan" means the term loan under the Bank Credit Agreement in the principal amount of $200.0 million.

   "UHF" means ultra-high frequency.

   "UPN" means United Paramount Television Network Partnership.

   "U.S. Offering" means the offering of 5,000,000 shares of Class A Common Stock in the United States by the U.S. Underwriters.

   "VHF" means very-high frequency.

   "Voting Agreement" means the voting agreement dated as of April 10, 1996 by and among the Controlling Stockholders, Barry Baker and Boston Ventures.

   "Warner Brothers" means Warner Brothers, Inc.

================================================================================
   No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Class A Common Stock by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that information contained herein is correct as of any time subsequent to this date hereof.

                                 ---------------

                                TABLE OF CONTENTS




                                               PAGE NO.
                                              ----------
Prospectus Summary............................    3

Risk Factors..................................   10

Use of Proceeds...............................   19

Price Range of Common Stock...................   20

Dividend Policy...............................   20

Capitalization................................   21

Selected Consolidated Financial Information ..   22

Pro Forma Consolidated Financial Information .   24

Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................   33

Industry Overview.............................   40

Business......................................   42

Management....................................   66

Selling Stockholders..........................   71

Certain Transactions..........................   72

Description of Capital Stock..................   72

Description of Indebtedness...................   78

Certain U.S. Federal Tax Considerations for
Non-U.S. Holders of Common Stock..............   81

Underwriting..................................   84

Legal Matters.................................   86

Experts.......................................   87

Available Information.........................   87

Incorporation of Certain Documents by
Reference.....................................   88

Index to Financial Statements.................  F-1
================================================================================

================================================================================

                                6,250,000 SHARES


                                      SBG
                            SINCLAIR BROADCAST GROUP
                                  ============


                              CLASS A COMMON STOCK


                              --------------------
                                   PROSPECTUS
                                 OCTOBER , 1996
                              --------------------








                                SMITH BARNEY INC.
                               ALEX. BROWN & SONS
                                  INCORPORATED
                          Donaldson, Lufkin & Jenrette
                             Securities Corporation
                       Prudential Securities Incorporated
                              Salomon Brothers Inc

================================================================================

               [ALTERNATE PAGE FOR THE INTERNATIONAL PROSPECTUS]

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED OCTOBER 18, 1996


PROSPECTUS


                                6,250,000 SHARES

                                      SBG
                            SINCLAIR BROADCAST GROUP
                                ===============

                             CLASS A COMMON STOCK
                           PAR VALUE $.01 PER SHARE
                                ---------------

   Of the 5,750,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") offered hereby, 5,000,000 shares are being sold by Sinclair Broadcast Group, Inc. (the "Company") and 1,250,000 shares are being sold by certain stockholders of the Company ("Selling Stockholders"). See "Selling Stockholders" and "Underwriting." The Company will not receive any part of the proceeds from the sale of shares by the Selling Stockholders. Of the 6,250,000 shares of Class A Common Stock offered hereby, 1,250,000 shares are being offered in an international offering outside of the United States and Canada (the "International Offering") by the Managers (as defined) and 5,000,000 shares are being offered in a concurrent offering in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offering") by the U.S. Underwriters (as defined). The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

   The Class A Common Stock is traded on the Nasdaq National Market System under the symbol "SBGI." On October 11, 1996, the last reported sale price of the Class A Common Stock as reported by Nasdaq was $39 1/2 per share. See "Price Range of Common Stock."

   The Company's outstanding capital stock consists of the Class A Common Stock, shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") and shares of the Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). The rights of the Class A Common Stock and the Class B Common Stock (collectively, the "Common Stock") are identical, except that each share of Class A Common Stock, entitles the holder thereof to one vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class B Common Stock entitles the holder thereof to one vote on "going private" and certain other transactions and to ten votes on other matters. Immediately after the Offering, the Controlling
Stockholders (as defined) will have the power to vote 100% of the outstanding shares of Class B Common Stock representing, together with the Class A Common Stock held by the Controlling Stockholders, approximately 94.3% of the aggregate voting power of the Company's capital stock, assuming no exercise of the Underwriters' overallotment option. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon sale or other transfer to a party other than certain affiliates of the Controlling Stockholders. Each share of Series B Preferred Stock has a liquidation preference of $100, is convertible into 3.64 shares of Class A Common Stock (subject to adjustment), and has 3.64 votes on all matters on which shares of Common Stock have a vote. See "Description of Capital Stock."

                                ---------------
   See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Class A Common Stock offered hereby.
                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================
                                      Underwriting       Proceeds to
                      Price to          Discounts        the Company
                     the Public      and Commissions (1)     (2)
--------------------------------------------------------------------------------
Per Share ...........  $____        $       _____          $_____
--------------------------------------------------------------------------------
Total(3) ............  $____        $       _____          $_____
================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses of the Common Stock Offering payable by the Company estimated at $1,000,000.


(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to an aggregate of 937,500 additional shares of Class A Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public,
    Underwriting Discounts and Commissions and Proceeds to the Company will be $_____, $_____ and $_____, respectively. See "Underwriting."

                                ---------------

   The shares of Class A Common Stock are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Class A Common Stock will be available for delivery on or about _______________, 1996, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                ---------------


SMITH BARNEY INC.
       ALEX. BROWN & SONS
            INTERNATIONAL
                         Donaldson, Lufkin & Jenrette
                               Securities Corporation
                                     Prudential-Bache Securities
                                          Salomon Brothers International Limited

_______________, 1996

               [ALTERNATE PAGE FOR THE INTERNATIONAL PROSPECTUS]

================================================================================
   No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of Class A Common Stock by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that information contained herein is correct as of any time subsequent to this date hereof.

                                ---------------

                              TABLE OF CONTENTS


                                              PAGE NO.
                                             ----------
Prospectus Summary...........................    3

Risk Factors.................................   10

Use of Proceeds..............................   19

Price Range of Common Stock..................   20

Dividend Policy..............................   20

Capitalization...............................   21

Selected Consolidated Financial Information .   22

Pro Forma Consolidated Financial
Information..................................   24

Management's Discussion and Analysis of
Financial Condition and Results of
Operations...................................   33

Industry Overview............................   40

Business.....................................   42

Management...................................   66

Selling Stockholders.........................   71

Certain Transactions.........................   72

Description of Capital Stock.................   72

Description of Indebtedness..................   78

Certain U.S. Federal Tax Considerations for
Non-U.S. Holders of Common Stock.............   81

Underwriting.................................   84

Legal Matters................................   86

Experts......................................   87

Available Information........................   87

Incorporated of Certain Documents by
Reference....................................   88

Index to Financial Statements................  F-1

================================================================================

                                6,250,000 SHARES




                                      SBG
                            SINCLAIR BROADCAST GROUP
                                ===============


                              CLASS A COMMON STOCK


                                ---------------

                                   PROSPECTUS
                                OCTOBER   , 1996

                                ---------------





                                SMITH BARNEY INC.
                               ALEX. BROWN & SONS
                                  INTERNATIONAL
                          Donaldson, Lufkin & Jenrette
                             Securities Corporation
                           Prudential-Bache Securities
                                Salomon Brothers
                              International Limited

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following are the estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered other than any underwriting compensation.


                       ITEM                           AMOUNT
                       ----                           ------

SEC Registration Fee.............................  $   91,133
NASD fee.........................................      27,625
Nasdaq fee.......................................      17,500
Blue Sky fees and expenses (including legal
fees)............................................      25,000
Printing and engraving expenses..................     350,000
Legal fees and expenses..........................     270,000
Accounting fees and expenses.....................     200,000
Transfer agent and registrar fees................      15,000
Miscellaneous fees and expenses..................       3,742
                                                   ----------
  Total..........................................  $1,000,000
                                                   ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Articles of Amendment and Restatement and By-Laws of the Company state that the Company shall indemnify, and advance expenses to, its directors and officers whether serving the Company or at the request of another entity to the fullest extent permitted by and in accordance with Section 2-418 of the Maryland General Corporation Law. Section 2-418 contains certain provisions which establish that a Maryland corporation may indemnify any director or officer made party to any proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with such proceeding unless it is established that the director's or officer's act or omission was material to the matter giving rise to the proceeding and the director or officer (i) acted in bad faith or with active and deliberate dishonesty; (ii) actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

   Section 12 of Article II of the Amended By-Laws of Sinclair Broadcast Group, Inc. provides as follows:

   A director shall perform his duties as a director, including his duties as a member of any Committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

      (a) one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;

      (b) counsel, certified public accountants,  or other persons as to matters
   which  the  director   reasonably   believes  to  be  within  such   person's
   professional or expert competence; or

      (c) a Committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which Committee the director reasonably believes to merit confidence.

   A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A person who performs his duties in compliance with this Section shall have no liability by reason of being or having been a director of the Corporation.

   The Company has also entered into indemnification agreements with certain officers and directors which provide that the Company shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the disposition of any claim or proceeding.

   The Underwriting Agreement, filed as Exhibit 1.1 to this Registration Statement, provides for indemnification by the Underwriters of the Registrant's directors, officers and controlling persons against certain liabilities that may be incurred in connection with the Offering, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Since January 1, 1993 the Registrant has made no unregistered offers or sales of its securities except the issuance of 1,150,000 shares of Series A Preferred Stock in connection with the River City Acquisition. These shares (which were exchanged for a like number of shares of Series B Preferred Stock and are convertible into 4,181,818 shares of Class A Common Stock) were issued in a transaction not involving any public offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits


   EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------
1.1*          FORM OF UNDERWRITING  AGREEMENTS  AMONG SINCLAIR  BROADCAST GROUP,
              INC.,  SMITH  BARNEY  INC.,  ALEX.  BROWN  &  SONS   INCORPORATED,
              DONALDSON  LUFKIN & JENRETTE  SECURITIES  CORPORATION,  PRUDENTIAL
              SECURITIES INCORPORATED AND Salomon Brothers Inc

4.1           Form  of  Class  A  Common  Stock  Certificate   (Incorporated  by
              reference to the Company's registration statement on Form S-1, No.
              33-90682)

5.1* Form of Opinion of Wilmer, Cutler & Pickering (including the consent of such firm) regarding legality of securities being offered


12.1+         Statements  Regarding  Computation  of Ratio of  Earnings to Fixed
              Charges and Preferred Dividends.


21.1+         Subsidiaries of the Company

23.1 Consent of Wilmer, Cutler & Pickering (incorporated herein by reference to Exhibit 5.1 hereto)

23.2 Consent of Arthur Andersen LLP, independent certified public accountants

23.3 Consent of KPMG Peat Marwick LLP, independent certified public accountants Consent of Price Waterhouse LLP, independent certified public accountants, relating to Financial Statements of

23.4          Kansas City TV 62 Limited  Partnership Consent of Price Waterhouse
              LLP,  independent   certified  public  accountants,   relating  to
              financial statements of

23.5          Cincinnati TV 64 Limited Partnership

23.6 Consent of Ernst & Young LLP, independent certified public accountants

23.7          Consent of Barry Baker to be named as a director

23.8 Consent of Roy F. Coppedge, III to be named or a director Powers of Attorney for David D. Smith, Frederick G. Smith, J. Duncan
              Smith, Robert E. Smith, Basil A. Thomas,


24.1+         William Brock, Lawrence McCanna and David B. Amy.



   * To be filed by amendment.

   + Previously filed.

   (b) Financial Statement Schedules:


 SCHEDULE
   NUMBER                    DESCRIPTION                             PAGE NO.
   ------                    -----------                             --------

     II           Valuation And Qualifying Accounts                    S-3




ITEM 17. UNDERTAKINGS

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, Maryland on the 16th day of October, 1996.

                                        SINCLAIR BROADCAST GROUP, INC.


                                        By: /s/ David D. Smith
                                           ----------------------------------
                                           David D. Smith
                                           Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                             TITLE                          DATE
         ---------                             -----                          ----

         *                   CHAIRMAN OF THE BOARD,                   October 16, 1996
______________________        CHIEF EXECUTIVE OFFICER,
    David D. Smith            President and Director
                              (Principal executive officer)
   /s/ David B. Amy          Chief Financial Officer                  October 16, 1996
______________________        (Principal Financial and Accounting
       David B. Amy           Officer)

         *
_____________________        Director                                 October 16, 1996
Frederick G. Smith

         *
_____________________        Director                                 October 16, 1996
J. Duncan Smith

         *
_____________________        Director                                 October 16, 1996
Robert E. Smith

         *
_____________________        Director                                 October 16, 1996
Basil A. Thomas

         *
_____________________        Director                                 October 16, 1996
William E. Brock

         *
_____________________        Director                                 October 16, 1996
Lawrence E. McCanna


*By:  /s/ David D. Amy
----------------------
      David D. Amy
      Attorney-in-fact

                                                                     SCHEDULE II

                 SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                       BALANCE AT   CHARGED TO    CHARGED                 BALANCE
                                        BEGINNING    COSTS AND   TO OTHER                  AT END
             DESCRIPTION                OF PERIOD    EXPENSES    ACCOUNTS   DEDUCTIONS   OF PERIOD
             -----------                ---------    --------    --------   ----------   ---------
1993 Allowance for doubtful accounts..    $472         $255       $  --        $222       $  505
1994 Allowance for doubtful accounts..     505          445          --          95          855
1995 Allowance for doubtful accounts..     855          978          --         767        1,066

                                       S-1